As filed with the U.S. Securities and Exchange Commission on September 14, 2026.
Registration No. 333-298639

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bamboo Insurance Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6411	41-4927160
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
7050 S. Union Park Center, Suite 650,
Midvale, UT 84047
Telephone: (833) 922-6266
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Chu
Chief Executive Officer
7050 S. Union Park Center, Suite 650,
Midvale, UT 84047
Telephone: (833) 922-6266
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Benjamin David Beller Adam J. Gelardi Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200	Carleen Driscoll Bamboo Insurance Services, Inc. 7050 S. Union Park Center, Suite 650, Midvale, UT 84047 Telephone: (833) 922-6266	Dwight S. Yoo Ryan J. Dzierniejko Victoria R. Hines Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated September 14, 2026
Preliminary Prospectus
35,000,000 Shares
Class A Common Stock
This is the initial public offering of shares of Class A common stock of Bamboo Insurance Services, Inc. The Selling Stockholders (as defined below) are offering 35,000,000 shares of our Class A common stock. We will not receive any proceeds from the sale of shares by the Selling Stockholders in this offering.
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock is estimated to be between $18.00 and $20.00 per share. We applied to list our Class A common stock on the New York Stock Exchange (the “NYSE”) under the symbol “BMB.” The listing will be subject to the approval of our application.
We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012, and, as such, have elected to comply with certain reduced public company reporting requirements for this registration statement and may do so in future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”
This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C approach provides the Continuing Equity Owners (as defined below) with the tax treatment of continuing to own interests in a pass-through structure and provides potential future tax benefits for both the public company and the Continuing Equity Owners when they ultimately redeem their pass-through interests for shares of Class A common stock or cash from the sale of newly issued shares of Class A common stock. In connection with this offering, we will enter into the Tax Receivable Agreement (as defined below), which will require us to make cash payments to the Continuing Equity Owners and Blocker Shareholders in respect of certain tax benefits to which we may become entitled and confers significant economic benefits to the Continuing Equity Owners and Blocker Shareholders, and we expect that the payments we will be required to make will be significant and could materially affect our liquidity. See “Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement.”
We will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock. Each share of our Class A common stock will entitle the holder to one vote per share. Each share of our Class B common stock will entitle the holder to one vote per share. Class B common stock will have no economic rights. Immediately following the closing of this offering, all of the outstanding shares of our Class B common stock will be held by the Continuing Equity Owners, which, assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on this cover page, will represent in the aggregate approximately 16% of the voting power of our outstanding common stock after this offering and 95,764,913 shares of Class A common stock will be held by the CVC Funds (as defined below) and White Mountains (as defined below) through the Blocker Shareholders (as defined below), which, assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on this cover page, will represent in the aggregate approximately 61% of the voting power of our outstanding common stock after this offering (or approximately 58% if the underwriters exercise in full their option to purchase additional shares). As a result, we expect to be a “controlled company” within the meaning of the corporate governance rules of the NYSE. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements of the NYSE. See the section titled “Management—Controlled Company Status.”
We will be a holding company, and upon consummation of this offering, our principal asset will consist of LLC Interests we acquire indirectly pursuant to the Blocker Mergers (as defined below), representing, assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on this cover page, an aggregate 84% economic interest in Miramar Holdco (as defined below). The remaining 16% of economic interest in Miramar Holdco will be owned by the Continuing Equity Owners through their ownership of LLC Interests.
Bamboo Insurance Services, Inc. will be the sole manager of Miramar Holdco. We will operate and control all of the business and affairs of Miramar Holdco and its direct and indirect subsidiaries and, through Miramar Holdco and its direct and indirect subsidiaries, conduct our business.
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 24 to read about factors you should consider before purchasing shares of our Class A common stock.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the Selling Stockholders	$	$
__________________
(1)See “Underwriting (Conflicts of Interest)” for a description of compensation to be paid to the underwriters.
At our request, the underwriters have reserved up to 2% of the shares offered by this prospectus for sale at the initial public offering price through a directed share program. See “Underwriting (Conflicts of Interest)—Directed Share Program.”
The Selling Stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional 5,250,000 shares of our Class A common stock at the initial public offering price less the underwriting discounts and commissions to cover over-allotments.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock through the book-entry facilities of the Depository Trust Company on or about                    , 2026.
(* listed in alphabetical order)

J.P. Morgan*	Morgan Stanley*

Deutsche Bank Securities	Evercore ISI	Wells Fargo Securities
Barclays	Goldman Sachs & Co. LLC	Piper Sandler
CVC Capital Markets	Dowling & Partners Securities, LLC	Wedbush Securities
The date of this prospectus is                    , 2026

Bamboo At A Glance

Scale

$879MM
Managed Premium

$321MM
Total Revenue

$297MM
MGU Segment Revenue

Growth

34%
Managed Premium Growth (YoY)**

40%
Total Revenue Growth (YoY)**

51%
MGU Segment Organic Revenue Growth (YoY)**

Profitability

$139MM / 43%
Adjusted EBITDA / Margin

$23MM / 7%
Net Income / Margin

Underwriting

88%
Policy Retention

32 points
Underwriting Outperformance*

All data for twelve months ended June 30, 2026, unless otherwise noted. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of Managed Premium, MGU Segment Revenue and Policy Retention, as well as for the non-GAAP metrics: Adjusted EBITDA and Adjusted EBITDA margin, including a reconciliation of both measures to net income, and MGU Segment Organic Revenue, including a reconciliation of this measure to MGU Segment Revenue.

**Year-over-Year growth 1H26 vs. 1H25.

Bamboo Platform: A Self-Reinforcing Business Advantage

Old Tech

Legacy Model With Negative Flywheel

Distribution
Underwriting
Pricing
Inefficient quoting that can take days to bind a policy
Cost inefficient and slow to update with poor data ingestion
Brokers want the best price and capacity stability and availability
Need to overprice to make margin, which creates adverse selection

Result

- Poor underwriting results due to lack of actionable data and high CAT exposure
- High expenses and capital intensity; limited profitability
- Inconsistent and unreliable appetite

Bamboo

Bamboo Model with Positive Flywheel

Distribution
Underwriting
Pricing
Automated process, consistent appetite, highly rated paper driving agent retention
Scalable and cost efficient; real-time and automated data ingestion
Delivers competitive and comparatively stable pricing in the market
Properly prices individual risks; MGU structure creates operating flexibility

Result

- Differentiated underwriting and low CAT exposure
- Low expenses and capital intensity; strong profitability
- Consistent market behavior and growth

A Letter From Our Founder and CEO

I have been thinking about Bamboo for twenty years.

That might sound like an unusual thing to say about a company that was only founded in 2018. But the truth is, the idea took shape long before the company did. During my years running technology at The Hartford, one of the largest and most storied carriers in the industry, I watched the forces that would eventually reshape this business begin to gather: the rapid advancement of data and technology, the emergence of AI tools, the shifting economics of capital, and the quiet but steady decoupling of risk origination from the balance sheet. I believed those trends could enable a fundamentally different insurance platform. I just had to wait for the moment to be right.

By 2018, the timing was right.

John Chu
Founder and Chief Executive Officer

What the industry got wrong

Here is something I observed over thirty years working inside large insurance companies: most of them were extraordinarily good at collecting information but not adept at interpreting and actioning on the information. They ran dozens of major transformation initiatives: How do we become data-driven? How do we modernize distribution? How do we improve underwriting? Most of those initiatives stalled under the weight of legacy systems, inherited complexity and institutional inertia. The MGU was practically a four-letter word. Excess capital was considered a badge of honor, even as it relentlessly eroded returns.

I saw this firsthand and understand why it happens. Large companies are hard to change. But I also recognized that if you could start with a clean slate, no legacy technology, no inherited mispriced book, no transformation project number thirteen, you could build something fundamentally different.

There was another thing I noticed. The industry has roles called risk managers. But in my experience, most were structurally incentivized to be risk avoiders. Faced with a difficult market or an unfamiliar peril, the instinct was to pull back and sometimes fully exit markets, leaving agents without solutions and policyholders without coverage. I understood the logic; in the face of uncertainty, without quality data or tools to understand it, difficult situations can push people to avoid risks altogether. I believed that with the right data and technology, the right team and no legacy anchors, we could go toward those risks rather than away from them, and do so profitably. That belief became the foundation of Bamboo, a technology-enabled, underwriting-first and capital-light homeowners MGU.

> Where others saw risk they could not price, we saw a market that was being misread and an opportunity to underwrite it properly.

Building it right

We launched in California in 2018, at a moment when most carriers were exiting the market. Our timing was intentional. The dislocation in the California market was precisely the signal we were looking for. Where others saw risk they could not price, we saw a market that was being misread and an opportunity to underwrite it properly. More broadly, we saw the opportunity to build a new kind of risk origination platform, one that does not retreat from complexity but is designed to understand and adapt to it in real time.

We collect over 200 data points for each home, significantly more than the inputs we believe are commonly used by legacy carriers. Where legacy insurers used roof age as a rough proxy for condition, we built the capability to assess actual roof condition using aerial imagery and AI, analyzing discoloration, humidity exposure, sun damage and other physical attributes that competitors likely will not be able to access and analyze for years. I use this analogy: it's the difference between knowing a patient's age compared to knowing their blood type, family history and lifestyle. One gives you a guess. The other gives you a diagnosis.

The results have followed. Over the past five years, our average gross loss ratio has been approximately 55%, compared to an industry average of approximately 86%. Approximately 98% of our California book sits in medium to lower wildfire risk zones. That is not luck. That is disciplined underwriting which incorporates collection and informed analysis of robust and timely data.

How we think about building a company

We watched with some skepticism as several insurance "innovators and disruptors" went public without profits or sustainable business models. From the beginning, we chose a different path. Our paramount focus has always been to build a profitable, durable company, measured in decades, not cycles. Not grow at all costs. Not chase headlines. Build with discipline and compound over time.

We have stayed lean and focused on our purpose. We do not grow by hiring armies of people. We grow through innovation, through technology and through the quality of the team we have assembled: a gritty, high-energy group of people who care deeply about the craft of underwriting and the trust our policyholders place in us.

That trust is foundational to our business. Insurance is an intangible product. What is tangible are the relationships we have built, with distribution networks, policyholders and capacity providers. We earn those relationships through transparency. I am particularly proud of our customer satisfaction scores, which reflect how we walk customers through exactly why decisions are made, support them in accessing our contractor network, and treat them like people rather than policy numbers. Trust built in hard moments is the most durable kind.

What comes next

Bamboo 1.0 was about proving the model. Bamboo 2.0 was about building the infrastructure to grow. Bamboo 3.0, where we are now, is about doing both at scale.

We see California as a massive opportunity. At 2025 year-end, we held approximately 4% homeowners insurance market share in one of the largest economies in the world. The runway ahead of us in this state alone is significant. At the same time, the platform we have built, our underwriting engine, our aggregation management capabilities and our technology stack, is highly portable. We launched in Texas last year and have seen successful, profitable growth. We are targeting approximately a dozen additional states on the roadmap. We have new products in development and an established growing point-of-sale distribution channel that we believe will expand our reach well beyond the traditional agent model.

The most exciting phase of Bamboo is still ahead. We believe it will define not just the trajectory of this company, but our role in shaping where this industry goes next.

To our prospective shareholders: I spent thirty years running businesses and watching this industry from the inside, waiting for the moment when the conditions were right to build and launch something truly different. I believe we have done that. I am grateful for your consideration, and I look forward to the journey ahead, together.

John Chu
Founder and Chief Executive Officer

Neither we, the Selling Stockholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared or that have been prepared on our behalf, or to which we have referred you. We, the Selling Stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.
Through and including                    , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter, and with respect to an unsold allotment or subscription.
For investors outside the United States: Neither we, the Selling Stockholders, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside of the United States.
i

ABOUT THIS PROSPECTUS
Market and Industry Data
Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on a variety of sources, including information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. We have not had this information verified by any independent sources. None of the independent industry publications used in this prospectus were prepared on our behalf, and none of the sources cited in this prospectus have consented to the inclusion of any data from its reports, nor have we sought consent from any of them.
In addition, projections, assumptions and estimates, including of the future performance of the industry in which we operate and our future performance, are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
In this prospectus, when we state that over the last five fiscal years, our loss ratios have outperformed the industry by an average of 32 percentage points, (i) “industry” refers to the ten largest California homeowner insurers on a direct written premium weighted basis and the source of such data is SNL Statutory filings and management estimates and calculations based on such information, (ii) industry gross loss and LAE ratios include state level direct defense and cost containment expenses and national level adjusting and other expenses and (iii) industry data for the 2025 accident year is preliminary data excluding national level adjusting and other expenses.
Trademarks and Service Marks
This prospectus includes our trademarks, trade names and service marks, including, without limitation, “Bamboo Insurance” and our logo, which are protected under applicable intellectual property laws and are our property. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks, service marks and trade names are referred to in this prospectus without the SM and ® symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to their trademarks, service marks and trade names.
Basis of Presentation
Organizational Structure
Bamboo Ide8 Insurance Services, LLC (“Bamboo Ide8 Insurance Services”) was formed as a limited liability company in the state of Arizona on November 21, 2017. On January 2, 2024, White Mountains through its wholly owned subsidiaries completed an acquisition of approximately 70% of the then issued and outstanding equity interests of Bamboo Ide8 Insurance Services (the “White Mountains Acquisition”). On December 5, 2025, White Mountains indirectly sold a majority of its equity interests in Bamboo Ide8 Insurance Services and its consolidated subsidiaries to the CVC Funds in a transaction pursuant to which, among other things, Miramar Holdco, LLC (“Miramar Holdco”) acquired Bamboo Ide8 Insurance Services and its consolidated subsidiaries (the “CVC Acquisition”).
Our business operations have generally been conducted through Bamboo Ide8 Insurance Services and its subsidiaries. Miramar Holdco is a holding company and indirect parent of Bamboo Ide8 Insurance Services. Bamboo Insurance Services, Inc. (“Bamboo Insurance Services”), the issuer in this offering, was formed in connection with this offering and has not engaged in any business or other activities other than those incremental to its formation and the transactions described herein and the preparation of this prospectus and the registration statement of which this prospectus forms a part. Bamboo Insurance Services has only nominal assets consisting of cash to date. Accordingly, no financial statements of Bamboo Insurance Services have been included in this prospectus.
In connection with the closing of this offering, we will undertake certain organizational transactions to reorganize our corporate structure (the “Reorganization Transactions”). Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the Reorganization Transactions described in the section titled “Our Organizational Structure” and this offering, to which we refer collectively as the “Transactions.” See “Our Organizational Structure” for a diagram depicting our organizational structure after giving effect to the Transactions, including this offering.
Presentation of Financial Information
Bamboo Ide8 Insurance Services and Miramar Holdco are the accounting predecessors of the issuer, Bamboo Insurance Services, for financial reporting purposes. Bamboo Insurance Services will be the financial reporting entity following this offering. Accordingly, this prospectus contains the following historical financial statements:
•Bamboo Insurance Services—The historical financial information of Bamboo Insurance Services has not been included in this prospectus as it is a newly incorporated entity, has no business transactions or activities to date other than those incremental to its formation and the transactions described herein and had no assets or liabilities during the periods presented in this prospectus.
•Miramar Holdco—This prospectus includes historical financial information of Miramar Holdco, the surviving entity of the CVC Acquisition (as defined below) for the period from December 5, 2025, the closing date of the CVC Acquisition, to December 31, 2025 and for the six months ended June 30, 2026, these periods are referred to as the “Successor.”
•Bamboo Ide8 Insurance Services—Bamboo Ide8 Insurance Services, including its consolidated subsidiaries, is the accounting predecessor of Miramar Holdco. This prospectus includes historical financial information of Bamboo Ide8 Insurance Services for the period from January 1, 2025 to December 4, 2025, for the year ended December 31, 2024 and for the six months ended June 30, 2025, these periods are referred to as the “Predecessor.”
Because Bamboo Insurance Services will have no interest in any operations, other than those of Miramar Holdco and its subsidiaries, the historical consolidated financial information included in this prospectus is that of Miramar Holdco and its subsidiaries, for the period from December 5, 2025 to December 31, 2025, and Bamboo Ide8 Insurance Services and its subsidiaries, for the period from January 1, 2025 to December 4, 2025 and the year ended December 31, 2024.
For the purpose of discussing the recent financial results for the year ended December 31, 2025, we have combined the Predecessor and Successor financial information and simply added together the two related periods. The combination is intended to represent fiscal year activity as our fiscal year generally begins on January 1 and ends on December 31. The combination does not comply with the generally accepted accounting principles in the United States (“GAAP”), or with the rules for pro forma presentation.
Due to the closing of the White Mountains Acquisition on January 2, 2024, the financial information for the year ended December 31, 2024 included in this prospectus reflects financial information for the period from January 2, 2024 to December 31, 2024. The date January 2, 2024, has been used for convenience and the financial results for January 1, 2024 are not material to the consolidated financial statements as a whole. Generally, our fiscal year begins on January 1 and ends on December 31.
Miramar Holdco reports financial and operating information in two reportable segments: (1) MGU, which is the core offering and houses the MGU business and Bamboo Agency, and (2) Bamboo Captive, which captures its minimal and selective risk retention.
Except as noted in this prospectus, the unaudited pro forma condensed financial information of Bamboo Insurance Services presented in this prospectus has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Miramar Holdco and its subsidiaries or Bamboo Ide8 Insurance Services and its subsidiaries included elsewhere in this prospectus. These pro forma adjustments give effect to the Transactions as described in “Our Organizational Structure,” including the closing of this offering, as if all such transactions had occurred on January 1, 2025 in the case of the unaudited pro forma condensed consolidated statement of comprehensive income, and as of June 30, 2026, in the case of the unaudited pro forma condensed consolidated balance sheet. See “Unaudited Pro Forma Condensed Financial Information” for a complete description of the adjustments and assumptions underlying the pro forma condensed financial information included in this prospectus.
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
Non-GAAP Financial Measures and Other Data
This prospectus contains certain financial measures that are not presented in accordance with GAAP. Under U.S. securities laws, these measures are called “non-GAAP financial measures.” We believe that certain non-GAAP financial measures provide investors in our Class A common stock with additional useful information in evaluating our performance. Management believes that excluding certain items that are not indicative of core performance assists in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are limitations related to the use of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures.
We use the following non-GAAP financial measures throughout this prospectus as defined below:
•Adjusted EBITDA, which we define as net income adjusted to exclude interest expense, income taxes, depreciation and amortization and further adjusted for other items management believes are not indicative of ongoing operating results.
•Adjusted EBITDA margin, which is Adjusted EBITDA divided by total revenue.
•MGU Segment Organic Revenue, which we define as total revenue attributable to our MGU segment, adjusted to remove the impact of (i) investment income recognized during the period and (ii) the impact of any acquisitions or divestitures.
For a reconciliation of such measures to their most directly comparable GAAP financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Throughout this prospectus, we also provide a number of key performance indicators used by management and sometimes used by others in our industry. These and other key business metrics are discussed in more detail in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators, Financial Measures and Non-GAAP Financial Measures.”

Glossary
As used in this prospectus, unless the context otherwise requires:
•“we,” “us,” “our,” the “Company,” “Bamboo,” and similar references refer to: (1) following the consummation of the Transactions, including this offering, to Bamboo Insurance Services, and, unless otherwise stated, all of its direct and indirect subsidiaries, including Miramar Holdco; (2) prior to the completion of the Transactions, including this offering, and after completion of the CVC Acquisition to Miramar Holdco and, unless otherwise stated, all of its direct and indirect subsidiaries; (3) prior to the completion of the CVC Acquisition and after completion of the White Mountains Acquisition (as defined below), to PM Holdings, LLC and, unless otherwise stated, all of its direct and indirect subsidiaries; and (4) prior to the completion of the White Mountains Acquisition, to Bamboo Ide8 Insurance Services and, unless otherwise stated, all of its direct and indirect subsidiaries.
•“aggregation” means the total accumulation of risks or losses within defined geographic areas or across specific risks.
•“AI” means artificial intelligence, and includes machine learning, automated decision-making technologies and other advanced computational functions.
•“AM Best” refers to A.M. Best Company, Inc. or its successor in interest.
•“Attritional Claims Frequency” represents claim count as a percentage of earned house years.
•“Attritional loss ratio” refers to the incurred losses, expressed as a percentage of premiums earned, excluding catastrophe losses.
•“Bamboo Agency” refers to our insurance agency business, selling policies on behalf of Bamboo and third-party carriers.
•“Bamboo Captive” refers to our Bermuda-domiciled captive reinsurance entity, Ide8 Re Inc., through which we participate as a quota share reinsurer in certain business we underwrite.
•“Blocker Companies” refers to entities held directly or indirectly by one of or both of the CVC Funds and White Mountains that are owners of certain LLC Interests in Miramar Holdco prior to the Transactions and are taxable as corporations for U.S. federal income tax purposes, and includes the surviving entities of the Blocker Mergers.
•“Blocker Shareholders” refers to the CVC Blocker Holdco and the Miramar Blocker Holdco, which entities are also the owners of the Blocker Companies prior to the Transactions, who will exchange their interests in the Blocker Companies for shares of our Class A common stock and rights under the Tax Receivable Agreement in connection with the consummation of the Transactions.
•“Brush-specific CAT bond” refers to a CAT bond specifically designed to provide reinsurance protection against wildfire (brush) losses.
•“California FAIR Plan” refers to the California Fair Access to Insurance Requirements Plan, a state-established program that provides basic property insurance coverage to homeowners in California who are unable to obtain coverage in the private insurance market.
•“Capacity Providers” refers to our Program Partners and Reinsurance Partners, as well as institutional investors.
•“CAT” means catastrophe, referring to large-scale natural disaster events such as wildfires, hurricanes, earthquakes, severe storms, floods and other weather-related or man-made events that can cause widespread property damage and significant insured losses.
v

•“Catastrophe Bond” or “CAT bond” refers to insurance-linked security that transfers the risks associated with a specific natural disaster or other events to capital market investors.
•“Continuing Equity Owners” refers collectively to holders of LLC Interests and our Class B common stock immediately following consummation of the Transactions and also to certain individuals (which include certain members of management and other third-party investors) holding interests in such direct holders, who may, following the closing of this offering, require Miramar Holdco to redeem, at each of their respective options (subject in certain circumstances to service- and performance-based vesting requirements and certain other restrictions), in whole or in part from time to time, their LLC Interests (along with an equal number of shares of Class B common stock (and such shares shall be immediately cancelled)) for, at our election (as determined solely by a majority of our independent directors (within the meaning of the Listing Rules (as defined below)) who are disinterested), cash or newly issued shares of our Class A common stock as described in “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement—Agreement in Effect upon Consummation of the Transactions.”
•“CVC” refers to CVC Capital Partners plc. and its affiliates and the CVC Funds (including any such fund or entity formed to hold shares of Class A common stock for the Blocker Shareholders).
•“CVC Blocker Holdco” refers to Miramar Aggregator, LP, a Delaware partnership which is directly and/or indirectly owned by the CVC Funds.
•“CVC Funds” refers to certain funds that are advised and/or managed by CVC Capital Partners plc and/or any form of entity directly or indirectly controlled by CVC Capital Partners plc from time to time.
•“DIC” means “difference in conditions,” and refers to a type of insurance policy that provides coverage for risk not covered under a policyholder’s primary or standard insurance policy.
•“Distribution Partners” refers to carrier agents, independent agents and point-of-sale partners providing embedded distributional channels.
•“earned house years" refers to that portion of the total number of policies written for which coverage has already been provided as of a specified point in time.
•“E&S” means excess and surplus (or sometimes called “non-admitted”) insurance and refers to policies generally not subject to regulations governing premium rates or policy language.
•“Excess-of-loss” or “XoL” refers to a type of reinsurance that indemnifies the reinsured against all, or a specified portion of, losses on underlying insurance policies in excess of a specified amount, which is called an “attachment level” or “retention.”
•“LAE” means loss adjustment expense, which refers to the costs incurred in the process of investigating, adjusting and settling insurance claims, including legal and administrative expenses associated with claims handling.
•“LLC Interests” refer to the common units of Miramar Holdco.
•“MGA” means “managing general agent,” a third-party agent authorized by an insurer to underwrite and bind coverage on its behalf, pursuant to delegated underwriting authority.
•“MGU” means “managing general underwriter,” a third-party agent authorized by an insurer to perform underwriting and related functions including distribution, pricing, policy administration, claims and data and analytics under delegated authority.
•“Miramar Blocker Holdco” refers to Miramar Blocker HoldCo, LP, a Delaware partnership which is directly and/or indirectly owned by the CVC Funds and White Mountains.
•“P&C” means property and casualty insurance.

•“PM Holdings, LLC” refers to a limited liability company that is controlled by White Mountains and, after the completion of the White Mountains Acquisition and prior to the CVC Acquisition, held all of the outstanding equity interests of Bamboo Ide8 Insurance Services, LLC and its consolidated subsidiaries. In connection with the closing of the CVC Acquisition, PM Holdings, LLC was liquidated.
•“Policyholder” refers to a policyholder of an insurance policy or contract that we underwrite.
•“Premium Retention” refers to the ratio of (a) the aggregate premium associated with insurance policies that have been renewed during the relevant fiscal year, to (b) the aggregate premium associated with policies issued or renewed in the immediately preceding fiscal year.
•“program” refers to a specific insurance arrangement designed for a specific group of insurance business.
•“Program Partner” refers to an insurance company that assumes primary balance sheet insurance risk for policies originated or underwritten by Bamboo Ide8 Insurance Services, including those that support a distinct program.
•“Reinsurance Partner” refers to a reinsurance company that provides reinsurance coverage for our Program Partners.
•“Rhizome” refers to our real-time decisioning platform across underwriting and distribution.
•“Selling Stockholders” refer to CVC Blocker Holdco and Miramar Blocker Holdco.
•“sidecar” means a special purpose reinsurance vehicle through which institutional investors deploy capital to participate as quota share reinsurers in the underwriting results of an insurance program.
•“Tax Receivable Agreement” means that certain tax receivable agreement by and among us, Miramar Holdco, the Blocker Shareholders and each of the Continuing Equity Owners to be entered into in connection with the Transactions. See “Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement.”
•“U.S.” means the United States of America.
•“Unvested LLC Interests” refers to LLC Interests subject to service- and performance-based LLC vesting requirements held indirectly by members of management that are the Continuing Equity Owners through Miramar Management Aggregator, LLC that will be issued in connection with the Transactions upon conversion of the Miramar Incentive Units (as defined herein). Upon vesting of such Unvested LLC Interests, a corresponding number of shares of Class B common stock will be issued on a one-for-one basis. Until such vesting, the Unvested LLC Interests have no voting power. An Unvested LLC Interest will not be exchangeable or redeemable for shares of Class A common stock or cash pursuant to the Miramar Holdco LLC Agreement unless and until such Unvested LLC Interest vests.
•“White Mountains” refers to White Mountains Insurance Group, Ltd., a Bermuda exempted limited liability company, and its affiliates.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.
Our Mission
Bamboo is committed to building for the new era of insurance, where underwriting excellence, significant growth and operational efficiency co-exist and reinforce one another. We leverage AI and technology to deliver value to our Policyholders, Capacity Providers and Distribution Partners—combining industry-leading speed, precise and data-driven underwriting, proprietary insights, deep industry expertise and diversified, growing capacity.
Who We Are
Bamboo is an AI and technology-enabled, underwriting-first and capital-light homeowners insurance MGU. We were purpose-built for today’s rapidly changing $189 billion homeowners insurance market and are underpinned by modern, modular technology designed for speed, scalability and adaptability. As a fast-growing MGU with strong profitability and a substantial runway for continued growth, we manage all functions across the insurance value chain, including data science and advanced analytics, underwriting and claims handling, while partnering with a diversified group of highly-rated Capacity Providers. For the period from December 5 to December 31, 2025, the period from January 1 to December 4, 2025 and the year ended December 31, 2024, we generated net (loss) income of $(13) million, $46 million and $32 million, respectively, representing net (loss) income margins of (51%), 19% and 18%, respectively. During the same periods, we generated revenue of $25 million, $246 million and $180 million, respectively. For the year ended December 31, 2025, on a combined Predecessor and Successor basis, we grew revenue in our MGU segment by 68% and grew MGU Segment Organic Revenue by 69% and we also achieved $104 million in Adjusted EBITDA, representing a 38% Adjusted EBITDA margin and year-over-year Adjusted EBITDA growth of 77%. For the same period, we grew our Managed Premium by 58%. For the six months ended June 30, 2026, we generated net income of $14 million, representing a net income margin of 8%, and revenue of $173 million. For the six months ended June 30, 2026, we grew revenue in our MGU segment by 50% and grew MGU Segment Organic Revenue by 51%, each compared to the six months ended June 30, 2025. For the six months ended June 30, 2026, we also achieved $77 million in Adjusted EBITDA, representing a 45% Adjusted EBITDA margin, and 82% Adjusted EBITDA growth compared to the six months ended June 30, 2025. For the same period, we grew our Managed Premium by 34%. Over the last five fiscal years, our loss ratios have outperformed the industry by an average of 32 percentage points.
Why We Started Bamboo
Bamboo was created to take advantage of recent structural shifts in the insurance industry
•Increasing risk complexity: Insurance risk has become more complex due to more frequent and severe weather and CAT events, and rising construction costs and insured values
•Evolving operating environment: The changing environment, including operating challenges, for U.S. homeowners insurance has hindered legacy carriers’ ability to underwrite effectively and has resulted in reduced coverage availability and increased prices
•Growing sources of capital: Capital has become increasingly diversified and growing among dedicated reinsurance, program partners, and alternative risk transfer markets, which has contributed to disaggregation trends across the insurance value chain
•Rise of MGUs/MGAs: Enabled by growing and diversified capital arrangements and specialized underwriting expertise, MGUs/MGAs are positioned to capitalize on the decoupling of risk origination and underwriting from balance sheets

•Technology and AI advancements: Modern data ingestion and advanced analytics enable superior underwriting and scaled operations without the limitations of outdated legacy systems that are costly and inefficient to upgrade
•Diversified multi-channel distribution: Evolving customer preferences and purchasing behaviors have shifted the need for distributors of insurance products to meet customers where they are
Modern, Modular Technology Platform
Technology and AI underpin our business and enable our differentiated speed, precision and profitable growth
We believe the future of insurance depends on the seamless orchestration of data, technology and configuration processes. Our platform is built on a modern, modular architecture designed for adaptability and has a deliberate “barbell” structure. At the center is a scalable core of cloud-based, industry-leading third-party systems implemented using best practices with limited customization. On one side, the core connects to powerful data assembled over time—enabling rapid integration of new data sources, automation, advanced analytics and AI, and responsiveness to evolving market conditions. On the other side, it connects to flexible integration modules for underwriting and distribution—enabling faster times to market and robust version control. We can isolate individual components, upgrade them and reconnect them to the central core—similar to adjusting weights on a barbell. This design increases agility, converts traditionally fixed industry costs into variable costs and optimizes investment and capital allocation toward the highest-impact components.
Our platform continuously integrates data, technology and AI to drive faster decision-making, improved underwriting outcomes and scalable, profitable growth. It is built on a series of interconnected data, operations and intelligence layers that work together to enhance underwriting performance and operating efficiency. At its foundation, our Data Advantage standardizes, organizes, entitles and governs more than 200 data inputs across weather, geospatial and property intelligence sources. Built on this foundation, the Operations Layer leverages automation and AI-enabled workflows to streamline routine processes and improve efficiency across company functions. The Intelligence Layer serves as the underwriting decision engine, using technology & analytics in real time to evaluate address-level risk & match opportunities to the most appropriate program in seconds. The Rhizome, our proprietary technology, builds on these capabilities as a real-time, AI-enabled portfolio orchestration layer that dynamically optimizes tailored recommendations across products, programs and coverage options as market conditions and customer needs evolve. The resulting efficiencies support a strong net income margin of 8% and Adjusted EBITDA margin of 45% for the six months ended June 30, 2026. Our proprietary models update continuously, and the platform’s adaptability compounds over time. Product changes, pricing updates and system enhancements that we believe can take legacy carriers quarters or years to implement, can be executed by Bamboo in weeks. This drives faster quote-to-bind speeds, higher conversion rates and tighter, real-time risk and aggregation controls. As the platform processes greater volumes, it becomes smarter and faster. This reinforces our underwriting and distribution advantages and strengthens our technology edge.
For example, we have enhanced our underwriting process through early adoption of AI-powered property intelligence. Our advanced analytics tools assess aerial roof imagery data in conjunction with CAT experience to automatically apply the appropriate roof endorsement coverage, which has historically been based solely on roof age. We also embed AI across our claims workflows, comparing underwriting and claim‑time inspections and applying behavioral and speech analysis to proactively detect discrepancies and potential fraud. All of our use cases are trained on proprietary rules and data collected over years of underwriting experience and supported by modern systems that can be updated efficiently without significant time or cost.
Our Competitive Moats
We built Bamboo with a focus on core pillars that represent our competitive moats
•Underwriting Excellence: Our underwriting engine integrates more than 200 datapoints and uses AI to manage aggregation in real-time at the address-level and optimally manage risk across all of our programs. We delivered an attritional loss and LAE ratio of 35% for the year ended December 31, 2025. In addition, we delivered an average gross loss and LAE ratio of 55% over the last five fiscal years, with a standard deviation of 11%. This compares to a weighted average gross loss and LAE ratio of 86% with a standard deviation of 45% for the ten largest California homeowners insurers over the same period.
•Diversified and Durable Capacity Providers: Our differentiated underwriting results, both on an overall basis and through significant CAT events such as the January 2025 California wildfires, have earned us the trust of a diversified set of Capacity Providers. As of June 30, 2026, our programs are supported by 7 Program Partners, 60 global reinsurers and 28 institutional investors participating in our proprietary sidecar strategies and first of its kind, brush-specific CAT bond. Not only does the breadth of our capacity support our growth, it also serves as a meaningful barrier against new entrants; Program Partners generally limit their partnerships to a single MGU per state to avoid channel conflict, and ours are looking to grow with us geographically as we expand into new states. See “Business—Our Capacity Providers.” While we have historically placed the majority of our MGU business with Sutton (as defined below), representing 78% and 75% of commission revenue and 84% and 50% of gross earned premium for the periods from January 1 to December 4, 2025 and December 5 to December 31, 2025, respectively, we launched four programs with new Program Partners in 2025 as part of our strategy to further diversify our carrier relationships and support continued growth. As these relationships mature, we expect that the share of our Sutton programs will continue to decrease and that an increasing share of premium will be written through our broader group of Program Partners over time.
•Broad, Nationwide Distribution Model: Our distribution strategy is designed to meet evolving customer preferences and spans carrier partner agents, independent agents and growing point-of-sale partnerships. Our strategy is defined by speed, quote and bind certainty and enhancing distribution partner productivity. This makes it easier for our Distribution Partners to place business with us and facilitate our growth in existing and new markets.
•Operating Expense Efficiency: Our approach to technology and the unit economics of our capital-light MGU model optimizes our cost structure. We benefit from lower fixed costs compared to traditional models, supporting our leading margins and ability to reinvest into our business.
•Profitable, Recurring Customer Base: Our differentiated understanding of risk at the peril-level has enabled our entry into markets where we believe legacy carriers use outdated underwriting methodologies with overly aggregated books of business. We believe legacy carriers lack a clear, quick path to resolution without fully exiting certain geographies. Conversely, we have built a highly-recurring, profitable book of business with significant embedded value and growth potential. This is evidenced by our better-than-market gross loss and LAE ratio and premium retention of over 100% in 2025.
•Innovative and Experienced Management Team: Our founder-led leadership team brings an average of more than 20 years of industry experience building and scaling underwriting businesses and driving technology innovation. With meaningful equity ownership, our executive team is focused on continuously driving a nimble culture that prioritizes speed, discipline and accountability.
Our Self-Reinforcing Flywheel
We believe our advantage comes from orchestrating these moats into a self-reinforcing positive flywheel that drives our growth
Our edge comes from orchestrating the entire flywheel—integrating data, modern technology, efficient processes, expert human judgment and a robust network of capital partners—to unlock speed and scale.
Compared to legacy models, we believe our flywheel results in:
•Significant breadth of proprietary data across the insurance value chain driving differentiated underwriting results
•Consistent underwriting appetite that strengthens distribution and capacity provider relationships, further enabling our capital-light model

•Optimized cost structure that translates into high operating margins
•Compounding benefits from ongoing growth, scale and experience that can be applied to existing and new markets
Strong Financial Results
The strength of our business model is reflected in our strong financial results—impressive growth and high margins
For the twelve months ended June 30, 2026, our Policy Retention was 88%, underscoring the stickiness of our product, long-term, predictable recurring revenue streams and the strength of our relationships. As our business grows, this strong Policy Retention has resulted in a larger share of our portfolio consisting of tenured Policyholders. For the same time period, renewal premium represented 62% of our total premium in force. For the year ended December 31, 2025, our Managed Premium grew to $766 million from $484 million for the year ended December 31, 2024, representing a 58% increase year-over-year. For the period from December 5 to December 31, 2025, the period from January 1 to December 4, 2025 and the year ended December 31, 2024, we generated net (loss) income of $(13) million, $46 million and $32 million, respectively, representing net (loss) income margins of (51%), 19% and 18%, respectively. During the same periods, we generated revenue of $25 million, $246 million and $180 million, respectively. For the year ended December 31, 2025, on a combined Predecessor and Successor basis, we grew revenue in our MGU segment by 68% and grew MGU Segment Organic Revenue by 69% and we also achieved $104 million in Adjusted EBITDA, representing a 38% Adjusted EBITDA margin and year-over-year Adjusted EBITDA growth of 77%. For the six months ended June 30, 2026, we generated net income of $14 million, representing a net income margin of 8%, and revenue of $173 million. For the six months ended June 30, 2026, we grew revenue in our MGU segment by 50% and grew MGU Segment Organic Revenue by 51%, each compared to the six months ended June 30, 2025. For the six months ended June 30, 2026, we also achieved $77 million in Adjusted EBITDA, representing a 45% Adjusted EBITDA margin, and 82% Adjusted EBITDA growth compared to the six months ended June 30, 2025. For the same period, we grew our Managed Premium by 34%. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators, Financial Measures, and Non-GAAP Financial Measures” for a description of Policy Retention, Managed Premium and MGU Segment Organic Revenue and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of each measure to net income, the most directly comparable financial measures calculated in accordance with GAAP.

Our Market Opportunity
We operate within the U.S. homeowners insurance market, one of the largest segments of the broader P&C industry, representing approximately $189 billion in annual premiums in 2025 and with a compound annual growth rate of 10% since 2019. This growth has been supported by rising home values, new home construction and cost inflation across the broader market. Alongside these trends, weather volatility has increased, as evidenced by more frequent and severe CAT events in recent years, which has heightened the need for underwriting sophistication in homeowners insurance. Additionally, the U.S. homeowners insurance market’s operating environment has become more complex, hindering the ability of many legacy carriers to underwrite effectively, resulting in reduced risk appetite and coverage gaps. Our operating model enables us to take advantage of these market opportunities.
We identified California as a strategically ideal market for Bamboo’s launch where we believed the trends shaping the broader industry were most pronounced. As the third-largest homeowners insurance market in the United States, California represented approximately $18 billion in annual premiums in 2025, with a compound annual growth rate of 12% since 2019 based on S&P Global. Many legacy admitted carriers have exited the market or reduced their underwriting appetite, creating an opportunity for Bamboo. As a newer market entrant with both admitted and E&S offerings, a rate-adequate book and a focus on managing aggregation in real-time, we have benefited from the dislocation in the California homeowners insurance market and have rapidly established ourselves as a disciplined, data-driven and technology-enabled underwriting platform with a reputation for reliable capacity and a strong agent experience. Since our entry into California, we have grown our market share within the state to 4% as of December 31, 2025, and believe there is significant runway for further growth in the state.
We are applying our proven and rigorous approach to other states, beginning with Texas, the largest homeowners insurance market in the United States, which represented $20 billion in annual premium in 2025, with a compound annual growth rate of 12% since 2019 based on S&P Global. We entered the state in September 2025, and our operating model has allowed us to quickly adapt to state-specific dynamics. We believe this approach positions us to continue our profitable growth both within Texas and across additional new markets.
Our Business Model - How We Make Money
As an MGU, we originate and service insurance policies, managing all key aspects of the insurance process. Policies originated through our MGU business are issued by our Program Partners on their policy paper, and our Program Partners bear the primary underwriting risk. Premiums paid by Policyholders are remitted to us, and we remit such premiums to the applicable Program Partner, net of commissions retained by us. Policyholder fees are paid to and directly retained by us. Program Partners cede portions of premiums and losses to Reinsurance Partners, institutional investors and, where applicable, Bamboo Captive under the applicable reinsurance arrangements.
We believe our comprehensive involvement across the insurance value chain differentiates us in the market relative to other MGAs and MGUs, which typically have more limited functions. We handle data science and advanced analytics, underwriting, policy administration, distribution and claims, while partnering with third-party Capacity Providers who assume the balance sheet risk. In addition, our deep involvement with our various partners further strengthens our value proposition and differentiates us. For example, while many MGUs outsource their market access and capital relationships to brokers and Program Partners, we work closely with all of our Capacity Providers and have also established proprietary sources of capacity such as the Greenshoots Re sidecar and Greengrove Re CAT bond which were capitalized with third party funds of $400 million and $100 million, respectively.
The MGU is our core business, generating highly recurring revenue primarily from commissions paid by Capacity Providers and fees paid by Policyholders. Consistently high Policy Retention and premium retention of 87% and over 100%, respectively, for the year ended December 31, 2025, provide strong visibility into future revenue streams. The MGU’s attractive unit economics are evidence of the value delivered to our Capacity Providers. For the year ended December 31, 2025, on a combined Predecessor and Successor basis, Adjusted EBITDA generated by our MGU business represented substantially all of our total Adjusted EBITDA.
Within our MGU segment, we operate Bamboo Agency, a retail agency that sells both Bamboo and third-party carrier insurance products nationwide and generates an additional source of commission and fee income with our

Capacity Providers bearing the underwriting risk. Our Bamboo Agency channel enables us to efficiently expand into the digital point-of-sale ecosystem, complementing our existing distribution channels, improving our economics over time and expanding our total addressable market.
We also operate Bamboo Captive, a captive reinsurance entity that we strategically use to demonstrate alignment with our Capacity Providers and support our growth in new markets via limited balance sheet participation. In programs where Bamboo Captive participates, it participates on the same economic terms as the other quota share reinsurers in the applicable program, and the Program Partners contract with Bamboo Captive on the reinsurance arrangements in the same manner as with other third-party reinsurers. We operate Bamboo Captive at near-breakeven profitability, inclusive of self-funded protection against CAT events. As programs have matured and established a track record with our Program Partners, we have steadily reduced our captive participation. As of April 1, 2025, we reduced our risk retention participation in our largest program from 12.5% to 2.5% of premium. As of April 1, 2026, we further reduced our risk retention participation in our largest program from 2.5% to 0.0%. As of June 30, 2026, Bamboo Captive had statutory surplus of $31 million, excess surplus of $27 million and a maximum loss exposure of $2 million to any single CAT event. We plan to maintain nominal risk retention, while continuing to utilize Bamboo Captive to drive alignment with our Capacity Providers and strategically support growth in new markets.

Capital-light Business Model

Approximately 99% of our 2025 Adjusted EBITDA[1] is from our MGU business

Reinsurance Partners
Customer
Bamboo Agency
Distribution Partners
Bamboo MGU
Insurance Carriers (A- rated paper)
Third Party:
Traditional Reinsurers and Proprietary Strategies
Bamboo Captive
Fee-Based
Risk Bearing

Our Data-Driven Underwriting
Our underwriting approach is grounded in a disciplined, data-driven risk selection model, with a focus on delivering consistent, high-quality results for our Capacity Providers and Policyholders. The strategy prioritizes attritional loss management and portfolio stability across programs by targeting mid-market homes with limited CAT exposure and actively avoiding high-risk concentrations.
Our proprietary underwriting engine integrates more than 200 datapoints—significantly more than the inputs we believe are commonly used by legacy carriers—to drive superior risk selection and portfolio construction. Our ability to deploy changes to our underwriting models quickly in response to market developments is a key differentiator. This data-rich, fundamentals-driven approach is enhanced by real-time data ingestion, automation and advanced analytics. The result is more precise pricing, disciplined aggregation control in real-time at the individual address-level, and more predictable loss outcomes, which allows us to manage risk optimally across all of our programs.
We identify mid‑market homes with limited CAT exposure and build attritional‑focused books of business with steady, predictable loss profiles. In California, approximately 98% of our policies are categorized as having moderate or lower wildfire risk as of December 31, 2025. We categorize our policies’ wildfire risk using various models, data and analysis, including data regarding individual property level wildfire risk and mitigation from vegetation setback from various third-party sources in the industry, including data from Guy Carpenter & Company, LLC (“Guy Carpenter”), Verisk Analytics, Inc. (“Verisk”) and Cape Analytics, Inc. (“Cape Analytics”).

California Loss Ratio Outperformance to Industry
Bamboo Attritional Loss & LAE
Bamboo CAT Loss & LAE
Industry Total Loss & LAE(1)
+15%
+11%
+5%
+18%
+110%
+32%
2025 CAT loss ratio driven by unprecedented California wildfire events
175%(2)
86%
63%
65%
72%
57%
48%
54%
67%
39%
65%
55%
6%
4%
12%
2%
30%
11%
41%
50%
55%
37%
35%
44%
2021
2022
2023
2024
2025
Average

Source: Company filings, SNL Statutory filings; ratios shown on accident year basis and may not sum due to rounding; Note: 1 Industry includes the ten largest California homeowner insurers on a direct written premium weighted basis; industry gross loss and LAE ratios include state level direct defense and cost containment expenses and national level adjusting and other expenses; 2 Preliminary data excluding national level adjusting and other expenses
For the year ended December 31, 2025, we delivered an attritional loss and LAE ratio of 35%. Over the last five fiscal years, on a gross basis including CAT losses, we delivered an average gross loss and LAE ratio of 55%, which compares to a weighted average gross loss and LAE ratio of 86% for the ten largest California homeowners insurers. This represents 32 percentage points of outperformance for Bamboo. This comprehensive underwriting approach, grounded in attritional-focused risks, enables us to generate differentiated and more consistent underwriting results where we believe others have historically struggled. Over the same period, our gross loss and LAE ratio standard deviation was 11%, which compares to 45% for the ten largest California homeowners insurers.
Our Capacity Providers
We believe we have produced resilient and profitable underwriting outcomes, which have earned us the trust of a broad and diversified set of Capacity Providers with whom we have durable, long-term relationships. As of June 30, 2026, these included 7 Program Partners, 60 global reinsurers and 28 institutional investors participating in our proprietary strategies. While we have historically placed the majority of our MGU business with Sutton, representing 78% and 75% of commission revenue and 84% and 50% of gross earned premium for the periods from January 1 to December 4, 2025 and December 5 to December 31, 2025, respectively, we launched four programs with new Program Partners in 2025 as part of our strategy to further diversify our carrier relationships and support continued growth. As these relationships mature, we expect that the share of our Sutton programs will continue to decrease and that an increasing share of premium will be written through our broader group of Program Partners over time. Continued capacity expansion and diversification reinforce our competitive position and support our ongoing growth in existing and new states. All of our Capacity Providers maintain A.M. Best financial strength ratings of “A-” or higher, or are fully collateralized. We believe this underscores the quality of the capacity supporting our programs and provides confidence to both our Policyholders and Distribution Partners. We have also established proprietary sources of incremental capacity, including the Greenshoots Re sidecar and Greengrove Re CAT bond. These structures reflect strong demand from alternative capital providers and enhance the breadth and flexibility of our capacity ecosystem. On aggregate, our Capacity Providers contribute a relatively small portion of their total capacity to Bamboo, reinforcing our ability to unlock additional growth from each provider.
(1) Capacity Providers as of July 1, 2026.
The expanding number of our Program Partners provides us with significant flexibility in executing our real-time aggregation management strategy. Under our MGU model, we operate multiple programs and manage similar geographic and peril exposures across all of them. This contrasts with traditional insurers and newer entrants relying on a single program partner, both of which may have concentrated levels of risk. Our proprietary, real-time aggregation management allows each program to stand on its own and remain profitable, even while sharing similar underlying exposures.
Our Go-to-Market Distribution
Our distribution strategy is designed to reach customers where they are and to evolve with customer and distribution partner preferences. We have strong distribution relationships with captive carrier partners, which take significant time to develop, and with thousands of independent agencies. More recently we have leveraged point-of-sale partnerships, which have expanded our reach and accelerated new market entry. The strength of our relationships is supported by the flexibility and ease of use created by our technology and reinforced by our consistent underwriting appetite.
Our Organic-Focused Growth Strategy
Growth is driven by the disciplined execution of our proven underwriting engine and is supported by our differentiated technology. We believe we will continue to maintain robust revenue growth and our competitive advantages will enable us to both deepen our presence in our existing markets and expand into new geographies with minimal incremental cost and without meaningful operational friction.
•Continue to Expand in Existing States and Cement Our Advantage: We strategically identified California as an ideal state to launch due to the dislocation in its homeowners insurance market. We are just beginning to capture market share with Bamboo representing 4% of all homeowners premium in California as of December 31, 2025. There is still substantial room to grow as legacy carriers exit or restrict business due to pricing constraints in the market relative to what is optimal for their existing portfolios. We expect to benefit from a compounding rate‑adequacy gap that may take time for competitors who choose to reenter the market to close. Furthermore, while our ability to offer admitted and non-admitted products broadens our market reach, our Program Partners’ admitted “A-” rated paper (as rated by AM Best) gives us differentiated access to profitable and highly recurring business.
The breadth of our capacity supports our growth and real-time aggregation management strategy. It also serves as a meaningful barrier against new entrants; Program Partners generally limit their partnerships to a single MGU per state to avoid channel conflict, and ours are looking to grow with us geographically as we expand into new states.
•Disciplined Expansion into New States: Building on our success in California, we are now leveraging our technology, deep capacity and distribution relationships and nimble operating model to expand into new, high-opportunity states. We prioritize new state entries based on market conditions, market size, reinsurance dynamics and alignment with our Capacity Providers and Distribution Partners to ensure new launches are both opportunistic and sustainable. With our ability to quickly ingest data and adapt our underwriting, we believe that we can move quicker into new states than other insurance providers.
We entered Texas in September 2025 as the first phase of our geographic expansion strategy. The state’s extensive independent agent networks, the flexibility afforded by our product offerings and the need for superior underwriting capabilities to manage multiple-peril risks made Texas particularly well-suited for our model. Since our launch, we have written $16 million in premium across 6,000 policies through June 2026.
We are working to expand into other states beyond California and Texas, the two markets in which we currently operate.

•Grow and Deepen Our Distribution Network: We are expanding across captive carrier agents, independent agents and digital point‑of‑sale partnerships to reach a broad policyholder base aligned with our underwriting appetite. This serves to increase penetration in both existing and new states, as many of our Distribution Partners have national footprints allowing for seamless geographic expansion. Embedded point‑of‑sale partnerships in the real estate and mortgage ecosystems represent another important vector for future growth. Finally, our flexible product offering across both admitted and E&S products permits us to fill coverage gaps and win new distribution relationships.
Our AI and automation tools both enhance distribution partner loyalty and attract new Distribution Partners. The front-facing platform is designed for ease of use, requires minimal input and enables rapid quoting. This accelerates new distribution partner onboarding and facilitates new market entry.
•Launch New Products: Our modular technology and data infrastructure support rapid new product development and launches of new insurance products, allowing us to respond quickly to market needs and regulatory changes with minimal operational friction. Recent new product and coverage enhancements, such as E&S homeowners insurance in 2023 or condo insurance in 2026, address gaps identified by our customers and Distribution Partners and underserved markets. Finally, Bamboo Agency further expands our product offering to renters, earthquake and flood insurance products, among others, which are underwritten by third-party carriers. To ensure ongoing and rapid adoption of new products, we invest in training Distribution Partners to effectively sell our full suite of offerings.
•Inorganic Growth Opportunities: We may selectively pursue acquisitions to complement our long-term organic growth strategy. Ideal targets should enhance our existing markets, broaden our product portfolio or expand our distribution capabilities. In 2021, for example, we acquired Bamboo Agency, which allowed us to accelerate forming digital point-of-sale partnerships within the real estate and mortgage ecosystems and sell insurance products underwritten by third-party carriers.
Summary of Risk Factors
Investing in our Class A common stock involves substantial risk. The risks described under the heading “Risk Factors” immediately following this summary may cause us to not realize the benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant risks include:
•Our business may be harmed if one or more of our relationships with Capacity Providers are terminated or are reduced, if we fail to maintain good relationships with such Capacity Providers, if we become dependent upon a limited number of Capacity Providers, or if we fail to develop new capacity provider relationships.
•Our distribution model depends on third-party producers, and any failure by those producers to consistently promote our products or the loss of any key producer relationships could adversely affect our business.
•The majority of our MGU business has historically depended on our relationship with a single Program Partner and we expect that program to constitute a significant portion of our MGU business for the foreseeable future. Any disruption in that relationship could materially and adversely affect our business, financial condition and results of operations.
•If we are unable to underwrite risks accurately and charge competitive yet profitable rates, our business, financial condition and results of operations will be adversely affected.
•Reliance on third-party service providers for critical operations, such as payments and mailing, exposes us to operational and reputational risks.
•An overall decline in the housing market or general economic conditions could have a material adverse effect on the financial condition and results of operations of our business.
•We may be negatively affected by the cyclicality of the markets and industry in which we operate.

•Severe weather conditions and other catastrophes may result in an increase in the number and amount of claims on policies we underwrite, which could adversely affect our Capacity Providers and, in turn, our business.
•Competition for business in our industry is intense and if we are unable to compete effectively, our financial results may be negatively affected.
•Because the revenue we earn on the sale of certain insurance products is based on premiums and commission rates negotiated with Program Partners, any reductions, volatility or adverse trends in these premiums or commission rates could adversely impact our revenue and profitability.
•Because our business is highly concentrated in California and Texas, adverse economic conditions, natural disasters or regulatory changes in these states could adversely affect our financial condition.
•Failure to obtain, maintain, protect, defend or enforce our intellectual property rights, or allegations that we have infringed, misappropriated or otherwise violated the intellectual property rights of others, could harm our reputation, ability to compete effectively and business.
•If we or our third-party providers fail to protect confidential information and/or experience data security incidents, there may be damage to our brand and reputation, material financial penalties and legal liability, which would materially adversely affect our business, results of operations and financial condition.
•The insurance business is extensively regulated, and changes in regulation may reduce our profitability and limit our growth.
•We have debt outstanding that could adversely affect our financial flexibility and subjects us to restrictions and limitations that could significantly impact our ability to operate our business.
•Our principal asset after the closing of this offering will be our indirect interest in Miramar Holdco, and, as a result, we will depend on distributions from Miramar Holdco to pay our taxes and expenses (including payments under the Tax Receivable Agreement) and pay dividends.
•The Tax Receivable Agreement requires us to make cash payments to the Continuing Equity Owners and Blocker Shareholders in respect of certain tax benefits to which we may become entitled, and we expect that such payments will be substantial.
•CVC will have control over matters submitted to our stockholders, and its interests may conflict with ours or yours in the future, including matters that involve corporate opportunities.
•We expect to be a “controlled company” within the meaning of the corporate governance rules of the NYSE and, as a result, we qualify for exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.
Summary of the Transactions
Bamboo Insurance Services, a Delaware corporation, was formed on March 13, 2026. Prior to this offering, all of our business operations have been conducted through Miramar Holdco and its subsidiaries. We will consummate the following organizational transactions in connection with this offering:
•we will amend and restate Bamboo Insurance Services’ certificate of incorporation to, among other things, provide for (1) the cancellation of our outstanding shares of existing common stock, (2) the creation of a class of common stock to be designated as Class A common stock, with each share of our Class A common stock entitling the holder thereof to one vote per share on all matters presented to our stockholders generally and (3) the creation of a class of common stock to be designated as Class B common stock, with each share of our Class B common stock entitling the holder thereof to one vote per share on all matters presented to our stockholders generally, and that shares of our Class B common stock may only be held by the Continuing Equity Owners and their respective permitted transferees as described in “Description of Capital Stock—Common Stock—Class B Common Stock”;
•we will acquire, by means of one or more mergers, the Blocker Companies (the “Blocker Mergers”) and, assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, will issue to the Blocker Shareholders 130,764,913 shares of our Class A common stock and grant rights under the Tax Receivable Agreement in exchange therefor;
•assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, we will issue 25,540,144 shares of our Class B common stock to the Continuing Equity Owners, which is equal to the number of LLC Interests (excluding Unvested LLC Interests) held directly or indirectly by such Continuing Equity Owners immediately following the Transactions, respectively, for nominal consideration;
•we will amend and restate the existing limited liability company agreement of Miramar Holdco, which will become effective prior to the closing of this offering, to, among other things, (1) recapitalize all existing ownership interests in Miramar Holdco into one class of LLC Interests and (2) appoint Bamboo Insurance Services as the sole manager of Miramar Holdco upon its acquisition of LLC Interests in connection with the Transactions;
•Bamboo Insurance Services will enter into (1) a stockholders agreement with the Blocker Shareholders (the “Stockholders Agreement”), (2) a registration rights agreement with the Blocker Shareholders, White Mountains and the Continuing Equity Owners (the “Registration Rights Agreement”) and (3) the Tax Receivable Agreement with Miramar Holdco, the Continuing Equity Owners and the Blocker Shareholders. For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”
Immediately following the consummation of the Transactions (including this offering and assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus):
•Bamboo Insurance Services will be a holding company and its principal asset will consist of the LLC Interests it acquires indirectly through its acquisition of the Blocker Companies pursuant to the Blocker Mergers;
•Bamboo Insurance Services will be the sole manager of Miramar Holdco and will control the business and affairs of Miramar Holdco and its direct and indirect subsidiaries;
•Bamboo Insurance Services will own, indirectly through the Blocker Companies, 130,764,913 LLC Interests, representing approximately 84% of the economic interest in Miramar Holdco;
•the CVC Funds and White Mountains will own (1) through the Blocker Shareholders, 95,764,913 shares of Class A common stock representing approximately 61% of the combined voting power of all of our common stock and approximately 73% of the economic interest in us (or approximately 58% of the combined voting power and approximately 69% of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through our ownership of LLC Interests, indirectly will hold approximately 61% of the economic interest in Miramar Holdco (or approximately 58% of the economic interest in Miramar Holdco if the underwriters exercise in full their option to purchase additional shares of Class A common stock);
•the Continuing Equity Owners will own (1) 25,540,144 shares of our Class B common stock, representing approximately 16% of the combined voting power of all of our common stock, (2) upon vesting of the Unvested LLC Interests, 39,995,404 shares of our Class B common stock, representing approximately 23% of the combined voting power of all of our common stock, (3) directly through such Continuing Equity Owners’ ownership of LLC Interests (excluding Unvested LLC Interests), approximately 16% of the economic interest in Miramar Holdco, and (4) upon vesting of the Unvested LLC Interests, directly through such Continuing Equity Owners’ ownership of LLC Interests, approximately 23% of the economic interest in Miramar Holdco; and
•the investors in this offering will own (1) 35,000,000 shares of our Class A common stock (or 40,250,000 shares of our Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately 22% of the combined voting power of all of our common stock and approximately 27% of the economic interest in us (or approximately 26% of the combined voting power and approximately 31% of the economic interest in us if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through our ownership of LLC Interests, indirectly will hold approximately 22% of the economic interest in Miramar Holdco (or approximately 26% of the economic interest in Miramar Holdco if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
As the sole manager of Miramar Holdco, we will operate and control all of the business and affairs of Miramar Holdco and, through Miramar Holdco and its direct and indirect subsidiaries, conduct our business. Following the Transactions, including this offering, Bamboo Insurance Services will hold a majority economic interest in Miramar Holdco, and will control the management of Miramar Holdco as its sole manager. As a result, Bamboo Insurance Services will consolidate Miramar Holdco and record a significant non-controlling interest in a consolidated entity in Bamboo Insurance Services’ consolidated financial statements for the economic interest in Miramar Holdco held by the Continuing Equity Owners.
For more information regarding the Transactions and our structure, see “—The Offering”, “—Our Structure” and “Our Organizational Structure.”
Our Structure
The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock and assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus:

Continuing Equity Owners
Public IPO Investors
CVC Blocker Holdco[(1)]
Miramar Blocker Holdco[(1)]
Class B common stock
• 16% voting interest
• no economic interest
Class A common stock
• 22% voting interest
• 27% economic interest
Class A common stock
• 16% voting interest
• 19% economic interest
Class A common stock
• 45% voting interest
• 54% economic interest
Bamboo Insurance Services, Inc.[(2)]
(Delaware Corporation)
Issuer
Sole manager
LLC Interests
• 84% economic interest
LLC Interests [(3)]
• 16% economic interest
Miramar Holdco, LLC
(Delaware LLC)
Operating Subsidiaries

__________________
(1)The CVC Funds will hold 33% of their aggregate shares of Class A common stock through the CVC Blocker Holdco and 67% of their aggregate shares of Class A common stock through the Miramar Blocker Holdco. White Mountains will hold its aggregate shares of Class A common stock through the Miramar Blocker Holdco. Please see footnote (3) and (4) to the table in “Principal and Selling Stockholders” for more information.
(2)Immediately following the Transactions, we will own LLC Interests indirectly through the Blocker Companies.
(3)Does not include 14,455,260 Unvested LLC Interests.
Corporate Information
Our address is 7050 S. Union Park Center, Suite 650, Midvale, UT 84047 and our telephone number is (833) 922-6266. Our website is https://bambooinsurance.com. The information on our website is not part of this prospectus.
Our Sponsors
Following this offering, we will be controlled by the Blocker Shareholders, which are directly and/or indirectly owned by the CVC Funds and White Mountains.
CVC
CVC is a leading global private markets manager headquartered in Luxembourg and listed on Euronext Amsterdam. The firm is one of the largest private equity firms globally that operates through a network of 29 offices globally and has over 150 portfolio companies through its private equity strategies.
The CVC Funds indirectly acquired a majority interest in Bamboo Ide8 Insurance Services from White Mountains on December 5, 2025. As a result of the CVC Acquisition, the CVC Funds, through their affiliates, hold a controlling equity interest in us.
Immediately following this offering, CVC will beneficially hold, through the Blocker Shareholders, approximately 73% of the outstanding Class A common stock which represents approximately 61% of the voting power of our outstanding capital stock (or 69% and 58%, respectively, if the underwriters exercise in full their option to purchase additional shares). As a result, the CVC Funds, through the Blocker Shareholders, will continue to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our amended and restated certificate of incorporation and amended and restated by-laws and the approval of any merger or sale of substantially all of our assets.
Because the CVC Funds, through the Blocker Shareholders, will control more than 50% of the voting power for the election of our directors, we will be a “controlled company” under the corporate governance rules for the NYSE. Therefore, we will be permitted to elect not to comply with certain corporate governance requirements. See “Risk Factors—Risks Relating to Ownership of our Class A common stock—We expect to be a “controlled company” within the meaning of the corporate governance rules of the NYSE and, as a result, we qualify for exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.”
In addition, in connection with the closing of this offering, we intend to enter into the Stockholders Agreement, which will provide the CVC Funds, through the Blocker Shareholders, the right to designate a certain number of nominees for election to our board of directors and certain committee nomination rights for so long as the CVC Funds beneficially own a specified percentage of our outstanding common stock. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”
White Mountains
White Mountains Insurance Group, Ltd., a Bermuda exempted limited liability company, is a public (NYSE: “WTM”/Bermuda Stock Exchange: “WTM-BH”) diversified insurance and financial services company. It is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance and financial services industry.
White Mountains acquired a majority equity interest in Bamboo Ide8 Insurance Services on January 2, 2024. On December 5, 2025, White Mountains completed the indirect sale of a controlling financial interest in Bamboo Ide8 Insurance Services to the CVC Funds. Following the CVC Acquisition, White Mountains retained an indirect minority position through its equity ownership in Miramar Holdco, which is indirectly majority owned by the CVC Funds. Immediately following this offering, White Mountains will, through Miramar Blocker Holdco, hold approximately 15% of the outstanding Class A common stock (or 14% if the underwriters exercise in full their option to purchase additional shares).
Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•being permitted to present only two years of audited financial statements and only two years of related disclosure in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our registration statements, including this prospectus;
•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including this prospectus; and
•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. Such fifth anniversary will occur in 2031. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our gross revenues for any fiscal year equal or exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.
We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.
For additional information, see “Risk Factors—Risks Relating to Ownership of our Class A common stock—For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies, which may make our Class A common stock less attractive to investors.”

THE OFFERING

Class A common stock offered by the Selling Stockholders	35,000,000 shares of Class A common stock (or 40,250,000 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Underwriters’ option to purchase additional shares of Class A common stock	The underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to an additional 5,250,000 shares of our Class A common stock from the Selling Stockholders.

Shares of Class A common stock to be outstanding immediately after this offering
Assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, 130,764,913 shares, representing approximately 84% of the combined voting power of all of our common stock, 100% of the economic interest in us and 84% of the indirect economic interest in Miramar Holdco.

Shares of Class B common stock to be outstanding immediately after this offering
Assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, 25,540,144 shares, representing approximately 16% of the combined voting power of all of our common stock and no economic interest in us.

Shares of Class A common stock to be held by the CVC Funds and White Mountains (through the Blocker Shareholders) immediately after this offering
Assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, 95,764,913 shares representing approximately 73% of the economic interest in us (or 90,514,913 shares, representing approximately 69% of the economic interest in us if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

LLC Interests to be held by us indirectly immediately after this offering
Assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, 130,764,913 LLC Interests, representing approximately 84% of the economic interest in Miramar Holdco.

LLC Interests to be held by the Continuing Equity Owners immediately after this offering
Assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, 25,540,144 LLC Interests (excluding Unvested LLC Interests), representing approximately 16% of the economic interest in Miramar Holdco.

Ratio of shares of Class A common stock to LLC Interests	Our amended and restated certificate of incorporation and the Miramar Holdco LLC Agreement (as defined below) will require that we and Miramar Holdco at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned directly or indirectly by us.

Ratio of shares of Class B common stock to LLC Interests	Our amended and restated certificate of incorporation and the Miramar Holdco LLC Agreement will require that we and Miramar Holdco at all times maintain a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and their respective permitted transferees and the number of LLC Interests (excluding any Unvested LLC Interests) owned by the Continuing Equity Owners and their respective permitted transferees, except as otherwise determined by us. Upon vesting of such Unvested LLC Interests, a corresponding number of shares of Class B common stock on a one-for-one basis will be issued to the Continuing Equity Owners. Immediately after the Transactions, the Continuing Equity Owners will together own 100% of the outstanding shares of our Class B common stock.

Permitted holders of shares of Class B common stock
Only the Continuing Equity Owners and their permitted transferees as described in this prospectus will be permitted to hold shares of our Class B common stock. The Continuing Equity Owners will hold all of the initially outstanding shares of our Class B common stock and, upon vesting of the Unvested LLC Interests, the holders will also receive a corresponding number of shares of Class B common stock. Shares of Class B common stock are transferable for shares of Class A common stock only together with an equal number of LLC Interests. See “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions.”

Voting rights
Holders of shares of our Class A common stock and our Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Each share of our Class A common stock entitles its holders to one vote per share and each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. See “Description of Capital Stock.”

Redemption rights of holders of LLC Interests
The Continuing Equity Owners may, subject to certain exceptions, from time to time at each of their options require Miramar Holdco to redeem all or a portion of their LLC Interests in exchange for, at our election (as determined solely by a majority of our independent directors (within the meaning of the rules of the NYSE (the “Listing Rules”)) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis, or to the extent there is cash available from a private or public offering of shares of Class A common stock by us following this offering, a cash payment equal to a volume weighted average market price of one share of our Class A common stock for each LLC Interest so redeemed, in each case, in accordance with the terms of the Miramar Holdco LLC Agreement; provided that, at our election (as determined solely by a majority of our independent directors (within the meaning of the Listing Rules) who are disinterested), we may effect a direct exchange by us or a Blocker Company of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions.” Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of LLC Interests pursuant to the terms of the Miramar Holdco LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will be transferred to the Company and will be cancelled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged. An Unvested LLC Interest will not be exchangeable or redeemable for shares of Class A common stock or cash pursuant to the Miramar Holdco LLC Agreement unless and until such Unvested LLC Interest vests.

Use of proceeds
We will not receive any proceeds from the sale of our Class A common stock by the Selling Stockholders. We will, however, bear the costs associated with the sale of shares of Class A common stock by the selling stockholders, other than underwriting discounts and commissions.
We estimate that the offering expenses (other than the underwriting discounts) will be approximately $12.4 million. All such offering expenses will be paid for or otherwise borne by us.
See the section titled “Use of Proceeds” for additional information.

Controlled company
Immediately following this offering, we expect to be a “controlled company” within the meaning of the corporate governance rules of the NYSE, as the CVC Funds, through the Blocker Shareholders, will together have more than 50% of the voting power for the election of our directors. See the section titled “Principal and Selling Stockholders.” Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the listing date, (i) the company has a board of directors that is composed of a majority of independent directors and (ii) the company has a compensation committee that consists entirely of independent directors. Following this offering, we intend to elect not to comply with such corporate governance requirements. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements. See the section titled “Management—Controlled Company Status.”

Dividend policy
Following the closing of this offering, our board of directors may elect to pay cash dividends on our Class A common stock. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. Because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from Miramar Holdco and, through Miramar Holdco, cash distributions and dividends from our other indirect subsidiaries. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with applicable law, contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, industry trends and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Tax receivable agreement
We will enter into a Tax Receivable Agreement with Miramar Holdco, the Continuing Equity Owners and the Blocker Shareholders that will provide for the payment by us to the Continuing Equity Owners and the Blocker Shareholders of 85% of the amount of tax benefits, if any, that we actually realize (or in some circumstances are deemed to realize) as a result of (1) increases in our allocable share of the tax basis of Miramar Holdco’s assets resulting from (a) future redemptions or exchanges of LLC Interests for Class A common stock or cash as described above under “—Redemption Rights of Holders of LLC Interests” and (b) certain distributions (or deemed distributions) by Miramar Holdco; (2) certain tax attributes of the Blocker Companies acquired by us in the Blocker Mergers; and (3) certain additional tax benefits arising from payments made under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement.

Listing	We intend to apply to list our Class A common stock on the NYSE, under the symbol “BMB.”
Directed share program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 2% of the Class A common stock offered by this prospectus for sale to certain of our employees, business associates, investors and friends and family of our directors, officers, employees, business associates and investors, through a directed share program. If these persons purchase reserved shares, it will reduce the number of shares of Class A common stock available for sale to the general public. Any reserved shares of Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus. See “Underwriting (Conflicts of Interest)—Directed Share Program.”

Conflicts of Interest	Affiliates of CVC Funding, LLC, an underwriter in this offering, and of Teneo Securities LLC, a financial advisor to us in connection with this offering, are selling stockholders in this offering and will receive 5% or more of the net proceeds of this offering. In addition, affiliates of CVC Capital Partners plc. own more than 10% of our outstanding common equity and of CVC Funding, LLC and Teneo Securities LLC. Therefore, CVC Funding, LLC and Teneo Securities LLC have a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with FINRA Rule 5121. Pursuant to FINRA Rule 5121, the conflicted FINRA members will not confirm sales of the shares to any account over which they exercise discretionary authority without the prior written approval of the customer. A qualified independent underwriter is not required to participate in this offering because the underwriters primarily responsible for managing this offering do not have a “conflict of interest,” within the meaning of FINRA Rule 5121, are not affiliates of the conflicted FINRA members, and meet the requirements of FINRA Rule 5121(f)(12)(E). See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”
Risk factors	You should read the “Risk Factors” section beginning on page 24 of this prospectus for a discussion of factors to carefully consider before deciding to invest in shares of our Class A common stock.
The number of shares of our Class A common stock to be outstanding after this offering is based on 130,764,913 shares of our Class A common stock outstanding as of June 30, 2026 and excludes:
•18,973,369 shares of our Class A common stock reserved for issuance under our 2026 Equity Incentive Plan (the “2026 Incentive Plan”), which will become effective in connection with the closing of this offering, of which 1,041,061 shares of Class A common stock will be issuable upon vesting of service-

based restricted stock units (“RSUs”) expected to be granted to our employees in connection with this offering, as described in “Executive and Director Compensation—Equity Incentive Plans;” and
•39,995,404 shares of Class A common stock reserved for future issuance upon redemption or exchange of LLC Interests and cancellation of the corresponding shares of Class B common stock that are held by the Continuing Equity Owners each on a one-for-one basis, which includes 14,455,260 shares of Class A common stock issuable upon the vesting of and subsequent redemption or exchange of the Unvested LLC Interests and cancellation of the corresponding shares of Class B common stock each on a one-for-one basis (assuming an offering price of $19.00 per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus). See “Executive and Director Compensation—Narrative to Summary Compensation Table—Equity-Based Incentive Awards.”
The number of shares of our Class B common stock to be outstanding after this offering is based on 25,540,144 shares of our Class B common stock issued on a one-to-one basis to LLC Interests and excludes 14,455,260 shares of Class B common stock issuable upon vesting of the Unvested LLC Interests (assuming an offering price of $19.00 per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus).
Unless otherwise indicated and except for our historical consolidated financial information and our historical consolidated financial statements and related notes included elsewhere in this prospectus, the information in this prospectus:
•gives effect to the amendment and restatement of the Miramar Holdco LLC Agreement that converts all existing ownership interests in Miramar Holdco into LLC Interests, as well as the filing of our amended and restated certificate of incorporation;
•gives effect to the other Transactions, including the closing of this offering;
•assumes an initial public offering price of $19.00 per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus; and
•assumes no exercise by the underwriters of their option to purchase 5,250,000 additional shares of Class A common stock from the Selling Stockholders.
Unless otherwise indicated, this prospectus assumes the shares of Class A common stock being offered pursuant to this prospectus are sold at $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus. The number of shares of our Class A common stock and Class B common stock to be outstanding after this offering depends on the actual initial public offering price of our Class A common stock in this offering. For illustrative purposes, the below table shows the approximate number of shares of Class A common stock and Class B common stock (excluding Class B common stock issuable upon vesting of the Unvested LLC Interests) to be outstanding following this offering at various assumed initial public offering prices per share.

Assumed Initial Public Offering Price Per Share	Class A Common Stock	Class B Common Stock	Unvested LLC Interests (1)
$16.00	132,430,764	25,865,718	12,463,836
$17.00	131,812,745	25,744,932	13,202,640
$18.00	131,260,822	25,637,064	13,862,431
$19.00	130,764,913	25,540,144	14,455,260
$20.00	130,316,891	25,452,582	14,990,844
$21.00	129,910,129	25,373,085	15,477,104
$22.00	129,539,173	25,300,585	15,920,560
______________
(1)Of which 1/3 of the Unvested LLC Interests are service-based and 2/3 are performance-based. See “Executive and Director Compensation—Narrative to Summary Compensation Table—Equity-Based Incentive Awards.”
For more information regarding the Transactions and our structure, see “Our Organizational Structure.”

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present the summary historical consolidated financial and other data for Miramar Holdco and its subsidiaries and Bamboo Ide8 Insurance Services and its subsidiaries. Bamboo Ide8 Insurance Services and Miramar Holdco are the accounting predecessors of Bamboo Insurance Services. The summary consolidated statement of comprehensive income data and statement of cash flows data for the period from December 5, 2025 to December 31, 2025 are derived from the consolidated financial statements of Miramar Holdco (“Successor”) included elsewhere in this prospectus. The summary consolidated statement of comprehensive income data and statement of cash flows data for the period from January 1, 2025 to December 4, 2025 are derived from the consolidated financial statements of Bamboo Ide8 Insurance Services (“Predecessor”) included elsewhere in this prospectus. The summary consolidated statement of comprehensive income data and statement of cash flows data for the year ended December 31, 2024 and the summary consolidated balance sheet data as of December 31, 2024 are derived from the consolidated financial statements of Bamboo Ide8 Insurance Services included elsewhere in this prospectus. The summary condensed consolidated statement of comprehensive income data and statement of cash flows data for the six months ended June 30, 2026 and the summary condensed consolidated balance sheet data as of June 30, 2026 are derived from the unaudited condensed consolidated financial statements of Successor included elsewhere in this prospectus. The summary condensed consolidated statement of comprehensive income data and statement of cash flows data for the six months ended June 30, 2025 are derived from the unaudited condensed consolidated financial statements of Predecessor included elsewhere in this prospectus. The consolidated statements of comprehensive income data presented below is not necessarily indicative of the results to be expected for any future period. The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.
The summary historical consolidated financial and other data of Bamboo Insurance Services have not been presented because Bamboo Insurance Services has had no material transactions or activities to date other than those incremental to its formation and the transactions described herein.

Consolidated Statements of Comprehensive Income
	Interim Periods		Annual Periods
	Successor	Predecessor	Successor	Predecessor	Predecessor
	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
($ in thousands, except per unit/share amounts)	Amount	Amount	Amount	Amount	Amount
Revenues:
Commission revenue	$134,647	$87,120	$18,973	$178,180	$110,378
Fee revenue	23,266	15,656	3,000	32,396	24,012
Net earned premium	11,587	16,461	2,329	26,699	39,391
Other income	3,898	4,616	653	8,959	6,035
Total revenue	173,398	123,853	24,955	246,234	179,816
Expense:
Agency commission	47,447	33,253	6,652	69,493	48,519
Salaries and benefit expense	22,806	18,713	2,175	38,843	27,458
Selling, general and administrative expense	24,387	12,411	19,709	32,735	13,981
Insurance related expense	9,005	10,178	1,257	16,445	15,736
Amortization of acquired intangible assets	36,364	8,000	5,169	14,666	21,947
Incurred losses and loss adjustment expense	3,352	12,556	130	18,035	20,582

Consolidated Statements of Comprehensive Income
	Interim Periods		Annual Periods
	Successor	Predecessor	Successor	Predecessor	Predecessor
	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
($ in thousands, except per unit/share amounts)	Amount	Amount	Amount	Amount	Amount
Total operating expense	143,361	95,111	35,092	190,217	148,223
Interest expense	16,281	4,997	2,680	9,712	—
Net (loss) income before income tax expense	13,756	23,745	(12,817)	46,305	31,593
Income tax expense	—	—	—	—	—
Net (loss) income	$13,756	$23,745	$(12,817)	$46,305	$31,593
Net (loss) income per unit:
Basic (loss) income per A-1 units	$—	N/A	N/A	N/A	N/A
Basic (loss) income per A-2 units	$0.01	N/A	$(0.03)	N/A	N/A
Basic (loss) income per A-3 units	$—	N/A	$(0.03)	N/A	N/A
Diluted (loss) income per A-1 units	$—	N/A	N/A	N/A	N/A
Diluted (loss) income per A-2 units	$0.01	N/A	$(0.03)	N/A	N/A
Diluted (loss) income per A-3 units	$—	N/A	$(0.03)	N/A	N/A

Consolidated Statements of Cash Flows Data
($ in thousands)
Net cash (used in) provided by operating activities	$52,364	37,855	$(13,473)	$72,770	$77,166
Net cash used in investing activities	$(11,755)	(15,401)	$(1,326,778)	$(33,511)	$(49,408)
Net cash (used in) provided by financing activities	$(10,124)	22,002	$1,341,534	$18,107	$369

Consolidated Balance Sheet Data
($ in thousands)
Cash	$50,482		$37,454		$18,119
Total assets	$2,011,202		$2,010,097		$574,719
Total liabilities	$735,055		$581,483		$157,786
Long-term debt	$531,064		$386,105		$—
Key Performance Indicators
We utilize a variety of operational metrics to understand growth, retention and ultimately drive profitability. The tables below detail certain of our key performance indicators for each of the periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance

Indicators, Financial Measures and Non-GAAP Financial Measures” for the definitions and additional details regarding these metrics.

	LTM as of June 30, 2026(1)	Six Months Ended June 30,				Year Ended December 31,
($ in thousands, except for percentages)		2026		2025		2025	2024
Managed Premium	$879,277	$451,364		$337,789		$765,702	$483,975
Policies in Force	401,787	205,658		156,517		354,085	263,522
Policy Retention	N/A	88%	(4)	87%	(4)	87%	85%
MGU Segment Organic Revenue Growth (2)	N/A	51%	(3)	90%	(3)	69%	158%
______________
(1)For the twelve months ended June 30, 2026.
(2)MGU Segment Organic Revenue Growth is measured as the percentage change in MGU Segment Organic Revenue, as compared to the most recent prior period. MGU Segment Organic Revenue and MGU Segment Organic Revenue Growth are non-GAAP financial measures which are commonly reported by others in the insurance industry. We use MGU Segment Organic Revenue Growth to facilitate investors’ understanding of our operating performance and comparison with our peers. For further discussion on our calculation of MGU Segment Organic Revenue, see “Non-GAAP Financial Measures” below.
(3)Reflects the MGU Segment Organic Revenue Growth for the six months ended June 30, 2026 compared to the six months ended June 30, 2025 and the six months ended June 30, 2024, respectively.
(4)Policy Retention is a trailing-twelve-month metric. The amount presented for the six months ended June 30, 2026 reflects the twelve months ended June 30, 2026, and the amount presented for the six months ended June 30, 2025 reflects the twelve months ended June 30, 2025.
Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared in conformity with GAAP, we use certain financial measures, including MGU Segment Organic Revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are not required by, or prepared in accordance with, GAAP. We refer to these measures as non-GAAP financial measures. We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. We consider these non-GAAP financial measures to be useful metrics for management and investors to facilitate operating performance comparisons from period to period and to assess our financial and operating performance. The table below details certain of our non-GAAP financial measures for each of the periods presented.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for our definitions of MGU Segment Organic Revenue, Adjusted EBITDA and Adjusted EBITDA margin, information about how and why we use these non-GAAP financial measures and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with GAAP.

	Interim Periods		Annual Periods
	Successor	Predecessor	Successor	Predecessor	Predecessor
(in thousands, except for percentages)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
MGU segment total revenue	$162,330	$108,227	$23,243	$220,018	$144,737
MGU Segment Organic Revenue	$159,841	$106,038	$22,879	$215,553	$141,012
Net (loss) income	$13,756	$23,745	$(12,817)	$46,305	$31,593
Adjusted EBITDA	$77,216	$42,521	$14,533	$89,660	$58,773
Net (loss) income margin	8%	19%	(51)%	19%	18%
Adjusted EBITDA margin	45%	34%	58%	36%	33%

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before deciding to invest in our Class A common stock. The risks and uncertainties described below are not the only ones facing us. There may be additional risks and uncertainties of which we currently are unaware or currently believe to be immaterial. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations or prospects. In that event, the market price of our Class A common stock could decline, and you could lose all or part of your investment.
Risks Relating to our Business and Industry
Our business may be harmed if one or more of our relationships with Capacity Providers are terminated or are reduced, if we fail to maintain good relationships with such Capacity Providers, if we become dependent upon a limited number of Capacity Providers or if we fail to develop new capacity provider relationships.
We do not assume significant balance sheet insurance risk relating to the policies we sell, and our business depends on a carefully selected network of Program Partners that assume such balance sheet insurance risk for those policies and Reinsurance Partners and other Capacity Providers that provide reinsurance coverage for such Program Partners. This risk-taking structure is fundamental to our business model and operational efficiency. Our ability to offer competitive insurance products and maintain our market position is also contingent upon the relationships with these Capacity Providers. Any adverse impact on these relationships or the overall financial health of our network of Capacity Providers could reduce our overall insurance capacity and could have an adverse effect on our financial condition and results of operations.
Our contractual relationships with Capacity Providers are sometimes unique to us, but they are typically non-exclusive and terminable on specified notice periods by either party for any reason. In certain cases, Capacity Providers can also amend the terms of our agreements relating to our accounting and statistical reporting authority, or certain guidelines and instructions, unilaterally. If we are unable to maintain profitable portfolios for our Capacity Providers or if our relationship with them is undermined for any reason, Capacity Providers may be unwilling to provide insurance or reinsurance capacity to us, or our Capacity Providers may seek to amend our agreements with them. This could happen for various reasons, including for competitive or regulatory reasons, because of a carrier’s reluctance to distribute their products through our platform, because they decide to rely on their own underwriters and producers or elect not to insure or reinsure homeowner risk generally, or because they decide not to distribute insurance products in individual markets, in certain geographies or altogether. Conditions in the broader insurance and reinsurance markets can also influence the capacity of our providers. If our Capacity Providers were to experience liquidity problems or other financial difficulties, we may not be able to sell additional policies or renew existing ones and could encounter significant adverse impacts on our financial condition and results of operations. If any of our key Capacity Providers decide to terminate or reduce their relationship with us, we may face difficulties in securing alternative insurance capacity from other providers on similar terms, which could negatively impact our ability to offer insurance products and retain Policyholders. Similarly, our business could be harmed if we fail to develop new Capacity Provider relationships to ensure a diversified portfolio of Capacity Providers that support our business.
In the future, whether as a result of the termination of Capacity Provider relationships, Capacity Provider consolidation or otherwise, it may become necessary for us to partner with and derive a greater portion of our revenues from a reduced and more concentrated number of Capacity Providers if and as our business and the property insurance industry evolve, which would increase our dependence on a smaller number of Capacity Providers. As a result, we may become more vulnerable to adverse changes in our relationships with such Capacity Providers. This could reduce the volume of policies we are able to underwrite. The termination, amendment or consolidation of our relationships with our Capacity Providers could harm our business, financial condition and results of operations.
The overall financial health of our network of Capacity Providers and their response to the risks and challenges they face are important to our success. Widespread, catastrophic events, such as wildfire events, earthquakes, hurricanes or severe inland flooding, could strain the financial resources of our Capacity Providers, reducing their ability to meet claim obligations or remain profitable. This, in turn, could lead Capacity Providers to reduce the capacity they allocate to homeowners insurance, or property insurance more generally, or could cause them to demand higher premiums, pay lower commissions, impose stricter underwriting criteria, or exit the homeowner, or other property insurance or reinsurance markets as they choose to prioritize more profitable or less risky lines of insurance. This could result in reduced capacity or support for our homeowner and other property insurance products, potentially limiting our ability to underwrite new policies or renew existing ones. Any such changes could impact our ability to offer competitive policies and secure adequate coverage for Policyholders, which could expose us to reputational harm, increased regulatory scrutiny and operational disruption and which may have a material and adverse effect on our business.
The termination or reduction of any of these key relationships could lead to a significant loss of sales and adversely affect our financial performance. It could also disrupt our operations and require us to invest additional resources in finding and establishing new partnerships; replacement capacity for our Capacity Providers may not be immediately available or could come at less favorable terms, leading to increased costs and reduced competitiveness. If we are not able to effectively manage our relationships with our Capacity Providers, resulting in the loss of one or more key Capacity Providers or a significant reduction in their capacity, our business, financial condition, results of operations, growth potential, reputation in the market and ability to sustain our business could be materially and adversely impacted.
Our distribution model depends on third-party producers, and any failure by those producers to consistently promote our products or the loss of any key producer relationships could adversely affect our business.
The third-party producers who generate the majority of our policy sales operate within a diverse network that includes carrier agents, independent agents and point-of-sale partners providing embedded distributional channels, including approximately 50% of our business that is generated by agencies affiliated with carriers. Our insurance producer partners drive over 96% of our policy sales, supported by our in-house sales team and technology integrations. This distribution model exposes us to meaningful third-party risks relating to producer prioritization, producer attrition and sales productivity and competition within distribution channels, as well as regulatory and reputational risks. Many of the third-party producers, including the carrier agents and independent agents, have discretion over which homeowners or other property insurance products they recommend to customers or, if associated with carriers, to prioritize their own carrier’s products. If our producers choose to prioritize offerings from other insurance providers due to familiarity, perceived reliability or regulatory incentives, or shift their focus to competing insurance providers (including their own affiliated carrier) based on superior pricing, more attractive commission structures, enhanced coverage options, or for any other reason, our ability to generate new policies may be adversely affected. Similarly, a decline in producer productivity, whether due to reduced customer activity, economic factors or lack of engagement with our products could materially reduce our revenue, and insufficient training or support for producers could result in fewer policies sold or misrepresentation of our offerings. Producers who fail to comply with regulatory standards, whether by misrepresenting policy terms or engaging in unethical practices, could also expose us to legal liabilities and reputational harm, and increased regulatory scrutiny resulting from third-party producer misconduct could lead to fines, operational disruptions or a loss of market credibility.
Finally, high turnover among independent producers or changes in producer affiliations can lead to disruptions in our distribution network. Our ability to compete effectively depends on maintaining strong relationships with the producers distributing our products and providing them with compelling reasons to prioritize our products, such as delivering a strong producer and policyholder-focused experience. Our ability to retain and attract new producers to distribute our products to new customers may be influenced by our existing producer and policyholder relationships. Furthermore, the producers who distribute our products generally own the “renewal rights” to the insurance policies that they sell and thus our business model is dependent on its relationships with, and the success of, the producers with whom we do business. While currently no single Distribution Partner represents more than 20% of our gross written premium as of June 30, 2026, we cannot be certain that any loss of a significant producer relationship or the loss of business from any significant group of Policyholders would be replaced by relationships with or other business from other agency partners or Policyholders, existing or new. If a substantial number of producers cease to represent us or choose to represent alternative carriers (including a focus on their own carrier’s products) or producers (including other MGUs) due to more competitive commissions, technology, responsive support or any other factor, our ability to generate new policies and maintain policyholder relationships would be adversely impacted. Any significant disruption in these relationships could materially and adversely affect our business, financial condition, results of operations and growth prospects.
The majority of our MGU business has historically depended on our relationship with a single Program Partner and we expect that program to constitute a significant portion of our MGU business for the foreseeable future. Any disruption in that relationship could materially and adversely affect our business, financial condition and results of operations.
As an MGU, we rely on relationships with Program Partners that provide the underwriting capacity necessary for us to bind coverage and place policies on their behalf. As of June 30, 2026, we have placed the majority of the MGU’s direct insurance business with Sutton National Insurance Company (“Sutton National”) and Sutton Specialty Insurance Company (together with Sutton National, “Sutton”), which acts as a third party fronting carrier for such business, and of which the majority of insurance risk is ceded to, and economically borne by, a panel of third party reinsurers. For the periods January 1 to December 4, 2025 and December 5 to December 31, 2025 and the year ended December 31, 2024, 78%, 75% and 99% of commission revenue, respectively, and 84%, 50% and 99% of gross earned premiums, respectively, were recorded from Sutton. This concentration exposes us to significant risks if our relationship with Sutton were to be disrupted, terminated or materially altered. We anticipate that we will continue to derive a significant portion of our MGU business from Sutton for the foreseeable future. The composition of our Program Partners, including our top customers, may fluctuate from period to period given the expansion of our programs and is expected to continue to evolve significantly as our MGU business continues to expand.
Our relationship with Sutton is subject to the terms of our program administration agreement, which three-year term may be terminated or not renewed (in each case subject to notice provisions described below) or amended in ways that may be unfavorable to us. Subject to the program administration agreement, Sutton may choose to reduce the underwriting capacity it makes available to us, impose more restrictive underwriting guidelines, reduce commission rates or other compensation arrangements, or exit certain lines of business or geographic markets in which we operate. Although such actions would not necessarily reflect the willingness of our underlying reinsurers to continue supporting our programs, any of these actions could significantly reduce the volume or profitability of our MGU operations. However, Sutton’s financial condition, regulatory standing or strategic priorities may change in ways that affect its willingness or ability to continue our relationship on current terms.
If our relationship with Sutton were to terminate or be significantly curtailed, we would need to secure replacement capacity from other Program Partners. In such circumstances, we believe a portion of our Capacity Providers could, subject to customary consents and regulatory approvals, continue to support our programs through alternative Program Partners. The program administration agreement requires either party to provide written notice of intent to non-renew by January 1, with a termination effective date not less than twenty-seven months after receipt of such notice, unless a mutually agreeable earlier date is agreed upon. This extended notice period would provide us with a meaningful opportunity to secure alternative capacity arrangements in the event of termination. However, there can be no assurance that our existing or future relationship with various other Program Partners would be able to obtain such replacement capacity on a timely basis, on comparable terms, or at all. New Program Partner relationships may involve less favorable commission structures, more restrictive underwriting authority, or additional operational requirements. The process of transitioning business to new Program Partners may also result in potential loss of business, reputational harm and a significant loss of revenue.
We currently work with 7 separate Program Partners and are actively working to diversify our Program Partner relationships and reduce our reliance on any single Program Partner. In particular, we launched four additional programs with new Program Partners in 2025, that have led to a decrease in business placed with Sutton relative to our other Program Partners for the periods from January 1 to December 4, 2025 and December 5 to December 31, 2025, when compared to the year ended December 31, 2024, and we expect the percentage of our business placed with Sutton to further decrease going forward. However, there can be no assurance that these efforts will be successful, and our business, financial condition and results of operations may continue to be significantly influenced by this Program Partner relationship for the foreseeable future.

If we are unable to underwrite risks accurately and charge competitive yet profitable rates, our business, financial condition and results of operations will be adversely affected.
In general, the premiums for our insurance policies are established at the time a policy is issued and, therefore, before all underlying costs are known. Although we retain a minimal percentage of underwriting risk through Bamboo Captive, we have limited underwriting risk on our balance sheet given our MGU model which ensures that our Capacity Providers bear the majority of the underwriting risk. However, our ability to maintain relationships with our Capacity Providers and earn commissions depends on delivering profitable underwriting results. If our pricing is inadequate, our Capacity Providers may experience losses, which could cause them to terminate or reduce their relationships with us or demand terms that are less favorable to us. If we do not accurately assess the risks that we assume, we may not charge adequate premiums to generate profitable results for our Capacity Providers, which would adversely affect our results of operations and our profitability. Alternatively, we could set our premiums too high or not respond to market pressures on our premiums fast enough, which could reduce our competitiveness and lead to lower revenues.
Pricing involves the acquisition and analysis of historical loss data and the projection of future trends, loss costs and expenses and inflation trends, among other factors, for each of our products in multiple risk tiers and many different markets. In order to accurately price our policies, we must collect and properly analyze a substantial volume of data from our insureds or their representatives, which may be inadequate or inaccurate; develop, test and apply appropriate actuarial projections and ratings formulas; closely monitor and timely recognize changes in trends; and project both frequency and severity of our insured’s losses with reasonable accuracy.
We seek to implement our pricing accurately in accordance with our assumptions. Our ability to undertake these efforts successfully and, as a result, accurately price our policies, is subject to a number of risks and uncertainties, including insufficient or unreliable data; incorrect or incomplete analysis of available data; uncertainties generally inherent in estimates and assumptions; our failure to implement appropriate actuarial projections and ratings formulas or other pricing methodologies; regulatory constraints on rate increases; unpredictability and unanticipated changes in the frequency or severity of wildfires, hurricanes or other catastrophic events in the markets we serve; and unanticipated court decisions, legislation or regulatory action.
Given the inherent uncertainty of models, the usefulness of such models as a tool to evaluate risk is subject to a high degree of uncertainty that could result in actual losses that are materially different than estimated losses, which could adversely affect our relationships with Capacity Providers and harm our financial results.
We rely on proprietary underwriting models, third-party technologies and data analytics to assess, price and select risks. These models and tools are fundamental to our ability to deliver profitable underwriting results to our Capacity Providers and to maintain our competitive position in the market. However, given the inherent uncertainty of modeling techniques and the application of such techniques, these models and databases may not accurately address a variety of matters which might impact our coverages.
Small changes in assumptions can have a significant impact on the modeled outputs. These assumptions address a number of factors that impact loss potential, including property characteristics, construction type, location, proximity to wildfire-prone areas or other catastrophe exposures, local fire protection capabilities and historical claims experience associated with insured location or venue. Furthermore, there are risks which are either poorly represented or not represented at all by our models. Each modeling assumption or un-modeled risk introduces uncertainty into our estimates that management must consider. These uncertainties can include, but are not limited to, the following: the models do not address all the possible hazard characteristics, particularly with respect to wildfire behavior, which can be highly unpredictable and influenced by factors such as wind patterns, drought conditions and vegetation density; the models may not accurately represent loss potential to insurance or reinsurance contract coverage limits, terms and conditions; and the models may not accurately reflect the impact on the economy of the area affected or the financial, judicial, political or regulatory impact on insurance claim payments.
The outputs from the models and other tools we use, together with other qualitative and quantitative assessments, are used in our underwriting process to evaluate risk. Our methodology for estimating losses may differ from methods used by other companies and external parties given the various assumptions and judgments required.

As a result of these factors and contingencies, our reliance on assumptions, tools and data we use is subject to a high degree of uncertainty that could result in actual losses that are materially different from our estimates. If our models fail to accurately predict losses, our Capacity Providers may experience adverse underwriting results, which could cause them to terminate or reduce their relationships with us or impose less favorable commission structures, any of which could adversely affect our business, financial condition and results of operations.
Reliance on third-party service providers for critical operations, such as payments, mailing and claims administration, exposes us to operational and reputational risks.
We depend on third-party service providers for critical functions such as processing policyholder payments, mailing policy documents and notices, analyzing insurance risk and related data and supporting claims administration (i.e., we handled approximately 12% of total claims in 2024 and 2025, which represented approximately 70% of our total claim case reserves over the same period, are handled internally and third-party administrators handle the remainder of the claims). Technical failures, cyberattacks or financial instability affecting our third-party vendors could interrupt their ability to provide services. Delays or errors in payment processing could harm Policyholders’ trust, while issues with mailing policy documents could result in missed policyholder notifications. Failures or delays in claims-related services could result in policyholder dissatisfaction and regulatory scrutiny, particularly given our responsibility for claims handling on behalf of our Program Partners. Failures by third-party vendors to meet service expectations or comply with regulatory standards could also be attributed to us, resulting in reputational harm, regulatory scrutiny or financial penalties. In the event of any such issues, identifying and transitioning to alternative providers, if necessary, would require significant time, cost, resources, operational risk and could lead to temporary disruptions. Any disruption, failure or performance issues involving these third-party providers could adversely affect our ability to operate efficiently, maintain policyholder satisfaction and comply with regulatory requirements, which could have a material and adverse effect on our business, financial condition and results of operations.
Our failure to accurately pay claims in a timely manner could adversely affect our business, financial condition, results of operations and prospects.
As an MGU with delegated claims authority, we are responsible for evaluating and paying claims on behalf of our Program Partners. We must accurately and promptly evaluate and pay claims that are made under our policies. Many factors affect our ability to accurately pay claims in a timely manner, including the training and experience of our claims representatives, the effectiveness of our claims representatives and management, our ability to develop or select and implement appropriate procedures and systems to support our claims functions and other factors. Our failure to accurately pay claims in a timely manner could lead to regulatory and administrative actions or material litigation, including bad faith claims, undermine our reputation in the marketplace and adversely affect our business, financial condition, results of operations and prospects. In addition, poor claims handling performance could cause our Program Partners to terminate or reduce their relationships with us, impose stricter oversight of our claims operations or demand less favorable terms, any of which could materially harm our business. These risks are heightened during catastrophic events, such as wildfires, which often lead to increased claims activity and increased likelihood of policyholder disputes and litigation.
We may be unable to prevent, monitor or detect fraudulent activity, including policy acquisitions or payments of claims that are fraudulent in nature.
If we fail to maintain adequate systems and processes to prevent, monitor and detect fraud, including fraudulent policy acquisitions or claims activity, or if inadvertent errors occur with such prevention, monitoring and detection systems due to human or computer error, our business could be adversely impacted. While we believe past incidents of fraudulent activity have been limited, we cannot be certain that our systems and processes will always be adequate in the face of increasingly sophisticated and ever-changing fraud schemes. We use a variety of tools to protect against fraud, but these tools may not always be successful at preventing such fraud.
Instances of fraud may result in increased costs, including possible settlement and litigation expenses, and could have an adverse effect on our business and reputation. Fraudulent claims or policy acquisitions could also result in losses for our Capacity Providers, which could cause them to terminate or reduce their relationships with us, impose stricter underwriting or claims oversight or demand less favorable terms. In addition, failure to monitor and detect fraud can result in regulatory fines or penalties.
An overall decline in the housing market or general economic conditions could have a material adverse effect on the financial condition and results of operations of our business.
Our performance and ability to issue new policies and retain existing homeowner and other property insurance policies is closely tied to home sales, economic activity, construction costs, household income and employment levels. The demand for homeowner and other property insurance generally rises as the overall level of household income increases and generally falls as household income decreases, affecting both premium volume and policy count, which would impact our revenue and financial condition. In addition, homeowners often purchase homeowner insurance at the time of the purchase of a home, and major slowdowns in the residential housing market could impact our ability to generate new business.
Elevated mortgage rates and declining affordability have recently strained the housing market, leading to a decrease in first-time homebuyers and overall housing market activity. Elevated mortgage rates, together with higher home prices, can create affordability challenges, particularly for first-time buyers. A decrease in housing market activity, particularly in California and Texas where we concentrate our operations, due to adverse economic conditions caused by inflation, tariffs, rising interest rates, geopolitical tensions, recessionary pressures or other factors, could result in a decline in the homeowner insurance and other property insurance industry and reduction in the sale of our policies, reduced renewal rates and increased cancellations of existing policies, as homeowners’ insurance purchases are often driven by mortgage requirements and a substantial portion of our homeowner insurance policies are purchased during home acquisitions or refinancing.
Economic downturns can also impact our existing policyholder base. Economic conditions influence consumer behavior and spending patterns. During periods of economic uncertainty or recession, consumers may prioritize other expenses over purchasing or renewing homeowner or other property insurance. This shift in consumer priorities can lead to a decrease in demand for our products, further impacting our sales and revenue. Homeowners facing financial difficulties may choose to cancel existing insurance policies, modify their coverage or not renew the policies they hold with us, leading to lower renewal rates. Economic stress can also result in lower property values, which in turn can reduce the premiums we collect on existing policies. This reduction in premium income could adversely affect our revenue and profitability. Additionally, financially stressed homeowners may be more likely to file claims, and the cost of claims may rise if economic conditions, including impacts from recent tariffs, lead to increased repair and rebuilding costs. As we rely on our Capacity Providers to provide insurance and reinsurance capacity, as applicable, and assume the majority of the associated risk, if the incurred losses exceed any Capacity Provider’s loss tolerance, we risk their reduction or withdrawal as a risk-taking partner to us.
In addition, economic downturns can strain our distribution network and affect the operations and financial health of our partners, potentially leading to a reduction in their productivity or even their exit from the homeowner insurance market. Producers may also experience reduced customer activity, limiting their ability to sell our products. This would limit our ability to reach new Policyholders and maintain existing ones, thereby affecting our overall sales. Any prolonged economic downturn and long-term loss could strain our financial resources, requiring us to invest additional capital to maintain operations and support our distribution network. This could lead to increased borrowing and higher interest expenses. As a result, any extended decline in the housing market or any overall economic downturn could materially and adversely affect our business, financial condition and results of operations.
We may be negatively affected by the cyclicality of the markets and industry in which we operate.
The insurance market in which we operate has historically been cyclical based on the underwriting capacity of the carriers, general economic conditions, state regulatory responses to market conditions, the timing and severity of wildfire seasons, hurricanes and other natural disasters, and other social, economic and business factors which may affect our results of operations. In a period of decreasing insurance capacity or higher than typical loss ratios across an insurance segment or segments, carriers may raise premium rates. This type of market frequently is referred to as a “hard” market. In a period of increasing insurance capacity or lower than typical loss ratios across an insurance segment or segments, carriers may reduce premium rates, and business might migrate away from the E&S lines market and into the admitted market. This type of market frequently is referred to as a “soft” market.
Due to impacts of inflation, weather events and home values, market conditions currently and in the recent past have resulted in a harder homeowner and other property insurance market. Our results of operations have historically performed better in harder markets. However, we believe the property insurance market is transitioning to a soft market cycle.
We cannot predict with certainty whether market conditions will improve, remain constant or deteriorate. Negative market conditions, including soft market conditions, may impair our ability to underwrite insurance at rates we consider appropriate and commensurate relative to the risk assumed. If we cannot underwrite insurance at appropriate rates, our ability to transact business will be materially and adversely affected. Additionally, negative market conditions could result in a decline in policies sold, an increase in the frequency of claims, premium defaults and an uptick in the frequency of falsification of claims.
The frequency and severity of natural disasters and timing of significant wildfire seasons and other catastrophic events (such as hurricanes), social inflation and reductions or increases in insurance capacity can affect the timing, duration and extent of industry cycles for the product lines we distribute. For example, increasing high-profile wildfire events in California tend to raise consumer awareness of wildfire risk and can increase demand for homeowner insurance in areas that have, or are believed to have, higher risk of wildfire exposure. However, significant increases in insured losses due to increasing frequency and intensity of wildfires and other catastrophic events could cause our Capacity Providers to exit from, or reduce their exposure to, wildfire-prone markets and other natural disasters. These catastrophic events can lead to significant losses for Capacity Providers, prompting them to adjust their risk tolerances. Such conditions can adversely affect our relationships with our Capacity Providers and could result in a reduction in insurance or reinsurance capacity, as applicable, which could lead to significant operational and financial consequences for us. In contrast, while less severe wildfire seasons can result in lower insured or reinsured losses experienced by Capacity Providers, they can also limit consumer awareness of wildfire risk and demand for homeowners insurance policies, potentially decreasing our policy sales and, as a result, our commissions and fees and revenues in subsequent periods.
The unpredictability of severity, timing or duration of these cycles makes it challenging to predict the related responses of carriers and regulators and forecast their impact on our business operations and financial performance. In addition, if our Capacity Providers experience liquidity problems, insolvency or other financial difficulties, or do not timely provide required information to us, we could encounter the loss of Capacity Providers, which could lead to reduced capacity and a reduction in our ability to sell our insurance products to our Policyholders. These conditions may adversely affect our revenue and make it difficult for us to accurately predict our future results, which could harm our business, financial condition and results of our operations.
Severe weather conditions and other catastrophes may result in an increase in the number and amount of claims on policies we underwrite, which could adversely affect our Capacity Providers and, in turn, our business.
Our business is exposed to the risk of severe weather conditions, earthquakes and man-made catastrophes. In particular, the risks of these events may be heightened in certain geographies where we provide insurance coverage, including the risk of wildfires and earthquakes in California and the risk of hurricanes and severe weather in Texas. Catastrophes can be caused by various events, including natural events such as severe winter weather, tornadoes, windstorms, earthquakes, hailstorms, severe thunderstorms and fires or man-made events such as explosions, war, terrorist attacks and riots. Over the past several years, changing weather patterns and climatic conditions, such as global warming, have added to the unpredictability and frequency of natural disasters in certain parts of the world, including the markets in which we operate. Climate change may increase the frequency and severity of extreme weather events. The occurrence of a natural disaster or other catastrophe loss could adversely affect our business, financial condition and results of operations. Additionally, any increased frequency and severity of such weather events, including wildfires and hurricanes, could have an adverse effect on our ability to predict, model, quantify and manage catastrophe risk and may materially increase losses experienced by our Capacity Providers.

The extent of losses from catastrophes is a function of both the frequency and severity of the insured events and the total amount of insured exposure in the areas affected. The incidence and severity of catastrophes and severe weather conditions are inherently unpredictable. We manage our exposure to losses by analyzing the probability and severity of the occurrence of loss events and the impact of such events on our overall underwriting portfolio. If our Capacity Providers experience significant catastrophe losses on policies we underwrite, they may reduce capacity, exit certain markets, demand less favorable commission structures or terminate their relationships with us, any of which could have an adverse effect on our business, financial condition and results of operations.
Our business is also exposed to the risk of pandemics, outbreaks, public health crises and geopolitical and social events, and their related effects. If pandemics, outbreaks and other events occur or re-occur, our business, financial condition, results of operations and cash flows may be adversely affected.
Competition for business in our industry is intense and if we are unable to compete effectively, our financial results may be negatively affected.
We face competition from other MGUs, specialty insurance companies, standard insurance companies and underwriting agencies, as well as from diversified financial services companies that are larger than we are and that have greater financial, marketing and other resources than we do. We also compete with state residual market programs, which provide coverage for homeowners who are unable to obtain insurance in the private market. Some of these competitors also have longer experience and more market recognition than we do in certain lines of business. In addition, it may be difficult or prohibitively expensive for us to implement technology systems and processes that are competitive with the systems and processes of these larger companies.
In particular, competition in the insurance industry is based on many factors, including price of coverage, the general reputation and perceived financial strength of the company, relationships with producers, terms and conditions of products offered, the financial strength ratings of our Capacity Providers, speed of claims payment and reputation and the particular lines of insurance we seek to underwrite. In recent years, the insurance industry has undergone increasing consolidation, which may further increase competition. New competitors, whether newly formed MGUs or insurers or competitors resulting from alliances or mergers among existing competitors, could emerge and gain significant market share, and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies, build a more expansive distribution network, or provide services that gain greater market acceptance than the services that we offer or develop. Competitors may be able to respond to the need for technological changes, including the development of AI, and innovate faster, price their services more aggressively or assess risk more accurately. They may also compete for skilled professionals, finance acquisitions, fund internal growth and market share more effectively than we do. In addition, our competitors could differentiate themselves by offering unique or expanded policy features, which could appeal to customers seeking more tailored solutions.
A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. For example, there has been an increase in capital-raising by companies with whom we compete, which could result in new entrants to our markets and an excess of capital in the industry. Additionally, changes to state residual market programs or regulatory reforms in the California or Texas homeowners insurance markets could increase competition from standard carriers or other market participants.
If the Program Partners adjust their commission structures to align with competitive pressures or incentivize other MGUs or distributors, we may face reduced commission rates or less favorable terms. Changes in federal or state regulations governing insurance commissions could also cap or reduce allowable commission rates. Independent producers who distribute our policies also represent other insurers, including our competitors. Producers may prioritize insurers that offer higher commissions, simpler processes or perceived customer benefits, impacting our ability to maintain its distribution network. See also “—Our distribution model depends on third-party producers, and any failure by those producers to consistently promote our products or the loss of any key producer relationships could adversely affect our business.”
We may not be able to continue to compete as successfully in the insurance markets. Increased competition in these markets could result in a change in the supply and demand for insurance, and affect our ability to price our products at risk-adequate rates, retain existing business or underwrite new business on favorable terms. If this increased competition so limits our ability to transact business, our business, financial condition and our results of operations could be adversely affected.
We may not be able to continue to attract institutional investors to the Greenshoots Re Ltd. sidecar or the associated CAT bond, or those investors may insist in the future on terms that are less economically attractive which may harm our business.
Greenshoots Re is an unconsolidated reinsurance sidecar entity that was formed in 2025. Capital was raised from institutional investors in April 2025 to support business underwritten by us and fronted by Sutton National. Specifically, under the Greenshoots Re sidecar transaction, Sutton National entered into a quota share reinsurance contract with Greenshoots Re Ltd., enabling the institutional investors supporting the structure to participate in the underwriting results of our insurance business written on behalf of Sutton National, providing both parties with a diversified source of quota share capacity sourced from the capital markets. Greenshoots Re has since been extended to other programs. This broader transaction also involved Sutton National issuing a $100 million CAT bond to support this business. If we are unable to continue developing unique risk transfer solutions like Greenshoots Re and the associated CAT bond, our ability to retain existing and attract new institutional investors and reinsure risks to them could be adversely affected. To the extent we are unable to attract new institutional investors, we may not be able to find new capital commitments to provide necessary capacity to support our business. In the future, we may be unable to continue to attract additional institutional investors to contribute capital to Greenshoots Re or invest in the associated CAT bond or institutional investors who contribute capital to Greenshoots Re or invest in the associated CAT bond may insist on terms that are less economically attractive. While we do not recognize commission revenue, fee revenue or other revenue directly from Greenshoots Re or Greengrove Re, we do recognize revenue from policies supported by these capacity sources under our agreements with our Program Partner. Our business may be harmed if additional institutional investors are not attracted to Greenshoots Re or if there is a dependence upon a limited number of institutional investors and our Program Partners lose access to this additional reinsurance capacity.
Because the revenue we earn on the sale of certain insurance products is based on premiums and commission rates negotiated with Program Partners, any reductions, volatility or adverse trends in these premiums or commission rates could adversely impact our revenue and profitability.
The majority of our revenue is derived from commissions set by the Program Partners that underwrite the policies we sell. These commissions are typically calculated as a fixed percentage of the premiums charged to Policyholders, making our financial performance sensitive to changes in commission rates year-over-year. As a result, any decline in commission rates, whether driven by market conditions, carrier profitability or regulatory changes, could materially and adversely affect our business. Program Partners may face financial challenges stemming from increased claims activity, catastrophic events, rising reinsurance costs or regulatory changes and, in response, may look to reduce commission rates to manage expenses or may reassess their underwriting profitability, which could also lead to pricing adjustments, tighter underwriting criteria or reductions in commissions. In addition, economic downturns that result in downward pressure on policy premiums may decrease our commission-based revenue.
Because commissions represent a key source of our income, any reduction in the amounts of these commissions could require us to identify alternative revenue streams, reduce operating expenses or accept diminished profitability. In addition, failure to effectively adapt to changes in commission structures could hinder our ability to execute our growth strategy and maintain our competitive position in the homeowners and general property insurance market. Any such impacts could have a material adverse effect on our business, financial condition and results of operations.
Increased commission requirements from our Distribution Partners could have an adverse impact on our profits.
Our policy sales are primarily generated through third-party Distribution Partners, who play an important role in generating sales and expanding our market reach. Most of our revenue is a function of premium volume (policy sales) and commission rates. If our Distribution Partners increased their commission requirements for any reason, our financial performance could be adversely affected. Several factors could lead to an increase in such commission expenses, including competitive pressures in the market, market conditions, and regulatory changes. Producers have the flexibility to promote multiple insurance providers, including both private insurers and MGUs and state residual market programs. To remain competitive, we may need to increase commission rates, bonuses or incentives to retain and attract high-performing third-party partners. In addition, economic downturns or reductions in consumer demand for homeowners insurance could prompt producers to negotiate higher commissions to offset lower policy volumes. Finally, future regulations or industry standards could require insurers to adjust commission structures, which may lead to higher payout obligations. Any increase in commission expenses would have an adverse effect on our margins and, if we are unable to offset higher commission costs through pricing adjustments or operational efficiencies, our business, financial condition and results of operations could be materially and adversely impacted.
Commissions we receive from carriers may change depending on volume of the business placed, and any decrease in the amount of the commissions we receive could adversely affect our results of operations.
A portion of our revenues consists of commissions we receive from carriers. Such commissions are paid by carriers based upon the volume of the business placed with such carriers. If, due to the current economic environment or for any other reason, we are unable to meet carrier’s volume or the carriers increase their estimate of loss reserves (over which we have no control), actual commissions we receive could be less than anticipated, which could adversely affect our business, financial condition and results of operations. If, due to our own underperformance in underwriting risk, the carrier’s underlying profitability is negatively impacted, our commissions are further at risk. Additionally, insurance regulators may scrutinize the manner in which insurance producers are compensated. If regulators change the rules regarding producer compensation, new regulations could adversely affect our business, financial condition and results of operations.
Conditions in the reinsurance market may adversely affect our Capacity Providers and, in turn, our business.
Our Program Partners rely on reinsurance, including from our Reinsurance Partners and Bamboo Captive, to manage their exposure to the insurance risks that we underwrite on their behalf. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect the willingness and ability of our Capacity Providers to support our programs. The reinsurance market historically has been a cyclical market characterized by periods of sufficient or excess capital (“soft market cycle”) as well as shortages of capital (“hard market cycle”). Market conditions have limited, and in some cases prevented, insurers from obtaining the types and amounts of reinsurance they consider adequate for their business needs. As a result, we may not be able to purchase reinsurance in the areas and for the amounts we desire or on terms we deem acceptable or at all. A hard market cycle may increase our cost of reinsurance, force us to increase our loss retention or limit the amount of reinsurance we are able to purchase, all of which would have an adverse impact on our business and results of operations. Although the reinsurance market is transitioning from a harder market cycle to a softer market cycle, the extent and duration of such softer reinsurance market conditions are unknown and could be reversed due to financial market events or catastrophe losses. Reinsurance programs are generally subject to renewal on an annual basis, and our Program Partners may not be able to obtain reinsurance on acceptable terms or from entities with satisfactory creditworthiness.
Many reinsurance companies, including our Reinsurance Partners, have begun to exclude certain coverages from, or alter terms in, their reinsurance contracts. Some exclusions are with respect to risks that our Capacity Providers cannot exclude in the policies we write on their behalf due to business or regulatory constraints, particularly in catastrophe-exposed markets such as California. In addition, reinsurers are imposing terms, such as lower per occurrence and aggregate limits, that do not wholly cover the risks underwritten by our Program Partners. As a result, our Program Partners may be exposed to greater risk and greater potential losses, which could cause them to reduce capacity, exit certain markets, demand less favorable commission structures or terminate their relationships with us.
Our Program Partners are subject to reinsurance counterparty credit risk.
Our Program Partners enter into reinsurance contracts to help manage their exposure to insurance risks. Although reinsurance makes the reinsurer liable to the ceding insurer to the extent the risk is transferred, it does not relieve the ceding insurer of its primary liability to Policyholders. Reinsurers may not pay claims on a timely basis, or they may not pay some or all of these claims. For example, reinsurers may default in their financial obligations as the result of insolvency, lack of liquidity, operational failure, fraud, asserted defenses based on agreement wordings or the principle of utmost good faith, asserted deficiencies in the documentation of agreements or other reasons. Any disputes with reinsurers regarding coverage under reinsurance contracts could be time-consuming, costly and uncertain of success.
If a reinsurer, including one of our Reinsurance Partners or Bamboo Captive, fails to meet its obligations to one of our Program Partners, the Program Partner may experience financial difficulties, which could cause it to reduce capacity, exit certain markets, demand less favorable terms from us or terminate its relationship with us.
Bamboo Captive is subject to underwriting risk.
We are exposed to risk through Bamboo Captive, which takes a share of the risk underwritten by the Program Partners written through our MGU. Bamboo Captive is also exposed to the aggregation of smaller claims that individually fall below the attachment point of the underlying reinsurance treaties, but which in the aggregate may result in significant cumulative losses to Bamboo Captive that are not offset by reinsurance recoveries. Bamboo Captive operates under regulatory oversight and is required to maintain adequate reserves to satisfy potential claims and related losses. Should actual claims surpass anticipated levels, or should reserve estimates prove inadequate, we may be compelled to seek additional third-party capacity on potentially less favorable terms, reduce the volume of business we underwrite or contribute additional capital to Bamboo Captive, which could adversely affect our business, liquidity and financial position. Additionally, changes in insurance regulations or tax laws applicable to Bamboo Captive may affect the viability or cost-effectiveness of this business strategy. While we believe Bamboo Captive is properly structured and capitalized, there can be no assurance that it will continue to perform as intended or that it will be adequate to address all potential liabilities arising from the business we generate.
Unexpected changes in the interpretation of our coverage or provisions, including loss limitations and exclusions in our policies, could have an adverse effect on our business, financial condition and results of operations.
There can be no assurances that loss limitations or exclusions in our policies will be enforceable in the manner we intend. As industry practices and legal, judicial, social and other conditions change, unexpected and unintended issues related to claims and coverage may emerge. For example, many of our policies limit the period during which a Policyholder may bring a claim, which may be shorter than the statutory period under which such claims can be brought against our Policyholders. While these limitations and exclusions help us assess and mitigate the loss exposure, it is possible that a court or regulatory authority could nullify or void a limitation or exclusion or legislation could be enacted modifying or barring the use of such limitations or exclusions. These types of governmental actions could result in higher than anticipated losses and loss adjustment expenses, which could have an adverse effect on our financial condition or results of operations. In addition, court decisions, such as the 1995 Montrose decision in California, in which the California Supreme Court eliminated long standing coverage limitations by a narrow reading of policy exclusions, could read policy exclusions narrowly so as to expand coverage, thereby requiring insurers to create and write new exclusions.
These issues may adversely affect our business by either broadening coverage beyond our underwriting intent or by increasing the frequency or severity of claims. In some instances, these changes may not become apparent until sometime after the issuance of the insurance contracts that are affected by the changes. As a result, the full extent of liability under the insurance contracts we underwrite may not be known for many years after a contract is issued. Although we do not take on significant underwriting risk, our ability to maintain relationships with our Capacity Providers and earn commissions depends on delivering profitable underwriting results.
We may change our underwriting guidelines or our strategy without your approval.
Our management as well as our Program Partners have the authority to change our underwriting guidelines pursuant to the applicable program administration agreements or our strategy without notice to our shareholders and without shareholder approval. As a result, there may be fundamental changes to our operations without shareholder approval, which could result in our pursuing a strategy or implementing underwriting guidelines that may be different from the strategy or underwriting guidelines described in the section entitled “Business” or elsewhere in this prospectus.
Because our business is highly concentrated in California and Texas, adverse economic conditions, natural disasters or regulatory changes in these states could adversely affect our financial condition.
A significant portion of our business is concentrated in California and Texas, including all of our MGU business. The insurance business is primarily a state-regulated industry, and therefore, state legislatures may enact laws that adversely affect the insurance industry. Because our business is concentrated in the states identified above, we face greater exposure to unfavorable changes in regulatory conditions in those states than insurance intermediaries whose operations are more diversified through a greater number of states. In addition, the occurrence of adverse economic conditions, natural or other disasters or other circumstances specific to or otherwise significantly impacting these states could adversely affect our financial condition, results of operations and cash flows. We are susceptible to losses and interruptions caused by wildfires (particularly in California), hurricanes (particularly in Texas), earthquakes, power shortages, telecommunications failures, water shortages, floods, fire, extreme weather conditions, geopolitical events such as terrorist acts and other natural or man-made disasters. California has recently experienced significant wildfires, and Texas has experienced hurricanes and severe weather events. The impact to Bamboo Captive from the wildfires in California for the year ended December 31, 2025, on a combined Predecessor and Successor basis, was approximately $3.5 million. While our losses due to these catastrophic events have not been material to our results of operations as of December 31, 2025, there is no assurance that they will not be material in the future. Our insurance coverage with respect to natural disasters is limited and is subject to deductibles and coverage limits. Such coverage may not be adequate or may not continue to be available at commercially reasonable rates and terms. In addition, catastrophic events in California or Texas could result in significant losses for our Capacity Providers, which could cause them to reduce capacity, exit these markets or demand less favorable terms from us.
Our rapid growth may place significant demands on our resources, systems and personnel, which could adversely impact our business.
We have experienced rapid growth since our inception in 2018. Our continued success depends on our ability to effectively manage and sustain this growth and our efforts to expand our operations, policyholder base and geographic reach can place significant demands on our resources, systems and personnel. Our historical growth rate should not be considered indicative of our future performance and may decline in the future. In future periods, our revenue could grow more slowly than in recent years or decline for any number of reasons, including those outlined herein. We also expect that our operating expenses could increase in future periods, including, in connection with geographic expansions or the development and implementation of AI Technologies (as defined below), and if our revenue growth does not increase to offset these possible increases, our business, financial position and results of operations could be harmed and we may not be able to achieve or maintain profitability.
For example, rapid growth may outpace our existing technical infrastructure, technology and processes, leading to inefficiencies, delays or operational disruptions. Inadequate systems to manage policy issuance or producer or policyholder support could harm our reputation and policyholder satisfaction. Growth may also require attracting, hiring and retaining skilled employees, including underwriters, data analysts and policyholder service representatives, and increased competition for talent in the technology and financial services industries may make it challenging to expand our workforce if needed to support our expansion. See also “—We may not be able to attract and retain the key employees and highly skilled people we need to support our business.”
Further, if we expand into new markets, the complexity of complying with diverse regulatory requirements and managing relationships with producers, Capacity Providers and third-party vendors in those markets will increase. Failure to adequately scale operations to address these complexities could limit our ability to grow effectively. If we are unable to manage the demands of our growth effectively, it could result in operational inefficiencies, policyholder dissatisfaction and financial challenges, which could materially and adversely impact our business, financial condition, results of operations and growth prospects.

If we are unable to successfully launch additional products or expand our product offerings, including into new domestic markets, it may impact our ability to continue to grow revenue.
In the future, we may choose to expand our product offerings, including into new states beyond California and Texas. Introducing new insurance products and new or existing product offerings into new markets would allow us to diversify our revenues, attract a broader policyholder base and increase policyholder retention. Our ability to successfully develop and launch such initiatives is subject to several risks and challenges, including market demand and adoption, regulatory approvals and compliance, competition, operational and technical challenges and Capacity Provider and capital constraints.
The success of any new initiative depends on policyholder demand, producer adoption and overall market conditions. If our new initiatives fail to attract sufficient Policyholders or fail to gain traction among Distribution Partners, they may not generate the revenue we expect. Expanding into new insurance products and new geographies may require approval from state or federal regulators, which can be a lengthy and complex process. In addition, established insurers and new market entrants may already offer similar products or introduce competing solutions, making it more difficult for us to differentiate our offerings and gain market share, and any delays, denials or regulatory changes could also hinder our ability to bring new products to market.
Developing and launching new products and new or existing product offerings into new markets may also require enhancements to our proprietary technology, underwriting models and policyholder service capabilities. Any shortcomings in these areas could limit the effectiveness of new offerings. New insurance products would also require support from new or existing Program Partners and Reinsurance Partners, and if we are unable to secure such additional support or new partnerships on favorable terms or at all, our ability to introduce new products or to enter into new geographies may be limited.
If we are unable to successfully develop, launch and scale new products or to expand into new geographies, our ability to generate additional revenue and sustain growth and our business, financial condition and results of operations may be materially and adversely affected.
Any future acquisitions, strategic investments or new platforms could expose us to further risks or turn out to be unsuccessful.
From time to time, we may pursue growth through acquisitions and strategic investments in businesses or new underwriting or marketing platforms. The negotiation of potential acquisitions or strategic investments as well as the integration of an acquired business, personnel or underwriting or marketing platforms could result in a substantial diversion of management resources and the emergence of other risks, such as potential losses from unanticipated litigation, loss of key Capacity Providers or producer relationships, loss of key personnel in acquired businesses or an inability to generate sufficient revenue to offset acquisition costs.
Our ability to manage our growth through acquisitions, strategic investments or new or alternative platforms will depend, in part, on our success in addressing such risks. While we are not currently contemplating any such acquisitions or strategic investments, our nimble approach to capital management based on opportunities presented and sought out means that we may opportunistically from time to time pursue such acquisitions, new platforms or strategic investment strategies. Any failure by us to implement our acquisitions, new platforms or strategic investment strategies effectively could have an adverse effect on our business, financial condition, results of operations and prospects.
Reliance on our brand is critical to our success, and any failure to maintain or enhance our brand or damage to our reputation could adversely impact our business.
Our brand is a cornerstone of our business, and our reputation is a key factor in attracting Policyholders, Capacity Providers, producers and other partners. Maintaining a strong and trusted brand is essential to our competitive positioning and long-term success. A weakened brand or damage to our reputation could result in reduced demand for our products, decreased producer engagement, less favorable terms from Capacity Providers or less desire by capacity providers to partner with us, or challenges in partnering with other key service providers. A decline in brand recognition or policyholder trust could also hinder our ability to stand out in the marketplace and make us less attractive to current and prospective employees relative to our competitors, particularly given the intensely competitive market for highly skilled employees.
Negative publicity and unfavorable opinions or reviews from Policyholders, whether related to claims handling, policy terms, policyholder service, underwriting practices, data security breaches, the use of our technology for illegal or objectionable applications (including AI applications that present ethical, regulatory or other issues) or any other factors could erode trust in our brand. As an MGU with delegated claims authority, we are directly responsible for claims handling, and negative experiences related to claims processing or policyholder service could result in complaints, reduced policyholder retention or unfavorable online reviews. Delays, denials or disputes in claims adjudication could be attributed to us and harm our relationships and public image. In addition, issues such as system outages, data breaches or errors in underwriting and pricing could undermine trust in our brand and products, and any investigations, fines or lawsuits could damage our reputation with existing Policyholders, Capacity Providers, producers and other stakeholders as well as our ability to obtain new Policyholders, Capacity Providers and producers. Further, media coverage of any perceived shortcomings, such as allegations of unethical practices, discrimination or unfair pricing, could erode confidence in our company. Any such adverse impacts on our brand or reputation could lead to decreased policyholder loyalty, reduced policy sales and challenges in retaining producer and capacity provider relationships.
Moreover, repairing our brand and reputation in the case of any adverse event may be difficult, time-consuming and expensive. Our failure to quickly respond to and address, or the appearance of our failure to respond to and address, corporate crises and other issues that give rise to reputational risk could significantly harm our brand and reputation, which could result in loss of trust from our Policyholders, third-party partners and employees and could lead to an increase in litigation claims and asserted damages or subject us to regulatory actions or restrictions.
Maintaining and enhancing our brand also requires ongoing investment in marketing, technology and policyholder experience. If these efforts fail to produce the desired results or if competitors outperform us in brand perception, it could limit our growth opportunities. The loss of confidence in, or any failure to maintain or enhance, our brand or our reputation could materially and adversely affect our ability to attract and retain Policyholders, producers and partners, thereby negatively impacting our business, financial condition, results of operations and growth prospects.
In addition, third parties’ use of trademarks and branding similar to ours could materially harm our business or result in litigation or other expenses. We may not be able to adequately prevent such practices, which could harm the value of our business, result in the abandonment, dilution or invalidity of trademarks associated with our business and adversely affect our results of operations or our financial condition. Heightened competitive pressures that result in a loss of Policyholders or a reduction in revenues or revenue growth rates, or failure to successfully maintain, defend, enforce and enhance our brand and substantial expenses in attempts to maintain, defend, enforce and enhance our brand, could have a material adverse effect on our business, financial condition and results of operations. See also “—Risks Relating to Intellectual Property and Cybersecurity—Failure to obtain, maintain, protect, defend or enforce our intellectual property rights, or allegations that we have infringed, misappropriated or otherwise violated the intellectual property rights of others, could harm our reputation, ability to compete effectively and business.”
We are highly dependent on the services of our senior management team, including our Chief Executive Officer.
The continued success of our business is highly dependent on the expertise and leadership of our senior management team, including Mr. Chu, our founder and Chief Executive Officer, who has been a driving force behind our success since our inception. Mr. Chu has played, and continues to play, a critical role in shaping our strategic direction, fostering key relationships with Capacity Providers and distribution and agency partners and driving innovation within our business and the homeowner insurance industry. Mr. Chu and our senior management team’s extensive experience in insurance and technology has been instrumental in our growth and market differentiation. The unexpected loss of Mr. Chu or other members of our senior management team could disrupt our operations and impact our ability to continue executing our business strategy with the same level of effectiveness. Finding a successor with a comparable vision and capability to maintain the momentum and direction that Mr. Chu and our senior management team have established for us would present a substantial challenge. Furthermore, Mr.

Chu’s departure could lead to instability within our organization, potentially affecting the morale and productivity of our team, which has been crucial in our rapid growth and innovation. The potential uncertainty surrounding such a leadership transition could also undermine confidence among our Policyholders, partners and investors as well as other stakeholders who are integral to our continued success and expansion, and any perceived weakening of our leadership could be exploited by our competitors. As a result of their instrumental role in our business, if Mr. Chu or other members of our senior management team were to discontinue their service to us due to death, disability or for any other reason, our business, financial condition, results of operations and growth prospects could be adversely affected.
We may not be able to attract and retain the key employees and highly skilled people we need to support our business.
Our success depends, in large part, on our ability to attract and retain talent, which may be difficult due to the intense competition in our industry and the technology industry generally for key employees with demonstrated ability. We rely on a team of highly skilled underwriters, actuaries, data analysts, claims administrators and other technical professionals who are responsible for the development, enhancement and maintenance of our proprietary technology and underwriting models. This team’s expertise in data analytics, risk modeling, claims administration and insurance underwriting is vital to ensuring our ongoing success and our ability to remain competitive. The loss of key talent or critical members of our team could impair our ability to maintain our current competitive position in the markets in which we operate refine our risk assessment capabilities, address evolving market needs or respond effectively to competitive pressures and could disrupt operations, delay strategic initiatives and undermine our relationships with Capacity Providers, producers and Policyholders. Replacing such individuals may require substantial time and resources, and there is no assurance that we could identify suitable candidates with comparable expertise. We also rely on employees with specific licenses. The departure of key licensed individuals could immediately impact our ability to place new business or service existing policies in affected states until we can obtain new individual licenses.
The financial services and technology industries are highly competitive, and the demand for talented professionals in fields such as data science and insurance underwriting often exceeds supply. To attract and retain top talent, we must offer competitive compensation, benefits and growth opportunities or we could be required to replace certain critical employees or hire contractors to fill highly skilled roles while vacant. Rising costs in these areas could increase our operating expenses, while failure to maintain a strong leadership team or technical workforce could impede growth and innovation. Any disruption to our talent pool of key personnel or failure to attract and retain key employees could materially and adversely affect our business, financial condition, results of operations and growth prospects.
Our employees could take excessive risks, which could negatively affect our financial condition and business.
As an MGU with delegated underwriting authority, we are in the business of binding certain risks. The employees who conduct our business, including executive officers and other members of management, underwriters, product managers and other employees, do so in part by making decisions and choices that involve exposing us to risk. These include decisions such as setting underwriting guidelines and standards, product design and pricing, determining which business opportunities to pursue, claims handling and other decisions. We endeavor, in the design and implementation of our compensation programs and practices, to avoid giving our employees incentives to take excessive risks. Employees may, however, take such risks regardless of the structure of our compensation programs and practices. Similarly, although we employ controls and procedures designed to monitor employees’ business decisions and prevent them from taking excessive risks, these controls and procedures may not be effective. If our employees take excessive risks, the impact of those risks could have an adverse effect on our financial condition and business operations. In particular, excessive risk-taking by our employees could result in unprofitable underwriting results for our Capacity Providers, which could cause them to terminate or reduce their relationships with us, demand less favorable terms or impose stricter oversight of our underwriting activities.

If we cannot maintain our corporate culture as we grow, our business may be harmed.
We believe that our culture, including our management philosophy, has been a critical component to our success and that our culture creates an environment that drives and perpetuates our overall business strategy, innovation, efficiency and employee satisfaction. We have invested substantial time and resources in building our team and we expect to continue to hire as our business expands. As we grow and mature, we may find it difficult to maintain the valuable aspects of our culture. Rapid growth can lead to changes in organizational structure, increased complexity in operations, geographical dispersion and the need to integrate new employees who may not be familiar with our cultural values. Our workforce operates on an almost entirely remote basis, which may make it more difficult to communicate our cultural values to new and existing employees, foster a sense of community and collaboration, and maintain the employee engagement and cohesion necessary to preserve our culture. If we are unable to effectively communicate and instill our culture in new hires, or if the pressures of growth lead to a dilution of our cultural principles, our business may suffer.
Any failure to preserve our culture could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively, achieve efficiency and execute on our business strategy. If we are unsuccessful in recruiting, hiring, training, managing and integrating new employees or retaining our existing employees, or if we fail to preserve the valuable aspects of our culture, it could materially impair our ability to attract and support new Capacity Providers, producer and broker partners and Policyholders, all of which would materially and adversely affect our business, financial condition and results of operations.
Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, reputational harm or legal liability.
Our operations are dependent upon our ability to protect our personnel and technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. Should our personnel or technology infrastructure experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, protest or riot, security breach, cyberattack or other similar incident, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel and the proper functioning of computer, telecommunication and other related systems and operations. We could potentially lose key executives, personnel and policyholder data or experience material adverse interruptions to our operations or delivery of services in a disaster recovery scenario. Such disruption could also result in significant financial losses arising from the inability to process new policies or renew existing ones in a timely manner. Our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged policyholder relationships or legal liability.
Risks Relating to Intellectual Property and Cybersecurity
Failure to obtain, maintain, protect, defend or enforce our intellectual property rights, or allegations that we have infringed, misappropriated or otherwise violated the intellectual property rights of others, could harm our reputation, ability to compete effectively and business.
Our success and ability to compete depends in part on our ability to obtain, maintain, protect, defend and enforce our intellectual property rights. To protect our intellectual property rights, we rely on a combination of trademark, copyright and trade secret laws, as well as confidentiality, nondisclosure and assignment agreements and other contractual arrangements with our affiliates, employees, consultants, contractors, strategic partners and others. While, it is our policy to enter into agreements containing obligations of confidentiality with each party that has or may have had access to our know-how, trade secrets and other proprietary information, there can be no assurances that these agreements will not be breached, that such agreements will provide meaningful protection for our proprietary information or that adequate remedies will be available in the event of any misappropriation or unauthorized use or disclosure of such proprietary information. In addition, our competitors and other third parties may design around our intellectual property, independently develop similar or superior intellectual property, or otherwise duplicate or mimic our platform or products in a manner that does not violate our intellectual property rights, such that we would not be able to successfully assert our intellectual property rights against them. In addition, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming, and we may be required to spend significant resources to monitor and protect our intellectual property rights. Failure to adequately protect our intellectual property could harm our reputation, ability to compete effectively and our business.
Any intellectual property rights that we have or may obtain in the future could be challenged, invalidated, circumvented or rendered unenforceable through administrative process, including re-examination, inter partes review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or litigation. We cannot provide assurance that any pending trademark applications, or any applications we file in the future to register our intellectual property, will result in registered trademarks or other registered intellectual property, or we are issued registrations for our trademarks or other intellectual property, that such registrations will provide meaningful protection. Registration processes are expensive and we may not pursue registered intellectual property protection in all jurisdictions that may be relevant, for all our products, or in every class of goods and services in which we operate. Further, the effectiveness of intellectual property protections, including trademarks and copyrights, depends on the legal systems of the jurisdictions where we operate. If we expand our operations into additional jurisdictions, certain regions may have limited or inconsistent enforcement, or otherwise fail to provide the same level of protection over our proprietary information as do the laws of the United States, increasing the risk of unauthorized use or disclosure, infringement, misappropriation or other violation of our intellectual property and other proprietary information.
We rely on our trademarks, trade names and brand names to support our brand and perception of our platform and products and distinguish our platform and products from those of our competitors. We have registered or applied to register some of these trademarks. Third parties may also oppose our trademark applications or otherwise challenge our use of such trademarks, and our trademarks may be declared generic. Further, there can be no assurance that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. Third parties may file for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion. If we are unable to protect our trademarks, as well as our internet domain names, our brand recognition and reputation could suffer, we could incur significant re-branding expenses, and our results of operations could be adversely impacted.
We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect and limit access to and distribution of our trade secrets and other proprietary information, we customarily enter into confidentiality, nondisclosure and assignment agreements with our affiliates, employees, consultants, contractors and strategic partners. However, we cannot guarantee we have entered into such agreements with each party that has or may have access to our proprietary information. Moreover, no assurance can be given that these agreements will be effective in controlling access to our proprietary information or intellectual property rights or the distribution, use, misuse, misappropriation or disclosure of our proprietary information or intellectual property rights. Further, such agreements may not be enforceable in full or in part in all jurisdictions. Any breach of these agreements could negatively affect our business and our remedy for such breach may be limited. The contractual provisions that we enter into may not prevent unauthorized use or disclosure, or provide an adequate remedy in the event of such unauthorized use or disclosure, of our proprietary information or intellectual property rights.
Litigation may be necessary in the future to enforce our intellectual property and protect our proprietary information. Such litigation could be costly, time-consuming and distracting to management. Even if we do initiate litigation against third parties such as suits alleging infringement, misappropriation or other violations of our intellectual property, we may not prevail. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property rights. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or proprietary information could be compromised by disclosure during this type of litigation. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments that could similarly compromise our confidential or proprietary information. Any of the foregoing could harm our reputation, ability to compete effectively, financial condition and business.
Third parties may bring intellectual property infringement claims against us, and such claims could harm our reputation, ability to compete effectively, financial condition and business.
We cannot be certain that the conduct of our business does not and will not infringe upon, misappropriate, dilute or otherwise violate the intellectual property rights of others. Third parties may challenge, invalidate or circumvent our intellectual property and other proprietary rights, or otherwise assert rights therein or ownership thereof, including through administrative processes or litigation. Our defense of these claims, regardless of their merit or resolution, could be costly, damaging to our brand, time-consuming and distracting to management, could require us to redesign our platform or other products, or limit our ability to use or offer certain technologies, products or other intellectual property. The number of such claims (even claims without merit) may increase, particularly as a public company with an increased profile and visibility, as the level of competition in our market grows, and as the functionality of our offerings overlaps with other companies. Any of the foregoing could adversely affect our reputation, ability to compete effectively, financial condition and business.
Furthermore, successful challenges against us could require us to modify or discontinue our use of certain data, technology or intellectual property where such use is found to be in violation of a third party’s rights. We may also be required to seek licenses from third parties, which may not be available on commercially reasonable terms, or at all. Even if a license is available to us, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, or we may be required to pay significant licensing payments or royalties, which would increase our operating expenses. If we cannot license or develop non-infringing substitutes for any infringing technology used in any aspect of our business, we could be forced to limit or stop sales of our products, which may mean we will be unable to compete effectively. Any of these results could adversely affect our reputation, ability to compete effectively, financial condition and business.
We license data, technology and intellectual property from third parties for our products, the unavailability or inaccuracy of which could limit the functionality of our products and disrupt our business, and which may also impose limitations on our ability to commercialize our products.
We use data, technology and intellectual property licensed from third parties in our products and we may license additional third-party data, technology and intellectual property in the future. Any errors, delays or defects in this third-party data, technology and intellectual property could result in errors that could harm our brand and business. In addition, if we are unable to continue to use or license data, technology and intellectual property on commercially reasonable terms, or if this data, technology or intellectual property becomes unreliable, unavailable or fails to operate properly, we may not be able to secure adequate alternatives in a timely manner or at all, and our ability to offer our products and remain competitive in our market could be harmed. If data providers were to terminate their relationships with us, reduce the quality or quantity of data provided or experience operational disruptions, our ability to accurately underwrite policies could be compromised, which may lead to increased insurance risk, higher written loss ratios, and reduced profitability. Also, should any third party refuse to license its data, technology or intellectual property to us on the same terms that it offers to our competitors, or enter into exclusive contracts with our competitors, we could be placed at a significant competitive disadvantage. Disputes may arise between us and our licensors regarding the data, technology and intellectual property licensed to us under any license agreement, including disputes related to:
•the scope of rights granted under the license agreement and other interpretation-related issues;
•our compliance with obligations under the license agreement;
•the amounts of royalties or other payments due under the license agreement;
•whether and the extent to which we infringe, misappropriate, or otherwise violate intellectual property rights of the licensor that the licensor believes are not within the scope of the license agreement;

•our right to sublicense applicable rights to third parties;
•our right to transfer or assign the license agreement; and
•the ownership of intellectual property and know-how resulting from the joint creation or use of intellectual property by us, our partners and our licensors.
In addition, if regulatory bodies impose stringent requirements on the use and validation of third-party data in underwriting processes and the data provided by our vendors do not meet regulatory standards, we could face fines, penalties or other regulatory actions. Any changes in regulations that affect the use of third-party data could require us to modify our underwriting models and processes, potentially increasing our operational costs and impacting our profitability.
Further, the loss of our rights to use any data, technology and intellectual property, whether due to such third parties’ ceasing to do business, being acquired or pivoting their product offerings or other circumstances, could result in delays in producing or delivering affected products until equivalent data, technology or intellectual property is identified, licensed or otherwise procured and integrated. Our business could be disrupted if any data, technology and intellectual property we license from others were either no longer available to us on commercially reasonable terms, or at all. In either case, we could be required to attempt to redesign our products to function with data, technology and intellectual property available from other parties or to develop these components ourselves, which could result in increased costs and could result in delays in the release of new product offerings. Alternatively, we might be forced to limit the features available in affected products. Any of these results could harm our business, results of operations and financial condition.
If we or our third-party providers fail to protect confidential information and/or experience data security incidents, there may be damage to our brand and reputation, material financial penalties and legal liability, which would materially adversely affect our business, results of operations and financial condition
Our business is highly dependent on our information technology and telecommunications systems, including our underwriting systems. We rely on these systems to interact with producers, and insureds, to underwrite business, to prepare policies and process premiums, to perform actuarial and other modeling functions, to process claims and make claims payments, and to prepare internal and external financial statements. We also rely on our information and telecommunications systems for employees to interact with each other within our company, as most employees work on a remote basis a majority of their time as opposed to in physical offices. Some of these systems may include or rely on third-party systems provided by third-party service providers and/or not located on our premises or under our control. We and certain of our third-party providers collect, maintain and process data about prospective customers, employees, business partners, Policyholders, claimants, individual third-party producers, vendors and others, including information about individuals, and proprietary information belonging to our business such as trade secrets (collectively, “Confidential Information”).
We and our service providers face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of systems and Confidential Information, including vulnerabilities in commercial software that is integrated into our or our suppliers’ or service providers’ IT systems, products or services, natural catastrophes, terrorist attacks, industrial accidents, engineering/phishing, computer viruses, ransomware, a security breach by an unauthorized person, human or technological error, malfeasance, faulty password management or other irregularity, and as a result of malicious code embedded in open-source software, or misconfigurations, “bugs” or other vulnerabilities and other cyber-attacks. The risk of a data security breach or a disruption has generally increased in frequency, intensity and sophistication, and threat actors are becoming increasingly sophisticated in using techniques and tools—including AI—that circumvent security controls, evade detection and remove forensic evidence. Techniques used to compromise or sabotage systems change frequently, may originate from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists, less regulated and remote areas of the world and be difficult to detect and generally may not be recognized until launched against a target. As a result, we may be unable to detect, investigate, remediate or recover from future attacks or incidents, or to avoid a material adverse impact to our systems, Confidential Information or business. There can also be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems and Confidential Information. In addition, while we generally monitor vendor risk, including the security and stability of our critical vendors, we may fail to properly assess and understand the risks and costs involved in third-party relationships. Because we make extensive use of third-party suppliers and service providers, such as cloud services that support our internal and customer-facing operations, successful cyberattacks that disrupt or result in unauthorized access to our or our suppliers’ or service providers’ IT systems, products or services can materially impact our operations and financial results. We may be unable to adequately investigate or remediate any vulnerabilities to our systems, even if identified, due to attackers using tools and techniques that are designed to circumvent controls, avoid detection and remove or obfuscate forensic evidence.
We and certain of our third-party providers regularly experience cyberattacks and other incidents, and we expect such attacks and incidents to continue in varying degrees. While to date no incidents have had a material impact on our operations or financial results, we cannot guarantee that material incidents will not occur in the future. Any adverse impact to the availability, integrity or confidentiality of our IT systems or Confidential Information can result in legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, negative reputational impacts that cause us to lose existing or future customers, and/or significant incident response, system restoration or remediation and future compliance costs. Any or all of the foregoing could materially adversely affect our business, results of operations and financial condition. Finally, we cannot guarantee that any costs and liabilities incurred in relation to an attack or incident will be covered by our existing insurance policies or that applicable insurance will be available to us in the future on economically reasonable terms or at all. In addition, the trend toward general public notification of such incidents could exacerbate the harm to our business, financial condition and results of operations. Even if we successfully protect our technology infrastructure and the confidentiality of Confidential Information, we could suffer harm to our business and reputation if attempted security breaches are publicized. We cannot be certain that advances in criminal capabilities, discovery of new vulnerabilities, attempts to exploit vulnerabilities in our systems, data thefts, physical system or network break-ins, inappropriate access or other developments will not compromise or breach the technology or other security measures protecting the networks and systems used in connection with our business.
Moreover, as we accept debit and credit cards for payment, we are subject to the Payment Card Industry Data Security Standard (“PCI-DSS”), issued by the Payment Card Industry Security Standards Council. PCI-DSS contains compliance guidelines with regard to our security surrounding the physical and electronic storage, processing and transmission of cardholder data. If we or our service providers are unable to comply with the security standards established by banks and the payment card industry, we may be subject to fines, restrictions and expulsion from card acceptance programs, which could materially and adversely affect our business.
Compliance with ever evolving U.S. federal and state laws relating to the handling of information about individuals involves significant expenditure and resources, and any failure by us or our vendors to comply may result in significant liability, negative publicity and/or an erosion of trust, which could materially adversely affect our business, results of operations and financial condition.
As part of our normal business activities, we receive, store, handle, transmit, use and otherwise process information related to individuals including, but not limited to, prospective customers, employees, business partners, Policyholders, claimants, individual third-party producers and vendors. As such, we and our vendors are subject to various federal, state and local data privacy laws, rules, regulations, industry standards and other requirements, including those that apply generally to the handling of information about individuals, and those that are specific to certain industries, sectors, contexts or locations. These requirements, and their application, interpretation and amendment are constantly evolving and developing.
For example, in the United States, the Federal Trade Commission and state regulators enforce a variety of data privacy issues, such as promises made in privacy policies or failures to appropriately protect information about individuals, as unfair or deceptive acts or practices in or affecting commerce in violation of the Federal Trade Commission Act or similar state laws.
Further, we are considered a “financial institution” under the Gramm-Leach Bliley Act (the “GLBA”). The GLBA regulates, among other things, the use of certain information about individuals (“non-public personal information”) in the context of the provision of financial services, including by banks and other financial institutions. The GLBA includes both a “Privacy Rule,” which imposes obligations on financial institutions relating to the use or disclosure of non-public personal information, and a “Safeguards Rule,” which imposes obligations on financial institutions and, indirectly, their service providers to implement and maintain physical, administrative and technological measures to protect the security of non-public personal financial information. Any failure to comply with the GLBA could result in substantial financial penalties.
In addition, certain states have adopted new or modified privacy and security laws and regulations that may apply to our business. The California Consumer Privacy Act (“CCPA”) went into effect in 2020 and imposes obligations on businesses that process personal information of California residents. Among other things, the CCPA requires disclosures to such residents about the data collection, use and disclosure practices of covered businesses; provides such individuals expanded rights to access, delete, and correct their personal information, and opt-out of certain sales or transfers of personal information; and provides such individuals with a private right of action and statutory damages for certain data breaches. The law exempts from certain requirements of the CCPA certain information that is collected, processed, sold or disclosed pursuant to the California Financial Information Privacy Act, the federal Gramm-Leach-Bliley Act or the federal Driver’s Privacy Protection Act; however, information we hold about individual residents of California that is not subject to such exceptions (or another applicable exception) would be subject to the CCPA, such as workforce personal data and data processed through website monitoring tools and third-party digital marketing services. The enactment of the CCPA is prompting a wave of similar legislative developments in other states in the United States, which creates the potential for a patchwork of overlapping but different state laws. For example, since the CCPA went into effect, comprehensive privacy statutes that share similarities with the CCPA are now in effect and enforceable in over a dozen states, and amendments to such laws are regularly proposed. Many other states are currently reviewing or proposing the need for greater regulation of the collection, sharing, use and other processing of information related to individuals for marketing purposes or otherwise, and there remains increased interest at the federal level as well.
Further, in order to comply with the varying state laws around data breaches, we must maintain adequate security measures, which require significant investments in resources and ongoing attention. In addition, a number of federal and state laws and regulations relating to privacy affect and apply to the insurance industry specifically. In addition, we may be subject to specific data security frameworks and/or laws that require us to maintain a certain level of security. For example, the New York Department of Financial Services (“NY DFS”) Cybersecurity Regulations requires entities that are regulated by the NY DFS to adopt broad cybersecurity protections. Any failure by us to comply with these regulations could also result in regulatory sanctions, public disclosure and reputational damage even if we do not experience a significant cybersecurity breach.
These laws are in some cases relatively new and the interpretation and application of these laws are uncertain. Any failure or perceived failure by us to comply with data privacy or security laws, rules, regulations, industry standards and other requirements could result in proceedings or actions against us by individuals, consumer rights groups, government agencies or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity and an erosion of trust. In the event of a data breach, we are also subject to breach notification laws in the jurisdictions in which we operate, and the risk of litigation and regulatory enforcement actions. If any of these events were to occur, our business, results of operations and financial condition could be materially adversely affected.
We may not be able to effectively implement or adapt to changes in technology, particularly with respect to AI, which may result in interruptions to our business or even in a competitive disadvantage, and any actual or perceived failure to comply with evolving regulatory frameworks around the development and use of AI could adversely affect our business, results of operations and financial condition.
Developments in technology are affecting the insurance business. For example, insurance companies and MGUs are beginning to use AI, machine learning and automated decision-making technologies (collectively, “AI Technologies”) in a number of applications, including risk assessment, claims processing, customer service, fraud detection, customer servicing and quality management and predictive analytics and modeling. As a tech- and data-enabled MGU, our competitive position depends in part on our ability to leverage technology effectively in our underwriting, distribution and claims handling operations. We believe that the development and implementation of AI Technologies will require additional investment of our capital resources in the future, and it is possible that we may not be able to effectively implement or adapt to new technologies. We have not determined the amount of resources and the time that this development and implementation may require, which may result in short-term, unexpected interruptions to our business, or may result in a competitive disadvantage in price and/or efficiency, as we endeavor to develop or implement new technologies.
The regulatory framework for AI Technologies is rapidly evolving as many federal, state and foreign government bodies and agencies have introduced or are currently considering additional laws and regulations. Additionally, existing laws and regulations may be interpreted in ways that would affect the operation of the third-party AI Technologies we incorporate into our products and services, or could be rescinded or amended as new administrations take differing approaches to evolving AI Technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet completely determine the impact future laws, regulations, standards or market perception of their requirements may have on our business and may not always be able to anticipate how to respond to these laws or regulations. For example, in December 2023 the National Association of Insurance Commissioners adopted the Model Bulletin on Use of Artificial Intelligence Systems by Insurers (the “Model AI Bulletin”) and as of January 2026, 25 states have adopted bulletins substantially similar to the Model AI Bulletin. Additionally, a number of U.S. states have also adopted regulations specific to the use of AI and other states have proposed similar legislation. For example, in September 2025, the California Privacy Protection Agency introduced new requirements under the California Consumer Privacy Act related to Automated Decision-Making Technology, including AI and algorithmic systems, that significantly expand how businesses must govern AI and automated tools when they process personal information. Furthermore, in December 2025, President Trump issued a new Executive Order aiming to replace the patchwork of state AI regulations and empowering the federal government to take action to counter state regulations it deems excessive or inconsistent with federal policy. Any changes at the federal level pertaining to the regulation of AI Technologies could require us to expend significant resources to modify our products, services or operations to ensure compliance or remain competitive. Such additional regulations may impact our ability to develop, use, procure and commercialize AI Technologies in the future.
As with many technological innovations, there are significant risks involved in deploying AI Technologies and there can be no assurance that the usage of our investments in such technologies will always enhance our products or services or be beneficial to our business, including our efficiency or profitability. In particular, if the models underlying our AI Technologies are: incorrectly designed or implemented; trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data, or on data to which we do not have sufficient rights or in relation to which we and/or the providers of such data have not implemented sufficient legal compliance measures; used without sufficient oversight and governance to ensure their responsible use; and/or adversely impacted by unforeseen defects, technical challenges, cybersecurity threats or material performance issues, the performance of our products, services and business, as well as our reputation, could suffer or we could incur liability resulting from the violation of laws or contracts to which we are a party or civil claims.
With respect to our products or services that incorporate AI Technologies, the market for such products and services is rapidly evolving and unproven in many industries, including our own, and important assumptions about the characteristics of targeted markets, pricing, sales cycles, cost, performance and perceived value associated with our products or services may be inaccurate. In addition, our ability to continue to use AI Technologies licensed from third parties at the scale we need may be dependent on access to specific third-party software and infrastructure. We cannot control the availability or pricing of such third-party AI Technologies, and we may be unable to negotiate favorable economic terms with the applicable providers. If any such third-party AI Technologies become incompatible with our solutions or unavailable for use, or if the providers of such models unfavorably change the terms on which their AI Technologies are offered or terminate their relationship with us, our solutions may become less appealing to our customers and our business could be harmed.

Risks Relating to Regulatory and Legal Matters
The insurance business is extensively regulated, and changes in regulation may reduce our profitability and limit our growth.
We operate in a highly regulated industry, subject to regulatory oversight in the states where we are qualified to do business, and regulatory factors at the federal and state level may impact our ability to sell insurance policies. This extensive regulatory framework governs consumer protections and data security, exposing our business to significant litigation and compliance risks. Any failure to meet these requirements as a result of our or our service providers’ or partners’ actual or perceived failure to comply with such laws and regulations or allegations of noncompliance can result in fines, penalties or operational restrictions. Regulators may scrutinize the underwriting and pricing decisions made by our underwriting platform, potentially raising concerns about transparency, accuracy or adherence to applicable laws. Failure to comply with applicable regulations or to obtain or maintain appropriate authorizations or exemptions under any applicable laws could result in restrictions on our ability to conduct business or engage in activities regulated in one or more jurisdictions in which we operate and could subject us to fines, injunctions and other sanctions that could have a material adverse effect on our business, results of operations and financial condition. In addition, the nature and extent of regulation could materially change, which may result in additional costs associated with compliance with any such changes, or changes to our operations that may be necessary to comply, any of which may have a material adverse effect on our business. State insurance regulatory authorities have broad administrative powers, which at times are coordinated and communicated across regulatory bodies. These administrative powers include, but are not limited to:
•licensing companies and agents to transact business;
•regulating certain premium rates;
•reviewing and approving policy forms;
•regulating discrimination in pricing, coverage terms and unfair trade and claims practices, including payment of inducements;
•establishing and revising statutory capital and reserve requirements and solvency standards;
•evaluating enterprise risk to an insurance company;
•approving changes in control of insurance companies;
•restricting the payment of dividends and other transactions between affiliates;
•regulating the types, amounts and valuation of investments; and
•restricting, pursuant to state monoline restrictions, the types of insurance products that may be offered.
State insurance regulators and the National Association of Insurance Commissioners regularly re-examine existing laws and regulations, which may lead to modifications to statutory accounting principles, interpretations of existing laws and the development of new laws and regulations applicable to insurance companies and their products. Changes in regulations or heightened scrutiny of underwriting practices or E&S lines could materially and adversely affect our business, financial condition, results of operations and growth prospects.
Additionally, Bamboo Captive is registered as a Class 2 insurer under the Insurance Act 1978 of Bermuda and related rules and regulations, as amended (“Bermuda Insurance Act”) and as a result is subject to regulation and supervision in Bermuda by the Bermuda Monetary Authority (“BMA”). The Bermuda Insurance Act imposes on Bermuda insurance companies certain solvency and liquidity standards and auditing and reporting requirements and grants to the BMA powers to supervise, investigate and intervene in certain circumstances in the affairs of insurance companies. The BMA has the authority to require additional capital and surplus based upon the volume of net premium written. If the BMA were to restrict the use of captive (re)insurers, such as Bamboo Captive, or if we otherwise are unable to continue to use Bamboo Captive as we do, the capital and risk management benefits as well as our ability to source Capacity Providers could be adversely affected.
Litigation often arises from claims activity. As an MGU with delegated claims authority for certain of our Program Partners, we are directly responsible for claims handling and legal disputes related to denied or delayed claims under policies we underwrite may name us as a party, resulting in reputational damage and legal expenses. Litigation may also involve underwriting decisions, where our proprietary underwriting platform’s algorithms could be challenged for perceived inaccuracies, discrimination or noncompliance with regulatory standards. Such disputes can lead to court-mandated changes to our processes, financial liabilities and reputational harm. The scale and reach of our business can also expose us to the risk of class-action lawsuits or consumer protection claims alleging unfair practices or misleading disclosures. Legal proceedings tied to these allegations, whether substantiated or not, can result in significant financial liabilities, disruption to operations and erosion of policyholder trust. See also “—Risks Relating to our Business and Industry—Our failure to accurately pay claims in a timely manner could adversely affect our business, financial condition, results of operations and prospects.”
Changes in state residual market programs can impact our business. For example, expansions of the California FAIR Plan’s coverage or changes to its eligibility criteria could affect the competitive landscape and influence policyholder behavior, potentially impacting our market share and profitability.
As a provider of homeowner and other property insurance, we are particularly sensitive to regulations related to climate change and natural disasters. Due to the frequency and intensity of the natural disasters related to climate change, government and regulatory bodies may introduce new regulations aimed at mitigating the impact of natural disasters. These regulations could include stricter building codes, mandatory insurance requirements or incentives for risk mitigation measures. Such regulations could increase our service providers’ or partners’ compliance costs and operational complexity. Further, a substantial legal liability or a significant regulatory action against us could have a material adverse effect on our business, results of operations and financial condition. It is possible that we could become subject to future investigations, regulatory actions, lawsuits or enforcement actions, which could cause us to incur legal costs and, if we were found to have violated any laws or regulations, require us to pay fines and damages, perhaps in material amounts and result in injunctions and other sanctions. Increased regulatory scrutiny and any resulting investigations or legal proceedings could result in new legal precedents and industry-wide regulations or practices that could have a material adverse effect on our business, results of operations and financial condition. Moreover, even if we ultimately prevail in such litigation, regulatory action or investigation, we could suffer significant reputational harm and incur significant legal expenses, which could have a material adverse effect on our business, results of operations and financial condition. We cannot predict the ultimate outcomes of any future investigations, regulatory actions or legal proceedings. Additionally, our Program Partners are regulated by state insurance departments for solvency issues and are subject to reserve requirements. We cannot guarantee that all carriers with which we do business comply with regulations instituted by state insurance departments. For example, if our Capacity Providers are perceived as unstable or financially weak, they may face increased regulatory scrutiny, which could result in restrictions on their operations or additional compliance requirements. This could further impact their ability to support our business and lead to operational disruptions. If our Capacity Providers are unable to adapt to these regulatory changes, it could lead to a reduction in their capacity or willingness to partner with us, thereby affecting our ability to operate and expand our business and maintain existing policies. We may need to expend resources to address questions or concerns regarding our relationships with these Capacity Providers, diverting management resources away from operating our business, which could have an adverse impact on our business.
The redomestication of our captive insurance subsidiary, Bamboo Captive, from Arizona to Bermuda may not achieve the anticipated benefits and could expose us to additional regulatory, tax, operational and financial risks.
We have redomesticated Bamboo Captive from Arizona to Bermuda in the third quarter of 2026. We expect the redomestication to provide certain benefits, including greater flexibility in the captive’s insurance and reinsurance operations and a regulatory framework suited to our risk-management objectives. These anticipated benefits may not be realized, may be delayed or may be outweighed by the costs and risks associated with the redomestication.

The redomestication was subject to approvals and other requirements imposed by the Bermuda Registrar of Companies, the BMA and insurance regulators in Bermuda and Arizona. These authorities may impose conditions, capital requirements, collateral obligations, reporting requirements or other restrictions that could increase our costs or limit Bamboo Captive’s operations. Following the redomestication, Bamboo Captive is subject to Bermuda’s legal and insurance regulatory regime, including requirements relating to licensing, solvency, liquidity, governance, reporting, examinations, dividends and distributions and changes in control. These requirements may differ materially from those applicable in Arizona, may change over time and may restrict Bamboo Captive’s ability to cover its current risks, retain or transfer risk, invest its assets or distribute capital to us.
If the redomestication does not achieve its intended objectives or results in increased costs, regulatory restrictions, adverse tax consequences or reduced access to capital, reinsurance or counterparties, our liquidity, financial condition and results of operations and risk-management program could be adversely affected.
Changes to the E&S lines regulatory landscape could have a detrimental impact to our sales, innovation and ability to grow.
Although we primarily operate in the admitted market, certain of our products are offered on an E&S basis, which allows for greater flexibility in underwriting, pricing and product innovation compared to the admitted insurance market. The rates and forms of products offered on an E&S basis are not required to be filed with state regulators in the same manner as admitted carriers, enabling us to adapt quickly to market conditions and policyholder needs for these types of specific products. For the year ended December 31, 2025, 11% of our total premium was generated from products offered on an E&S basis.
Regulatory changes affecting the E&S market or the imposition of admitted-market requirements for these specific products on us could have a material and adverse impact on our business. If we are required to file and receive approval for our rates and policy forms in certain states for these specific products, it could significantly slow our ability to adjust pricing on these products based on evolving risk factors and our proprietary models and technology platform.
Compliance with insurance licensing requirements for MGUs and individual producers is critical to our operations, and any failure to maintain required licenses could disrupt our business.
As an MGU, we are subject to licensing requirements and must maintain insurance licenses in each of the jurisdictions in which we operate. These licenses are subject to periodic renewal and compliance with jurisdiction-specific regulations, including recordkeeping, tax reporting and E&S lines filing requirements (the requirements related to surplus lines brokers we delegate to our Distribution Partners). Any failure to meet these obligations, whether directly or by our Distribution Partners, could result in fines, penalties or suspension of our licenses, which would impair our ability to operate in affected jurisdictions.
Additionally, certain employees who provide customer service or interact with Policyholders are required to obtain and maintain individual insurance producer licenses in compliance with state regulations. These licenses require passing state examinations, completing continuing education courses and adhering to ethical standards. The departure of key licensed individuals could immediately impact our ability to place new business or service existing policies in affected states until we can obtain new individual licenses. This creates operational risk, as the process of obtaining new individual licenses can be time-consuming, potentially creating business interruptions. As a result, failure by any of our licensed employees to meet these requirements could limit our ability to provide customer service or result in regulatory action.
The variation in licensing requirements across states increases administrative complexity and costs. Monitoring and managing compliance for both agency and individual licenses requires significant investment in resources and systems. Any oversight, such as missed renewal deadlines or failure to meet state-specific reporting requirements, could result in lapses or disciplinary action. Loss or suspension of licenses in key markets could significantly impact our revenue and growth prospects, particularly in states that represent a substantial portion of our business. Additionally, lapses in individual licensing could expose us to liability if unlicensed employees inadvertently engage in regulated activities.

The regulatory landscape governing insurance licensing is continually evolving, and new or modified requirements could impose additional compliance burdens or restrict our ability to operate in certain jurisdictions. Maintaining licensing compliance requires significant ongoing investment in personnel, training and systems, and these costs may increase as regulations evolve or our business expands. We also depend on third-party service providers to assist with certain aspects of our licensing compliance and any failures by these providers could result in inadvertent non-compliance with licensing requirements. In addition, as we expand into new markets or offer new products, we may face additional licensing requirements or heightened regulatory scrutiny, which could impede our growth strategies.
Finally, as an MGU, we must verify that our sub-producers maintain required licenses and comply with the conditions of our delegated binding authorities. Failure to oversee the license status of our sub-producers could result in termination of carrier relationships and/or increased regulatory risk.
These licensing requirements are complex, vary by state and impose ongoing obligations that are critical to maintaining our ability to conduct business. While we strive to maintain all required licenses, we cannot assure that we will be able to maintain them in the future or obtain additional licenses as needed, and any such failure or lapses in compliance could materially and adversely affect our business, financial condition, results of operations and growth prospects.
Regulatory and licensing requirement changes could disrupt operations or increase compliance costs and restrict our ability to conduct our business.
The homeowner and the general property insurance industry operates within a complex and evolving regulatory environment, encompassing federal, state and local laws. Changes to these regulations could significantly impact our business model, operational costs and competitive position.
Changes to state residual market programs, such as the California FAIR Plan, are possible. Any modifications to such program’s pricing structure, underwriting guidelines or eligibility criteria could alter the competitive landscape in which we operate. Regulatory changes at the state level, including those affecting risk mapping, risk assessment standards and lender requirements, could also create uncertainty for private insurers. For example, changes to state risk zone designations or risk rating methodologies could affect how we evaluate and price risk, necessitating costly updates to our proprietary technology. Additionally, prolonged regulatory uncertainty could discourage banks or other lenders from accepting private homeowners insurance policies, further limiting market growth. Changes to standard policy forms or requirements could also necessitate swift adjustments to our processes and systems, potentially increasing compliance costs and operational risks. Further, while state policies dominate the homeowners insurance market, state regulators play a significant role in governing private insurers. Variability in state-level requirements for rate filings, consumer protections and policy approvals can add complexity and cost to our operations.
As a result, any significant shifts in state regulations could materially and adversely affect our business, financial condition and results of operations.
Our business is subject to risks related to legal, governmental and regulatory proceedings.
In the normal course of business, we may be subject to regulatory and governmental investigations and civil actions, litigation and other forms of dispute resolution. In addition, we may become involved in litigation and arbitration concerning our rights and obligations under insurance policies issued by our Capacity Providers to third parties. Additionally, from time to time, various regulatory and governmental agencies may review our transactions and practices in connection with industry-wide and other inquiries. Such investigations, inquiries or examinations could in the future develop into administrative, civil or criminal proceedings or enforcement actions, in which remedies could include fines, penalties, restitution or alterations in our business practices, and could result in additional expenses, limitations on certain business activities and reputational damage.
We and our officers and directors may also become subject to a variety of additional types of legal disputes brought by holders of our securities, Policyholders, employees and others, alleging, among other things, breach of contractual or fiduciary duties, bad faith, indemnification and violations of federal and state statutes and regulations.

Certain of these matters may also involve potentially significant risk of loss due to the possibility of significant jury awards and settlements, punitive damages or other penalties. These matters could be highly complex and seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from them, and developments in these matters could have a material adverse effect on our financial condition or results of operations.
Risks Related to Financial Matters and Accounting
We have debt outstanding that could adversely affect our financial flexibility and subjects us to restrictions and limitations that could significantly impact our ability to operate our business.
As of June 30, 2026, we had total consolidated debt outstanding under our Credit Agreement with a principal balance of $548 million. We had interest expense of $16 million for the six months ended June 30, 2026. The level of debt we have outstanding during any period could adversely affect our financial flexibility. We also bear risk at the time our debt matures and related to the floating nature of the interest rate on our debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk” for additional information about our exposure to changes in interest rates and our hedging strategy.
Our ability to make interest and principal payments, to refinance our debt obligations, and to fund any planned capital expenditures will depend on our ability to generate cash from operations. Our ability to generate cash from operations is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, such as an environment of rising interest rates. The need to service our indebtedness will also reduce our ability to use cash for other purposes, including working capital, dividends to stockholders, acquisitions, capital expenditures, share repurchases and general corporate purposes. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions and investments, any of which could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business. Additionally, we may not be able to effect such actions, if necessary, on favorable terms, or at all. We may not be able to refinance any of our indebtedness on favorable terms, or at all.
The Credit Agreement governing our debt contains covenants that, among other things, restrict our ability to make certain restricted payments, incur additional debt, engage in certain asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change our business or make investments, and require us to comply with certain financial covenants. The restrictions in the Credit Agreement governing our debt may prevent us from taking actions that we believe would be in the best interest of our business and our stockholders and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional or more restrictive covenants that could affect our financial and operational flexibility, including our ability to pay dividends. We cannot make any assurances that we will be able to refinance our debt or obtain additional financing on terms acceptable to us, or at all. A failure to comply with the restrictions under the Credit Agreement could result in a default under the financing obligations or could require us to obtain waivers from our lenders for failure to comply with these restrictions. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as sales of assets, sales of equity, or negotiations to restructure the debt. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could cause our obligations with respect to our debt to be accelerated and have a material adverse effect on our business, financial condition and results of operations.
We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.
Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates at levels sufficient to generate profitable results for our Capacity Providers. We may need to raise funds through financings or curtail our growth. Many factors will affect the amount and timing of our capital needs, including our growth rate and profitability, our Capacity Providers’ claims experience, the availability of reinsurance, market disruptions and other unforeseeable developments. If we need to raise additional capital, equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result. In the case of debt financings, we may be subject to covenants that restrict our ability to freely operate our business. In any case, such securities or other debt may have rights, preferences and privileges that are senior to those of the shares of Class A common stock offered hereby. If we cannot obtain adequate capital on favorable terms or at all, we may not have sufficient funds to implement our operating plans and our business, financial condition or results of operations could be adversely affected.
Inflation may adversely affect our business, financial condition and results of operations.
Inflation has increased throughout the U.S. economy. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, increased costs of labor, weakening exchange rates and other similar effects. Inflation can adversely affect us by affecting our costs as well as corporate spending and discretionary consumer spending as a result of inflation’s impact to unemployment rates, interest rates, wages, fuel prices and tax law changes, among others. While we do not believe that inflation has had a material impact on our financial condition or results of operations to date, we have experienced, and continue to experience, increases in the prices of labor and other costs of doing business. To the extent we take measures to mitigate the impact of inflation, these measures may not be effective and our business, financial condition and results of operations could be adversely affected.
As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We may not be able to complete our evaluation, testing and any required remediation prior to becoming a public company or in a timely manner thereafter. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our Class A common stock to decline, and we may be subject to investigation or sanctions by the SEC.
We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.
Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and stock price. To comply with the requirements of being a public company, we may need to undertake various costly and time consuming actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which may adversely affect our business, financial condition and results of operations.
Changes in accounting principles and financial reporting requirements could impact our consolidated results of operations and financial condition.
Our financial statements are prepared in accordance with GAAP, which are periodically revised. Changes in accounting principles and financial reporting requirements could significantly impact our consolidated results of operations and financial condition. From time to time, we are required to adopt new or revised accounting standards issued by Financial Accounting Standards Board (“FASB”), which may require us to modify our accounting policies, procedures and systems. These changes could result in significant variations in our reported financial results and may affect our financial condition.
If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or actual results differ from the set expectations, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in the market price of our stock.
We prepare our consolidated financial statements in accordance with GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. If our assumptions change or actual circumstances differ from those in our assumptions, our results could differ from these estimates, which could materially affect our consolidated financial statements. This could cause our results of operations to fall below expectations of securities analysts and investors, and result in a decline in the market price of our Class A common stock. Future changes in accounting standards or accounting guidance generally could also have an adverse impact on our results of operations and financial condition. Further, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations.
Changes in tax laws and unanticipated tax liabilities could adversely affect our effective income tax rate and profitability.
We are subject to income taxes where we engage in business, including in the United States. Our effective income tax rate and profitability could be adversely affected in the future by several factors, including changes in tax laws, regulations, administrative guidance or interpretations at the federal, state, local, non-U.S. or international level, as well as changes in the valuation of deferred tax assets and liabilities. In addition, we are subject to U.S. federal, state, local and other sales and other taxes.
On July 4, 2025, the President signed into law the “OBBBA,” a sweeping tax and spending law that makes permanent many provisions of the 2017 Tax Cuts and Jobs Act (the “TCJA”), while introducing new tax rules and amending others. While certain provisions may reduce our tax liability, such as modifications to corporate tax rates, deductions, credits, treatment of foreign income and expensing rules, others may introduce new complexity and audit risk. We will continue to monitor the potential impact of the OBBBA. Because tax laws are dynamic and often retroactive or uncertain in interpretation, projected tax liabilities may differ significantly from eventual obligations. The net impact of the OBBBA and related rules remains uncertain, and misapplication of the new rules could lead to materially adverse outcomes.
In addition, significant judgment is required in evaluating our tax positions, and the ultimate tax outcome may be uncertain or vary from estimates. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates and changes in the valuation of deferred tax assets and liabilities. In addition, our future income tax obligations could be adversely affected by changes in, or interpretations of, tax laws in the United States and other jurisdictions. Tax authorities may disagree with our calculation of tax attributes or other matters and may assess additional taxes, interest and penalties. While we regularly assess the likely outcomes of examinations to determine the adequacy of our provision for income and other taxes and we believe that our financial statements reflect adequate reserves to cover any such contingencies, there can be no assurance that the outcomes of such examinations will not vary from our expectations or will not have a material impact on our results of operations and cash flows. In addition, if tax or other governmental authorities change applicable tax laws, our overall taxes and effective tax rate could increase, and our financial condition or results of operations may be adversely impacted.
We regularly assess all of these tax-related matters to determine the adequacy of our tax provision. If current tax strategies are ineffective or not in compliance with domestic and international tax laws, our financial position, operating results and cash flows could be adversely affected.
Risks Relating to our Organizational Structure
Our principal asset after the closing of this offering will be our indirect interest in Miramar Holdco, and, as a result, we will depend on distributions from Miramar Holdco to pay our taxes and expenses (including payments under the Tax Receivable Agreement) and pay any dividends. Miramar Holdco’s ability to make such distributions may be subject to various limitations and restrictions.
Miramar Holdco will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to entity-level U.S. federal income tax. Instead, any taxable income of Miramar Holdco will be allocated to holders of LLC Interests (including us indirectly through the Blocker Companies, with which we intend to form a consolidated group for U.S. federal income tax purposes). Accordingly, we will incur income taxes on the Blocker Companies’ allocable share of any net taxable income of Miramar Holdco. Under the terms of the Miramar Holdco LLC Agreement, Miramar Holdco will be obligated, subject to various limitations and restrictions, including with respect to its and its subsidiaries’ debt agreements, to make tax distributions to holders of LLC Interests. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which we expect will be significant. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” We intend, as its managing member, to cause Miramar Holdco to make cash distributions to the holders of LLC Interests in an amount sufficient to (i) fund all or part of their anticipated tax obligations in respect of taxable income allocated to them and (ii) cover our operating expenses, including payments under the Tax Receivable Agreement. However, Miramar Holdco’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Miramar Holdco or a subsidiary is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Miramar Holdco insolvent. If we do not have sufficient funds to pay tax or other liabilities, or to fund our operations (including, if applicable, because of an acceleration of our obligations under the Tax Receivable Agreement), we may have to borrow funds, which could materially and adversely affect our liquidity and financial condition, and subject us to various restrictions imposed by any lenders of such funds, or may not be available. To the extent we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that certain nonpayment circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in the acceleration of payments due under the Tax Receivable Agreement at the election of the parties to the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement.” In addition, if Miramar Holdco does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired, although we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. See “—Risks Relating to Ownership of our Class A Common Stock—Since we have no current plans to pay regular cash dividends on our Class A common stock following this offering, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.” and “Dividend Policy.”
As mentioned above, under the Miramar Holdco LLC Agreement, we intend to cause Miramar Holdco, from time to time, to make distributions in cash to the holders of LLC Interests in amounts sufficient to cover the anticipated taxes imposed on their allocable share of taxable income of Miramar Holdco. As a result of (i) potential differences in the amount of net taxable income allocable to the other holders of LLC Interests, (ii) the lower tax rate applicable to corporations as opposed to individuals and (iii) certain tax benefits covered by, and payments under, the Tax Receivable Agreement, these tax distributions to the Blocker Companies may be in amounts that exceed our tax liabilities. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses, or we may elect to reduce the amount of such tax distributions that Miramar Holdco makes to the Blocker Companies. We will have no obligation to distribute any such excess cash (or other available cash) to our shareholders. To the extent we do not distribute such excess cash as dividends on our Class A common stock we may take other actions with respect to such excess cash, for example, holding such excess cash, or lending or contributing it (or a portion thereof) to Miramar Holdco, which may result in shares of our Class A common stock increasing in value relative to the value of LLC Interests. Following a contribution of such excess cash to Miramar Holdco, we may make an adjustment to the outstanding number of LLC Interests held by holders of LLC Interests (other than us).
In addition, the tax distributions that Miramar Holdco may be required to make may be substantial. Funds used by Miramar Holdco to satisfy its obligation to make tax distributions will not be available for reinvestment in our business, except to the extent we or the Continuing Equity Owners use any excess cash received to reinvest in Miramar Holdco, whether for additional LLC Interests, pursuant to a loan or otherwise.
Moreover, Miramar Holdco may be required to increase its indebtedness in order to fund additional tax distributions. Such additional borrowing may adversely affect our results of operations, cash flows and financial position by, without limitation, limiting our ability to borrow in the future for other purposes, such as capital expenditures, and increasing our interest expense and leverage ratios.
The Tax Receivable Agreement requires us to make cash payments to the Continuing Equity Owners and Blocker Shareholders in respect of certain tax benefits to which we may become entitled, and we expect that such payments will be substantial.
In connection with the closing of this offering, we will enter into a Tax Receivable Agreement with Miramar Holdco, the Continuing Equity Owners and the Blocker Shareholders. Under the Tax Receivable Agreement, we will be required to make cash payments to the Continuing Equity Owners and the Blocker Shareholders equal to 85% of the tax benefits, if any, that we actually realize, or in certain circumstances are deemed to realize, as a result of (i) increases in our allocable share of the tax basis of Miramar Holdco’s assets resulting from (a) future redemptions or exchanges of LLC Interests for Class A common stock or cash as described under “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions—LLC Interest Redemption Rights” and (b) certain distributions (or deemed distributions) by Miramar Holdco, (ii) certain tax attributes of the Blocker Companies acquired by us in the Blocker Mergers and (iii) certain additional tax benefits arising from payments made under the Tax Receivable Agreement. We will be required to make such payments even if or after all of the Continuing Equity Owners were to exchange or redeem their remaining LLC Interests and shares of Class B common stock and if or after all of the Continuing Equity Owners and Blocker Shareholders sell or otherwise dispose of all of their shares of Class A common stock.
The payment obligations under the Tax Receivable Agreement are an obligation of Bamboo Insurance Services and not of Miramar Holdco. We expect that the amount of the cash payments we will be required to make under the Tax Receivable Agreement will be substantial. Any payments made by us under the Tax Receivable Agreement will not be available for reinvestment in our business or to satisfy other expenses or pay dividends and will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us; provided, however, that certain nonpayment circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in the acceleration of payments due under the Tax Receivable Agreement at the election of the parties to the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement.” Furthermore, if we experience a change of control (as defined under the Tax Receivable Agreement), which includes certain mergers, asset sales and other forms of business combinations, each applicable party to the Tax Receivable Agreement may elect to terminate the agreement with respect to such party, in which case our obligations with respect to such party would accelerate and be settled by an early termination payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. This potential payment obligation could (i) make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement and (ii) result in holders of our Class A common stock receiving substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Accordingly, the Continuing Equity Owners’ interests may conflict with those of other holders of our Class A common stock. If a party to the Tax Receivable Agreement does not make such election to terminate the agreement, then such party's rights under the Tax Receivable Agreement, and our obligations under the Tax Receivable Agreement to make payments to such party, would generally continue following the change of control.
Assuming no material changes in the relevant tax laws and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with future redemptions or exchanges of all LLC Interests owned by the Continuing Equity Owners pursuant to the Miramar Holdco LLC Agreement as described above and associated with tax attributes of the Blocker Companies that are subject to the Tax Receivable Agreement, would aggregate to approximately $433 million over 18 years from the date of this offering based on the assumed initial public offering price of $19.00 per share of our Class A common stock, the midpoint of the range set forth on the cover page of this prospectus, and assuming all redemptions or exchanges would occur immediately after the initial public offering for the remaining ownership of Miramar Holdco not acquired directly or indirectly by us, which is assumed to occur on June 30, 2026 for purposes of the pro forma condensed financial information presented herein and elsewhere in this prospectus. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, we would be required to pay approximately 85% of such amount, or approximately $368 million, over the 19-year period from the date of this offering, to the Continuing Equity Owners and Blocker Shareholders. The actual amount of tax benefits and the actual utilization of such tax benefits, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions by the Continuing Equity Owners; the price of shares of our Class A common stock at the time of any redemption; the extent to which such redemptions or exchanges are taxable; the amount of gain recognized by such Continuing Equity Owners; the amount of the relevant tax attributes of the Blocker Companies, and whether and to what extent the use of any such tax attributes is limited under applicable law; the amount and timing of the taxable income allocated to us or otherwise generated by us in the future; the portion of our payments under the Tax Receivable Agreement constituting imputed interest; and the federal and state tax rates then applicable.
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners and the Blocker Shareholders that will not benefit other holders of our Class A common stock to the same extent that it will benefit the Continuing Equity Owners and the Blocker Shareholders.
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners and the Blocker Shareholders that will not benefit other holders of our Class A common stock to the same extent that it will benefit the Continuing Equity Owners and the Blocker Shareholders. We will enter into the Tax Receivable Agreement with Miramar Holdco, the Continuing Equity Owners and the Blocker Shareholders in connection with the closing of this offering and the Transactions, which will provide for the payment by us to the Continuing Equity Owners and the Blocker Shareholders of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in our allocable share of the tax basis of Miramar Holdco’s assets resulting from (a) future redemptions or exchanges of LLC Interests for Class A common stock or cash as described under “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions—LLC Interest Redemption Rights” and (b) certain distributions (or deemed distributions) by Miramar Holdco, (ii) certain tax attributes of the Blocker Companies acquired by us in the Blocker Mergers and (iii) certain additional tax benefits arising from payments made under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement.” Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for or value of our Class A common stock.
In certain cases, payments under the Tax Receivable Agreement may be accelerated or significantly exceed any actual benefits we realize then or in the future in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the first taxable year ending after the consummation of the Transactions. There is no maximum term for the Tax Receivable Agreement. However, the Tax Receivable Agreement will provide that if (i) we materially breach any of our material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations or other changes of control occur after the closing of this offering and the parties to the Tax Receivable Agreement elect acceleration, or (iii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments may be accelerated and will be determined based on certain assumptions, including an assumption that we will have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement.
As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In addition, such cash payment to the Continuing Equity Owners or the Blocker Shareholders could be greater than any actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, should we elect to terminate the Tax Receivable Agreement immediately following this offering, assuming no material changes in the relevant tax laws or tax rates and that we earn sufficient taxable income to realize all potential tax benefits that are subject to the Tax Receivable Agreement, we estimate that the aggregate of termination payments would be approximately $252 million (at a discount rate of SOFR plus 100 basis points) based on the assumed initial public offering price of $19.00 per share of our Class A common stock, the midpoint of the range set forth on the cover page of this prospectus, and assuming SOFR (as defined in the Tax Receivable Agreement) were to be 3.59%. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.
We will not be reimbursed for any payments made to the Continuing Equity Owners or the Blocker Shareholders under the Tax Receivable Agreement in the event that any tax benefits are disallowed or are otherwise not realized after such payments are made.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the Internal Revenue Service (“IRS”), or another tax authority, may challenge all or part of the tax benefits we claim, as well as other related tax positions we take, and a court could sustain any such challenge. The interests of the Continuing Equity Owners and the Blocker Shareholders in any such challenge may differ from or conflict with our interests and your interests, and the applicable Continuing Equity Owners or Blocker Shareholders may exercise their voting rights or other discretion relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners or the Blocker Shareholders under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to a Continuing Equity Owner or a Blocker Shareholder are subsequently challenged by a taxing authority and are ultimately disallowed, and we will not be entitled to reduce or delay payments under the Tax Receivable Agreement during the pendency of an audit or other challenge until there is a final determination thereof. Instead, any such excess cash payments made by us to a Continuing Equity Owner or a Blocker Shareholder will be netted against future cash payments, if any, that we might otherwise be required to make to such Continuing Equity Owner or Blocker Shareholder under the terms of the Tax Receivable Agreement.

However, we might not determine whether we have effectively made an excess cash payment to a Continuing Equity Owner or a Blocker Shareholder for a number of years following the initial time of such payment. Moreover, the excess cash payments we made previously under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits we may claim are complex and factual in nature, and there can be no assurance that the IRS or a court will agree with our tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of any actual cash tax savings that we realize in respect of the tax attributes with respect to a Continuing Equity Owner or a Blocker Shareholder that are the subject of the Tax Receivable Agreement.
The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A common stock.
The Tax Receivable Agreement will provide that upon certain mergers, asset sales or other forms of business combination or certain other changes of control, each party to the Tax Receivable Agreement may elect to terminate the agreement with respect to such party, in which case our (or our successor’s) obligations with respect to such party would accelerate and be based on certain assumptions, including that we (or our successor) would have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement. Consequently, it is possible, in these circumstances, that the actual cash tax savings realized by us may be significantly less than the corresponding tax benefit payments under the Tax Receivable Agreement. Our accelerated payment obligations and/or assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A common stock in a change of control transaction.
The Continuing Equity Owners may have conflicting interests with holders of shares of our Class A common stock.
Immediately following this offering, the Continuing Equity Owners will indirectly own approximately 16% of the LLC Interests. Because they hold their ownership interest in our business directly in Miramar Holdco, rather than through us, the Continuing Equity Owners may have conflicting interests with holders of shares of our Class A common stock. For example, if Miramar Holdco makes distributions to us, the non-managing members of Miramar Holdco will also be entitled to receive such distributions pro rata in accordance with their ownership of LLC Interests and their preferences as to the timing and amount of any such distributions may differ from those of our public shareholders. The Continuing Equity Owners and the Blocker Shareholders may also have different tax positions from us that could influence their decisions regarding whether and when to dispose of assets, especially in light of the existence of the Tax Receivable Agreement that we entered into in connection with this offering with Miramar Holdco, the Continuing Equity Owners and the Blocker Shareholders, whether and when to incur new or refinance existing indebtedness and whether and when we should terminate the Tax Receivable Agreement and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration our pre-IPO owners’ tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement.”
Our shares of Class B common stock will not have economic rights. Immediately following the closing of this offering, all of our Class B common stock will be held by the Continuing Equity Owners and certain of their affiliates. Additional shares of Class B common stock will be issuable upon vesting of the Unvested LLC Interests.
If we were deemed to be an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act, as a result of our ownership of Miramar Holdco, applicable restrictions could make it impractical for us to continue our business as contemplated and could adversely affect our business, results of operations and financial condition.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act. As the sole manager of Miramar Holdco, we will control and operate Miramar Holdco. On that basis, we believe that our interest in Miramar Holdco is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of Miramar Holdco, our interest in Miramar Holdco could be deemed an “investment security” for purposes of the 1940 Act. We and Miramar Holdco intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could adversely affect our business, results of operations and financial condition.
Risks Relating to Ownership of our Class A common stock
CVC will have control over matters submitted to our stockholders and its interests may conflict with ours or yours in the future, including matters that involve corporate opportunities.
Immediately following this offering, CVC will, through the Blocker Shareholders, beneficially hold approximately 61% of the voting power of our outstanding common stock, or 58% if the underwriters exercise in full their option to purchase additional shares, which means that, based on their combined percentage voting power held after the offering and together with their rights under the Stockholders Agreement, CVC, through the Blocker Shareholders, will have control on matters submitted to a vote of our stockholders and therefore, on the composition of our board of directors and the approval of actions requiring stockholder approval. Accordingly, for such period of time, CVC will have control with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our Class A common stock. In particular, for so long as the CVC Funds continue to directly or indirectly own a significant percentage of our stock, CVC may be able to cause or prevent a change of control of us or a change in the composition of our board of directors and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of us and ultimately might affect the market price of our Class A common stock.
In addition, the Stockholders Agreement will provide that CVC will have the right to designate up to five nominees for election to our board of directors immediately following this offering, which number shall decline in the future in proportion to any declines in the CVC Funds’ direct or indirect ownership in us. See the section entitled “Certain Relationships and Related Party Transactions—Stockholders Agreement” for more information.
CVC engages in a broad spectrum of activities, including investments in the insurance industry generally. In the ordinary course of their business activities, CVC and its affiliates may engage in activities where their interests conflict with our interests or those of our other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are business partners of ours. Although the “corporate opportunities doctrine” provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its shareholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them, our amended and restated certificate of incorporation that will be effective in connection with the closing of this offering will waive the corporate opportunities doctrine. Specifically, our amended and restated certificate of incorporation that will be effective in connection with the closing of this offering will provide that none of the CVC Related Parties (as defined below) or their affiliates (other than us and our subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also our employee or an employee of our subsidiaries), or any director or stockholder who is not employed by us or our subsidiaries (each such person, an “exempt person”) will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The exempt persons also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to

us. In addition, if any exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for us, such person will have no duty to communicate or offer such transaction or business opportunity to us and they may take any such opportunity for themselves or offer it to another person or entity. The CVC Related Parties and their affiliates may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you. See the sections entitled “Description of Capital Stock—Conflicts of Interest; Corporate Opportunities.”
There is no existing market for our Class A common stock, and we do not know if one will develop, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.
Prior to this offering, there has not been a public market for our Class A common stock, and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the NYSE, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us, the Selling Stockholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.
Our stock price may change significantly following the offering and you may not be able to resell shares of our Class A common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.
The initial public offering price for our Class A common stock was determined by negotiations between us, the Selling Stockholders and the underwriters. Our operating results and the trading price of our Class A common stock may fluctuate and you may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:
•market conditions in our industry or the broader stock market;
•actual or anticipated fluctuations in our quarterly financial and operating results;
•introduction of new solutions or services by us or our competitors;
•issuance of new or changed securities analysts’ reports or recommendations; sales, or anticipated sales, of large blocks of our stock;
•additions or departures of key personnel;
•regulatory or political developments;
•litigation and governmental investigations;
•changing economic conditions;
•investors’ perception of us;
•events beyond our control such as weather and war; and
•any default on our indebtedness.
In particular, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. In addition, we may issue additional Class A common stock in the future. Such sales could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. After this offering, we will have outstanding 130,764,913 shares of Class A common stock. The shares that are not being sold in this offering will be subject to a 180-day lock-up period provided under agreements executed in connection with this offering. These shares will, however, be able to be transferred after the expiration of the lock-up agreements, upon the waiver of such lock-up agreement by, or in accordance with the exceptions to the lock-up described in the “Shares Eligible for Future Sale” and “Underwriting (Conflicts of Interest)” sections of this prospectus. We also intend to file a Form S-8 under the Securities Act of 1933 to register all shares of Class A common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely resold in the public market, subject to legal or contractual restrictions, such as the lock-up agreements described in the “Underwriting (Conflicts of Interest)” section of this prospectus. As restrictions on resale end, the market price of our stock could decline if the holders of shares that will be subject to lock-up agreements sell them or are perceived by the market as intending to sell them. In addition, the Blocker Shareholders and White Mountains will have certain demand registration rights that will require us to file registration statements in connection with future sales of our stock by the Blocker Shareholders and White Mountains. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” Future sales by the CVC Funds and White Mountains could be significant.
In addition, sales of substantial amounts of our Class A common stock in the public or private market, a perception in the market that such sales could occur, or the issuance of securities exercisable or convertible into our Class A common stock, could adversely affect the prevailing price of our Class A common stock.
We expect to be a “controlled company” within the meaning of the corporate governance rules of the NYSE and, as a result, we qualify for exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.
Immediately following this offering, we expect that the CVC Funds, through the Blocker Shareholders, will control a majority of the voting power for the election of our directors. As a result, we expect to be a “controlled company” within the meaning of the NYSE Listing Rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:
•the company has a board that is composed of a majority of “independent directors” as defined under the rules of such exchange; and
•the company has a compensation committee that is composed entirely of independent directors.
These exemptions do not modify the requirement for a fully independent audit committee, which is permitted to be phased-in as follows: (1) one independent committee member at the time of our initial public offering; (2) a majority of independent committee members within 90 days of our initial public offering; and (3) all independent committee members within one year of our initial public offering. Similarly, once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the compensation committee, on the same phase-in schedule as set forth above, with the trigger date being the date we are no longer a “controlled company” as opposed to our initial public offering date.
Additionally, we will have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on our board of directors.
If we utilize the “controlled company exemption,” you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. See the section titled “Management—Controlled Company Status.”
For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies, which may make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:
•not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
•reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and
•exemptions from Say-on-Pay and stockholder approval of any golden parachute payments not previously approved.
Our status as an emerging growth company will end as soon as any of the following takes place:
•the last day of the fiscal year in which we have more than $1.235 billion in annual revenues;
•the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;
•the date on which we have issued, in any three-year period, more than $1.00 billion in non-convertible debt securities; or
•the end of the fiscal year following the fifth anniversary of our initial public offering date.
We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our Class A common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be more volatile.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.
We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. After closing of this offering, we will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition and therefore we will need to have the ability to prepare financial statements that comply with all SEC reporting requirements on a timely basis. In addition, we will be subject to other reporting and corporate governance requirements, including certain requirements of and certain provisions of the Sarbanes-Oxley Act and the regulations promulgated thereunder, which will impose significant compliance obligations upon us.
The Sarbanes-Oxley Act and the Dodd-Frank Act, as well as new rules subsequently implemented by the SEC and the NYSE, have increased regulation of, and imposed enhanced disclosure and corporate governance requirements on, public companies. Our efforts to comply with these evolving laws, regulations and standards will increase our operating costs and divert management’s time and attention from revenue-generating activities.
These changes will also place significant additional demands on our finance and accounting staff and on our financial accounting and information systems. We may in the future hire additional accounting and financial staff with appropriate public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we will be required, among other things, to:
•prepare and file periodic reports and distribute other stockholder communications, in compliance with the federal securities laws and requirements of the NYSE;
•define and expand the roles and the duties of our board of directors and its committees;
•institute more comprehensive compliance and investor relations functions; and
•evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.
We may not be successful in implementing these requirements and implementing them could adversely affect our business. The increased costs will decrease our net income and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.
In addition, if we fail to implement the required controls with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired. If we do not implement the required controls in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE. Any such action could harm our reputation and the confidence of investors in, and clients of, our company and could negatively affect our business and cause the price of our shares of Class A common stock to decline.
If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Class A common stock, the price of our Class A common stock could decline.
The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, as well as the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few or no securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our Class A common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our Class A common stock.

Our anti-takeover provisions may delay or prevent a change of control, which could adversely affect the price of our Class A common stock.
Our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the closing of this offering contain provisions that may make it difficult to remove our board of directors and management and may discourage or delay “change of control” transactions, which could adversely affect the price of our Class A common stock. These provisions include, among others:
•our board of directors is divided into three classes, with each class serving for a staggered three-year term, which prevents stockholders from electing an entirely new board of directors at an annual meeting;
•no cumulative voting in the election of directors, which prevents the minority stockholders from electing director candidates;
•the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•from and after such time as the Blocker Shareholders no longer hold a majority of the voting power of the outstanding shares of our capital stock entitled to vote in the election of directors, actions to be taken by our stockholders may only be effected at an annual or special meeting of our stockholders and not by written consent;
•from and after such time as the CVC Related Parties no longer beneficially own           % or more of all issued and outstanding shares of Class A common stock (including shares of Class A common stock issuable upon redemption or exchange of LLC Interests), special meetings of our stockholders can be called only by or at the direction of the board of directors, the chairperson of the board of directors, the Chief Executive Officer or President;
•advance notice procedures that stockholders, other than CVC for so long as it and its affiliates hold a majority of the voting rights of our Class A common stock, must comply with in order to nominate candidates to our board of directors and propose matters to be brought before an annual meeting of our stockholders may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company;
•from and after such time as the Blocker Shareholders hold less than a majority of the voting of the outstanding shares of our capital stock entitled to vote in the election of directors, a 66 2/3% stockholder vote is required for removal of a director and a director may only be removed for cause, and a 66 2/3% stockholder vote is required for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws;
•the CVC Related Parties will have the right to designate nominees for election to our board of directors; and
•our board of directors may, without stockholder approval, issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of our Class A common stock or could also be used as a method of discouraging, delaying or preventing a change of control.
Certain anti-takeover provisions under Delaware law also apply to our company. In general, Section 203 of the Delaware General Corporation Law (“DGCL”), an anti-takeover provision, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder,” or person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in the manner prescribed by the DGCL and Delaware Court of Chancery.

We intend to elect in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL; however, our amended and restated certificate of incorporation will contain provisions that have generally the same effect as Section 203. Nonetheless, our amended and restated certificate of incorporation will provide that the CVC Related Parties, their respective affiliates and successors, and their respective direct and indirect transferees are not deemed “interested stockholders” for purposes of such provisions and therefore will not be subject to such provisions regardless of the percentage of our voting stock owned by them. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its voting stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction.
Our amended and restated certificate of incorporation and amended and restated bylaws will provide, for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.
Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, will provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action, suit or proceeding brought on behalf of us, (B) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee, agent or stockholder to us or our stockholders, (C) any action, suit or proceeding arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time) or (D) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, and the rules and regulations promulgated thereunder, including all causes of action asserted against any defendant to such complaint; and (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to these provisions.
This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act, from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision that will be contained in our amended and restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former director, officer, other employee, agent or stockholder, which may discourage such claims against us or any of our current or former director, officer, other employee, agent or stockholder and result in increased costs for investors to bring a claim.

Since we have no current plans to pay regular cash dividends on our Class A common stock following this offering, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.
We do not anticipate paying any regular cash dividends on our Class A common stock following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is currently, and may be in the future, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including under the Credit Agreement. Therefore, any return on investment in our Class A common stock is solely dependent upon the appreciation of the price of our Class A common stock on the open market, which may not occur. See the section titled “Dividend Policy” for more detail.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. You can identify forward-looking statements in this prospectus by the use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” and “believes,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could.” These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.
Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included in this prospectus as a result of various factors, including, among others:
•the termination or reduction of one or more of our relationships with Capacity Providers, failure to maintain good relationships with such Capacity Providers, dependence upon a limited number of Capacity Providers, or failure to develop new capacity provider relationships;
•the failure of third-party producers to consistently promote our products or the loss of any key producer relationships;
•disruption to our relationship with the Program Partner on which a majority or significant portion of our business depends;
•the inability to underwrite risks accurately and charge competitive yet profitable rates;
•reliance on third-party service providers for critical operations, such as payments and mailing, which exposes us to operational and reputational risks;
•an overall decline in the housing market or general economic conditions;
•the cyclicality of the markets and industry in which we operate;
•severe weather conditions and other catastrophes that may result in an increase in the number and amount of claims on policies we underwrite;
•intense competition for business in our industry;
•reductions, volatility or adverse trends in premiums or commission rates set by Program Partners on certain insurance products;
•concentration of our business in California and Texas, where adverse economic conditions, natural disasters or regulatory changes could adversely affect our financial condition;
•failure to obtain, maintain, protect, defend or enforce our intellectual property rights, or allegations that we have infringed, misappropriated, or otherwise violated the intellectual property rights of others;
•failure by us or our third-party providers to protect confidential information and/or prevent data security incidents;
•extensive regulation of the insurance business and changes in regulation that may reduce our profitability and limit our growth;
•our outstanding debt, which could adversely affect our financial flexibility and subjects us to restrictions and limitations that could significantly impact our ability to operate our business;

•our dependence on distributions from Miramar Holdco to pay our taxes and expenses (including payments under the Tax Receivable Agreement) and pay dividends, as our principal asset after the closing of this offering will be the indirect LLC Interests we will hold in Miramar Holdco;
•the ability of CVC and its affiliates to control us and our corporate decisions;
•the failure to remediate and maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
•other risks and uncertainties discussed in “Risk Factors” and elsewhere in this prospectus.
Accordingly, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.
Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not have any obligation, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information, future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of Class A common stock by the Selling Stockholders in this offering. We will, however, bear the costs associated with the sale of shares of Class A common stock by the Selling Stockholders, other than underwriting discounts and commissions.
The principal purpose of this offering is to create a public market for our Class A common stock, facilitate future access to the public equity markets and to increase our visibility in the marketplace.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Our board of directors may elect to pay cash dividends on our Class A common stock following the closing of this offering. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. Because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from Miramar Holdco and, through Miramar Holdco, cash distributions and dividends from our other indirect subsidiaries. Our ability to pay dividends may also be restricted by the terms of our Credit Agreement, any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. See “Description of Capital Stock,” “Description of Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to the requirements of applicable law and compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, industry trends and other factors that our board of directors may deem relevant. Accordingly, you may need to sell your shares of our Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Relating to Ownership of our Class A common stock common stock— Since we have no current plans to pay regular cash dividends on our Class A common stock following this offering, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.”
As a partnership for U.S. federal and other applicable income tax purposes, Miramar Holdco passes through items of income and deductions to its members each year for inclusion in their tax returns. Accordingly, we generally do not pay U.S. federal income taxes; however $17,512, $440, $24,131 and $25,201 were distributed to members of Miramar Holdco in the periods from January 1 to June 30, 2026, December 5 to 31, 2025, January 1 to December 4, 2025 and during the year ended December 31, 2024 to enable Miramar Holdco’s members to pay their respective tax obligations associated with taxable income allocated by us.
Immediately following this offering, we will be a holding company, and our principal asset will be the LLC Interests we acquire indirectly through our acquisition of the Blocker Companies pursuant to the Blocker Mergers. If we decide to pay a dividend in the future, and we do not currently have sufficient cash to make such a dividend, we would need to cause Miramar Holdco to make distributions to us in an amount sufficient to cover such dividend. If Miramar Holdco makes such distributions to us, the other holders of LLC Interests (excluding Unvested LLC Interests) will also be entitled to receive distributions on a pro rata basis in accordance with such holders’ economic interests in Miramar Holdco. Unvested LLC Interests will not be entitled to distributions except for tax distributions made pursuant to the Miramar Holdco LLC Agreement. See “Risk Factors—Risks Relating to Our Organizational Structure—Our principal asset after the closing of this offering will be our indirect interest in Miramar Holdco, and, as a result, we will depend on distributions from Miramar Holdco to pay our taxes and expenses (including payments under the Tax Receivable Agreement) and pay any dividends. Miramar Holdco’s ability to make such distributions may be subject to various limitations and restrictions” and “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement.”

CAPITALIZATION
The following table summarizes our consolidated capitalization as of June 30, 2026:
•of Miramar Holdco and its subsidiaries on a historical basis;
•of Bamboo Insurance Services and its subsidiaries on a pro forma basis after giving effect to the Transactions.
For more information, please see “Our Organizational Structure,” “Use of Proceeds” and “Unaudited Pro Forma Condensed Financial Information” included elsewhere in this prospectus. You should read this table in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and accompanying notes included elsewhere in this prospectus.

	As of June 30, 2026
	Miramar Holdco Historical	Bamboo Insurance Services Pro Forma
($ in thousands, except unit/share and per unit/share amounts)		(unaudited)
Cash	$50,482	$50,482
Long-term debt	$531,064	$531,064
Members’ Equity:
Preferred A-1 units (964,695,058 units authorized, issued and outstanding)	865,031	—
Common A-2 units (250,000,000 units authorized, issued and outstanding)	219,252	—
Common A-3 units (237,234,483 units authorized, issued and outstanding)	208,088	—
Common B units (256,138,636 units authorized and 255,673,636 issued and outstanding)	—	—
Members’/Stockholders’ Equity:
Class A common stock–par value $0.01 per share (2,500,000,000 authorized shares, pro forma; 130,764,913 issued shares, pro forma)	—	1,308
Class B common stock–par value $0.01 per share (1,000,000,000 authorized shares, pro forma; 25,540,144 issued shares, pro forma)	—	255
Additional paid-in capital	789	721,739
Members’/Stockholders’ accumulated (loss) earnings	(17,013)	(21,975)
Total members’/stockholders’ equity attributable to Bamboo Insurance Services	$1,276,147	701,327
Non-controlling interest	—	207,653
Total capitalization	$1,807,211	$1,440,044
The number of shares of Class A common stock in the table above excludes:
•18,973,369 shares of our Class A common stock reserved for issuance under our 2026 Incentive Plan, which will become effective in connection with the closing of this offering, of which 1,041,061 shares of Class A common stock will be issuable upon vesting of service-based RSUs expected to be granted to our employees in connection with this offering, as described in “Executive and Director Compensation—Equity Incentive Plans;” and
• 39,995,404 shares of Class A common stock reserved for future issuance upon redemption or exchange of LLC Interests and cancellation of the corresponding shares of Class B common stock that are held by the Continuing Equity Owners each on a one-for-one basis, which includes 14,455,260 shares of Class A common stock issuable upon the vesting of and subsequent redemption or exchange of the Unvested LLC Interests and cancellation of the corresponding shares of Class B common stock each on a one-for-one basis (assuming an offering price of $19.00 per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus).

The number of shares of our Class B common stock in the table above excludes 14,455,260 shares of Class B common stock issuable upon vesting of the Unvested LLC Interests (assuming an offering price of $19.00 per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus).

DILUTION
The Continuing Equity Owners will own LLC Interests after the Transactions. Because the Continuing Equity Owners do not own any Class A common stock or have any right to receive distributions from us, we have presented dilution in pro forma net tangible book value per share as of June 30, 2026 assuming that all of the holders of LLC Interests (other than Bamboo Insurance Services and the Blocker Companies and excluding the Unvested LLC Interests) elected to have their LLC Interests redeemed or exchanged, and that such LLC Interests were redeemed in exchange for newly issued shares of Class A common stock on a one-for-one basis (rather than for cash) and the cancellation for no consideration of all of their shares of Class B common stock (which are not entitled to receive distributions or dividends, whether cash or stock from Bamboo Insurance Services) in order to more meaningfully present the dilutive impact on the investors in this offering. We refer to the assumed election to redeem or exchange all LLC Interests for shares of Class A common stock as described in the previous sentence as the “Assumed Redemption.”
Dilution is the amount by which the offering price paid by the investors in the Class A common stock in this offering exceeds the pro forma net tangible book value per share of Class A common stock after the offering. Miramar Holdco’s pro forma net tangible book value as of June 30, 2026 was $(773.6) million or $(4.95) per share of our Class A common stock.
If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Class A common stock that will be outstanding as of this offering.
We will not receive any proceeds from the sale of our common stock offered by the Selling Stockholders in this offering. Consequently, this offering will not result in any change to our as adjusted net tangible book value per share. Purchasing shares of common stock in this offering will result in net tangible book value dilution to new investors of $23.95 per share. The following table illustrates this per share dilution to new investors purchasing shares in this offering:

Assumed initial public offering price per share	$19.00
Pro forma net tangible book value (deficit) per share as of June 30, 2026	$(4.95)
Dilution per share to new Class A common stock investors in this offering	$23.95
The following table summarizes, as of June 30, 2026 after giving effect to the Transactions (including this offering) and the Assumed Redemption, the number of shares of Class A common stock purchased from the Selling Stockholders, the total consideration paid, or to be paid, for the shares and the average price per share paid, or to be paid, by existing owners and by the new investors. The calculation below is based on an assumed initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount (in thousands)	Percent
Continuing Equity Owners and Blocker Shareholders	121,305,057	78%	$1,160,729	64%	$9.57
New investors (1)	35,000,000	22%	$665,000	36%	$19.00
Total	156,305,057	100%	$1,825,729	100%	$11.68
________________
(1)The presentation in this table regarding ownership by existing stockholders does not give effect to any purchases that existing stockholders may make through our directed share program or otherwise in this offering.
Each $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $35.0 million, assuming the number of shares offered remains the same and after deducting estimated underwriting discounts and commissions but before estimated offering expenses.
Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of Class A common stock. In addition, the discussion and tables above exclude shares of Class B common stock and the Unvested LLC Interests, because the Unvested LLC Interests and holders of the Class B common stock are not entitled to distributions or dividends, whether cash or stock, from Bamboo Insurance Services. The number of shares of our Class A common stock outstanding after this offering as shown in the tables above is based on the number of shares outstanding as of June 30, 2026, after giving effect to the Transactions and the Assumed Redemption, and excludes (i) 18,973,369 shares of our Class A common stock reserved for issuance under our 2026 Incentive Plan, which will become effective in connection with the closing of this offering, of which 1,041,061 shares of Class A common stock will be issuable upon vesting of service-based RSUs expected to be granted to our employees in connection with this offering, as described in “Executive and Director Compensation—Equity Incentive Plans;” and (ii) 39,995,404 shares of Class A common stock reserved for future issuance upon redemption or exchange of LLC Interests and cancellation of the corresponding shares of Class B common stock that are held by the Continuing Equity Owners each on a one-for-one basis, which includes 14,455,260 shares of Class A common stock issuable upon the vesting of and subsequent redemption or exchange of the Unvested LLC Interests and cancellation of the corresponding shares of Class B common stock each on a one-for-one basis (assuming an offering price of $19.00 per share of Class A common stock, which is the midpoint of the price range set forth on the cover of this prospectus).

OUR ORGANIZATIONAL STRUCTURE
Bamboo Insurance Services, a Delaware corporation, was formed on March 13, 2026 and is the issuer of the Class A common stock offered by this prospectus. Prior to this offering and the Transactions, all of our business operations have been conducted through Miramar Holdco and its direct and indirect subsidiaries and the Continuing Equity Owners and the Blocker Companies are the only owners of Miramar Holdco. We will consummate the Transactions, excluding this offering, substantially concurrently with or prior to the closing of this offering.
Existing Organization
Miramar Holdco is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to any U.S. federal entity-level income taxes. Taxable income or loss of Miramar Holdco is allocated to and included in the U.S. federal income tax returns of Miramar Holdco’s members. Prior to the closing of this offering, the Continuing Equity Owners and the Blocker Companies were the only members of Miramar Holdco.
Transactions
Prior to the Transactions, there will be only one holder of our common stock. We will consummate the following organizational transactions in connection with this offering:
•we will amend and restate Bamboo Insurance Services’ certificate of incorporation to, among other things, provide for (1) the cancellation of our outstanding shares of existing common stock, (2) the creation of a class of common stock to be designated as Class A common stock, with each share of our Class A common stock entitling the holder thereof to one vote per share on all matters presented to our stockholders generally and (3) the creation of a class of common stock to be designated as Class B common stock, with each share of our Class B common stock entitling the holder thereof to one vote per share on all matters presented to our stockholders generally, and that shares of our Class B common stock may only be held by the Continuing Equity Owners and their respective permitted transferees as described in “Description of Capital Stock—Common Stock—Class B Common Stock”;
•we will acquire the Blocker Companies by means of the Blocker Mergers and, assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, will issue to the Blocker Shareholders 130,764,913 shares of our Class A common stock and grant rights under the Tax Receivable Agreement in exchange therefor;
•assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, we will issue 25,540,144 shares of our Class B common stock to the Continuing Equity Owners, which is equal to the number of LLC Interests (excluding Unvested LLC Interests) held directly or indirectly by such Continuing Equity Owners immediately following the Transactions, respectively, for nominal consideration;
•we will amend and restate the existing limited liability company agreement of Miramar Holdco, which will become effective prior to the closing of this offering, to, among other things, (1) recapitalize all existing ownership interests in Miramar Holdco into one class of LLC Interests and (2) appoint Bamboo Insurance Services as the sole manager of Miramar Holdco upon its acquisition of LLC Interests in connection with the Transactions;
•Bamboo Insurance Services will enter into (1) the Stockholders Agreement with the Blocker Shareholders, (2) the Registration Rights Agreement with the Blocker Shareholders, White Mountains and the Continuing Equity Owners and (3) the Tax Receivable Agreement with Miramar Holdco, the Continuing Equity Owners and the Blocker Shareholders. For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”

Organizational Structure Following the Transactions
•Bamboo Insurance Services will be a holding company and its principal asset will consist of LLC Interests it acquires indirectly through its acquisition of the Blocker Companies pursuant to the Blocker Mergers;
•Bamboo Insurance Services will be the sole manager of Miramar Holdco and will control the business and affairs of Miramar Holdco and its direct and indirect subsidiaries;
•and assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, Bamboo Insurance Services will own, indirectly through the Blocker Companies, 130,764,913 LLC Interests, representing approximately 84% of the economic interest in Miramar Holdco;
•assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, the CVC Funds and White Mountains will own (1) through the Blocker Shareholders, 95,764,913 shares of Class A common stock representing approximately 61% of the combined voting power of all of our common stock and approximately 73% of the economic interest in us (or approximately 58% of the combined voting power and approximately 69% of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through our ownership of LLC Interests, indirectly will hold approximately 61% of the economic interest in Miramar Holdco (or approximately 58% of the economic interest in Miramar Holdco if the underwriters exercise in full their option to purchase additional shares of Class A common stock);
•assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, the Continuing Equity Owners will own (1) 25,540,144 shares of our Class B common stock, representing approximately 16% of the combined voting power of all of our common stock, (2) upon vesting of the Unvested LLC Interests, 39,995,404 shares of our Class B common stock, representing approximately 23% of the combined voting power of all of our common stock, (3) directly through such Continuing Equity Owners’ ownership of LLC Interests (excluding Unvested LLC Interests), approximately 16% of the economic interest in Miramar Holdco, and (4) upon vesting of the Unvested LLC Interests, directly through such Continuing Equity Owners’ ownership of LLC Interests, approximately 23% of the economic interest in Miramar Holdco; and
•and assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, the investors in this offering will own (1) 35,000,000 shares of our Class A common stock (or 40,250,000 shares of our Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately 22% of the combined voting power of all of our common stock and approximately 27% of the economic interest in us (or approximately 26% of the combined voting power and approximately 31% of the economic interest in us if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through our ownership of LLC Interests, indirectly will hold approximately 22% of the economic interest in Miramar Holdco (or approximately 26% of the economic interest in Miramar Holdco if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming an initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and no exercise by the underwriters of their option to purchase additional shares of Class A common stock.
__________________
(1)The CVC Funds will hold 33% of their aggregate shares of Class A common stock through the CVC Blocker Holdco and 67% of their aggregate shares of Class A common stock through the Miramar Blocker Holdco. White Mountains will hold its aggregate shares of Class A common stock through the Miramar Blocker Holdco. Please see footnote (3) and (4) to the table in “Principal and Selling Stockholders” for more information.
(2)Immediately following the Transactions, we will own LLC Interests indirectly through the Blocker Companies.
(3)Does not include 14,455,260 Unvested LLC Interests.
As the sole manager of Miramar Holdco, we will operate and control all of the business and affairs of Miramar Holdco and, through Miramar Holdco and its direct and indirect subsidiaries, conduct our business. Following the Transactions, including this offering, Bamboo Insurance Services will hold a majority economic interest in Miramar Holdco, and will control the management of Miramar Holdco as its sole manager. As a result, Bamboo Insurance Services will consolidate Miramar Holdco and record a significant non-controlling interest in a consolidated entity in Bamboo Insurance Services’ consolidated financial statements for the economic interest in Miramar Holdco held by the Continuing Equity Owners.
Unless otherwise indicated, this prospectus assumes the shares of Class A common stock being offered pursuant to this prospectus are sold at $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus. The number of shares of our Class A common stock and Class B common stock to be outstanding after this offering depends on the actual initial public offering price of our Class A common stock in this offering. For illustrative purposes, the below table shows the approximate number of shares of Class A common stock and Class

B common stock (excluding Class B common stock issuable upon vesting of the Unvested LLC Interests) to be outstanding following this offering at various assumed initial public offering prices per share.

Assumed Initial Public Offering Price Per Share	Class A Common Stock	Class B Common Stock	Unvested LLC Interests (1)
$16.00	132,430,764	25,865,718	12,463,836
$17.00	131,812,745	25,744,932	13,202,640
$18.00	131,260,822	25,637,064	13,862,431
$19.00	130,764,913	25,540,144	14,455,260
$20.00	130,316,891	25,452,582	14,990,844
$21.00	129,910,129	25,373,085	15,477,104
$22.00	129,539,173	25,300,585	15,920,560
__________________
(1)Of which 1/3 of the Unvested LLC Interests are service-based and 2/3 are performance-based. See “Executive and Director Compensation—Narrative to Summary Compensation Table—Equity-Based Incentive Awards.”
Incorporation of Bamboo Insurance Services
Bamboo Insurance Services, the issuer of the Class A common stock offered by this prospectus, was incorporated as a Delaware corporation on March 13, 2026. Bamboo Insurance Services has not engaged in any material business or other activities except in connection with its formation and the Transactions. The amended and restated certificate of incorporation of Bamboo Insurance Services that will become effective in connection with this offering will, among other things, (i) recapitalize our outstanding shares of existing common stock into one share of Class A common stock and (ii) authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock.”
Recapitalization and Amendment and Restatement of the Miramar Holdco LLC Agreement
Prior to the closing of this offering, the existing limited liability company agreement of Miramar Holdco will be amended and restated to, among other things, recapitalize its capital structure by creating a single new class of units that we refer to as “LLC Interests” and provide for a right of redemption of common units (subject in certain circumstances to service- and performance-based vesting requirements and certain other restrictions) in exchange for, at our election (as determined solely by a majority of our independent directors (within the meaning of the Listing Rules), who are disinterested), shares of our Class A common stock or cash. See “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma condensed consolidated financial information is derived from the historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2026 and for the year ended December 31, 2025 give pro forma effect to the CVC Acquisition, the 2026 Return of Capital (as defined below) set forth in notes hereto, and the Transactions set forth in “Our Organizational Structure” as if they had occurred on January 1, 2025. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2026 gives pro forma effect to the Transactions, which include the Reorganization Transactions and this offering, as if they had occurred on June 30, 2026. The unaudited pro forma condensed consolidated balance sheet does not give pro forma effect to the CVC Acquisition, the 2026 Return of Capital, and the related financings because those transactions had occurred prior to June 30, 2026.
The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X using the assumptions set forth in the notes thereto. The unaudited pro forma condensed consolidated financial information has been adjusted to include transaction accounting adjustments, which reflect the application of the accounting required by GAAP, linking the effects of the CVC Acquisition, the 2026 Return of Capital, and the Transactions to the historical consolidated financial statements included elsewhere in this prospectus.
As a public company, we will incur additional administrative and compliance costs, including additional directors’ and officers’ liability insurance, director fees, additional expenses associated with complying with the reporting requirements of the SEC, transfer agent fees, costs relating to additional accounting, legal and administrative personnel, increased audit, tax and legal fees, stock exchange listing fees and other public company expenses, in addition to other costs. We did not give pro forma effect to these incremental costs. In addition, the unaudited pro forma condensed consolidated financial information does not reflect any cost savings, operating synergies, or revenue enhancements that we may achieve following the Transactions.
The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the CVC Acquisition, 2026 Return of Capital, and the Transactions been completed as of the dates set forth above. The unaudited pro forma condensed consolidated financial information includes various estimates which are subject to material change and does not project our results of operations or financial position for any future period or date. Further, the pro forma adjustments represent management’s best estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available.
The unaudited pro forma condensed consolidated financial information should be read together with “Risk Factors,” “Our Organizational Structure,” “Prospectus Summary—Summary Consolidated Financial and Other Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions” and the historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.
All amounts are presented in thousands, except per share data and where otherwise noted.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Miramar Holdco Six Months Ended June 30, 2026 (Successor)	CVC Acquisition Transaction Accounting Adjustments		CVC Acquisition Financing Transaction Accounting Adjustments		2026 Return of Capital		As Adjusted Before Reorganization and Offering Transaction Adjustments	Reorganization Transactions Adjustments		Offering Transactions Adjustments		Bamboo Insurance Services Pro forma
Revenue:
Commission revenue	$134,647	$—		$—		$—		134,647	$—		$—		$134,647
Fee revenue	23,266	—		—		—		23,266	—		—		$23,266
Net earned premium	11,587	—		—		—		11,587	—		—		$11,587
Other income	3,898	—		—		—		3,898	—		—		$3,898
Total revenue	173,398	—		—		—		173,398	—		—		$173,398
Expense:
Agency commission	$47,447	—		—		—		47,447	—		—		$47,447
Salaries and benefit expense	22,806	—		—		—		22,806	—		11,459	(g) (h)	$34,265
Selling, general and administrative expense	24,387	—		—		—		24,387	—		—		$24,387
Insurance related expense	9,005	—		—		—		9,005	—		—		$9,005
Amortization of acquired intangible assets	36,364	(3,298)	(a)	—		—		33,066	—		—		$33,066
Incurred losses and loss adjustment expense	3,352	—		—		—		3,352	—		—		$3,352
Total operating expense	143,361	(3,298)		—		—		140,063	—		$11,459		$151,522
Interest expense	$16,281	—		—	(b)	4,672	(c)	20,953	—				$20,953
Net income (loss) before income tax expense	13,756	3,298		—		(4,672)		12,382	—		$(11,459)		$923
Income tax expense	—	—		—		—		—	$4,034	(d)	(1,233)	(d)	$2,801
Net income (loss)	$13,756	3,298		—		(4,672)		12,382	$(4,034)		(10,226)		$(1,879)

Net income (loss) attributable to non-controlling interest									$2,023	(e)	$(1,872)	(e)	$151
Net income (loss) attributable to Bamboo Insurance Services, Inc.									(6,057)		(8,354)		$(2,029)
Pro Forma Net (Loss) per Class A common share
Basic													$(0.02)	(i)
Diluted													$(0.02)	(i)
Number of shares used in computing pro forma net loss per Class A common share:
Basic													130,764,913	(i)
Diluted													130,764,913	(i)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
FOR THE YEAR ENDED DECEMBER 31, 2025

	Bamboo Ide8 Insurance Services. LLC Period from January 1 to December 4, 2025 (Predecessor)	Miramar Holdco Period from December 5 to December 31, 2025 (Successor)	CVC Acquisition Transaction Accounting Adjustments		CVC Acquisition Financing Transaction Accounting Adjustments		2026 Return of Capital		As Adjusted Before Reorganization and Offering Transaction Adjustments	Reorganization Transactions Adjustments		Offering Transactions Adjustments		Bamboo Insurance Services Pro forma
Revenue:
Commission revenue	$178,180	$18,973	$—		$—		$—		197,153	—		—		197,153
Fee revenue	32,396	3,000	—		—		—		35,396	—		—		35,396
Net earned premium	26,699	2,329	—		—		—		29,028	—		—		29,028
Other income	8,959	653	—		—		—		9,612	—		—		9,612
Total revenue	246,234	24,955	—		—		—		271,189	—		—		271,189
Expense:
Agency commission	69,493	6,652	—		—		—		76,145	—		—		76,145
Salaries and benefit expense	38,843	2,175	—		—		—		41,018	—		23,170	(g) (h)	64,188
Selling, general and administrative expense	32,735	19,709	—		—		—		52,444	—		5,931	(f)	58,375
Insurance related expense	16,445	1,257	—		—		—		17,702	—		—		17,702
Amortization of acquired intangible assets	14,666	5,169	52,949	(a)	—		—		72,784	—		—		72,784
Incurred losses and loss adjustment expense	18,035	130	—		—		—		18,165	—		—		18,165
Total operating expense	190,217	35,092	52,949		—		—		278,258	—		29,101		307,359
Interest expense	9,712	2,680	—		25,517	(b)	14,024	(c)	51,933	—				51,933
Net income (loss) before income tax expense	46,305	(12,817)	(52,949)		(25,517)		(14,024)		(59,002)	—		(29,101)		(88,103)
Income tax benefit	—	—	—		—		—		—	(13,576)	(d)	(2,763)	(d)	(16,339)
Net income (loss)	$46,305	$(12,817)	(52,949)		(25,517)		(14,024)		(59,002)	13,576		(26,338)		(71,764)

Net income (loss) attributable to non-controlling interest										(9,641)	(e)	(4,755)	(e)	(14,396)
Net income (loss) attributable to Bamboo Insurance Services, Inc.										23,217	(e)	(21,583)	(e)	(57,368)
Pro Forma Net loss per Class A common share
Basic														$(0.44)	(i)
Diluted														$(0.46)	(i)
Number of shares used in computing pro forma net loss per Class A common share:
Basic														130,764,913	(i)
Diluted														156,305,057	(i)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
($ IN THOUSANDS, EXCEPT UNIT/SHARE AMOUNTS)
AS OF JUNE 30, 2026

	Miramar Holdco	Reorganization Transactions Adjustments		Offering Transactions Adjustments		Bamboo Insurance Services Pro forma
Assets
Current assets:
Cash	$50,482	$		$		$50,482
Fiduciary cash	111,748	—		—		111,748
Short-term, trading, at fair value	30,001	—		—		30,001
Fixed maturities, trading, at fair value	48,443	—		—		48,443
Fiduciary receivable	45,646	—		—		45,646
Accounts receivable, net of allowance	19,903	—		—		19,903
Deferred acquisition costs	1,941	—		—		1,941
Prepaid expenses and other assets	4,036	—		—		4,036
Reinsurance recoverable	1,115	—		—		1,115
Total current assets	313,315	—		—		313,315
Capitalized software and equipment, net	10,121	—		—		10,121
Goodwill	801,401	—		—		801,401
Other intangible assets	881,165	—		—		881,165
Other assets	5,200	—		—		5,200
Total assets	$2,011,202	$—		$		$2,011,202
Liabilities
Current liabilities:
Premium payable to carriers	$74,826	$		$		$74,826
Premium payable to insureds	19,140	—		—		19,140
Unpaid losses and loss adjustment expenses	16,356	—		—		16,356
Unearned premiums	7,099	—		—		7,099
Agent commissions payable	8,446	—		—		8,446
Funds held in claims escrow	7,524	—		—		7,524
Advanced premium and fees	29,398	—		—		29,398
Accounts payable and other accrued liabilities	40,646	—		5,931	( d)	46,577
Total current liabilities	203,435	—		5,931		209,366
Other liabilities	556	—		—		556
Long-term debt	531,064	—		—		531,064
Deferred tax liability	—	231,378	(c)	—		231,378
Tax receivable agreement liability	—	129,858	(c)	—		129,858
Total liabilities	735,055	361,236		5,931		1,102,222
Members’ and Stockholders’ Equity
Preferred A-1 units (964,695,058 units authorized, issued and outstanding as of June 30, 2026)	865,031	(865,031)	(a)	—		—
Common A-2 units (250,000,000 units authorized, issued and outstanding as of June 30, 2026)	219,252	(219,252)	(a)	—		—
Common A-3 units (237,234,483 units authorized, issued and outstanding as of June 30, 2026)	208,088	(208,088)	(b)	—		—
Common B units (256,138,636 units authorized; 255,673,636 issued and outstanding as of June 30, 2026)	—	—	(a)	—		—
Class A common stock	—	1,308	(a)	—		1,308
Class B common stock	—	255	(b)	—		255
Additional paid-in capital	789	720,950	(a ) (c)	—		721,739
Members’ accumulated (loss) earnings	(17,013)	—		(4,962)	(d)	(21,975)
Total Bamboo Insurance Services, Inc. members’/Stockholder’s equity	1,276,147	(569,858)		(4,962)		701,327
Non-controlling interests	-	208,622	(b)	(969)	(d)	207,653
Total members’/Stockholders’ equity	1,276,147	(361,236)		(5,931)		908,980
Total liabilities and members’/ stockholders’ equity	$2,011,202	$—		$—		$2,011,202

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Note 1. Description of the Transactions and Basis of Presentation
CVC Acquisition
On October 2, 2025, Miramar Holdco entered into a securities purchase agreement with PM Holdings, LLC and agreed to purchase all of the outstanding equity interest of Bamboo Ide8 Insurance Services, LLC. The transaction closed on December 5, 2025.
The CVC Acquisition is accounted for under the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) using the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”). Miramar Holdco is treated as the accounting acquirer in the CVC Acquisition with all assets acquired and liabilities assumed recognized and measured at their assumed acquisition date fair value. Under ASC 805, the excess of purchase consideration over the estimated fair value of the identified assets acquired and liabilities assumed, if any, is allocated to goodwill. For further information regarding the CVC Acquisition, refer to Note 3 of the accompanying annual consolidated financial statements.
The historical consolidated financial statements reflect non-recurring CVC Acquisition transaction costs of $5.7 million in the period from January 1 to December 4, 2025 (predecessor) and $16.9 million in the period from December 5 to December 31, 2025 (successor). Transaction costs of $20.1 million were contingent on closing of the CVC Acquisition and are reflected in neither the predecessor period, nor the successor period.
In connection with the CVC Acquisition, on December 5, 2025, Bamboo Ide8 Insurance Services entered into a credit agreement which included a $400.0 million term loan and a $40.0 million revolving facility.
2026 Return of Capital
On June 4, 2026, Bamboo Ide8 Insurance Services amended its term loan agreement originally entered into on December 5, 2025, and borrowed an additional $150.0 million. The proceeds from the incremental borrowing were distributed as a return of capital to the equity owners of Bamboo Ide8 Insurance Services following the CVC Acquisition (“2026 Return of Capital”).
Reorganization Transactions
Prior to the closing of this offering, Bamboo Insurance Services, Miramar Holdco and existing investors in Miramar Holdco will enter into a series of Reorganization Transactions, whereby:
•The CVC Funds and White Mountains, through the Blocker Shareholders, will receive our Class A common stock in Bamboo Insurance Services in exchange for their existing LLC Interests in Miramar Holdco;
•The Continuing Equity Owners will retain their existing ownership interests in Miramar Holdco, in addition to receiving Class B common stock in Bamboo Insurance Services; and,
•Bamboo Insurance Services, Miramar Holdco and the Continuing Equity Owners will enter into the Tax Receivable Agreement, pursuant to which Bamboo Insurance Services will be required to make cash payments to the Continuing Equity Owners and the Blocker Shareholders equal to 85% of certain tax benefits, if any, that Bamboo Insurance Services actually realizes (or, in certain circumstances, is deemed to realize).
Following the Reorganization Transactions, Bamboo Insurance Services will be a holding company, and its sole material asset will be a controlling equity interest in Miramar Holdco. As a result of the Reorganization Transactions, including this offering, Bamboo Insurance Services will own approximately 84% of the economic interest in Miramar Holdco, but it will have 100% of the voting power and control the management of Miramar Holdco.

As the sole manager of Miramar Holdco, Bamboo Insurance Services will operate and control all of the business and affairs of Miramar Holdco and its subsidiaries and it will have the obligation to absorb losses and receive benefits from Miramar Holdco. The Reorganization Transactions are reflected as a reorganization of entities under common control, and as a result, the consolidated financial statements of Bamboo Insurance Services will include the assets and liabilities received at their historical carrying amounts, as reflected in the historical consolidated financial statements of Miramar Holdco.
For a complete description of the Transactions, see the section entitled “Our Organizational Structure” included elsewhere in this prospectus.
Note 2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Statement of Income
The unaudited pro forma condensed consolidated statement of income reflects the following adjustments:
Adjustments related to the CVC Acquisition
a)Reflects adjustment to amortization expense to reflect the CVC Acquisition as if it had occurred on January 1, 2025. The unaudited condensed consolidated pro forma financial information reflects a $3.3 million elimination of historical amortization expense and a $52.9 million increase in amortization expense for the six months ended June 30, 2026 and year ended December 31, 2025, respectively.
The reduction in amortization expense for the six months ended June 30, 2026 results from the value of business acquired (“VOBA”), which is fully amortized during the year ended December 31, 2025 in the unaudited condensed consolidated pro forma financial information.
Change in amortization expense has been calculated as follows (in thousands):

Acquired Intangible Asset	Acquisition Date Fair Value	Amortization Method	Weighted Average Useful Life(Years)	Pro Forma Amortization Expense Six Months Ended June 30, 2026	Pro Forma Amortization Expense Year Ended December 31, 2025
Trade name	$52,800	Straight line	15	1,760	$3,520
Developed technology	64,289	Straight line	7	4,592	9,184
Agency relationships	801,430	Straight line	15	26,714	53,429
Value of business acquired (“VOBA”)	6,651	Straight line	<1	—	6,651
Subtotal	$925,170			$33,066	$72,784
Less: Historical amortization expense (1)				(36,364)	(19,835)
Change in amortization expense				$(3,298)	$52,949
________________
(1)Historical amortization expense includes amortization expense in the predecessor period from January 1 to December 4, 2025 and amortization expense related to the CVC Acquisition already recorded in the period from December 5 to December 31, 2025 and the six months ended June 30, 2026. Historical amortization expense excludes amortization of internally developed assets, including capitalized software.
Adjustment related to the Credit Agreement
b)CVC Acquisition Financing
Reflects incremental interest expense of $25.5 million for the year ended December 31, 2025 under the original issuance of the Credit Agreement. The incremental interest expense for the year ended December 31, 2025 is comprised of pro forma interest expense of $37.9 million, which is partially offset by the elimination of historical interest expense of $9.7 million in the predecessor period and $2.7 million in the successor period. There was no incremental interest expense in connection with the CVC Acquisition for the six months ended June 30, 2026 related to the original term loan.

c)2026 Return of Capital
Reflects incremental interest expense of $4.7 million and $14.0 million for the six months ended June 30, 2026 and for the year ended December 31, 2025, respectively, under the Credit Agreement for the amended term loan from the 2026 Return of Capital. The incremental interest expense for the six months ended June 30, 2026 is comprised of pro forma interest expense of $6.5 million, which is partially offset by the elimination of historical interest expense of $1.8 million.
The unaudited condensed consolidated pro forma financial information does not give pro forma effect to the interest rate swap during either period. Gains under the interest rate swap were $3.0 million during the six months ended June 30, 2026, which is recognized within interest expense in Miramar Holdco’s historical financial results.
A 0.125% change in the assumed interest rate would result in a change in interest expense by approximately $0.3 million and $0.7 million during the six months ended June 30, 2026 and the year ended December 31, 2025, respectively.
Adjustments related to Reorganization Transactions and Offering Transactions
d)Following the Transactions, Bamboo Insurance Services will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes with respect to its allocable share of taxable income generated by Miramar Holdco LLC. As a result of the Reorganization Transaction, the unaudited pro forma consolidated statements of income reflect an income tax expense of $4.0 million for the six months ended June 30, 2026 and an income tax benefit of $13.6 million for the year ended December 31, 2025, respectively, to record the Bamboo Insurance Services income tax expense / benefit attributable to its allocable share of income or loss, at a blended U.S. federal and state statutory tax rate of 27.9%. Following the Offering Transactions, the unaudited pro forma consolidated statements of income reflect an income tax benefit of $1.2 million for the six months ended June 30, 2026 and $2.8 million for the year ended December 31, 2025, respectively, to record the Bamboo Insurance Services income tax expense / benefit attributable to its allocable share of income or loss, at a blended U.S. federal and state statutory tax rate of 27.9%.
e)As described in the section titled “Our Organizational Structure,” upon completion of the Transactions, Bamboo Insurance Services became the sole manager of Miramar Holdco and its subsidiaries. As a result of the Transactions, immediately thereafter Bamboo Insurance Services owns approximately 84% of the economic interest in Miramar Holdco, but has 100% of the voting power and controls the management of Miramar Holdco. Immediately following the completion of the Transactions, the ownership percentage held by non-controlling interests is approximately 16%.
Net income (loss) attributable to the non-controlling interests represented net income attributable to the ownership percentage held by Continuing Equity Owners.
f)Represents $5.9 million of non-recurring costs incurred since June 30, 2026, or expected to be incurred, in connection with this offering, which are reflected as an adjustment to selling, general and administrative expense for the year ended December 31, 2025. We did not incur any historical non-recurring offering costs during the year ended December 31, 2025.
During the six months ended June 30, 2026, we incurred $6.4 million of non-recurring offering costs, which are reflected within selling, general and administrative expense for the six months ended June 30, 2026.
g)Reflects an estimated $8.2 million and $16.5 million increase in share-based compensation expense during the six months ended June 30, 2026 and the year ended December 31, 2025, respectively. In September 2026, the awards were modified to introduce additional vesting conditions tied to specified share price targets and to revise certain forfeiture and sale restriction provisions. The completion of the offering will satisfy the implied liquidity event contemplated by the awards and may result in the recognition of compensation cost associated with the modified awards. The awards remain subject to specified market-

based vesting thresholds, forfeiture provisions, and sale restrictions. Compensation expense is recognized over the requisite service period.
h)Reflects a $3.3 million and $6.6 million increase in share-based compensation expense during the six months ended June 30, 2026 and the year ended December 31, 2025, respectively. The increase is associated with the issuance of 1,041,061 restricted stock units in connection with this offering, which assumes an initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. The issuance of the restricted stock units are contingent on the IPO being completed and will be granted in connection with this offering, these restricted stock units share-based compensation expense are probable and can be reliably estimated.
i)Pro forma basic and diluted net earnings (loss) per share is computed by dividing net earnings (loss) attributable to holders of Class A common stock by the weighted-average shares of Class A common stock outstanding during the period. Shares of Class B common stock do not participate in the earnings of Bamboo Insurance Services, Inc. Accordingly, shares of Class B common stock are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of computing pro forma net earnings (loss) per share.
For purposes of pro forma diluted earnings (loss) per share, all outstanding Class B common stock held by Continuing Equity Owners is assumed to be exchanged for shares of Class A common stock on a one-for-one basis. The assumed exchange results in a corresponding adjustment to both the numerator and denominator of diluted earnings (loss) per share, including the reattribution of earnings (losses) previously attributable to noncontrolling interests.
For the six months ended June 30, 2026, the assumed exchange was excluded from the computation of     diluted earnings per share because its effect would have been antidilutive. For the year ended December 31, 2025, the assumed exchange has been reflected in the computation of pro forma diluted earnings (loss) per share.
For the six months ended June 30, 2026 and the year ended December 31, 2025, outstanding RSUs were excluded from diluted earnings (loss) per share because their effect would have been antidilutive.
The table below presents the computation of pro forma basic and dilutive earnings (loss) per share for Bamboo Insurance Services:

($ in thousands, except per unit/share amounts)	Six months ended June 30, 2026	Year ended December 31, 2025
Numerator:
Net earnings (loss)	(1,879)	(71,764)
Net earnings (loss) attributable to non-controlling interest	151	(14,396)
Net earnings (loss) attributable to Bamboo Insurance Services	(2,029)	(57,368)
Denominator:
Weighted average shares of Class A common stock outstanding (basic)	130,764,913	130,764,913
Incremental common shares attributable to dilutive instruments	—	—
Assumed conversion of Class B common stock to shares of Class A common stock	—	25,540,144
Weighted average shares of Class A common stock outstanding (diluted)	130,764,913	156,305,057
Basic earnings (loss) per share	$(0.02)	(0.44)
Diluted earnings (loss) per share	$(0.02)	(0.46)

Note 3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Balance Sheet
The unaudited pro forma condensed consolidated balance sheet reflects the following adjustments related to the Transactions and this offering:
a)Represents an adjustment to equity reflecting the issuance of Class A common stock to the CVC Funds and White Mountains, through the Blocker Shareholders pursuant to the Transactions.
b)Represents the establishment of noncontrolling interest and issuance of Class B common stock to the Continuing Equity Owners.
c)Bamboo Insurance Services will record a deferred tax liability of $231.4 million, with a corresponding adjustment to additional paid-in capital, which is primarily attributable to the differences between financial reporting and tax basis associated with the Company’s investment in Miramar Holdco LLC and the tax benefits from future deductions attributable to payments under the Tax Receivable Agreement.
Upon the completion of the Transactions, Bamboo Insurance Services will be a party to the Tax Receivable Agreement. The Tax Receivable Agreement will provide for the payment by Bamboo Insurance Services to the Continuing Equity Owners of 85% of certain tax benefits, if any, that we actually realize, as a result of (i) increases in our allocable share of the tax basis of Miramar Holdco’s assets resulting from (a) future redemptions or exchanges of LLC Interests for Class A common stock or cash and (b) certain distributions (or deemed distributions) by Miramar Holdco, (ii) certain tax attributes of the Blocker Companies acquired by us in the Blocker Mergers and (iii) certain additional tax benefits arising from payments made under the Tax Receivable Agreement.
Following the Transactions, Bamboo Insurance Services will record a TRA liability of $129.9 million, with a corresponding adjustment to additional paid-in capital.
The Tax Receivable Agreement will be accounted for as a contingent liability, with amounts accrued when considered probable and reasonably estimable. Due to the uncertainty in the amount and timing of future exchanges of LLC Interests by certain of our existing direct and indirect owners and purchases of LLC Interests from such owners, the unaudited consolidated pro forma financial information assumes that no additional future exchanges or purchases of LLC Interests have occurred. However, if the Continuing Equity Owners were to exchange all of the LLC Interests that they will hold immediately following this offering for shares of Class A common stock immediately following the completion of this offering, we would recognize an incremental deferred tax asset of approximately $279.9 million and a noncurrent liability of approximately $238.0 million based on the Company’s estimate of the aggregate amount that it will pay under the Tax Receivable Agreement as a result of such hypothetical exchange, assuming: (i) a price of $19.00 per share of our Class A common stock; (ii) a constant corporate tax rate of 27.9%; (iii) we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law. The deferred tax asset amount is just the tax savings from the incremental tax basis subject to the TRA and does not include the total partnership deferred adjustment and any indirect effects.
These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related noncurrent liabilities that we will recognize as a result of any such future exchanges will differ based on, among other things: (i) the amount and timing of future exchanges of LLC Interests by LLC unitholders, and the extent to which such exchanges are taxable; (ii) the price per share of our Class A common stock at the time of the exchanges; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect.
d)Represents non-recurring costs of $5.9 million that were determined to not be capitalizable associated with the offering and incurred after June 30, 2026. These costs are recorded in accounts payable with a corresponding reduction to Members’ and Stockholders’ Equity. The reduction to Members' and Stockholders' Equity was allocated between Members' accumulated (loss) earnings of $4.9 million and the Non-controlling interests of $1.0 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information presented in “Prospectus Summary—Summary Consolidated Financial and Other Information” and our financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus.
Overview
Bamboo is an AI and technology-enabled, underwriting-first and capital-light homeowners insurance MGU. We were purpose-built for today’s rapidly changing $189 billion homeowners insurance market and are underpinned by modern, modular technology designed for speed, scalability and adaptability. As a fast-growing MGU with strong profitability and a substantial runway for continued growth, we manage all functions across the insurance value chain, including data science and advanced analytics, underwriting and claims handling, while partnering with a diversified group of highly-rated Capacity Providers.
For the period from December 5 to December 31, 2025, the period from January 1 to December 4, 2025 and the year ended December 31, 2024, we generated net (loss) income of $(13) million, $46 million and $32 million, respectively, representing net (loss) income margins of (51%), 19% and 18%, respectively. During the same periods, we generated revenue of $25 million, $246 million and $180 million, respectively. For the year ended December 31, 2025, on a combined Predecessor and Successor basis, we grew revenue in our MGU segment by 68% and grew MGU Segment Organic Revenue by 69% and we also achieved $104 million in Adjusted EBITDA, representing a 38% Adjusted EBITDA margin and year-over-year Adjusted EBITDA growth of 77%. For the same period, we grew our Managed Premium by 58%.
For the six months ended June 30, 2026, we generated net income of $14 million, representing a net income margin of 8%, and revenue of $173 million. For the six months ended June 30, 2026, we grew revenue in our MGU segment by 50% and grew MGU Segment Organic Revenue by 51%, each compared to the six months ended June 30, 2025. For the six months ended June 30, 2026, we also achieved $77 million in Adjusted EBITDA, representing a 45% Adjusted EBITDA margin and 82% Adjusted EBITDA growth compared to the six months ended June 30, 2025.
Over the last five fiscal years, our loss ratios have outperformed the industry by an average of 32 percentage points. We operate a high-growth, highly profitable, underwriting-led and capital-light insurance platform that manages all key aspects of the homeowners insurance process, leveraging AI and modern technology designed to deliver outsized value to our Policyholders, Capacity Providers and Distribution Partners.
As an MGU, we originate and service insurance policies, managing all key aspects of the insurance process. We believe our comprehensive involvement across the insurance value chain differentiates us in the market relative to other MGAs and MGUs, which typically have more limited functions. We handle data science and advanced analytics, underwriting, policy administration, distribution and claims while partnering with third-party Capacity Providers who assume the balance sheet risk. In addition, our deep involvement with our various partners further strengthens our value proposition and differentiates us. For example, while many MGUs outsource their market access and capital relationships to brokers and Program Partners, we work closely with all of our Capacity Providers and have also established proprietary sources of capacity such as the Greenshoots Re sidecar and Greengrove Re CAT bond which were capitalized with third party funds of $400 million and $100 million, respectively.
The MGU is our core business, generating highly recurring revenue primarily from commissions paid by Capacity Providers and fees paid by Policyholders. Consistently high Policy Retention and premium retention of 88% and over 96%, respectively, for the twelve months ended June 30, 2026, provide strong visibility into future revenue streams. The MGU’s attractive unit economics are evidence of the value delivered to our Capacity

Providers. For the six months ended June 30, 2026, and twelve months ended December 31, 2025 (on a combined Predecessor and Successor basis), Adjusted EBITDA generated by our MGU business represented substantially all of our total Adjusted EBITDA.
Within our MGU segment, we operate Bamboo Agency, a retail agency that sells both Bamboo and third-party carrier insurance products nationwide and generates an additional source of commission and fee income. Our Bamboo Agency channel enables us to efficiently expand into the digital point-of-sale ecosystem, complementing our existing distribution channels, improving our economics over time, and expanding our total addressable market.
We also operate Bamboo Captive, a captive reinsurance entity that we strategically use to demonstrate alignment with our Capacity Providers and support our growth in new markets via limited balance sheet participation. We operate Bamboo Captive at near-breakeven profitability, inclusive of self-funded protection against CAT events. As programs have matured and established a track record with our Program Partners, we have steadily reduced our captive participation. As of April 1, 2025, we reduced our risk retention participation in our largest program from 12.5% to 2.5% of premium. As of April 1, 2026, we further reduced our risk retention participation in our largest program from 2.5% to 0.0% of premium. As of June 30, 2026, Bamboo Captive had statutory surplus of $31 million, excess surplus of $27 million and a maximum loss exposure of $2 million to any single CAT event. We plan to maintain nominal risk retention, while continuing to utilize Bamboo Captive to drive alignment with our Capacity Providers and strategically support growth in new markets.
We operate our business across two reportable segments: (1) MGU, which is the core offering and houses our MGU business and Bamboo Agency, as well as (2) Bamboo Captive, which captures our minimal and selective risk retention.
Factors affecting our results of operations
Our results of operations and financial condition have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors”.
Ability to Maintain and Grow our Relationships with our Capacity Providers and Distribution Partners
We do not assume significant balance sheet insurance risk relating to the policies we sell, and our business depends on a carefully selected network of Program Partners, Reinsurance Partners and institutional investors that provide the capital behind proprietary strategies. If we are not able to maintain our differentiated and profitable portfolios for our Capacity Providers or if our relationships are undermined for any reason, including market-related, our Capacity Providers may be unwilling to continue to provide insurance capacity or may amend their agreements with us. This could impact our ability to underwrite policies and adversely affect our financial performance as it relates to growth, retention and commissions received.
Additionally, our ability to distribute the policies we offer depends on third-party producers who operate within a diverse network that spans carrier partners, independent agents and point-of-sale partnerships. Any significant disruption in these relationships could impact our financial results and adversely affect our growth prospects.
Ability to Continue Underwriting Profitably
We have limited underwriting risk on our balance sheet given our MGU model, resulting in our Capacity Providers bearing the majority of the underwriting risk. However, our ability to maintain relationships with our Capacity Providers and earn commissions depends on delivering profitable underwriting results. If our pricing or risk selection is inadequate, our Capacity Providers may experience losses, which could cause them to terminate or reduce their relationships with us or demand terms that are less favorable to us. If we do not accurately assess the risks for policies we underwrite, we may not charge adequate premiums to generate profitable results for our Capacity Providers, which would adversely affect our results of operations and our profitability. Alternatively, we could set our premiums too high or not respond to market pressures on our premiums fast enough, which could reduce our competitiveness and lead to lower revenues. This risk is higher for some of our arrangements with our Capacity Providers that are structured as sliding scale commissions depending on underwriting performance.

Additionally, despite our limited balance sheet participation in the business we write, our inability to accurately assess the risks of policies we underwrite and the increase in severity and frequency of catastrophe events could adversely affect the capital at Bamboo Captive and require additional capital to continue operations.
Competition From Incumbents and Private Market (Including New Entrants)
We face competition from incumbent carriers and other MGAs/MGUs as well as from state residual market programs. If these market participants began using updated underwriting methodologies and were able to resolve their overly aggregated books of business, they could potentially compete on pricing or coverage and attract Policyholders away from us. A number of new, proposed or potential legislative or industry developments could further enable them to do so and increase competition in our core markets today. Increased competition could also put pressure on our commission rates as well as on the commission rates we pay to third-party producers who distribute our products. It could also affect our ability to price our products at risk-adequate rates which may impact our ability to deliver to our Capacity Providers profitable business as well as affect our ability to retain existing business and the corresponding revenue.
Exposure to Catastrophes and Changing Weather Patterns
Our business is exposed to the risk of severe weather conditions, earthquakes and man-made catastrophes. In particular, the risks of these events may be heightened in certain geographies where we provide insurance coverage, including the risk of wildfires and earthquakes in California, and the risk of hurricanes and severe weather in Texas, as well as the risks of other environments in new markets we may intend to enter. Any increased frequency and severity of such weather events, including wildfires and hurricanes, could have an adverse effect on our ability to predict, model, quantify and manage catastrophe risk and may materially increase losses experienced by our Capacity Providers, thereby affecting their willingness to continue to provide insurance capacity which impacts our ability to keep offering new and existing policies, or do so at the current terms offered.
Investments in Technology
Our continued growth and success depend, in part, on our ability to invest in technology, underpinning our underwriting, distribution, policy administration, claims handling and other functions. Continued investment in our platform is key to maintaining the agility and scalability of our business and may increase our cost base.
Continued Geographic Expansion
Our future growth depends, in part, on our ability to grow through geographic expansion and build on the success we have had in our existing markets. For example, we entered the state of Texas in September of 2025 by leveraging our proven core operating model while remaining adaptable to state-specific dynamics. While we intend to leverage our core operating model including an established network of Capacity Providers and Distribution Partners, additional investments may be required to launch new states and contract terms may be different than in our existing markets.
Regulatory and Legal Matters
The insurance business is extensively regulated, and changes in regulation may reduce our profitability and limit our growth. We operate in a highly regulated industry, subject to regulatory oversight in the states where we are qualified to do business, and regulatory factors at the federal and state level may impact our ability to sell insurance policies. This extensive regulatory framework governs consumer protections and data security, exposing our business to significant litigation and compliance risks. Any failure to meet these requirements as a result of our or our service providers’ or partners’ actual or perceived failure to comply with such laws and regulations or allegations of noncompliance can result in fines, penalties or operational restrictions.
Costs of Being a Public Company
To operate as a public company, we will be required to continue to implement changes in certain aspects of our business and develop, manage and train employees to comply with ongoing public company requirements. We will also incur new expenses as a public company, including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses.
Reorganization Transactions
The historical results of operations discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are those of Bamboo Ide8 Insurance Services and Miramar Holdco prior to the completion of the Transactions and this offering, and do not reflect certain items that we expect will affect our results of operations and financial condition after giving effect to the Transactions.
Following the completion of the Transactions, Bamboo Insurance Services will become the sole manager of Miramar Holdco. As the sole manager of Miramar Holdco, we will operate and control all of the business and affairs of Miramar Holdco and, through Miramar Holdco and its direct and indirect subsidiaries, conduct our business. Following the Transactions, including this offering, Bamboo Insurance Services will hold a majority economic interest in Miramar Holdco, and will control the management of Miramar Holdco as its sole manager. As a result, Bamboo Insurance Services will consolidate Miramar Holdco and record a significant non-controlling interest in Bamboo Insurance Services’ consolidated financial statements for the economic interest in Miramar Holdco held directly or indirectly by the Continuing Equity Owners. Immediately after the Transactions, investors in this offering will own 22% of our outstanding Class A common stock, consisting of 35,000,000 shares of Class A common stock (or 40,250,000 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), Bamboo Insurance Services will own 130,764,913 LLC Interests, representing 84% of the LLC Interests and the Continuing Equity Owners will own 25,540,144 LLC Interests, representing 16% of the LLC Interests. Bamboo Insurance Services is a holding company that conducts no operations and, as of the closing of this offering, its principal asset will be LLC Interests we acquire indirectly pursuant to the Blocker Mergers.
After consummation of this offering, Bamboo Insurance Services will become subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of Miramar Holdco and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur public company expenses related to our operations, plus payment obligations under the Tax Receivable Agreement, which we expect to be significant. We intend to cause Miramar Holdco to make distributions to us in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions—Distributions.”
Factors Affecting the Comparability of Our Results of Operations
As a result of a number of factors, our historical results of operations may not be comparable from period to period or going forward. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.
The CVC Acquisition
On December 5, 2025, we completed the CVC Acquisition, pursuant to which, among other things, Miramar Holdco, acquired Bamboo Ide8 Insurance Services and its consolidated subsidiary.
The CVC Acquisition was accounted for as a business combination under Accounting Standards Codification 805, Business Combinations. The purchase consideration was allocated to the identifiable assets and liabilities of Bamboo Ide8 Insurance Services measured at their fair value as of the effective date of the CVC Acquisition. Any excess of the purchase consideration over the fair value of the identifiable assets and liabilities of Bamboo Ide8 Insurance Services was recognized as goodwill in our consolidated financial statements included elsewhere in this prospectus.
In connection with the CVC Acquisition, on December 5, 2025, we entered into the Credit Agreement that provides a term loan facility in an original aggregate principal amount of $400.0 million and a revolving credit facility in an aggregate available amount of up to $40.0 million. The term loan was amended on June 4, 2026, to provide an additional principal amount of $150.0 million. The term loan and the revolving credit facility mature on December 5, 2031. In periods after the CVC Acquisition, this agreement will result in an increase in interest expense. See the section titled “Description of Indebtedness” for additional information about the Credit Agreement.
Components of Results of Operations
The following is an overview of certain key consolidated statement of comprehensive income items which management believes are important to an understanding of our results of operations in accordance with GAAP.
Revenue
Commission revenue
The largest component of our revenue is commission, which is derived from the binding of insurance coverage for carriers for both the MGU business and the internal retail agency business. Our commissions are established by the carrier agreement between Bamboo Ide8 Insurance Services and the carrier (the “MGU Agreements”) and are calculated as a negotiated percentage of premiums for the underlying insurance contract. Commission rates and terms vary across carriers and are on a fixed or sliding scale. Sliding scale terms are considered variable consideration, which is estimated quarterly based on the most current information. Commission revenue is recorded net of fees paid to Program Partners and estimated cancellations. While we have historically placed the majority of our MGU business with Sutton, representing 78% and 75% of commission revenue and 84% and 50% of gross earned premium for the periods from January 1 to December 4, 2025 and December 5 to December 31, 2025, respectively, we launched four programs with new Program Partners in 2025 as part of our strategy to further diversify our carrier relationships and support continued growth. For the six months ended June 30, 2026 and 2025, our primary Program Partner accounted for 72% and 88% of commission revenues, respectively, and 32% and 93% of net earned premiums, respectively, while our secondary Program Partner accounted for 13% and 7% of commission revenues, respectively, and 48% and 2% of net earned premiums, respectively. As these relationships mature, we expect that the share of our Sutton programs will continue to decrease and that an increasing share of premium will be written through our broader group of Program Partners over time.
Once a policy is bound and becomes effective, our performance obligation for those services is fully satisfied, and we have no material ongoing obligations to perform further services for that transaction. We recognize commission revenue on the effective date of the underlying insurance policy, which is the point in time when control of the placement service transfers to the carrier.
Each Policyholder’s insurance contract is for a period of one year and can be canceled by the Policyholder prior to expiration. Prior to the expiration of the contract, the risk is re-underwritten, and a renewal offer is presented to the Policyholder. Upon the effective date of the renewal policy, commission is recognized. The majority of commissions are received up front for the full policy year. Historically, we have experienced a low rate of policy cancellations.
Fee revenue
Under the MGU Agreements, we earn fee revenue for handling the billing and collections directly from Policyholders and for processing cancellations, endorsements and other policy changes on behalf of the carriers. Three types of fee revenue exist: (1) policy fees for binding new and renewal policies, which are recognized at the effective date of the policies, (2) processing fees for late payment, installment payment or reinstatement fees and (3) broker fees payable to Bamboo Ide8 Insurance Services on non-admitted policies. Policy and broker fees relate to the service of underwriting and placing an in‑force insurance contract, and therefore constitute a performance obligation satisfied at a point in time. Processing fees relate to policy‑servicing activities performed during the policy term such as collecting and remitting premiums, processing cancellations, reinstatements and endorsements, and providing customer service to Policyholders. These activities collectively represent one distinct performance obligation with an assigned transaction price that is satisfied by completing the underlying service. We do not recognize commission revenue, fee revenue or other revenue directly from Greenshoots Re or Greengrove Re. Revenue from policies supported by these capacity sources is recognized under our agreements with the applicable Program Partner in the same manner as other policies produced through our MGU platform.

Net earned premium
Net earned premium represents the recognition of premiums associated with the insurance risks Bamboo Captive assumes through its reinsurance agreements, net of ceded premiums. Assumed and ceded premiums are recorded as written premiums at the inception of the underlying policies or in accordance with the terms of the reinsurance contract. These premiums are then earned ratably over the coverage period, which is generally one year, reflecting the pattern in which insurance protection is provided by us under the applicable reinsurance contract.
The portion of assumed premium applicable to future periods is deferred and reported as unearned premium within the consolidated balance sheet. As the underlying policy term progresses, unearned premium is recognized as earned premium, resulting in revenue that aligns with our exposure to insured risk over time.
Other income
Other income primarily consists of interest earned on investments held. We also recognize changes in the fair value of securities classified as trading securities within other income, as well as investment management fees paid and custodial, trustee and record keeping services. Other income also includes other revenue streams, such as amounts earned from broker‑related services and inuring allowances associated with certain reinsurance arrangements.
Expense
Agency commission
Agency commission represents the consideration paid to carrier partner agents, independent partner agents and point-of-sale partnerships for the placement and production of insurance policies with us. These costs are directly correlated with written premium volume and the related commission revenue we earn from carriers. We expect our commission expense to continue to increase in line with our expected business growth.
Salaries and benefit expense
Salaries and benefit expense consists of payroll expenses, including salaries, bonuses, and payroll taxes, unit-based compensation expense, and other benefits.
Selling, general and administrative expense
Selling, general and administrative (“SG&A”) expense consist of technology costs incurred to support and enhance our platforms, develop new products and maintain computer hardware and software. SG&A expense also includes professional service fees, advertising and marketing costs, financing fees, corporate insurance expenses, intangible asset adjustment expenses, depreciation and amortization on equipment and internally developed software, travel and facility‑related costs, in addition to transaction costs.
We expect to incur additional expense as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and professional services.
Insurance related expense
Insurance related expense primarily consists of the amortization of deferred acquisition costs, which reflects the periodic expensing of capitalized direct acquisition costs, such as commissions and broker fees. These costs are amortized in proportion to earned premium, typically over a one‑year policy term. Insurance related expense also includes costs associated with underwriting data and actuarial pricing tools, post‑bind inspection costs, actuarial consulting services and policy servicing.

Amortization of acquired intangible assets
Amortization of acquired intangible assets consists of amortization related to intangible assets we acquired in connection with the CVC Acquisition and White Mountains Acquisition. Intangible assets consist of partner agency relationships, trade names, developed technology underwriting data and Value of Business Acquired (“VOBA”). We expect to incur additional amortization expense in the future in connection with the intangible assets recognized from the CVC Acquisition. Refer to Note 4, Intangibles and Goodwill of the accompanying annual consolidated financial statements for further information regarding future amortization expense.
Incurred losses and loss adjustment expense
Incurred losses and loss adjustment expense includes both paid losses and the change in estimated reserves for claims incurred during the period by Bamboo Captive. Loss adjustment expense consists of costs related to claim handling, including investigation, adjustment and settlement activities.
Interest expense
Interest expense primarily consists of interest associated with our outstanding debt, including amortization of debt issuance costs, and gains (losses) on interest rate swap. We expect to incur additional interest expense in the future in connection with the Credit Agreement.
Income tax expense
Income tax expense consists of income taxes related to domestic federal and state jurisdictions in which we conduct business, adjusted for allowable credits and deductions. We have historically operated as a partnership under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and therefore, did not have significant income tax exposure. As a public company, Bamboo Insurance Services will be subject to federal income tax.
Consolidated results of operations
The following is a discussion of our consolidated results of operations for the periods presented. This information is derived from our consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with GAAP.

The following table summarizes our results of operations for the periods presented (in thousands, except for percentages):

	Successor		Predecessor
	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
	Amount	% of Total	Amount	% of Total
Revenue:
Commission revenue	$134,647	78%	$87,120	70%
Fee revenue	23,266	13%	15,656	13%
Net earned premium	11,587	7%	16,461	13%
Other income	3,898	2%	4,616	4%
Total revenue	$173,398	100%	$123,853	100%
Expense:
Agency commission	$47,447	33%	$33,253	35%
Salaries and benefit expense	22,806	16%	18,713	20%
Selling, general and administrative expense	24,387	17%	12,411	13%
Insurance related expense	9,005	6%	10,178	11%
Amortization of acquired intangible assets	36,364	26%	8,000	8%
Incurred losses and loss adjustment expense	3,352	2%	12,556	13%
Total operating expense	$143,361	100%	$95,111	100%
Interest expense	$16,281		$4,997
Net (loss) income before income tax expense	$13,756		$23,745
Income tax expense	$—		$—
Net (loss) income	$13,756		$23,745
Comparison of the Six Months Ended June 30, 2026 (Successor) and 2025 (Predecessor)
Revenue
Commission revenue
Commission revenue was $134.6 million and $87.1 million for the six months ended June 30, 2026 and 2025, respectively. The change in commission revenue is a direct result of an increase in policies bound and higher retentions year-over-year in our MGU business. Commission revenue as a percentage of premiums written by our MGU was 28.8% for the six months ended June 30, 2026 and 25.1% for the six months ended June 30, 2025.
Fee revenue
Fee revenue was $23.3 million and $15.7 million for the six months ended June 30, 2026 and 2025, respectively. The change in fee revenue was primarily due to the MGU fees earned from increased volume of both new and renewed policies, which were $15.9 million for the six months ended June 30, 2026 and $12.1 million for the six months ended June 30, 2025. The change over the periods was also driven by policy processing fees, a greater ratio of non-admitted policies, which have higher fees, and revenue from an increase in the number of policies bound.
Net earned premium
Net earned premium was $11.6 million and $16.5 million for the six months ended June 30, 2026 and 2025, respectively. The change in net earned premium primarily reflects a reduction in our retained share of our largest insurance program, which declined from 2.5% to 0% upon renewal on April 1, 2026.

Other income
Other income was $3.9 million and $4.6 million for the six months ended June 30, 2026 and 2025, respectively. The change was primarily driven by a decrease in inuring allowance for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025.
Expense
Agency commission
Agency commission was $47.4 million and $33.3 million for the six months ended June 30, 2026 and 2025, respectively. The change was primarily driven by an increase in the number of policies bound and premium underwritten. Additionally, a higher commission rate agreed to with one of our larger Distribution Partners during the year ended December 31, 2025 contributed to the change in commission expense on the underlying business during the six months ended June 30, 2026. Commission expense as a percentage of MGU premiums written was 10.2% and 9.6% for the six months ended June 30, 2026 and 2025, respectively.
Salaries and benefit expense
Salaries and benefit expense was $22.8 million and $18.7 million for the six months ended June 30, 2026 and 2025, respectively. The change in salaries and benefit expense resulted from the hiring of additional employees to support our expansion and scaling of the business. Our salaries and benefits expense was comprised of the following for each of the periods presented (in thousands, except for percentages):

	Successor		Predecessor
	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
	Amount	% of Total	Amount	% of Total
Payroll expense	$19,949	88%	$15,470	83%
Unit-based compensation expense	789	3%	1,738	9%
Other benefit expense	2,068	9%	1,505	8%
Total salaries and benefit expense	$22,806	100%	$18,713	100%
Selling, general and administrative expense
SG&A expense was $24.4 million and $12.4 million for the six months ended June 30, 2026 and 2025, respectively. The change was primarily driven by higher software technology costs of $11.0 million and $6.9 million, transaction-related costs of $7.4 million and $1.8 million, depreciation and amortization on equipment and internally developed software of $0.2 million and $0.5 million, and consulting and legal fees of $0.1 million and $0.5 million.
Insurance related expense
Insurance related expense was $9.0 million and $10.2 million for the six months ended June 30, 2026 and 2025, respectively. Insurance related expense remained relatively consistent for each of the periods presented.
Amortization of acquired intangible assets
Amortization of acquired intangible assets was $36.4 million and $8.0 million for the six months ended June 30, 2026 and 2025, respectively. Amortization in 2026 relates to intangible assets recognized in connection with the CVC Acquisition, whereas the prior‑year predecessor period reflects amortization associated with the White Mountains Acquisition.

Incurred losses and loss adjustment expense
Incurred losses and loss adjustment expense was $3.4 million and $12.6 million for the six months ended June 30, 2026 and 2025, respectively. The change was primarily due to a lower quota share percentage in 2026 and a catastrophe event in the 2025 period that increased incurred losses and loss adjustment expenses by $3.5 million.
Interest expense
Interest expense was $16.3 million and $5.0 million for the six months ended June 30, 2026 and 2025, respectively. Interest expense for the six months ended June 30, 2026 was attributable to borrowings under the Credit Agreement net of a $3.0 million gain on our interest rate swap, while the prior‑year period reflects interest incurred under the 2025 Credit Facility (as defined below).
Income tax expense
We are considered a partnership under the Code and, accordingly, did not recognize income tax expense for either the successor or predecessor periods.
The following table summarizes our results of operations for the periods presented (in thousands, except for percentages):

	Successor		Predecessor
	Period from December 5 to December 31, 2025		Period from January 1 to December 4, 2025		Year Ended December 31, 2024
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Revenue:
Commission revenue	$18,973	76%	$178,180	72%	$110,378	62%
Fee revenue	3,000	12%	32,396	13%	24,012	13%
Net earned premium	2,329	9%	26,699	11%	39,391	22%
Other income	653	3%	8,959	4%	6,035	3%
Total revenue	$24,955	100%	$246,234	100%	$179,816	100%
Expense:
Agency commission	$6,652	19%	$69,493	37%	$48,519	33%
Salaries and benefit expense	2,175	6%	38,843	20%	27,458	18%
Selling, general and administrative expense	19,709	56%	32,735	17%	13,981	9%
Insurance related expense	1,257	4%	16,445	9%	15,736	11%
Amortization of acquired intangible assets	5,169	15%	14,666	8%	21,947	15%
Incurred losses and loss adjustment expense	130	—%	18,035	9%	20,582	14%
Total operating expense	$35,092	100%	$190,217	100%	$148,223	100%
Interest expense	$2,680		$9,712		$—
Net (loss) income before income tax expense	$(12,817)		$46,305		$31,593
Income tax expense	$—		$—		$—
Net (loss) income	$(12,817)		$46,305		$31,593
Comparison of the Period from December 5 to December 31, 2025 (Successor), the Period from January 1 to December 4, 2025 (Predecessor) and the year ended December 31, 2024 (Predecessor)

Revenue
Commission revenue
Commission revenue was $19.0 million for the period from December 5 to December 31, 2025, $178.2 million for the period from January 1 to December 4, 2025, and $110.4 million for the year ended December 31, 2024. The change in commission revenue is a direct result of an increase in the number of policies bound in our MGU business. In addition, higher retentions year-over-year and fewer cancellations during the policy term caused a decrease to the cancellation reserve in the periods from December 5 to December 31, 2025 and January 1 to December 4, 2025. Commission revenue as a percentage of premiums written by our MGU was 28.4% for the period from December 5 to December 31, 2025, 26.6% for the period from January 1 to December 4, 2025, and 24.0% for the year ended December 31, 2024.
Fee revenue
Fee revenue was $3.0 million for the period from December 5 to December 31, 2025, $32.4 million for the period from January 1 to December 4, 2025, and $24.0 million for the year ended December 31, 2024. The change in fee revenue was primarily due to the MGU fees earned from increased volume of both new and renewed policies, which were $2.0 million for the period from December 5 to December 31, 2025, $25.0 million in the period from January 1 to December 4, 2025, and $19.4 million for the year ended December 31, 2024. The change over the periods was also driven by policy processing fees, a greater ratio of non-admitted policies, which have higher fees, and revenue from an increase in the number of policies bound.
Net earned premium
Net earned premium was $2.3 million for the period from December 5 to December 31, 2025, $26.7 million for the period from January 1 to December 4, 2025, and $39.4 million for the year ended December 31, 2024. The change in net earned premium primarily reflects a reduction in our retained share of our largest insurance program, which declined from 12.5% to 2.5% upon renewal on April 1, 2025.
Other income
Other income was $0.7 million for the period from December 5 to December 31, 2025, $9.0 million for the period from January 1 to December 4, 2025, and $6.0 million for the year ended December 31, 2024. This change in other income was primarily due to higher interest income earned on bank deposits and bonds as a result of our implementation of cash sweep arrangements at the end of the year ended December 31, 2024, which resulted in higher yields in the periods from December 5 to December 31, 2025 and January 1 to December 4, 2025. We earned interest income of $0.4 million for the period from December 5 to December 31, 2025, $4.8 million in the period from January 1, 2025 to December 4, 2025, and $3.6 million for the year ended December 31, 2024. There was also broker-related services income of $0.2 million for the period from December 5 to December 31, 2025, $1.7 million in the period from January 1 to December 4, 2025, and $0.5 million for the year ended December 31, 2024.
Expense
Agency commission
Agency commission was $6.7 million for the period from December 5 to December 31, 2025, $69.5 million for the period from January 1 to December 4, 2025, and $48.5 million for the year ended December 31, 2024. In the year ended December 31, 2025, there was a higher commission rate agreed to with one of our larger Distribution Partners, causing the change in the commission expense on that underlying business. Commission expense as a percentage of MGU premiums written was 10.0% for the period from December 5 to December 31, 2025, 10.4% for the period from January 1 to December 4, 2025, and 10.6% for the year ended December 31, 2024. Additionally, the change over the periods was driven by an increase in the number of policies bound and premium underwritten.

Salaries and benefit expense
Salaries and benefit expense was $2.2 million for the period from December 5 to December 31, 2025, $38.8 million for the period from January 1 to December 4, 2025, and $27.5 million for the year ended December 31, 2024. The change in salaries and benefit expense resulted from the hiring of additional employees to support our expansion and scaling of the business. Our salaries and benefits expense was comprised of the following for each of the periods presented (in thousands, except for percentages):

	Successor		Predecessor
	Period from December 5 to December 31, 2025		Period from January 1 to December 4, 2025		Year Ended December 31, 2024
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Payroll expense	$2,069	95%	$31,897	82%	$22,863	83%
Unit-based compensation expense	—	—%	3,959	10%	2,767	10%
Other benefit expense	106	5%	2,987	8%	1,828	7%
Total salaries and benefit expense	$2,175	100%	$38,843	100%	$27,458	100%
Selling, general and administrative expense
SG&A expense was $19.7 million for the period from December 5 to December 31, 2025, $32.7 million for the period from January 1 to December 4, 2025, and $14.0 million for the year ended December 31, 2024. The change in SG&A expense was primarily driven by transaction-related costs, including professional services fees incurred in preparation for our initial public offering. Transaction costs related to the CVC Acquisition were $16.9 million during the period from December 5 to December 31, 2025 and $5.7 million during the period from January 1 to December 4, 2025. Transaction costs related to the White Mountains Acquisition were $0.7 million during the year ended December 31, 2024.
Consulting and legal fees were $0.9 million for the period from December 5 to December 31, 2025, $4.0 million in the period from January 1 to December 4, 2025, and $0.7 million for the year ended December 31, 2024.
Additionally, software technology costs were $1.3 million for the period from December 5 to December 31, 2025, $13.4 million for the period from January 1 to December 4, 2025, and $7.7 million for the year ended December 31, 2024.
Lastly, there was depreciation and amortization expense of $0.0 million for the period from December 5 to December 31, 2025, $2.2 million for the period from January 1 to December 4, 2025, and $0.3 million for the year ended December 31, 2024.
Insurance related expense
Insurance related expense was $1.3 million for the period from December 5 to December 31, 2025, $16.4 million for the period from January 1 to December 4, 2025, and $15.7 million for the year ended December 31, 2024. Insurance related expense remained relatively consistent for each of the periods presented.
Amortization of acquired intangible assets
Amortization of acquired intangible assets was $5.2 million for the period from December 5 to December 31, 2025, $14.7 million for the period from January 1 to December 4, 2025, and $21.9 million for the year ended December 31, 2024. The change in amortization of acquired intangible assets for the period from December 5 to December 31, 2025 was driven by the step-up in acquired intangible asset value following the CVC Acquisition.
Incurred losses and loss adjustment expense
Incurred losses and loss adjustment expense was $0.1 million for the period from December 5 to December 31, 2025, $18.0 million for the period from January 1 to December 4, 2025, and $20.6 million for the year ended December 31, 2024. The relatively low magnitude of incurred losses and loss adjustment expense during the successor period resulted primarily from the seasonal decrease in reported claims at the end of the calendar year. Incurred losses and loss adjustment expense during the predecessor periods remained relatively consistent.
Interest expense
Interest expense was $2.7 million for the period from December 5 to December 31, 2025, $9.7 million for the period from January 1 to December 4, 2025, and $0.0 million for the year ended December 31, 2024. The interest expense in the period from December 5 to December 31, 2025 and January 1 to December 4, 2025 resulted entirely from the Credit Agreement and the 2025 Credit Facility (as defined below), respectively. We had no debt during the year ended December 31, 2024.
Income tax expense
We are considered a partnership under the Code and, accordingly, did not recognize income tax expense for either the successor or predecessor periods.
Segment Information
The following table presents our total revenue, operating expense and profit by segment for each of the periods presented (in thousands).

	Successor		Predecessor
	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
	MGU	Captive	MGU	Captive
Revenue:
Commission revenue	$134,647	$—	$87,120	$—
Fee revenue	23,266	—	15,656	—
Net earned premium	—	11,587	—	16,461
Other income	4,417	730	5,451	1,383
Total revenue	$162,330	$12,317	$108,227	$17,844
Expense:
Agency commission	$47,447	$—	$33,253	$—
Salaries and benefit expense	22,017	—	16,975	—
Selling, general and administrative expense	11,738	586	8,313	2,275
Insurance related expense	8,196	4,095	4,129	6,049
Incurred losses and loss adjustment expense	—	3,352	—	12,556
Total segment operating expense	$89,398	$8,033	$62,670	$20,880
Segment Adjusted EBITDA	$72,932	$4,284	$45,557	$(3,036)
Segment Adjusted EBITDA is our primary segment profitability measure and is calculated as segment revenue less operating expenses that are directly attributable to the segments. We define Segment Adjusted EBITDA as net (loss) income (the most directly comparable GAAP measure) adjusted to exclude interest expense and gains on our interest rate swap, income taxes, depreciation and amortization, and further adjusted for other items management believes are not indicative of ongoing operating results. Refer to Note 16, Segments of the accompanying interim condensed consolidated financial statements and Note 17, Segments of the accompanying annual consolidated financial statements for additional information on segments and a reconciliation of Segment Adjusted EBITDA to Net (loss) income before income tax expense.
MGU
MGU Segment Adjusted EBITDA was $72.9 million and $45.6 million for the six months ended June 30, 2026 and 2025, respectively. The changes in MGU Segment Adjusted EBITDA were primarily driven by increased commission and fee revenue during the six months ended June 30, 2026, reflecting increased written premiums and increased commission rates. The increase in revenue was partially offset by higher agency commissions directly associated with increased written premiums, as well as increased salaries and benefits and SG&A expense.
Captive
Captive Segment Adjusted EBITDA was $4.3 million and $(3.0) million for the six months ended June 30, 2026 and 2025, respectively. The change in Captive Segment Adjusted EBITDA was due to a reduction in the quota share percentage and a decrease in incurred losses and loss adjustment expense during the six months ended June 30, 2026. The decrease in incurred losses and loss adjustment expense was primarily due to a lower quota share percentage in 2026 and a catastrophe event in the 2025 period that increased incurred losses and loss adjustment expenses by $3.5 million.
The following table presents our total revenue, operating expense and profit by segment for each of the periods presented (in thousands).

	Successor		Predecessor		Predecessor
	Period from December 5 to December 31, 2025		Period from January 1 to December 4, 2025		Year Ended December 31, 2024
	MGU	Captive	MGU	Captive	MGU	Captive
Revenue:
Commission revenue	$18,973	$—	$178,180	$—	$110,378	$—
Fee revenue	3,000	—	32,396	—	24,012	—
Net earned premium	—	2,329	—	26,699	—	39,391
Other income	1,270	138	9,442	2,493	10,347	1,428
Total revenue	$23,243	$2,467	$220,018	$29,192	$144,737	$40,819
Expense:
Agency commission	$6,652	$—	$69,493	$—	$48,519	$—
Salaries and benefit expense	2,175	—	34,884	—	24,691	—
Selling, general and administrative expense	591	930	18,210	2,483	11,349	5,906
Insurance related expense	341	358	6,263	10,182	7,176	8,560
Incurred losses and loss adjustment expense	—	130	—	18,035	—	20,582
Total segment operating expense	$9,759	$1,418	$128,850	$30,700	$91,735	$35,048
Segment Adjusted EBITDA	$13,484	$1,049	$91,168	$(1,508)	$53,002	$5,771
MGU
MGU Segment Adjusted EBITDA was $13.5 million, $91.2 million, and $53.0 million for the December 5 to December 31, 2025 period, January 1 to December 4, 2025 period, and the year ended December 31, 2024, respectively. The changes in MGU Segment Adjusted EBITDA were primarily driven by increased commission and fee revenue during both the December 5 to December 31, 2025 period and the January 1 to December 4, 2025 period, reflecting increased written premiums, improved retentions year-over-year and increased commission rates. The increase in revenue was partially offset by higher agency commissions directly associated with increased written premiums, as well as increased salaries and benefits and SG&A expense.
Captive
Captive Segment Adjusted EBITDA was $1.0 million, $(1.5) million, and $5.8 million for the December 5 to December 31, 2025 period, January 1 to December 4, 2025 period, and the year ended December 31, 2024, respectively. The change in Captive Segment Adjusted EBITDA was due to a reduction in the assumed earned premiums during both the December 5 to December 31, 2025 period and the January 1 to December 4, 2025 period as compared to the year ended December 31, 2024. This is in line with our strategy to operate at near-breakeven profitability.
Key Performance Indicators, Financial Measures and Non-GAAP Financial Measures
We use the following key performance indicators to evaluate the health of our business, measure our performance, identify trends affecting our growth, formulate goals and objectives and make strategic decisions. Accordingly, we believe our key performance indicators provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team. Our key performance indicators are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled metrics presented by other companies.
•Managed Premium: This metric represents the annualized premium of all active policies underwritten by us at a given date, including our and third-party policies sold through our internal agency. Within the insurance industry, managed premium is used to assess a business’s scale. It is also a key metric used to evaluate the potential for recurring commission revenue from policy renewals.
•Policies in Force: The number of active policies underwritten by us as of a specific date, including our policies sold through our internal agency. We use this metric to assess the scale and penetration of our insurance programs and to evaluate potential future policy renewals and related revenue.
•Policy Retention: This metric reflects the proportion of policies that accept renewal offers during a given period. This is measured as the policy count associated with renewed policies divided by the total count of policies for which renewal offers were made. We monitor this metric as an indicator of customer renewal behavior and pricing effectiveness.
•MGU Segment Organic Revenue and MGU Segment Organic Revenue Growth: MGU Segment Organic Revenue represents total MGU Segment Revenue, excluding investment income. As of the date of this prospectus and for the relevant periods presented herein, the predecessor and successor have not completed any acquisitions or divestitures that would impact MGU Segment Organic Revenue. We define MGU organic revenue growth as the percentage change in MGU Segment Organic Revenue, as compared to the prior period.
For further discussion on our calculation of MGU Segment Organic Revenue, see “Non-GAAP Financial Measures” below.
•Adjusted EBITDA and Adjusted EBITDA margin: We monitor Adjusted EBITDA and Adjusted EBITDA margin to assess operating performance as the business scales and to evaluate efficiency trends over time. Adjusted EBITDA also facilitates meaningful year‑to‑year comparisons of operating results by excluding items that may vary between periods.
For further discussion on our calculation of Adjusted EBITDA and Adjusted EBITDA margin, see “Non-GAAP Financial Measures” below.

The tables below compare certain of our key performance indicators and non-GAAP financial measures as of and for the periods presented (in thousands, except for percentages):

	LTM as of June 30, 2026 (1)	Interim Periods Six Months Ended June 30,				Annual Periods Year Ended December 31,
		2026		2025		2025	2024
Key Operating Metrics
Managed Premium	$879,277	$451,364		$337,789		$765,702	$483,975
Policies in Force	401,787	205,658		156,517		354,085	263,522
Policy Retention	N/A	88%	(4)	87%	(4)	87%	85%
MGU Segment Organic Revenue Growth (2)	N/A	51%	(3)	90%	(3)	69%	158%
__________________
(1)For the twelve months ended June 30, 2026.
(2)MGU Segment Organic Revenue Growth is measured as the percentage change in MGU Segment Organic Revenue, as compared to the most recent prior period. MGU Segment Organic Revenue and MGU Segment Organic Revenue Growth are non-GAAP financial measures which are commonly reported by others in the insurance industry. We use MGU Segment Organic Revenue Growth to facilitate investors’ understanding of our operating performance and comparison with our peers. For further discussion on our calculation of MGU Segment Organic Revenue, see “Non-GAAP Financial Measures” below.
(3)Reflects the MGU Segment Organic Revenue Growth for the six months ended June 30, 2026 compared to the six months ended June 30, 2025 and the six months ended June 30, 2025 compared to the six months ended June 30, 2024, respectively.
(4)Policy Retention is a trailing-twelve-month metric. The amount presented for the six months ended June 30, 2026 reflects the twelve months ended June 30, 2026, and the amount presented for the six months ended June 30, 2025 reflects the twelve months ended June 30, 2025.

		Interim Periods		Annual Periods
		Successor	Predecessor	Successor	Predecessor
	LTM as of June 30, 2026 (1)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Non-GAAP Financial Measures
MGU Segment Organic Revenue (2)	$292,235	$159,841	$106,038	$22,879	$215,553	$141,012
Adjusted EBITDA (2)	$138,888	$77,216	$42,521	$14,533	$89,660	$58,773
Adjusted EBITDA margin (2)	43%	45%	34%	58%	36%	33%
__________________
(1)For the twelve months ended June 30, 2026.
(2)MGU Segment Organic Revenue, Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures. For further discussion on our calculation of these figures and reconciliation to the most directly comparable GAAP financial measure, see “MGU Segment Organic Revenue” and “Adjusted EBITDA and Adjusted EBITDA Margin” within the “Non-GAAP Financial Measures” below.
Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared in conformity with GAAP, we use certain financial measures, including MGU Segment Organic Revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are not required by, or prepared in accordance with, GAAP. We refer to these measures as “non-GAAP” financial measures. We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. We consider these non-GAAP financial measures to be useful metrics for management and investors to facilitate operating performance comparisons from period to period and to assess our financial and operating performance. These non-GAAP financial measures should not be considered as substitutes for, or superior to, the financial statements and financial information prepared in accordance with GAAP. In addition, the non-GAAP financial information presented below may be determined or calculated differently by other companies and may not be directly comparable to that of other companies. These limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

MGU Segment Organic Revenue
We define MGU Segment Organic Revenue as total revenue attributable to our MGU segment (as determined in accordance with GAAP), adjusted to remove the impact of (i) investment income recognized during the period and (ii) the impact of any acquisitions or divestitures. As of the date of this prospectus and for the relevant periods presented herein, we have not completed any relevant acquisitions or divestitures that would impact the computation of MGU Segment Organic Revenue, and therefore, our measure of MGU Segment Organic Revenue reflects our MGU segment’s total revenue less investment income, as determined in accordance with GAAP. MGU Segment Organic Revenue is a non-GAAP financial measure which is commonly reported by others in the insurance industry. We use MGU Segment Organic Revenue in this prospectus to facilitate investors’ understanding of our operating performance and comparison with our peers.
The following table presents a reconciliation of our MGU segment’s total revenue to MGU Segment Organic Revenue (in thousands).

		Interim Periods		Annual Periods
		Successor	Predecessor	Successor	Predecessor
	LTM as of June 30, 2026 (1)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
MGU segment total revenue	$297,364	$162,330	$108,227	$23,243	$220,018	$144,737
Less: Investment income	(5,129)	(2,489)	(2,189)	(364)	(4,465)	(3,725)
MGU Segment Organic Revenue	$292,235	$159,841	$106,038	$22,879	$215,553	$141,012
__________________
(1)For the twelve months ended June 30, 2026.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income (the most directly comparable GAAP measure) adjusted to exclude interest expense, income taxes (if any), depreciation and amortization and further adjusted for other items management believes are not indicative of ongoing operating results. By removing these expenses, we believe Adjusted EBITDA provides a clearer representation of operating performance.
We regard Adjusted EBITDA as an important measure for several reasons:
•It excludes the impact of financing decisions (debt vs. equity) by adding back interest net of (gains) losses on our interest rate swap, thus focusing on the performance of the underlying operations.
•It excludes noncash charges for amortization and unit-based compensation.
•It removes other non-recurring items, including transaction costs associated with the CVC Acquisition, the White Mountains Acquisition, and this offering.
•This measure is also useful for management and investors to compare our performance with that of other MGU companies that may have differing depreciation or financing structures.
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.
While we find Adjusted EBITDA and Adjusted EBITDA margin to be useful measures, they have limitations. Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash needs for capital expenditures. They also do not reflect changes in working capital or any provision for income taxes. Therefore, they should not be considered in isolation or as a substitute for net income or cash flow metrics prepared in accordance with GAAP. In addition, other companies in our industry, may calculate Adjusted EBITDA and Adjusted EBITDA margin differently, which reduces their usefulness as a comparative measure.
The following table presents a reconciliation of Adjusted EBITDA to net income (the most directly comparable GAAP measure), as well as our Adjusted EBITDA margin to net income margin (the most directly comparable GAAP measure), for the six months ended June 30, 2026 (Successor), six months ended June 30, 2025 (Predecessor) for the Period from December 5 to December 31, 2025 (Successor), the Period from January 1 to December 4, 2025 (Predecessor) and the year ended December 31, 2024 (Predecessor)(amounts in thousands, except percentages):

		Interim Periods		Annual Periods
		Successor	Predecessor	Successor	Predecessor
	LTM as of June 30, 2026 (1)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Net (loss) income	$23,499	$13,756	$23,745	$(12,817)	$46,305	$31,593
Amortization of developed intangible assets	2,050	247	465	19	2,249	294
Amortization of acquired intangible assets (5)	44,914	33,079	8,000	5,169	14,666	21,947
Interest expense	23,676	16,281	4,997	2,680	9,712	—
Income tax expense	—	—	—	—	—	—
Unit-based compensation expense	3,010	789	1,738	—	3,959	2,767
IT implementation costs (2)	8,456	5,269	2,021	869	4,339	1,460
Transaction costs (3)	28,253	7,409	1,822	16,925	5,741	712
Other (4)	5,030	386	(267)	1,688	2,689	—
Adjusted EBITDA	$138,888	$77,216	$42,521	$14,533	$89,660	$58,773
Net (loss) income margin	7%	8%	19%	(51)%	19%	18%
Adjusted EBITDA margin	43%	45%	34%	58%	36%	33%
__________________
(1)For the twelve months ended June 30, 2026.
(2)IT implementation costs consists primarily of expenses incurred during the implementation of our new policy administration system, which we expect to be completed during 2026.
(3)Transaction costs for the six months ended June 30, 2026 primarily relate to the Reorganization Transactions, the initial public offering, and post-acquisition costs from the CVC Acquisition. Transaction costs for the six months ended June 30, 2025, the period from January 1 to December 4, 2025, and the period from December 5 to December 31, 2025 all relate to expenses incurred in connection with the CVC Acquisition. Transaction costs for the year ended December 31, 2024 consist of post-acquisition integration expenses associated with the White Mountains Acquisition.
(4)Other primarily includes gains and losses on investments during the six months ended June 30, 2026 and 2025. For the period from December 5 to December 31, 2025, period from January 1 to December 4, 2025 and year ended December 31, 2024, other expenses primarily include non-recurring project expenses for the one-time establishment of certain business processes to enable the potential of a future transaction.
(5)Amortization of acquired intangible assets excludes amortization related to the value of business acquired from the CVC Acquisition.
Liquidity and Capital Resources
Liquidity is a measure of a company’s ability to generate cash flows sufficient to meet the short-term and long-term cash requirements of its business operations. Excluding the effects of the White Mountains Acquisition and the CVC Acquisition, our principal sources of liquidity have been generated from operating activities. In addition, we also have access to the $40.0 million Revolving Credit Facility (as defined below). As of June 30, 2026, we had $50.5 million of cash and $78.4 million of trading investments, of which $56.3 million are held as collateral for Bamboo Captive. As of December 31, 2025, we had $37.5 million of cash and $74.7 million of trading investments, of which $52.8 million are held as collateral for Bamboo Captive. Our borrowing capacity on the Revolving Credit Facility as of June 30, 2026 and December 31, 2025, is $40.0 million as there were no amounts outstanding under this facility during either period.

Although we cannot predict with certainty all of our particular short-term cash uses or the timing or amount of cash requirements, we believe that our available cash on hand, along with amounts available under our Credit Facility will be sufficient to satisfy our liquidity requirements for at least the next twelve months.
Our principal liquidity requirements include operating expenses, debt service obligations (interest and scheduled principal repayments), capital expenditures (primarily capitalized software development) and working capital.
Loan Agreements
In January 2025, Bamboo Ide8 Insurance Services entered into a secured credit facility via private placement with Apogem Capital LLC and Deutsche Bank AG New York Branch (the “2025 Credit Facility”). The 2025 Credit Facility provided for a six-year term loan of $110.0 million and a revolving credit facility of $10.0 million. The amounts outstanding under this credit facility were paid off in full as part of the CVC Acquisition and the facility was subsequently terminated.
On December 5, 2025, in connection with the consummation of the CVC Acquisition, Bamboo Ide8 Insurance Services entered into a credit agreement with Miramar Intermediate, LLC, a subsidiary of Bamboo Insurance Services, Acquiom Agency Services LLC, as administrative agent and with Deutsche Bank AG New York Branch and Apogem Capital LLC, as lead arrangers and bookrunners, which provided for a term loan in an aggregate principal amount of $400.0 million and revolving credit commitments in an aggregate available amount of up to $40.0 million. On June 4, 2026, Bamboo Ide8 Insurance Services amended its term loan agreement originally entered into on December 5, 2025, and borrowed an additional $150.0 million. Both the term loans and the revolving credit facility will mature on December 5, 2031. As of June 30, 2026, we had $548.0 million outstanding under the term loan and no borrowings outstanding under the revolving credit facility. The borrowings under the term loan require quarterly principal payments of $1.4 million. Borrowings under the Credit Facilities (as defined below) bear variable interest and is at the option of Bamboo Ide8 Insurance Services payable at either (i) an alternate base rate plus a margin between 3.50% and 4.00% (based on the total leverage ratio) or (ii) a rate equal to the term Secured Overnight Financing Rate (“Term SOFR”) for the applicable interest period plus a margin between 4.50% and 5.00% (based on the total leverage ratio), subject to a floor.
See the section titled “Description of Indebtedness” for additional information about the Credit Agreement.
Debt Covenants
The Credit Agreement contains customary affirmative, negative and financial covenants, with which we were in compliance as of June 30, 2026. The Credit Agreement requires us to comply with a financial covenant of maintaining a total leverage ratio under certain thresholds. We expect to remain in compliance for at least the next 12 months.
Tax Receivable Agreement
In connection with the Transactions, we will enter into the Tax Receivable Agreement with Miramar Holdco, the Continuing Equity Owners and the Blocker Shareholders, which provides for the payment by us to the Continuing Equity Owners and the Blocker Shareholders of 85% of the amount of certain tax benefits, if any, that we and certain of our subsidiaries actually realize, or in some circumstances are deemed to realize, as a result of the various transactions occurring in connection with the closing of the Transactions or in the future that are described above, including benefits arising from tax basis adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. The payment obligations under the Tax Receivable Agreement will be our obligations, and we expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial.
The amount and timing of future tax benefits we realize as a result of future exchanges of LLC Interests by the Continuing Equity Owners, and the amounts we will be required to pay to the Continuing Equity Owners or the Blocker Shareholders pursuant to the Tax Receivable Agreement, will vary based on, among other things, (i) the amount and timing of future exchanges of LLC Interests by the Continuing Equity Owners, and the extent to which such exchanges are taxable, (ii) the price per share of our Class A common stock at the time of the exchanges,

(iii) the amount and timing of future income against which to offset the tax benefits and (iv) the tax rates then in effect. To date, no exchanges of LLC Interests by the Continuing Equity Owners have occurred. Due to the uncertainty around the timing and extent of future exchanges, we are unable to estimate the future payment obligations under the Tax Receivable Agreement.
If we elect to terminate the Tax Receivable Agreement immediately after the Transactions, assuming the market value of our Class A common stock is equal to $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, Miramar Holdco currently estimates that it would have been required to pay approximately $251.8 million to satisfy our liabilities under the Tax Receivable Agreement.
Cash Flows
Comparison of the six months ended June 30, 2026 (Successor) and 2025 (Predecessor)

	Successor	Predecessor
	Six months ended June 30, 2026	Six months ended June 30, 2025
	(in thousands)	(in thousands)
Net cash provided by (used in):
Operating Activities	$52,364	$37,855
Investing Activities	$(11,755)	$(15,401)
Financing Activities	$(10,124)	$22,002
Operating Activities
Net cash provided by operating activities was $52.4 million for the six months ended June 30, 2026, primarily resulting from net income of $13.8 million, and depreciation and other amortization (including intangibles) of $37.6 million, partially offset by a gain on our interest rate swap of $2.8 million and a net change in operating assets and liabilities. The net change in operating assets and liabilities included a $13.5 million decrease in unearned premiums due to the reduction of our assumed quota share percentage. Depreciation and other amortization (including intangibles) was $37.6 million for the six months ended June 30, 2026 due to the intangibles recorded as part of the CVC Acquisition.
Net cash provided by operating activities was $37.9 million for the six months ended June 30, 2025, resulting from net income of $23.7 million, noncash charges of $10.2 million, and a net increase of $3.9 million related to our operating assets and liabilities. The change in operating assets and liabilities was driven in part by reserve activity, including approximately $3.5 million of net incurred losses related to a catastrophic event that occurred during 2025. In addition, unearned premiums decreased $18.6 million and premium payable to insureds decreased $12.9 million, offset by a $23.7 million decrease in accounts receivable primarily related to the decrease in retention with one of the largest program partners. The noncash charges consisted primarily of depreciation and amortization of $8.9 million and unit-based compensation expense of $1.7 million.
Investing Activities
Net cash used in investing activities was $11.8 million for the six months ended June 30, 2026, compared to $15.4 million for the six months ended June 30, 2025. The decrease was primarily due to a $14.6 million favorable swing in short-term investment activity, from a $9.3 million net use of cash in the six months ended June 30, 2025 to a $5.3 million net source of cash in the six months ended June 30, 2026, as proceeds from maturing short-term investments were used to fund an increase in purchases of fixed maturity investments. This was partially offset by decreased proceeds from fixed maturity investments of $3.6 million for the six months ended June 30, 2026 compared to $9.2 million for the six months ended June 30, 2025, and increased purchases of fixed maturity investments of $13.1 million for the six months ended June 30, 2026 compared to $7.4 million for the six months ended June 30, 2025. Capitalized software and equipment purchases were $7.6 million for the six months ended June 30, 2026 compared to $8.0 million for the six months ended June 30, 2025.

Financing Activities
Net cash used in financing activities was $10.1 million for the six months ended June 30, 2026, compared to net cash provided by financing activities of $22.0 million for the six months ended June 30, 2025. The change was primarily due to $150.0 million of return of capital and $17.5 million of distributions to unitholders, funded in part by $148.1 million of net debt issuance from the term loan amendment, and an $11.3 million net source of cash from changes in fiduciary receivables and liabilities, during the six months ended June 30, 2026.
For the six months ended June 30, 2025, net cash provided by financing activities was $22.0 million, primarily due to $104.4 million of net debt issuance under the 2025 Credit Facility and a $21.9 million net source of cash from changes in fiduciary receivables and liabilities, partially offset by an $84.4 million return of capital and $19.6 million of distributions to members.
Comparison of the Period from December 5 to December 31, 2025 (Successor), the Period from January 1 to December 4, 2025 (Predecessor) and the year ended December 31, 2024 (Predecessor)

	Successor	Predecessor
	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
	(in thousands)	(in thousands)	(in thousands)
Net cash (used in) provided by:
Operating Activities	$(13,473)	$72,770	$77,166
Investing Activities	$(1,326,778)	$(33,511)	$(49,408)
Financing Activities	$1,341,534	$18,107	$369
Operating Activities
Net cash (used in) provided by operating activities was $(13.5) million for the period from December 5 to December 31, 2025, and $72.8 million for the period from January 1 to December 4, 2025. The decrease was primarily driven by net (loss) income and changes in operating assets and liabilities in the December 5 to December 31, 2025 period. Net (loss) income was $(12.8) million for the period from December 5 to December 31, 2025, and $46.3 million for the period from January 1 to December 4, 2025. In both periods, net (loss) income was affected by noncash expenses, primarily consisting of depreciation and amortization of $6.2 million and $17.8 million, respectively, and by unit-based compensation expense of $4.0 million in the period from January 1 to December 4, 2025.
Changes in our operating assets and liabilities contributed to the variance from the December 5 to December 31, 2025 period and the January 1 to December 4, 2025 period. Operating assets and liabilities resulted in an unfavorable change of $(6.7) million during the December 5 to December 31, 2025 period, compared to a favorable change of $6.2 million during the period from January 1 to December 4, 2025. The change was primarily driven by the timing of payments related to unpaid loss and loss adjustment expenses and accounts payable and other accrued liabilities, partially offset by increased expenditures on other assets during the December 5 to December 31, 2025 period.
Net cash provided by operating activities was $77.2 million for the year ended December 31, 2024, resulting from net income of $31.6 million, a net increase of $21.5 million related to our operating assets and liabilities and noncash charges of $24.0 million. The noncash charges consisted primarily of depreciation and amortization of $22.2 million and unit-based compensation expense of $2.8 million, partially offset by investment income.
Investing Activities
Net cash used in investing activities was $1.3 billion for the period from December 5 to December 31, 2025, compared to $33.5 million for the period from January 1 to December 4, 2025 and $49.4 million for the year ended December 31, 2024. The increased cash used in investing activities during the period from December 5 to December

31, 2025 was primarily driven by the cash used in the CVC Acquisition. Increased spending on fixed maturity investments and unfavorable movement on short-term investments impacted the January 1 to December 4, 2025 period and the year ended December 31, 2024.
Financing Activities
Net cash provided by financing activities amounted to $1.3 billion for the period from December 5 to December 31, 2025, $18.1 million for the period from January 1 to December 4, 2025, and $0.4 million for the year ended December 31, 2024. For the period from December 5 to December 31, 2025, financing activities primarily reflected the impact of the issuance of preferred units for Bamboo in the CVC Acquisition along with the proceeds from the issuance of the $400.0 million term loan, partially offset primarily by changes in fiduciary receivables and liabilities.
For the period from January 1 to December 4, 2025, cash provided by financing activities primarily reflected proceeds from the 2025 Credit Facility and favorable changes in fiduciary liabilities, which was partially offset by dividend payments made during the period.
For the year ended December 31, 2024, cash provided by financing activities primarily reflected proceeds from issuing common units and favorable changes in fiduciary receivables and liabilities, which were partially offset by dividend payments.
Contractual Obligations and Commitments
As of June 30, 2026, our material cash requirements relate to the Credit Agreement, as discussed in Note 9, Debt of the accompanying interim condensed consolidated financial statements, and unpaid loss and loss adjustment expense, as discussed in Note 12, Insurance Activities of the accompanying interim condensed consolidated financial statements. There were no material commitments or contingencies as of June 30, 2026, as discussed in Note 15, Commitments and Contingencies of the accompanying interim condensed consolidated financial statements.
As of December 31, 2025, our material cash requirements relate to the Credit Agreement, as discussed in Note 10, Debt of the accompanying annual consolidated financial statements, and unpaid loss and loss adjustment expense, as discussed in Note 13, Insurance Activities of the accompanying annual consolidated financial statements. There were no material commitments or contingencies as of December 31, 2025, as discussed in Note 16, Commitments and Contingencies of the accompanying annual consolidated financial statements.
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk
We are exposed to market risk through our fixed maturities, short-term investments and cash and cash equivalents. We invest our excess cash primarily in money market accounts and other fixed maturity securities, corporate securities, residential and commercial mortgage-backed securities and other governmental related securities. Our current investment strategy seeks first to preserve capital and grow our assets, second to ensure sufficient cash flow and liquidity to fund expected payments, and third to pursue favorable risk adjusted after tax investment returns. We do not enter into investments for trading or speculative purposes and do not invest in equities or currencies that have more market volatility. An immediate hypothetical 1% change in interest rates on our investments would have an estimated $0.6 million annual effect on Other income.
We are also subject to interest rate risk in connection with the Credit Facilities. As of June 30, 2026, we had $548.0 million outstanding under the Credit Agreement. The Credit Facilities bear interest on a floating basis, at Bamboo Ide8 Insurance Services’ option, based on either an alternative base rate or Term SOFR and are therefore subject to changes in the associated interest expense. An immediate hypothetical 1% change in interest rates on our borrowings would have an estimated $5.5 million annual effect on our consolidated financial statements before giving effect to the impact of our interest rate swap agreement.
In January 2026, to reduce our exposure to movements in interest rates, we entered into an interest rate swap contract with a notional amount of $270.0 million. The contract has an effective date of March 31, 2026, and it terminates on March 31, 2028. The interest rate swap is settled monthly at a fixed rate of 3.3% compared to a SOFR Chicago Mercantile Exchange floating rate. As of June 30, 2026, the interest rate swap had an asset balance of $2.8 million recorded on the accompanying interim condensed consolidated balance sheet.
Credit Risk
We are exposed to credit risk on our investment portfolio, reinsurance contracts and premiums receivable. Credit risk results from uncertainty in a counterparty’s ability to meet its obligations. We monitor our investment portfolio to ensure that credit risk does not exceed prudent levels. We manage the exposure to credit risk in our fixed maturity securities, corporate securities, residential and commercial mortgage-backed securities and other government-related securities by investing in high credit quality, investment grade securities and diversifying our holdings. We manage the exposure to credit risk in our reinsurance contracts by monitoring financial strength ratings of the reinsurers to minimize counterparty credit risk. For certain Reinsurance Partners who are not rated, we require adequate levels of collateral or letters of credit to be available to us in the event of downside scenarios. There is low collection risk on policies written as the majority of our policies are paid at inception. In addition, we manage the exposure to significant losses on our premiums receivable through strategic initiatives focusing on improved customer communication and policy renewal adjustments.
Fixed Maturity Securities Credit Quality – Ratings
With respect to our fixed maturity securities, the credit ratings in the table below reflect a composite of the ratings of the three major rating agencies. As of June 30, 2026 and December 31, 2025, 100% of our investment portfolio was rated investment-grade. We define investment grade as securities rated BBB‑ or higher by Standard & Poor’s (“S&P”) or Fitch Ratings, or Baa3 or higher by Moody’s Investors Service (“Moody’s”).
The following table presents the fixed maturity security portfolio as of June 30, 2026, categorized by credit rating at fair value (in thousands):

Financial Assets:	AAA	Percentage of Total Portfolio	AA	Percentage of Total Portfolio	A	Percentage of Total Portfolio	BBB	Percentage of Total Portfolio	Total
Fixed maturity securities
Corporate	—	0%	1,550	2%	20,215	26%	3,164	4%	24,929
Short-term (1)	5,399	7%	—	0%	24,602	32%	—	0%	30,001
US Government	—	0%	3,058	4%	—	0%	—	0%	3,058
MBS Agency	—	0%	12,795	16%	—	0%	—	0%	12,795
ABS Other	3,341	4%	469	1%	—	0%	—	0%	3,810
Municipals	225	0%	1,828	2%	310	0%	—	0%	2,363
CLO	—	0%	—	0%	—	0%	—	0%	—
CMBS Agency	407	1%	1,081	1%	—	0%	—	0%	1,488
Total	9,372	12%	20,781	26%	45,127	58%	3,164	4%	78,444
__________________
(1)Short-term A rating assets include $22.1 million of "A-1+" rated short term investments.

The following table presents the fixed maturity security portfolio as of December 31, 2025, categorized by credit rating at fair value (in thousands):

Financial Assets:	AAA	Percentage of Total Portfolio	AA	Percentage of Total Portfolio	A	Percentage of Total Portfolio	BBB	Percentage of Total Portfolio	Total
Fixed maturity securities
Corporate	—	0%	694	1%	16,874	23%	2,384	3%	19,952
Short-term (1)	2,249	3%	1,151	2%	31,876	43%	—	0%	35,276
US Government	—	0%	1,832	2%	—	0%	—	0%	1,832
MBS Agency	—	0%	10,745	14%	—	0%	—	0%	10,745
ABS Other	3,239	5%	487	1%	—	0%	—	0%	3,726
Municipals	227	0%	1,849	2%	309	0%	—	0%	2,385
CLO	347	0%	—	0%	—	0%	—	0%	347
CMBS Agency	407	1%	—	0%	—	0%	—	0%	407
Total	6,469	9%	16,758	22%	49,059	66%	2,384	3%	74,670
__________________
(1)Short-term A rating assets include $27.2 million of "A-1+" rated short term investments.
Critical accounting estimates
Our consolidated financial statements are prepared in accordance with GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Management regularly evaluates these estimates, which are based on historical experience and other factors, including expectations of future events that are believed to be reasonable. Actual results may differ from these estimates. We consider an accounting estimate to be critical if it involves a significant level of estimation uncertainty and if different estimates or assumptions could reasonably have a material impact on our financial condition or results of operations. See Note 2, Summary of Significant Accounting Policies of the accompanying annual and interim consolidated financial statements for a summary of our significant accounting policies. The following are the critical accounting policies and estimates that we believe are most important to understanding our financial statements:
Commission Revenue
We recognize revenue from commissions upon the effective date of insurance coverage, with an estimate for expected policyholder cancellations over the policy term. Estimated cancellations affect the recognition of commission revenue and related commission expense.
Cancellation accruals are recorded on a gross basis in the Consolidated Balance Sheet, resulting in an increase to accounts receivable for premiums net of commissions due back from carriers and premiums payable to insureds for premiums expected to be refunded to policyholders. Cancellation estimates are based on historical experience and current policies in force at the end of each period. There were no significant adjustments recorded for prior estimates during the six months ended June 30, 2026 and 2025, for the period from December 5 to December 31, 2025, the period from January 1 to December 4, 2025, and year ended December 31, 2024.
Loss and Loss Adjustment Expense Reserve
Recorded loss and loss adjustment expense reserves, within the Bamboo Captive segment, represent management’s best estimate of the amounts yet to be paid for all loss and loss adjustment expense that will be paid on claims that occurred during the period and prior periods, whether those claims are currently known or unknown. We hold a provision for loss and loss adjustment expense reserve as of a given date based on actuarial analysis. We establish loss reserves based on reported loss and loss adjustment expense and estimates of ultimate loss and loss adjustment expense based on generally accepted actuarial reserving techniques that consider quantitative loss experience data and qualitative factors as appropriate.
Our Unpaid losses and loss adjustment expenses were $16.4 million, $21.4 million and $15.0 million as of June 30, 2026, December 31, 2025, and 2024, respectively. Inherent in the estimates of ultimate loss and loss adjustment expense are expected trends in claims severity and frequency among other factors that could vary significantly as claims are settled. Our estimates are based on the following:
Information Used in the Determination of the Loss and Loss Adjustment Expense Reserve
We use information developed from both internal and external sources. This includes internal and external loss and claim count emergence patterns, pricing change information, internal and external loss and exposure trend information, as well as underwriting process changes. In addition, we use commercially available risk analysis models, and overall market share assumptions to estimate our loss and loss adjustment expense reserves related to specific loss events.
Actuarial Methods Used in the Determination of the Loss and Loss Adjustment Expense Reserve
We apply several actuarial methods to create estimates of the ultimate incurred losses in connection with the underwritten business. Our actuarial analysis uses inputs from our underwriting and claims departments, including pricing assumptions. The actuarial methods used to estimate loss and loss adjustment expense reserves are reported and/or paid loss and claim count development methods, chain ladder methods, as well as reported and/or paid Bornhuetter-Ferguson methods.
Based on the methods used for each accident period, estimates of ultimate loss and allocated loss adjustment expense are selected. Our Management Reserve Committee, including our Chief Executive Officer and Chief Financial Officer, meet on a quarterly basis to review the recommendations made by the actuarial department, and determine the best estimate to be recorded for the reserve for loss and loss adjustment expense reserves on the balance sheet.
Significant Assumptions Employed in the Recording of the Loss and Loss Adjustment Expense Reserve
The most significant assumptions used in the determination of the recorded reserve for loss and loss adjustment expense as of June 30, 2026 and December 31, 2025 and 2024, are historical aggregate claim reporting and payment patterns, which is assumed to be indicative of future loss development and trends. Additionally, claim counts are used for analyses relating to natural disasters, such as hurricanes, wind and hail events and wildfires as losses from these events are inherently more difficult to estimate due to the potential exposure of the catastrophic events. Other assumptions considered include information developed from internal and independent external sources such as premium, rate and cost trends, litigation and regulatory trends, legislative activity, climate change and social and economic patterns.
The above assumptions most significantly influence our determination of initial expected loss ratios and expected loss reporting and payment patterns, which are the key inputs that impact variability in the estimate of the reserve for loss and loss adjustment expense. We believe that these assumptions represent a realistic and appropriate basis for estimating the reserve for loss and loss adjustment expense reserves.
Business Combination
The methods and assumptions used in accounting for business combinations include the allocation of fair value of acquired net assets and contingent consideration, and liabilities recorded and disclosed at fair value. The excess value of the cost of an acquired business over the estimated fair value of the assets acquired and liabilities assumed is recognized as goodwill. These valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable, and as a result, actual results may differ from estimates.

Goodwill and Intangible Asset Impairment
Goodwill is evaluated for impairment annually and whenever events or changes in circumstances indicate that the carrying value of the reporting unit may no longer be recoverable. We perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment were to indicate potential impairment, we would perform a quantitative impairment test by comparing the fair value of the reporting unit to its carrying amount.
We evaluate definite-lived intangible assets whenever events or changes of circumstance indicate that the carrying amounts may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset group to future undiscounted net cash flows expected to be generated. If this comparison indicates impairment, the amount of impairment to be recognized is calculated as the difference between the carrying value and the fair value of the asset group.
We are required to apply judgment when determining if indicators of impairment exist. The determination of the occurrence of a triggering event is based on various considerations, including our knowledge of the industry, historical experience, market conditions and specific information available at the time of the assessment.
Recent accounting pronouncements
Recently issued accounting pronouncements that may be relevant to our operations but have not yet been adopted are outlined in Note 2, Summary of Significant Accounting Policies of the accompanying annual and interim consolidated financial statements.
Jumpstart Our Business Startups Act of 2012
Under the JOBS Act, an “emerging growth company” can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period until the earlier of the date we (x) are no longer an emerging growth company or (y) affirmatively and irrevocably opt-out of the extended transition period. As a result, our operating results and consolidated financial statements may not be comparable to the operating results and financial statements of companies that have adopted the new or revised accounting standards.

BUSINESS
Our Mission
Bamboo is committed to building for the new era of insurance, where underwriting excellence, significant growth and operational efficiency co-exist and reinforce one another. We leverage AI and technology to deliver value to our Policyholders, Capacity Providers and Distribution Partners—combining industry-leading speed, precise and data-driven underwriting, proprietary insights, deep industry expertise and diversified, growing capacity.
Who We Are
Bamboo is an AI and technology-enabled, underwriting-first and capital-light homeowners insurance MGU. We were purpose-built for today’s rapidly changing $189 billion homeowners insurance market and are underpinned by modern, modular technology designed for speed, scalability and adaptability. As a fast-growing MGU with strong profitability and a substantial runway for continued growth, we manage all functions across the insurance value chain, including data science and advanced analytics, underwriting and claims handling, while partnering with a diversified group of highly-rated Capacity Providers. For the period from December 5 to December 31, 2025, the period from January 1 to December 4, 2025 and the year ended December 31, 2024, we generated net (loss) income of $(13) million, $46 million and $32 million, respectively, representing net (loss) income margins of (51%), 19% and 18%, respectively. During the same periods, we generated total revenue of $25 million, $246 million and $180 million, respectively. For the year ended December 31, 2025, on a combined Predecessor and Successor basis, we grew revenue in our MGU segment by 68% and grew MGU Segment Organic Revenue by 69% and we also achieved $104 million in Adjusted EBITDA, representing a 38% Adjusted EBITDA margin and year-over-year Adjusted EBITDA growth of 77%. For the same period, we grew our Managed Premium by 58%. For the six months ended June 30, 2026 and 2025, we generated net income of $14 million and $24 million, respectively, representing a net income margin of 8% and 19%, respectively, and revenue of $173 million and $124 million, respectively. For the six months ended June 30, 2026, we grew revenue in our MGU segment by 50% and grew MGU Segment Organic Revenue by 51%, each compared to the six months ended June 30, 2025. For the six months ended June 30, 2026, we also achieved $77 million in Adjusted EBITDA, representing a 45% Adjusted EBITDA margin, and 82% Adjusted EBITDA growth compared to the six months ended June 30, 2025. For the same period, we grew our Managed Premium by 34%. Over the last five fiscal years, our loss ratios have outperformed the industry by an average of 32 percentage points.
Why We Started Bamboo
Bamboo was created to take advantage of recent structural shifts in the insurance industry
•Increasing risk complexity: Insurance risk has become more complex due to more frequent and severe weather and CAT events, and rising construction costs and insured values
•Evolving operating environment: The changing environment, including operating challenges, for U.S. homeowners insurance has hindered legacy carriers’ ability to underwrite effectively and has resulted in reduced coverage availability and increased prices
•Growing sources of capital: Capital has become increasingly diversified and growing among dedicated reinsurance, program partners, and alternative risk transfer markets, which has contributed to disaggregation trends across the insurance value chain
•Rise of MGUs/MGAs: Enabled by growing and diversified capital arrangements and specialized underwriting expertise, MGUs/MGAs are positioned to capitalize on the decoupling of risk origination and underwriting from balance sheets
•Technology and AI advancements: Modern data ingestion and advanced analytics enable superior underwriting and scaled operations without the limitations of outdated legacy systems that are costly and inefficient to upgrade

•Diversified multi-channel distribution: Evolving customer preferences and purchasing behaviors have shifted the need for distributors of insurance products to meet customers where they are
Modern, Modular Technology Platform
Technology and AI underpin our business and enable our differentiated speed, precision and profitable growth
We believe the future of insurance depends on the seamless orchestration of data, technology and configuration processes. Our platform is built on a modern, modular architecture designed for adaptability and has a deliberate “barbell” structure. At the center is a scalable core of cloud-based, industry-leading third-party systems implemented using best practices with limited customization. On one side, the core connects to powerful data assembled over time—enabling rapid integration of new data sources, automation, advanced analytics and AI, and responsiveness to evolving market conditions. On the other side, it connects to flexible integration modules for underwriting and distribution—enabling faster times to market and robust version control. We can isolate individual components, upgrade them and reconnect them to the central core—similar to adjusting weights on a barbell. This design increases agility, converts traditionally fixed industry costs into variable costs and optimizes investment and capital allocation toward the highest-impact components.
Our platform continuously integrates data, technology and AI to drive faster decision-making, improved underwriting outcomes and scalable, profitable growth. It is built on a series of interconnected data, operations and intelligence layers that work together to enhance underwriting performance and operating efficiency. At its foundation, our Data Advantage standardizes, organizes, entitles and governs more than 200 data inputs across weather, geospatial and property intelligence sources. Built on this foundation, the Operations Layer leverages automation and AI-enabled workflows to streamline routine processes and improve efficiency across company functions. The Intelligence Layer serves as the underwriting decision engine, using technology & analytics in real time to evaluate address-level risk & match opportunities to the most appropriate program in seconds. The Rhizome, our proprietary technology, builds on these capabilities as a real-time, AI-enabled portfolio orchestration layer that dynamically optimizes tailored recommendations across products, programs and coverage options as market conditions and customer needs evolve. The resulting efficiencies support a strong net income margin of 8% and Adjusted EBITDA margin of 45% for the six months ended June 30, 2026. Our proprietary models update continuously, and the platform’s adaptability compounds over time. Product changes, pricing updates and system enhancements that we believe can take legacy carriers quarters or years to implement, can be executed by Bamboo in weeks. This drives faster quote-to-bind speeds, higher conversion rates and tighter, real-time risk and aggregation controls. As the platform processes greater volumes, it becomes smarter and faster. This reinforces our underwriting and distribution advantages and strengthens our technology edge.
For example, we have enhanced our underwriting process through early adoption of AI-powered property intelligence. Our advanced analytics tools assess aerial roof imagery data in conjunction with CAT experience to automatically apply the appropriate roof endorsement coverage, which has historically been based solely on roof age. We also embed AI across our claims workflows, comparing underwriting and claim‑time inspections and applying behavioral and speech analysis to proactively detect discrepancies and potential fraud. All of our use cases are trained on proprietary rules and data collected over years of underwriting experience and supported by modern systems that can be updated efficiently without significant time or cost.
Our Competitive Moats
We built Bamboo with a focus on core pillars that represent our competitive moats
•Underwriting Excellence: Our underwriting engine integrates more than 200 datapoints and uses AI to manage aggregation in real-time at the address-level and optimally manage risk across all of our programs. We delivered an attritional loss and LAE ratio of 35% for the year ended December 31, 2025. In addition, we delivered an average gross loss and LAE ratio of 55% over the last five fiscal years, with a standard deviation of 11%. This compares to a weighted average gross loss and LAE ratio of 86% with a standard deviation of 45% for the ten largest California homeowners insurers over the same period.

•Diversified and Durable Capacity Providers: Our differentiated underwriting results, both on an overall basis and through significant CAT events such as the January 2025 California wildfires, have earned us the trust of a diversified set of Capacity Providers. As of June 30, 2026, our programs are supported by 7 Program Partners, 60 global reinsurers and 28 institutional investors participating in our proprietary sidecar strategies and first of its kind, brush-specific CAT bond. Not only does the breadth of our capacity support our growth, it also serves as a meaningful barrier against new entrants; Program Partners generally limit their partnerships to a single MGU per state to avoid channel conflict, and ours are looking to grow with us geographically as we expand into new states. See “—Our Capacity Providers.” While we have historically placed the majority of our MGU business with Sutton, representing 78% and 75% of commission revenue and 84% and 50% of gross earned premium for the periods from January 1 to December 4, 2025 and December 5 to December 31, 2025, respectively, we launched four programs with new Program Partners in 2025 as part of our strategy to further diversify our carrier relationships and support continued growth. As these relationships mature, we expect that the share of our Sutton programs will continue to decrease and that an increasing share of premium will be written through our broader group of Program Partners over time.
•Broad, Nationwide Distribution Model: Our distribution strategy is designed to meet evolving customer preferences and spans carrier partner agents, independent agents and growing point-of-sale partnerships. Our strategy is defined by speed, quote and bind certainty and enhancing distribution partner productivity. This makes it easier for our Distribution Partners to place business with us and facilitate our growth in existing and new markets.
•Operating Expense Efficiency: Our approach to technology and the unit economics of our capital-light MGU model optimizes our cost structure. We benefit from lower fixed costs compared to traditional models, supporting our leading margins and ability to reinvest into our business.
•Profitable, Recurring Customer Base: Our differentiated understanding of risk at the peril-level has enabled our entry into markets where we believe legacy carriers use outdated underwriting methodologies with overly aggregated books of business. We believe legacy carriers lack a clear, quick path to resolution without fully exiting certain geographies. Conversely, we have built a highly-recurring, profitable book of business with significant embedded value and growth potential. This is evidenced by our better-than-market gross loss and LAE ratio and premium retention of over 100% in 2025.
•Innovative and Experienced Management Team: Our founder-led leadership team brings an average of more than 20 years of industry experience building and scaling underwriting businesses and driving technology innovation. With meaningful equity ownership, our executive team is focused on continuously driving a nimble culture that prioritizes speed, discipline and accountability.
Our Self-Reinforcing Flywheel
We believe our advantage comes from orchestrating these moats into a self-reinforcing positive flywheel that drives our growth
Our edge comes from orchestrating the entire flywheel—integrating data, modern technology, efficient processes, expert human judgment and a robust network of capital partners—to unlock speed and scale.
Compared to legacy models, we believe our flywheel results in:
•Significant breadth of proprietary data across the insurance value chain driving differentiated underwriting results
•Consistent underwriting appetite that strengthens distribution and capacity provider relationships, further enabling our capital-light model
•Optimized cost structure that translates into high operating margins

•Compounding benefits from ongoing growth, scale and experience that can be applied to existing and new markets
Strong Financial Results
The strength of our business model is reflected in our strong financial results – impressive growth and high margins
For the twelve months ended June 30, 2026, our Policy Retention was 88%, underscoring the stickiness of our product, long-term, predictable recurring revenue streams and the strength of our relationships. As our business grows, this strong Policy Retention has resulted in a larger share of our portfolio consisting of tenured Policyholders. For the same time period, renewal premium represented 62% of our total premium in force. For the year ended December 31, 2025, our Managed Premium grew to $766 million from $484 million for the year ended December 31, 2024, representing a 58% increase year-over-year. For the period from December 5 to December 31, 2025, the period from January 1 to December 4, 2025 and the year ended December 31, 2024, we generated net (loss) income of $(13) million, $46 million and $32 million, respectively, representing net (loss) income margins of (51%), 19% and 18%, respectively. During the same periods, we generated total revenue of $25 million, $246 million and $180 million, respectively. For the year ended December 31, 2025, on a combined Predecessor and Successor basis, we generated $243 million in revenue in our MGU segment and $238 million in MGU Segment Organic Revenue, representing an increase of 68% and 69%, respectively, when compared to the year ended December 31, 2024. For the year ended December 31, 2025, on a combined Predecessor and Successor basis, we generated $104 million in Adjusted EBITDA, representing a 38% Adjusted EBITDA margin. For the same period, we grew our Managed Premium by 58%. For the six months ended June 30, 2026, we generated net income of $14 million, representing a net income margin of 8%, and revenue of $173 million. For the six months ended June 30, 2026, we grew revenue in our MGU segment by 50% and grew MGU Segment Organic Revenue by 51%, each compared to the six months ended June 30, 2025. For the six months ended June 30, 2026, we also achieved $77 million in Adjusted EBITDA, representing a 45% Adjusted EBITDA margin, and 82% Adjusted EBITDA growth compared to the six months ended June 30, 2025. For the same period, we grew our Managed Premium by 34%. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators, Financial Measures, and Non-GAAP Financial Measures” for a description of Policy Retention, Managed Premium and MGU Segment Organic Revenue and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of each measure to net income, the most directly comparable financial measures calculated in accordance with GAAP.

Our Market Opportunity
We operate within the U.S. homeowners insurance market, one of the largest segments of the broader P&C industry, representing approximately $189 billion in annual premiums in 2025 and with a compound annual growth rate of 10% since 2019. In recent years, the U.S. homeowners insurance market has experienced significant dislocation driven by heightened losses from catastrophic events, an evolving operating environment, rising home values and corresponding replacement costs. It has been exacerbated by reinsurers participating at higher attachment points, or providing coverage for losses that exceed higher thresholds, leaving primary carriers responsible for a greater share of initial losses. As a result, primary carriers must either assume more exposure or reevaluate their underwriting appetite and consider exiting or decide to exit a market.
At the same time, insurance capital has become abundant and more diversified from traditional reinsurers, program providers and alternative risk transfer markets. This has caused a separation between ultimate capital providers and underwriting platforms, fundamentally reshaping the insurance value chain and enabling the growth of the MGU market. The U.S. MGU market represents approximately $114 billion in annual premium in 2025 and with a compound annual growth rate of 15% since 2019, outpacing the broader P&C industry. Enabled by growing and diversified capital arrangements, MGUs have also capitalized on the rapid advancements in technology. By accelerating the adoption of AI and other evolving technologies, MGUs are transforming all insurance functions, including underwriting, pricing and claims management —enabling faster, more precise decision-making and more innovative solutions in the market, and as a result, unlocking new efficiencies across the value chain and effectively filling the gaps left by traditional carriers.
The U.S. homeowners insurance market has experienced a significant escalation in loss activity in recent years, largely attributable to the increasing frequency and severity of CAT events. Hurricanes, wildfires, winter freezes, floods, severe storms and convective activity have all contributed to a more volatile loss environment. From 2021 to 2024, CAT events in the United States resulted in an average of $108 billion in incurred insured property losses annually, compared to $80 billion per year from 2016 to 2020. In addition to weather-related perils, rising claim severity, higher repair and replacement costs, and an uptick in non-weather-related water losses have further challenged carriers’ ability to maintain profitability and pricing adequacy.
Amidst this high loss environment, carriers have faced challenges in taking the required actions to remediate their portfolios. In some states, insurers face comprehensive and time-consuming rate approval processes and requirements to maintain consistent underwriting standards, which can extend the timeline for implementing necessary pricing adjustments. In California, there are restrictions on non-renewals which limit carriers’ ability to quickly rebalance risk portfolios in response to changing conditions.
Against this backdrop, participation in the E&S market has also grown in importance. E&S markets offer additional flexibility for product innovation, pricing and responsiveness when admitted options are limited. Agents and brokers are required to offer customers admitted quotes before offering E&S products. However, given legacy carriers’ current underwriting restrictions, there may be limited to no admitted quotes available, increasing reliance on E&S markets. Our ability to offer both admitted products backed by Capacity Providers rated “A-” by A.M. Best and E&S products has allowed us to accelerate our growth across the risks we find most attractive and drive distribution relationships.
The inability to swiftly respond to these changing trends has exposed poor technology adoption among many existing carriers. Several legacy carriers are burdened by costly, outdated systems that are difficult to update or integrate with modern solutions, compounded by bureaucracy and rigid internal rules. This has slowed legacy carriers’ ability to quickly improve their underwriting models and accurately price risks.
Legacy carriers’ approach to distribution has also evolved significantly in recent years, moving away from reliance on single-channel models such as captive agencies, and toward more diversified, multi-channel strategies. The traditional landscape—once dominated by personal interactions and manual processes—has been transformed by the rise of independent agents, digital platforms and direct-to-consumer channels. This evolution has been driven by the need to reach a broader spectrum of customers and to more effectively adapt to changing preferences and market conditions. Reflecting these industry trends, we have successfully built a diversified, multi-channel distribution network designed to maximize market reach and provides seamless access to a broad suite of homeowners insurance products.
California Homeowners Insurance Market Overview
We identified California as a strategically ideal market for Bamboo’s launch where we believed the trends shaping the broader industry were most pronounced. As the third-largest homeowners insurance market in the United States, California represented approximately $18 billion in annual premiums in 2025, with a compound annual growth rate of 12% since 2019 based on S&P Global. The market has experienced significant dislocation, as many legacy carriers have ceased writing new policies or sharply reduced capacity in response to persistently high loss ratios from catastrophic events, challenges achieving rate adequacy, an evolving regulatory environment, rising inflation, high reinsurance costs—particularly for wildfire risk—and volatility stemming from a tripling of billion-dollar disasters over the past 25 years.
Many legacy carriers have stopped writing new business and are unable to selectively exit specific high-CAT risks in their books. Since 2018, there have been 37 one-year moratoriums on non-renewals in fire-affected areas, limiting carriers’ ability to manage wildfire risk. Outside of event-specific moratoriums, mass non-renewals are generally not permitted, leaving carriers locked into over-aggregated, CAT-exposed legacy portfolios. By entering the market with sophisticated CAT risk tools, Bamboo has built a portfolio with limited CAT risk concentration, resulting in attractive reinsurance pricing and underwriting results.
We believe that incumbents’ large rate adequacy gap, stemming from their inability to non-renew their overly aggregated portfolios, rate approval delays and rising reinsurance costs, will take years to close. Absent drastic changes to the underlying risk selection in their books of business, rate adequacy would require legacy carriers to implement large price increases to business that we are currently pricing competitively and underwriting profitably. Even if rate adequacy is achieved, market sentiment suggests it will take legacy carriers years to regain their market appetite.
As a newer market entrant with both admitted and E&S offerings, a rate-adequate book and a focus on managing aggregation in real-time, we have benefited from the dislocation in the California homeowners insurance market and have rapidly established ourselves as a disciplined, data-driven and technology-enabled underwriting platform with a reputation for reliable capacity and a strong agent experience. Our differentiated underwriting capabilities have allowed us to win new policies in California at a higher rate relative to our market share. Based on total homeowners policies reported by the California Department of Insurance, in 2023, we won over 11% of new policies issued in California, which is more than 7 times our market share for the same period and have expanded from our low-single digit win rate in prior years. Since our entry into California, we have grown our market share within the state to 4% as of December 31, 2025, and believe there is significant runway for further growth in the state.
We are applying our proven and rigorous approach to other states, beginning with Texas, the largest homeowners insurance market in the United States, which represented $20 billion in annual premium in 2025, with a compound annual growth rate of 12% since 2019 based on S&P Global. We entered the state in September 2025, and our operating model has allowed us to quickly adapt to state-specific dynamics. We believe this approach positions us to continue our profitable growth both within Texas and across additional new markets.
Our Business Model - How We Make Money
As an MGU, we originate and service insurance policies, managing all key aspects of the insurance process. Policies originated through our MGU business are issued by our Program Partners on their policy paper, and our Program Partners bear the primary underwriting risk. Premiums paid by Policyholders are remitted to us, and we remit such premiums to the applicable Program Partner, net of commissions retained by us. Policyholder fees are paid to and retained directly by us. Program Partners cede portions of premiums and losses to Reinsurance Partners, institutional investors and, where applicable, Bamboo Captive under the applicable reinsurance arrangements.
We believe our comprehensive involvement across the insurance value chain differentiates us in the market relative to other MGAs and MGUs, which typically have more limited functions. We handle data science and advanced analytics, underwriting, policy administration, distribution and claims, while partnering with third-party Capacity Providers who assume the balance sheet risk. In addition, our deep involvement with our various partners further strengthens our value proposition and differentiates us. For example, while many MGUs outsource their market access and capital relationships to brokers and Program Partners, we work closely with all of our Capacity Providers and have also established proprietary sources of capacity such as the Greenshoots Re sidecar and Greengrove Re CAT bond which were capitalized with third party funds of $400 million and $100 million, respectively.
The MGU is our core business, generating highly recurring revenue primarily from commissions paid by Capacity Providers and fees paid by Policyholders. Consistently high Policy Retention and premium retention of 87% and over 100%, respectively, for the year ended December 31, 2025, provide strong visibility into future revenue streams. The MGU’s attractive unit economics are evidence of the value delivered to our Capacity Providers. For the year ended December 31, 2025, on a combined Predecessor and Successor basis, Adjusted EBITDA generated by our MGU business represented substantially all of our total Adjusted EBITDA.
Within our MGU segment, we operate Bamboo Agency, a retail agency that sells both Bamboo and third-party carrier insurance products nationwide and generates an additional source of commission and fee income with our Capacity Providers bearing the underwriting risk. Our Bamboo Agency channel enables us to efficiently expand into the digital point-of-sale ecosystem, complementing our existing distribution channels, improving our economics over time and expanding our total addressable market.
We also operate Bamboo Captive, a captive reinsurance entity that we strategically use to demonstrate alignment with our Capacity Providers and support our growth in new markets via limited balance sheet participation. In programs where Bamboo Captive participates, it participates on the same economic terms as the other quota share reinsurers in the applicable program, and the Program Partners contract with Bamboo Captive on the reinsurance arrangements in the same manner as with other third-party reinsurers. We operate Bamboo Captive at near-breakeven profitability, inclusive of self-funded protection against CAT events. As programs have matured and established a track record with our Program Partners, we have steadily reduced our captive participation. As of April 1, 2025, we reduced our risk retention participation in our largest program from 12.5% to 2.5% of premium. As of April 1, 2026, we further reduced our risk retention participation in our largest program from 2.5% to 0.0%. As of June 30, 2026, Bamboo Captive had statutory surplus of $31 million, excess surplus of $27 million and a maximum loss exposure of $2 million to any single CAT event. We plan to maintain nominal risk retention, while continuing to utilize Bamboo Captive to drive alignment with our Capacity Providers and strategically support growth in new markets.
Our Technology
We believe the future of insurance depends on the seamless orchestration of data, technology and configuration processes. Our platform is built on a modern, modular architecture designed for adaptability and has a deliberate “barbell” structure. At the center is a scalable core of cloud-based, industry-leading third-party systems implemented using best practices with limited customization. On one side, the core connects to powerful data layers developed over time—enabling rapid integration of new data sources, automation, advanced analytics and AI, and responsiveness to evolving market conditions. On the other side, it connects to flexible integration modules for underwriting and distribution—enabling faster times to market and robust version control. We can isolate individual components in either the data or integration layers, upgrade them and reconnect them to the central core—similar to adjusting weights on a barbell. This design increases agility, converts traditionally fixed industry costs into variable costs and optimizes investment and capital allocation toward the highest-impact components.
Our platform continuously integrates data, technology and AI to drive faster decision-making, improved underwriting outcomes and scalable, profitable growth. Our modular architecture enables the rapid deployment of new AI tools across underwriting, claims and distribution, with underwriting coverage determinations, portfolio orchestration and fraud detection in conjunction with human review and oversight which is enhanced in any case of adverse Policyholder or claimant outcomes. The resulting efficiencies support a strong net income margin of 8% and Adjusted EBITDA margin of 45% for the six months ended June 30, 2026. Our proprietary models update continuously, and the platform’s adaptability compounds over time. Product changes, pricing updates and system enhancements that we believe can take legacy carriers quarters or years to implement, can be executed by Bamboo in weeks. This drives faster quote-to-bind speeds, higher conversion rates and tighter, real-time risk and aggregation controls. As the platform processes greater volumes, it becomes smarter and faster. This reinforces our underwriting and distribution advantages and strengthens our technology edge.
For example, we have enhanced our underwriting process through early adoption of AI-powered property intelligence. Our advanced analytics tools assess aerial roof imagery data in conjunction with CAT experience to automatically apply the appropriate roof endorsement coverage, which has historically been based solely on roof age. We also embed AI across our claims workflows, comparing underwriting and claim‑time inspections and applying behavioral and speech analysis to proactively detect discrepancies and potential fraud. All of our use cases are trained on proprietary rules and data collected over years of underwriting experience and supported by modern systems that can be updated efficiently without significant time or cost.
Our nimble structure also allows our platform to support new products, programs and launches in new states without material changes to the core infrastructure, preserving operating efficiency and stability. Our approach differs fundamentally from that of many incumbents and new entrants, who build proprietary systems across the entire stack that are costly and inefficient to upgrade. In Texas, for example, we implemented six rate and rule changes within five months of launch, compared to the industry benchmark which we believe is approximately nine months for a single change.
AI and technology are deeply embedded in every aspect of our business; our core tenets, operating model and automation work in concert to drive compounding benefits and strong financial returns.
•Underwriting: We have built proprietary data infrastructure over time that enables precise risk selection, pricing and real-time aggregation management and drives speed. Our underwriting engine evaluates over 200 data attributes per policy, significantly more than the number of inputs we believe legacy carriers use. For example, we assess roof condition using data sources such as discoloration, weather exposure and tree overhang, rather than relying solely on roof age, a metric commonly used in the market. In addition, our proprietary wildfire scoring and aerial imagery analytics provide a multi-dimensional view of risk, further supporting our disciplined underwriting approach. Our proprietary, real-time decision platform, which we call “Rhizome” after the main stem of a bamboo plant, automatically manages risks across underwriting portfolios. At the point of quote, Rhizome dynamically evaluates policies by peril, geography, aggregation limit and other key underwriting attributes, enabling placement into the most appropriate program, product and Distribution Partners with precision and speed.
•Distribution: Our technology is designed for ease of use and real-time decisioning. Our platform supports API-based integrations with rich data sets, enabling our Distribution Partners to quote and bind policies quickly through an online portal that requires minimal manual input. Distribution Partners can obtain quotes in less than five minutes. The agent-focused decisioning layer of Rhizome rapidly routes quotes to the appropriate agents based on product types, including admitted or E&S coverage and specific product forms, enabling agents to receive quotes that align with their appetite and preferences.
Additionally, our sufficient underwriting capacity reduces aggregation constraints, resulting in our ability to deliver over 75% of quotes that can be bound as of February 2026. This enhances distribution partner productivity and improves the efficiency of the quoting process, reducing rework and friction while accelerating time to bind. Our technology targets approximately 85% straight-through processing; however, we intentionally apply additional verification to certain complex risks in adherence with our disciplined underwriting strategy and focus on profitability. For the year ended December 31, 2025, an average of 88% of our policies converted from quote to bind through straight-through processing without manual intervention. For quotes that do require manual review, our proprietary consumer and agent interfaces streamline the interactions and simplify the quoting process. This frictionless, intuitive workflow drives a seamless agent experience and makes our products a preferred choice among high-performing agency partners.
•Claims and operations: Our claims platform enables centralized oversight across all claims activity—whether internally managed or handled by third-party administrators— ensuring we capture complete, accurate and timely claims data that feeds directly into our risk models. We also embed AI in our claims workflows, comparing underwriting and claim‑time inspections and applying behavioral and speech analysis to proactively detect discrepancies and potential fraud. By continuously incorporating feedback from claims, Distribution Partners and Capacity Providers into our underwriting platform, we create a perpetual feedback loop that enables us to identify data-driven insights across all aspects of the business and further enhance our underwriting platform.

Our Data-Driven Underwriting
Our underwriting approach is grounded in a disciplined, data‑driven risk selection model, with a focus on delivering consistent, high‑quality results for our Capacity Providers and Policyholders. The strategy prioritizes attritional loss management and portfolio stability across programs by targeting mid‑market homes with limited CAT exposure and actively avoiding high‑risk concentrations.
Modern, scalable technology is at the core of our underwriting approach. Each quote leverages over 200 granular datapoints combining bespoke technology and third-party integrations with deep domain expertise to drive superior risk selection and portfolio construction across complex property risks. In addition to leveraging advanced technology such as the AI-powered platform that converts aerial imagery into true roof-condition insights, we also deploy other technology that integrates the latest AI advancements and automation assets to assess the underlying risk. For example, we extract insights from structured and unstructured information we receive in home inspection reports which we incorporate into our proprietary underwriting models. Through this and other third-party data integrations, we are able to evaluate individual home components to inform us about Policyholders’ pride of ownership—an important indicator to distinguish superior risks. Through the strategic combination of our inspection model and third-party integrations, we optimize roof inspections to areas with high probability of being in recent impact zones. We continuously evaluate new sources of high-fidelity data and efficient third-party technology that improve our underwriting results.
Through our proprietary, real-time, decision-making technology, Rhizome, we combine proprietary scoring with real-time aggregation management by peril at the time of quote to avoid geographical concentration and to optimize diversification. We manage exposure in real-time at the risk-address level, providing a sustainable advantage over legacy carriers that rely on ZIP-code-level analysis and manual processes that we believe are reviewed on a quarterly or annual basis. Currently, our target risk profile is focused on “main street” homes, emphasizing structures and properties outside the top quartile of national CAT risk zones. For instance, approximately 98% of our California book is categorized as moderate or lower wildfire risk. We categorize our policies’ wildfire risk using various models, data and analysis, including data regarding individual property level wildfire risk and mitigation from vegetation setback from various third-party sources in the industry, including data from Guy Carpenter, Verisk, and Cape Analytics.
Our differentiated approach to aggregation modeling examines policies based on latitude and longitude, resulting in stronger risk selection capabilities. We set strict macro and micro limits on exposures by peril and state, and review thresholds regularly to support diversification and resilience. Exposure is limited to specific total insurable values, or the total value of property covered by our policies, within macro and micro radiuses, each risk-adjusted to reflect local conditions. These values are inflation-adjusted each year across new and mature portfolios, and limits are increased periodically in measured increments to preserve an appropriate spread of risk as we grow.
Our aggregation management extends into program and portfolio selection. By leveraging Rhizome, we dynamically manage risks across underwriting portfolios in real-time. At the time of quote, we evaluate policies by peril, geography and other key underwriting attributes, enabling precise placement into the most appropriate program or product. This optimizes risk aggregation and segmentation across portfolios, supporting more stable, consistent underwriting performance than is achievable in a single book insurance model. This optimization is key to diversifying risk across our panel of Capacity Providers, each of whom may have different appetites and risk preferences. This flexibility and tailored risk management are central to our ability to secure reinsurance support at attractive terms at scale.
Our operations are built to optimize automation.
Our systems automatically block quotes that would exceed established thresholds. Underwriters review flagged cases and may order virtual or physical inspections, with particular attention to high-value homes and borderline eligibility risks.
Our underwriting model benefits from automation tools and advanced analytics to enhance data quality. Our front-facing platform is designed to require minimal input from Distribution Partners and enabling rapid quoting. Partners benefit from a streamlined, frictionless workflow that minimizes manual data entry through robust integrations and pre-populated data. Automation reduces human error, accelerates cycle times and ensures consistent, high-quality outcomes, while real-time risk segmentation and address-level aggregation support both portfolio quality and partner satisfaction.
Source: Company filings, SNL Statutory filings; ratios shown on accident year basis and may not sum due to rounding; Note: 1 Industry includes the ten largest California homeowner insurers on a direct written premium weighted basis; industry gross loss and LAE ratios include state level direct defense and cost containment expenses and national level adjusting and other expenses; 2 Preliminary data excluding national level adjusting and other expenses
For the year ended December 31, 2025, we delivered an attritional loss and LAE ratio of 35%. Over the last five fiscal years, on a gross basis including CAT losses, we delivered an average gross loss and LAE ratio of 55%, which compares to a weighted average gross loss and LAE ratio of 86% for the ten largest California homeowners insurers. This represents 32 percentage points of outperformance for Bamboo. This comprehensive underwriting approach, grounded in attritional-focused risks, enables us to generate differentiated and more consistent underwriting results where we believe others have historically struggled. Over the same period, our gross loss and LAE ratio standard deviation was 11%, which compares to 45% for the ten largest California homeowners insurers.
The strength of our underwriting approach is evidenced by our superior loss performance in the January 2025 California wildfires, the largest wildfire loss event in U.S. history. During this event, our program-level gross loss, prior to subrogation, is estimated to be $165 million as of December 31, 2025, representing roughly 0.5% of non-California Fair Plan residential insured losses—versus our actual 4% market share, demonstrating the effectiveness of our risk selection and aggregation management.

Bamboo’s Underwriting Model is Tested and Validated
Bamboo’s risk selection and aggregation management resulted in limited exposure to 2025 California wildfires and differentiated underwriting results
Note: Dots represent policies underwritten by Bamboo; (1) For DIC policies, Program Partners are not at risk for wildfire losses.
Underwriting processes are regularly updated based on loss experience, regulatory changes and market trends, with our technology platform enabling rapid integration of new data sources and real-time updates to our risk placement and segmentation. Feedback from claims, Distribution Partners, Capacity Providers and customer service is systematically incorporated to refine risk models and underwriting outcomes. Governance processes—including internal quarterly reserve analysis, monthly CAT modeling and reporting, scorecard-based risk escalation and regular portfolio health assessments—are supported by ongoing investments in training, audit and compliance to ensure adherence to best practices and evolving standards. Our Attritional Claims Frequency rate has steadily declined over the last 10 quarters, from 4.0% in the first quarter of 2023 to 2.0% in the second quarter of 2026, demonstrating the effectiveness of our model.
Our Capacity Providers
We believe we have produced resilient and profitable underwriting outcomes, which have earned us the trust of a broad and diversified set of Capacity Providers with whom we have durable, long-term relationships. As of June 30, 2026, these included 7 Program Partners, 60 global reinsurers and 28 institutional investors participating in our proprietary strategies. This panel assumes the balance sheet risk for 94% of quota share premiums associated with the policies we sold for the year ended December 31, 2025. While we have historically placed the majority of our MGU business with Sutton, representing 78% and 75% of commission revenue and 84% and 50% of gross earned premium for the periods from January 1 to December 4, 2025 and December 5 to December 31, 2025, respectively, we launched four programs with new Program Partners in 2025 as part of our strategy to further diversify our carrier relationships and support continued growth. As these relationships mature, we expect that the share of our Sutton programs will continue to decrease and that an increasing share of premium will be written through our broader group of Program Partners over time. Our Capacity Providers are diversified by geography, risk appetite and capital structure, reducing counterparty concentration risk and enhancing resilience through cycles.
Our Reinsurance Partners participate via quota share treaties, in which they take a fixed share of premiums and losses from Program Partners. In addition, we establish XoL reinsurance which protects our programs from CAT event losses. Our Program Partners generally purchase fully funded coverage to a modeled 1‑in‑250‑year CAT loss event, and above that layer, Capacity Providers may manage exposure through their respective corporate CAT XoL programs or alternative risk‑transfer solutions and also have the ability to purchase “second event” reinsurance protection modeled to a 1-in-250 year event in the case of a subsequent CAT event. Second event pricing offers further coverage from CAT losses if two events occur within a year. We believe our loss ratio outperformance, and the corresponding attractive ceding commission rates we receive, afford us the ability to purchase this coverage at what we believe are better terms than those of our competitors.
Over the last 5 years, we have grown our panel of Capacity Providers from 12 in 2021 to 95 as of June 30, 2026, as we continue to cultivate existing and potential capacity relationships. All of our Capacity Providers maintain A.M. Best financial strength ratings of “A-” or higher, or are fully collateralized. Our 95 Capacity Providers diversify our risk across both program structures and ultimate risk takers. As of June 30, 2026, our largest quota share Capacity Provider represented approximately 14% of the premium at risk.
(1) Capacity Providers as of July 1, 2026.
We contract with carriers and directly interface with reinsurance providers to oversee reinsurance placement, optimizing program composition and terms. While many MGUs rely primarily on program partners and brokers to access and secure reinsurance, we work closely with reinsurers and we believe we have been able to secure an outsized share of reinsurer allocations by peril relative to peers. Our Reinsurance Partners are highly engaged and value our end-to-end operating sophistication.
To supplement traditional reinsurance, we establish alternative capital vehicles in which institutional investors deploy capital to participate as reinsurers. Our proprietary capital strategies, which we believe are unprecedented in the MGU space, include Greenshoots Re, a $400 million collateralized sidecar providing investor-funded quota share reinsurance capacity across our largest program, and Greengrove Re, a special purpose insurer, providing investor-funded excess-of-loss reinsurance capacity for specified catastrophe losses through a $100 million CAT bond. Neither we nor Bamboo Captive hold any equity or other economic interest in Greenshoots Re or Greengrove Re. We do not receive commissions or other compensation directly from those entities; instead, we earn commission and fee revenue through our agreements with the applicable Program Partner. Greengrove Re was the first wildfire focused CAT bond to come to market after the January 2025 California wildfires and was oversubscribed, demonstrating investors’ strong conviction in our differentiated underwriting model. Our proprietary capital strategies provide incremental capacity, efficiency, optionality and more attractive pricing—demonstrating the scalability and performance of our platform as evidenced by strong third-party investor demand for access and may support our ability to originate additional policies and generate revenue under our MGU agreements with Program Partners. We believe the strength of our relationships with Program Partners creates a competitive advantage. In California specifically, we are working with the majority of homeowners insurance program fronts, which limit their partnerships in specific states to a single MGU to avoid channel conflict. This furthers our advantage, by reducing the likelihood that a new entrant may replicate our underwriting approach due to program partners having limited capacity for each risk type. One of these insurance partners has also granted us the right of first refusal to act as its exclusive homeowner’s MGU in additional states, demonstrating the strength of our partnerships and our conviction in our ability to expand geographically. Our largest Program Partner has already committed capacity as part of our latest renewals for five additional states in our near-term roadmap.
Bamboo Captive, our Bermuda-domiciled captive reinsurance entity, allows for strategic and minimal balance sheet participation in certain business we underwrite. Bamboo Captive participates as a quota share reinsurer to demonstrate alignment with Capacity Providers and to support growth in new markets. Typical participation ranges from approximately 5% of written premiums across mature programs, to approximately 20% on new programs, with an aggregate participation of 5% for full‑year 2025. Our participation in each program typically declines as we establish a track record with our Program Partners. For example, as of April 1, 2026, we reduced our risk retention participation in our largest program from 2.5% to 0.0%. In addition, we designed Bamboo Captive to minimize earnings volatility and capital needs by actively managing to breakeven results via capped loss exposure, risk transfers and CAT XoL agreements.
Our track record of delivering stable loss performance, as evidenced during the January 2025 California wildfires, has reinforced partner confidence and contributed to a strong panel of Capacity Providers, increased quota share capacity and new program launches. We view this as a testament to our competitive advantage in the market. Our standard of transparency and data quality has given us a reputation for providing our Capacity Providers with high-fidelity, real-time analytics for portfolio monitoring and performance review. This has driven high renewal rates and continued expansion of the panel, including the addition of several reinsurers following recent CAT events. We have demonstrated an ability to outperform in extreme CAT scenarios and continuously evaluate extreme-event resiliency through stress testing and scenario analysis. On aggregate, our Capacity Providers contribute a relatively small portion of their total capacity to Bamboo, reinforcing our ability to unlock additional growth from each provider.
Our Go-to-Market Distribution
Our distribution strategy is designed to reach customers where they are and to evolve with customer and distribution partner preferences. We have strong distribution relationships with captive carrier partners, which take significant time to develop, and with thousands of independent agencies. More recently we have leveraged point-of-sale partnerships, which have expanded our reach and accelerated new market entry. The strength of our relationships is supported by the flexibility and ease of use created by our technology and reinforced by our consistent underwriting appetite.
Independent Agencies
Our independent agencies channel accounts for approximately 54% of our Policies in Force as of June 30, 2026 and for 58% of our new premium in the second quarter of 2026. We have been able to grow our network to nearly 3,500 agents in California and 2,000 agents in Texas as of June 2026, more than doubling our agency network relative to December 2023. Our agency groups—ranging from regional clusters to national platforms—provide scalable access to a broader network of individual retail agents through a single relationship, enhancing our reach for partnership development.
Our differentiated, technology-driven platform delivers a superior agent experience through speed and ease of use, with approximately 85% straight-through processing, bindable quotes in less than five minutes, which we believe far outperforms industry norms. Additionally, our real-time, data-driven underwriting approach allows us to quote the vast majority of submissions upfront—rather than rejecting business after agents have invested time—significantly improving agent productivity and satisfaction. We believe these capabilities, combined with our consistency in underwriting appetite and offerings, our highly rated Capacity Providers and our admitted product focus, are particularly attractive to many agents who value pricing stability, customer retention and the absence of fiduciary concerns. For the 90 day period ending June 30, 2026, more than 67% of independent agencies have bound at least one policy with us, and more than 51% have bound at least two policies, reflecting strong and repeat agent engagement across our platform. At the same time, we actively manage our distribution network through sub-producer appointment approvals, on-site visits, webinars and training programs. Leveraging our data and behavioral analytics, we monitor agent performance in real time, including platform usage, quote frequency and training participation, enabling us to proactively support agents and optimize our distribution strategy.
Carrier Agents
Our carrier partner channel accounts for approximately 43% of our Policies in Force as of June 30, 2026 and for 37% of our new premium in the second quarter of 2026. We currently partner with 7 of the top 12 carriers in California. Through this channel, we offer products on a bundled or standalone basis. Partnering with carrier agents unlocks access to large, established distribution platforms with meaningful scale. This channel is especially important as we enter new states as carrier agents can rapidly introduce our products and accelerate the scale we realize.
For our carrier partners, partner agencies are an increasing part of their strategy as it provides them with a capital-light, fee revenue stream. These carriers, however, are very selective in who they work with and require extensive diligence, lengthy onboarding and high underwriting standards. Our track record of strong underwriting performance, coupled with deep relationships across senior levels of carrier organizations, which we believe differentiates us from our peers and allows us to secure and grow high-quality carrier relationships. Additionally, our monoline homeowners focus further positions us as a preferred partner for carriers seeking to complement their broader product suites, rather than a provider they view as competitive.
In our experience, these relationships have taken up to 18 months to establish and require high-touch, frequent engagement. We deeply integrate with our carrier agents and embed our technology and underwriting capabilities directly into our carrier partners’ platforms. We engage in regular, often monthly, reviews to remain closely aligned with their evolving product offerings and underwriting appetites. We believe the lengthy and detailed vetting process creates meaningful barriers to entry but once established, a competitive moat which is solidified with our ongoing and meaningful engagement.
Point-of-Sale Partnerships
Our point-of-sale partnerships account for approximately 3% of our Policies in Force as of June 30, 2026 and for 5% of our new premium in the second quarter of 2026, and represent significant growth opportunities. Launched in 2021, this channel extends beyond a traditional direct-to-consumer model and includes a digital, embedded point-of-sale partnership channel. We integrate our digital quote-and-bind capabilities into real estate- and mortgage-adjacent ecosystems through relationships with realtors, lenders, mortgage brokers and title professionals. By meeting customers at natural insurance decision points following a home purchase, we can optimize customer acquisition costs with lower intermediation and limited marketing expenditure while expanding our addressable market.
We also distribute third-party carrier insurance products through this channel, providing an additional source of commission revenue. Since 2022, this channel has grown rapidly, increasing from approximately 580 new Policies in Force to approximately 5,500 in 2025, and we believe it represents a scalable opportunity as we continue to expand embedded partnerships.
In this channel, we leverage our proprietary decisioning engine, “Atlas,” which optimizes our digital spend allocation based on highest likelihood of quote-to-bind conversion, in contrast to digital spend in the industry which we believe is more focused on the top of the sales funnel—getting in leads.
Our Claims Management
We operate a tech‑enabled, hybrid claims model that combines in‑house expertise with third‑party administrators (“TPAs”) designed to deliver efficient, high‑quality service to Policyholders. We believe our ability to control and drive claims outcomes enables us to enhance our underwriting approach through continuous feedback loops and strengthen our Capacity Provider relationships who value and directly compensate us for our differentiated claims handling capabilities.
Our in-house team focuses on large, complex claims where early leadership intervention drives optimal results. While we handled approximately 12% of total claim count for 2024 and 2025, our total claim case reserves represented about 70% over the same period. TPAs predominantly manage smaller, more frequent claims and scale as an extension of our in-house team during CAT events, with TPA adjusters exclusively dedicated to Bamboo to preserve quality and outcomes. We manage TPAs day‑to‑day, require use of our claims system for consistent oversight and data retention, and maintain a staff‑augmentation model that provides a Bamboo‑dedicated workforce. With full control over TPA workflows and reserve governance embedded in our systems, we believe this enables a high-quality operating model, and enables us to maximize flexibility based on volume at an advantageous cost structure. Our dual-pronged claims approach is grounded in efficiency and accuracy, and its effectiveness is reflected in rapid closure rates. Our claims closure rates have steadily improved, with 67% of claims closed within 60 days in 2024 compared to 62% in 2022.
Our technology, advanced analytics and support services further strengthen our claims management by improving triage speed, file consistency and loss containment. We operate an automated first‑notice‑of‑loss 24/7 to enable early routing and fraud flagging. First contact with Policyholders typically occurs within 24 hours, which reduces open‑file duration and improves customer experience. Claims handling between our in‑house team and TPAs automate decision making to promote consistent quality and productivity. We have also invested in the build out of fraud and subrogation AI tools, with all claims reviewed by AI models to flag potential fraud. Our use of recurrent visual and aerial detection to identify changes in properties, particularly in geographies that have experienced extreme weather events, allows us to adjust scoring for those properties on a regular basis. We further enhance our prevention and detection capabilities through partnerships with leading Internet of Things providers.
Oversight for both in‑house claims operations and TPAs resides with our Senior Vice President of Claims, who has 25+ years of experience, and our leadership authored the claims guidelines and procedures to drive accuracy, compliance and service. Claims and underwriting maintain twice‑weekly touchpoints, creating a feedback loop that ensures underwriting guidelines continuously improve based on claims experience and emerging patterns. Governance includes scorecard‑based risk escalation, audit trails within our platforms and regular portfolio health assessments supported by investments in training, audit and compliance.
Our Products
We offer a range of homeowner’s products designed to address the needs of property owners and includes multiple owner and landlord forms as well as condo and renters. Our product suite includes standard homeowners and dwelling insurance forms, such as, HO‑3, HO‑4, HO‑5, HO‑6 and DP‑3, which allow us to serve a wide range of residential customers. Our homeowners insurance products primarily target mid-market residential properties in lower-to-moderate risk areas. Our underwriting approach emphasizes attritional loss exposure with minimal CAT risk. Our standard coverage excludes earthquakes, floods and landslides and our DIC policies exclude wildfire coverage.
We also offer both admitted and non-admitted products as part of our MGU business which strategically provide product and pricing optionality.
(1) Excess and surplus insurance
(2) Does not reflect $19 million eliminations between MGU and Bamboo Agency
Admitted Homeowners Insurance
Our admitted products account for approximately 89% of our MGU premium for the year ended December 31, 2025. These products are written on properties located in lower-risk wildfire zones and are designed for homeowners seeking comprehensive, regulated coverage. We also offer DIC products to customers seeking more coverage beyond the California Fair Plan. These products offer admitted coverage while excluding wildfire peril, allowing us to provide comprehensive protection to customers within defined risk limits. Our admitted offerings further differentiate us with Distribution Partners by providing rate and form stability and access to state guaranty fund protections that many Policyholders value.
E&S Homeowners Insurance
We launched our E&S products in 2023 to capitalize on the dislocation and capacity shortages in the California market. Our E&S products account for approximately 11% of our MGU premium for the year ended December 31, 2025, targeting the same customer profile as admitted products, but in zones where we have reached our admitted aggregation limits. These products provide greater flexibility in underwriting, pricing and product design, allowing us to respond quickly to changing market conditions and Policyholder needs.

Other Products
We continue to explore adding new products that expand our addressable market and which allow us to deepen relationships with Distribution Partners by addressing a broader range of residential insurance needs. In addition to our underwritten products, we also distribute third-party carrier products through our point-of-sale partnerships. These offerings include renters, condominium, earthquake, personal umbrella and flood insurance, as well as certain commercial lines and ancillary coverages such as identity theft, cyber and pet insurance. The breadth of our product suite enables us to serve a wide range of client insurance needs across various risk profiles and geographies, strengthening our value proposition to Distribution Partners. For the year ended December 31, 2025, we wrote $50 million in premium at Bamboo Agency, $29 million of which was from third-party products.
The Bamboo Advantage
Our edge comes from orchestrating the entire flywheel—integrating data, modern technology, efficient processes, expert human judgment and a robust network of capital partners—to unlock speed and scale.
•Data-Driven Underwriting Excellence: Our underwriting engine integrates over 200 datapoints, significantly more than the inputs we believe are commonly used by legacy carriers. It combines bespoke technology and AI with deep domain expertise to drive superior risk selection and portfolio construction across complex property risks. In addition, we can incorporate new models quickly to make that data actionable. This data-rich, fundamentals-driven approach informs precise pricing, disciplined aggregation control and more predictable loss outcomes. The richness of the data we ingest powers our proprietary aggregation management tools that optimize our portfolio and limit CAT event loss exposure. Approximately 40% of our portfolio book in California is in zip codes where wildfire exposure is mixed with risks less likely to generate claims or “high-quality” risks, and we believe our consistent results across these zip codes validate our ability to identify and select lower-risk homes even within higher-exposure geographies.
For the year ended December 31, 2025, we delivered an attritional loss and LAE ratio of 35%. Over the last five fiscal years, on a gross basis, including CAT losses, we have delivered an average loss and LAE ratio of 55%, compared to 86% for the ten largest California homeowner insurers on a weighted average basis, a 32 percentage point difference. In addition, our results have been more consistent over the same period, as evidenced by a standard deviation on a gross loss and LAE basis of 11%, compared to a standard deviation of 45% for the same insurers. Our performance demonstrates our track record of delivering lower and more predictable loss outcomes than incumbent homeowners insurers. Our outperformance during the January 2025 California wildfires validates the strength of our underwriting model and our aggregation management – Bamboo’s losses were approximately 0.5% of total industry losses relative to our approximately 4% market share calculated based on the our written premium as a percentage of total California homeowners written premium for the year ended December 31, 2025, which we believe reflects disciplined selection and portfolio controls.
In addition, our strong loss ratio outperformance drives continued increases in committed capacity from our partners and breadth in our programs that, when combined with our real-time and granular aggregation analytics, allow us to optimize our scale and reach. We can manage risk within a specific location to our different programs and target more homes that meet our risk parameters.
•Orchestrating Differentiated Technology Infrastructure, Built for Scale and Speed: Our tech stack is built on modern architecture, enabling rapid adoption of the latest AI advancements and continuous model updating. As AI improves distribution efficiency and streamlines underwriting workflows, those cost savings directly benefit our performance. The platform’s adaptability compounds over time. Product changes, pricing updates and system enhancements that we believe can take legacy carriers quarters or years to implement, can be executed by us in weeks. The result is faster quote-to-bind, higher conversion rates and tighter, real-time risk and aggregation controls. As the system processes more volume, it becomes smarter and faster, reinforcing our underwriting advantage and strengthening our technology advantage. We have made upfront investments that we believe will improve our cost structure as we scale. This speed, coupled with the embedded cost efficiency, drives our scalable growth and allows us to build on and replicate our experiences as we continue to enter new markets. In Texas, for example, we were able to incorporate several rate and rule changes in our underwriting despite launching our operations just five months ago. We believe it takes legacy carriers the same amount of time for a single rate and rule change.
•Industry-leading and Durable Capacity and Distribution Partnership Model: We believe we have built a reputation for being easy to use, nimble and, importantly, consistent and reliable in both our target risk profile and underwriting performance. This has allowed us to build a strong network of capacity and Distribution Partners to support our current and expected growth. Our long-term Capacity Providers include 7 Program Partners and 60 reinsurance providers and 28 institutional investors as of June 30, 2026. We believe that these 28 institutional investors reflect growing demand from alternative capital providers and further enhance the breadth and flexibility of our capacity ecosystem. We believe that the number of our Program Partners supporting us enhances our competitive moat as Program Partners seek to avoid concentration and may be reluctant to back other MGUs in areas where they work with us. Additionally, we have consistently delivered attractive underwriting performance to our Reinsurance Partners since inception and through significant CAT events, and who, as a result, continue to support and increase their capacity commitment with us, even as we expand into new states.
Our panel of established Program Partners and highly rated reinsurers has also reinforced and supported our growing distribution network. We believe our advantage comes from the breadth of our channels allowing us to capture more market share in our existing markets and unlock seamless geographic expansion, as we have seen in our entry into Texas. Our broad network of Distribution Partners value our speed in the form of industry-leading time to quote rates, our availability and consistency and the quality of our Capacity Providers. Additionally, we understand the importance of providing products that producers want to sell, that are responsive to rapidly changing market conditions, and can be launched efficiently due to our speed and the operational flexibility entrusted by our Capacity Providers.
•Operating Expense Efficiency: Our technology approach combining industry-leading third-party systems with proprietary tools and the unit economics from our capital-light MGU model optimizes our cost structure. We benefit from lower overhead and less fixed costs compared to traditional models, which support our leading margins. We have also made significant investments in the last two years that we believe provides us with meaningful operating leverage as we scale.
•Profitable, Recurring Customer Base: Our differentiated understanding of risk at the peril-level enabled our entry into markets where we believe legacy carriers use outdated underwriting methodologies with overly aggregated books of business. We believe legacy carriers lack a clear, quick path to resolution without fully exiting certain geographies. Conversely, we have built a highly-recurring, profitable book of business with significant embedded value for growth. This is evidenced by our better-than-market gross loss and LAE ratio and premium retention of over 100% in 2025.
•Repeatable and Sustainable Financial Model with Track Record of Strong Growth and Earnings: We have a track record of strong and recurring growth, strong loss performance and robust Adjusted EBITDA margins and growth. We started in 2018 with approximately $2 million in Managed Premium at year-end and grew to approximately $766 million in Managed Premium for the year ended December 31, 2025. Our commission-based revenue is supported by a highly recurring in-force book with 87% Policy Retention and over 100% premium retention for the year ended December 31, 2025, which we believe provides visibility into future revenue streams, while our technology-enabled approach supports high margins and strong cash flow generation.
•Innovative Management Team with Deep Insurance Expertise: Our founder-led leadership team has extensive insurance expertise with an average of more than 20 years of industry experience spanning leadership roles building and scaling underwriting businesses as well as being responsible for technology. With meaningful equity ownership, our executive team has successfully grown Bamboo together since our launch in 2018 and is focused on continuously driving the nimble culture that prioritizes speed, discipline and accountability.

Our Organic-Focused Growth Strategy
Growth is driven by the disciplined execution of our proven underwriting engine and is supported by our differentiated technology. We believe we will continue to maintain robust revenue growth and our competitive advantages will enable us to both deepen our presence in our existing markets and expand into new geographies with minimal incremental cost and without meaningful operational friction.
•Continue to Expand in Existing States and Cement Our Advantage: We strategically identified California as an ideal state to launch due to the dislocation in its homeowners insurance market. We are just beginning to capture market share with Bamboo representing 4% of all homeowners premium in California as of December 31, 2025. There is still substantial room to grow as legacy carriers exit or restrict business due to pricing constraints in the market relative to what is optimal for their existing portfolios. We expect to benefit from a compounding rate‑adequacy gap that may take time for competitors who choose to reenter the market to close. Furthermore, while our ability to offer admitted and non-admitted products broadens our market reach, our Program Partners’ admitted “A-” rated paper (as rated by AM Best) gives us differentiated access to profitable and highly recurring business.
The breadth of our capacity supports our growth and real-time aggregation management strategy. It also serves as a meaningful barrier against new entrants; Program Partners generally limit their partnerships to a single MGU per state to avoid channel conflict, and ours are looking to grow with us geographically as we expand into new states.
•Disciplined Expansion into New States: Building on our success in California, we are now leveraging our technology, deep capacity and distribution relationships and nimble operating model to expand into new, high-opportunity states. We prioritize new state entries based on market conditions, market size, reinsurance dynamics and alignment with our Capacity Providers and Distribution Partners to ensure new launches are both opportunistic and sustainable. With our ability to quickly ingest data and adapt our underwriting, we believe that we can move quicker into new states than other insurance providers.
We entered Texas in September 2025 as the first phase of our geographic expansion strategy. The state’s extensive independent agent networks, the flexibility afforded by our product offerings and the need for superior underwriting capabilities to manage multiple-peril risks made Texas particularly well-suited for our model. Since our launch, we have written $16 million in premium across 6,000 policies through June 2026.
We are working to expand into other states beyond California and Texas, the two markets in which we currently operate.
•Grow and Deepen Our Distribution Network: We are expanding across captive carrier agents, independent agents and digital point‑of‑sale partnerships to reach a broad policyholder base aligned with our underwriting appetite. This serves to increase penetration in both existing and new states, as many of our Distribution Partners have national footprints allowing for seamless geographic expansion. Embedded point‑of‑sale partnerships in the real estate and mortgage ecosystems represent another important vector for future growth. Finally, our flexible product offering across both admitted and E&S products permits us to fill coverage gaps and win new distribution relationships.
Our AI and automation tools both enhance distribution partner loyalty and attract new Distribution Partners. The front-facing platform is designed for ease of use, requires minimal input and enables rapid quoting. This accelerates new distribution partner onboarding and facilitates new market entry.
•Launch New Products: Our modular technology and data infrastructure support rapid new product development and launches of new insurance products, allowing us to respond quickly to market needs and regulatory changes with minimal operational friction. Recent new product and coverage enhancements, such as E&S homeowners insurance in 2023 or condo insurance in 2026, address gaps identified by our customers and Distribution Partners and underserved markets. Finally, Bamboo Agency further expands our product offering to renters, earthquake and flood insurance products, among others, which are underwritten by third-party carriers. To ensure ongoing and rapid adoption of new products, we invest in training Distribution Partners to effectively sell our full suite of offerings.
•Inorganic Growth Opportunities: We may selectively pursue acquisitions to complement our long-term organic growth strategy. Ideal targets should enhance our existing markets, broaden our product portfolio or expand our distribution capabilities. In 2021, for example, we acquired Bamboo Agency, which allowed us to accelerate forming digital point-of-sale partnerships within the real estate and mortgage ecosystems and sell insurance products underwritten by third-party carriers.
Competition
The homeowners insurance market is competitive, with participants ranging from state residual market programs to specialty and standard insurance carriers. While legacy carriers have historically dominated the market, many have exited or significantly reduced their underwriting appetite in response to challenges in achieving rate adequacy, an evolving regulatory environment, rising inflation, high reinsurance costs and persistently high loss ratios and volatility stemming from catastrophic events. State residual market programs, such as the California FAIR Plan, continue to provide coverage for homeowners who are unable to obtain insurance in the private market. However, the market constraints create opportunities for technology-enabled entrants with differentiated underwriting capabilities to compete effectively. Competition in the insurance industry is based on many factors, including price of coverage, the general reputation and perceived financial strength of the company, relationships with producers, terms and conditions of products offered, the financial strength ratings of capacity providers, speed of claims payment and reputation and the particular lines of insurance a company seeks to underwrite.
In the homeowners insurance market, we face competition from other MGUs and MGAs, specialty insurance companies, standard insurance companies and underwriting agencies, as well as from diversified financial services companies that are larger than we are and that have greater financial, marketing and other resources than we do. Some of these competitors also have longer experience and more market recognition than we do in certain lines of business. However, unlike many of these carriers and other MGUs and MGAs, we believe we have successfully leveraged advanced data analytics and AI-enabled risk modeling to offer competitively priced policies with comprehensive coverage options at attractive loss ratios, addressing the complex nature of catastrophe risk assessment. New entrants in the homeowners insurance space often struggle with securing diversified capacity provider relationships and building trust among distributors, policyholders, and reinsurers, areas where we believe we have built a strong reputation and confidence among our Distribution Partners and Capacity Providers. Ultimately, our proprietary technology platform enables us to provide precise, scalable solutions that meet the needs of property owners. We believe that our underwriting results, diversified capacity relationships and data advantages support our positioning to scale more rapidly and efficiently than competitors.
As we continue to expand across our current products and geographic footprint, and into new insurance markets and states, we expect new entrants and established players to intensify competition. In recent years, the insurance industry has undergone increasing consolidation, which may further increase competition. New competitors, whether newly formed MGUs, MGAs or insurers or competitors resulting from alliances or mergers among existing competitors, could emerge and gain significant market share. A number of new, proposed or potential legislative or industry developments could further increase competition in our industry, including changes to state residual market programs or regulatory reforms in key homeowners insurance markets. We may not be able to continue to compete as successfully in the insurance markets. However, we believe that our commitment to technology, underwriting discipline, diversified distribution and capacity relationships and policyholder value will enable us to maintain and grow our competitive advantages.
Employees and Human Capital Resources
As of June 30, 2026, we had 290 employees across a number of different functions including underwriting, claims, technology, finance, actuarial and legal. Our success is deeply rooted in the experience, dedication and innovation of our employees. We prioritize recruiting and retaining top talent through comprehensive benefits packages, attractive compensation and a supportive work environment that fosters professional growth and development. We recognize that a diverse workplace enhances creativity and decision-making and embrace our employees’ differences in knowledge and life experience. We believe that our top-tier talent plays a significant role in our unique culture, reputation and achievements. By investing in our people, we ensure that our teams remain agile and responsive to the evolving needs of our clients, thereby driving sustainable growth and long-term value for our stockholders.
We provide and maintain a comprehensive benefits package focused on preserving the well-being of our talent, which includes medical, dental and vision insurance; a 401(k) plan; paid time off; family leave; and various other ancillary benefits. We have a performance review framework for our employees, allowing us to offer competitive compensation relative to performance.
Our compensation structure is designed to align our teams with the long-term success and goals of our organization. We are deeply committed to fostering long-term career paths to grow and develop our talent.
Facilities
We have office space located in Midvale, Utah. We do not own any real estate property. For the vast majority of roles, our employees have the option to work remotely and we believe our existing facilities are sufficient for our current needs.
Legal Proceedings
We are subject to routine legal proceedings in the normal course of operating our insurance business. We are not currently involved in any legal proceedings which reasonably could be expected to have a material adverse effect on our business, results of operations or financial condition.
Regulation
Insurance regulation
Our insurance business is subject to regulation and supervision in each of the U.S. jurisdictions in which it conducts business. U.S. state insurance laws and regulations generally are designed to protect the interests of Policyholders, consumers and claimants rather than stockholders or other investors. The nature and extent of state regulation varies by jurisdiction, and state insurance regulators generally have broad administrative power relating to, among other matters, setting capital and surplus requirements, licensing of insurers, insurance producers and adjusters, review and approval of product forms and rates and establishing standards for reserve adequacy. As a licensed managing general agency with a captive reinsurance company domiciled in Bermuda, laws and regulations pertaining to risk-bearing insurance companies that offer policies to the insurance-buying public do not generally apply to us.
Licensing
Our business activities are subject to licensing requirements and extensive regulation under the laws of the states in which we operate. Regulatory authorities in the states in which our licensed managing general agency, Bamboo Ide8 Insurance Services, conducts business may require individual or company licensing to act as producers, brokers, agents, third-party administrators, managing general agents, reinsurance intermediaries or adjusters. Under the laws of most states in the United States, including California and Texas (where most of our business is written), regulatory authorities have relatively broad discretion with respect to granting, renewing and revoking producers’, brokers’ and agents’ licenses to transact business in the state.
Our captive reinsurance company, Bamboo Captive, was registered as a corporation in Arizona and, as of August 31, 2026, has redomesticated by way of continuation into Bermuda as a Class 2 captive reinsurer and is now primarily regulated by the Bermuda Monetary Authority. A Class 2 captive insurer is an insurer wholly owned by two or more unrelated persons permitted to carry on (re)insurance business where not less than 80% of the net premiums written in respect of which will be written for the purpose of insuring or reinsuring the risk of the owners or any affiliates of the owners or insuring or reinsuring risks which, in the opinion of the BMA, arise out of the business or operations of the owners or any affiliates of the owners. In our case, Bamboo Captive assumes a portion of the risk written through our managing general agency and underwritten by the Program Partners with which we do business. Captive insurance companies are not as heavily regulated as risk-bearing insurance companies that issue insurance policies to the insurance-buying public. Class 2 captive insurance companies domiciled in Bermuda are regulated by the BMA and governed by Bermuda company law together with the Bermuda Insurance Act and related rules and regulations, as amended, with the policies, codes or guidance notes issued by the BMA. In addition, Greenshoots Re Ltd. is registered as a Bermuda special purpose insurer in the collateralized reinsurance sidecar transaction in which we serve as MGU, and Greengrove Re Ltd. is registered as a special purpose insurer in Bermuda that has issued the associated CAT bond, are also regulated by the BMA.
Fiduciary funds; Compensation
Insurance authorities in the United States have also enacted laws and regulations governing the investment of funds, such as premiums and claims proceeds, held in a fiduciary capacity for others. These laws and regulations generally require the segregation of these fiduciary funds and limit the types of investments that may be made with them. In addition, a number of state insurance departments have enacted regulations concerning the compensation practices of brokers, agents and insurers as they affect consumers in their respective states.
Excess and Surplus Regulation
Although we primarily operate in the admitted market, certain of our products are offered in the E&S market. The E&S market generally provides insurance for businesses that are unable to obtain coverage from admitted carriers because of their high or complex risk profile or the unique nature or size of the risk. Each surplus lines transaction is facilitated through a licensed and regulated surplus lines broker. It is the licensed surplus lines broker that is responsible for: (i) selecting an eligible surplus lines insurer; (ii) reporting the surplus lines transaction to insurance regulators; (iii) remitting the premium tax due on the transaction to state tax authorities; and (iv) compliance with applicable insurance laws and regulations. State insurance laws applicable to surplus lines transactions (e.g., pertaining to non-admitted insurance business) generally require that surplus lines brokers comply with diligent search/exempt commercial purchaser laws and affidavit/document filing requirements, as well as the collection and payment of taxes, stamping fees, assessment fees and other applicable charges on such business. Surplus lines brokers are often subject to special licensing, surplus lines tax and/or due diligence requirements by the home state of the insured. Fines for failing to comply with these surplus lines requirements, specifically for failing to comply with the surplus lines licensing or due diligence requirements, vary by state but can be in the range of several hundred thousand dollars or more.
Periodic financial and market conduct examinations
Each state in which Bamboo Ide8 Insurance Services conducts business and in which Bamboo Ide8 Insurance Services is licensed as an insurance producer is authorized to conduct special or targeted examinations to address particular concerns or issues at any time. The results of these examinations can give rise to regulatory orders requiring remedial, injunctive or other corrective action. Insurance regulatory authorities have broad administrative powers to restrict or revoke licenses to transact business and to levy fines and monetary penalties against insurance producers found to be in violation of applicable laws and regulations.
Trade practices
The manner in which insurance producers conduct the business of insurance is regulated by state statutes in an effort to prohibit practices that constitute unfair methods of competition or unfair or deceptive acts or practices. Prohibited practices include, but are not limited to, disseminating false information or advertising, unfair discrimination, rebating and false statements. We set business conduct policies and provide training to make our employee-producers aware of these prohibitions, and we require them to conduct their activities in compliance with these statutes.
Unfair claims practices
Generally, insurance companies, adjusting companies and individual claims adjusters are prohibited by state statutes from engaging in unfair claims practices on a flagrant basis or with such frequency to indicate a general business practice. Unfair claims practices include, but are not limited to, misrepresenting pertinent facts or insurance policy provisions; failing to acknowledge and act reasonably promptly upon communications with respect to claims arising under insurance policies; and attempting to settle a claim for less than the amount to which a reasonable person would have believed such person was entitled. We set business conduct policies and provide training to make our employee-producers aware of these prohibitions, and we require them to conduct their activities in compliance with these statutes.

MANAGEMENT
Directors and Executive Officers
Set forth below are the names, ages and positions of our directors, director nominees and executive officers as of the date of this prospectus.

Name	Age	Position
John Chu	62	Founder, Chief Executive Officer and Chairman
Tim Tuller	46	Chief Financial Officer
Brian Suzuki	53	Chief Insurance Officer
Taylor Mobley	41	Chief Operating Officer
Lorne Somerville	62	Director
Daniel Brand	44	Director
Omar Shalaby	39	Director
Ty Shay	55	Director
Mark Anquillare	60	Director
Christopher Delehanty	43	Director
John Chu is our Founder and has served as our Chief Executive Officer and chairman of Bamboo Ide8 Insurance Services’ board of directors since inception. Mr. Chu is expected to serve on our board of directors following this offering. Prior to founding Bamboo, Mr. Chu served as Chief Executive Officer of McGraw Group of Affiliated Companies between 2013 and 2017. From 2011 to 2013, Mr. Chu worked as an operating partner at private equity firm Altamont Capital, which he joined after working at private equity firm Golden Gate Capital from 2008 to 2011 as an operating partner. Prior to that, Mr. Chu held various positions at the insurance company The Hartford from 1999 to 2008. Mr. Chu holds a Bachelor of Arts from the University of California, Los Angeles and received a Master of Business Administration from NYU Stern School of Business. We believe Mr. Chu’s experience in the industry and extensive business knowledge qualifies him to serve on our board of directors.
Tim Tuller has served as our Chief Financial Officer since 2024. Mr. Tuller joined us from Kemper Property & Casualty, a business owned by Kemper Corporation (NYSE: KMPR), a provider of auto and life insurance, where he worked from 2019 to 2024 and most recently served as Senior Vice President and Chief Financial Officer of the Property & Casualty Division. Prior to joining Kemper Insurance Company, Mr. Tuller has held various positions at Travelers Insurance Company for over fifteen years and served in a number of leadership roles, most recently as Vice President of Platform Office Personal Insurance from 2018 to 2019, as Vice President of International Personal Insurance from 2015 to 2018 and as Vice President of PI Product Management International Insurance from 2013 to 2015. Mr. Tuller holds a Bachelor of Science in Mathematics from Lafayette College.
Brian Suzuki has served as our Chief Insurance Officer since 2020. Prior to joining Bamboo, Mr. Suzuki served as Chief Actuary at Safe-Guard Products International, a provider of finance and insurance protection products, from 2015 to 2020. Prior to his work at Safe-Guard Products International, Mr. Suzuki held various positions at CSAA Insurance Group, an auto and home insurance provider, for over fifteen years and served in a number of leadership roles, most recently as Chief Actuary from 2009 to 2015, Senior Vice President of Product Management from 2012 to 2015. Mr. Suzuki holds a Bachelor of Arts and a Master of Business Administration from the University of California, Berkeley.
Taylor Mobley has served as our Chief Operating Officer since 2026, and previously served as our Chief Revenue Officer between 2022 and 2026 and as our Chief Financial Officer between 2020 and 2024. Prior to joining Bamboo, Mr. Mobley served as Chief Financial Officer of the Kemper Life Business Unit at Kemper Property & Casualty, a business owned by Kemper Corporation (NYSE: KMPR), a provider of auto and life insurance, from 2019 to 2020, after serving as Head of Financial Reporting and Accounting Policy from 2017 to 2019. From 2007 to June 2017, Mr. Mobley worked at Ernst & Young, LLP, most recently as a senior manager serving life, property, casualty and health insurance businesses. Mr. Mobley holds a Bachelor of Science in Business Administration in

Accounting and Finance from Miami University and is a Certified Public Accountant licensed in the State of Ohio (inactive).
Lorne Somerville is expected to serve on our board of directors following this offering. Mr. Somerville is a Managing Partner and Co-Head of North American Private Equity and Co-Head of Strategic Opportunities at CVC, which he joined in 2008. Mr. Somerville holds numerous board positions with private companies and has previously served on the boards of directors of Avast plc from 2014 to 2020, Sunrise Communications AG from 2010 to 2017, and Cesky Telecom a/s from 2000 to 2001. Prior to joining CVC, Mr. Somerville served as Joint Global Head of Telecommunications and Head of the European Communications Group at UBS from 2001 to 2008. Mr. Somerville holds a Master of Arts in Computer Science from the University of Cambridge and a Master of Business Administration from the International Institute for Management Development. We believe Mr. Somerville's extensive financial and investment background qualifies him to serve on our board of directors.
Daniel Brand has served on the board of managers of Miramar Holdco since 2025 and is expected to serve on our board of directors following this offering. Mr. Brand joined CVC in 2009 and is a partner leading CVC’s U.S. private equity activities in financial services and co-leading CVC’s U.S. private equity activities in business services. Mr. Brand represented CVC on the board of directors of Fidelis Insurance Holdings Limited (NYSE: FIHL) (renamed Pelagos Insurance Capital Limited (NYSE: PLGO)) between 2021 and 2026. Prior to joining CVC, Mr. Brand worked at DLJ Merchant Banking Partners and Credit Suisse in the investment banking division covering financial institutions. Mr. Brand holds a Bachelor of Arts in Economics with a Certificate in Finance from Princeton University, and a Master of Business Administration from Harvard Business School. We believe Mr. Brand’s extensive financial background and directorial experience qualifies him to serve on our board of directors.
Omar Shalaby has served on the board of managers of Miramar Holdco since 2025 and is expected to serve on our board of directors following this offering. Mr. Shalaby joined CVC in 2016 and is a managing director in CVC’s U.S. private equity team, focusing on investments in the technology sector. Prior to joining CVC, Mr. Shalaby worked at Folger Hill Asset Management from 2015 to 2016 and Welsh, Carson, Anderson & Stowe from 2011 to 2015. From 2009 to 2011, Mr. Shalaby worked at Barclays Capital. Mr. Shalaby holds a Bachelor of Science in International Economics from Georgetown University. We believe Mr. Shalaby’s financial expertise qualifies him to serve on our board of directors.
Ty Shay has served on the board of managers of Miramar Holdco since 2026 and is expected to serve on our board of directors following this offering. Mr. Shay has served as President of SimpliSafe, a provider of home security products and services, since 2025. Prior to joining SimpliSafe, Mr. Shay was the Chief Growth and Marketing Officer at Shutterfly, a provider of photo books, greeting cards and gifts, from 2022 to 2023. Prior to that, Mr. Shay served as Chief Growth Officer at Manscaped, a men's grooming products company, from 2021 to 2022. Mr. Shay holds a Bachelor of Science in Accounting from the University of Illinois and received a Master of Business Administration from the Stanford Graduate School of Business. We believe Mr. Shay's extensive leadership experience and financial expertise qualifies him to serve on our board of directors.
Mark Anquillare has served on the board of managers of Miramar Holdco since 2026 and is expected to serve on our board of directors following this offering. Mr. Anquillare most recently served as President and Chief Operating Officer of Verisk Analytics (Nasdaq: VRSK), a leading strategic data analytics and technology partner to the global insurance industry, through 2023. Prior to that role, Mr. Anquillare served as Chief Financial Officer of Verisk Analytics from 2007 to 2016. Before joining Verisk, Mr. Anquillare worked at Prudential Financial, focusing on life insurance and property and casualty operations. Since 2026, Mr. Anquillare has served on the board of Teladoc Health, Inc. (NYSE: TDOC), a leading virtual care provider, where he also serves on the audit and compensation committees. Since 2024, Mr. Anquillare has served on the board of directors of Guidewire Software, Inc. (NYSE: GWRE), a leading platform provider of enterprise software to property and casualty insurers, where he also serves on the audit and business opportunities committees. From 2023 through its acquisition in 2026, he served on the board of directors of TruBridge (Nasdaq: TBRG), a healthcare solutions company. Mr. Anquillare holds a Bachelor of Business Administration from the University of Notre Dame and received a Master of Business Administration from the Rutgers Business School. We believe Mr. Anquillare's extensive financial and executive leadership experience in the insurance industry and his extensive public company experience qualifies him to serve on our board of directors.

Christopher Delehanty has served on the board of managers of Miramar Holdco since 2025 and is expected to serve on our board of directors following this offering. Mr. Delehanty is the Head of Corporate Development and M&A at White Mountains. Prior to joining White Mountains in 2009, Mr. Delehanty worked in private equity and investment banking at Alta Communications and UBS Investment Bank. Mr. Delehanty served on the board of MediaAlpha, Inc. (NYSE: MAX) from 2017, prior to the company’s IPO, until 2025. In addition, over the course of his career, Mr. Delehanty has served on the boards of directors of a number of privately-held companies. Mr. Delehanty received his B.S. in Finance from Boston College. We believe Mr. Delehanty’s financial expertise and management and board expertise qualify him to serve on our board of directors.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Composition
Our business and affairs are managed under the direction of our board of directors. Our board of directors as of this offering is composed of seven members. Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective immediately prior to the closing of this offering, will provide that the number of directors on our board of directors will be fixed from time to time by resolution of the board of directors.
When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Classified Board of Directors
Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
•the Class I directors will be Christopher Delehanty and Ty Shay, and their terms will expire at the first annual meeting of stockholders to be held after the closing of this offering;
•the Class II directors will be Omar Shalaby and Mark Anquillare, and their terms will expire at the second annual meeting of stockholders to be held after the closing of this offering; and
•the Class III directors will be Lorne Somerville, Daniel Brand and John Chu, and their terms will expire at the third annual meeting of stockholders to be held in after the closing of this offering.
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Controlled Company Status
Immediately following this offering, we expect that the CVC Funds, through the Blocker Shareholders, will control a majority of the voting power for the election of our directors. As a result, we expect to be a “controlled company” within the meaning of the corporate governance rules of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:

•a majority of the company’s board of directors consists of “independent directors,” as defined under the NYSE rules;
•the company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•the company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•the company performs annual performance evaluations of the compensation and nominating and corporate governance committees.
Following this offering, we intend to rely on certain of the foregoing exemptions. As a result, we will not have a board of directors whose majority consists of independent directors or a compensation committee that is comprised entirely of independent directors unless and until such time as we are required to. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these requirements by the date our status as a controlled company changes or within specified transition periods, as the case may be.
Director Independence
Our board of directors has determined that Ty Shay, Mark Anquillare and Christopher Delehanty qualify and John Chu, Daniel Brand, Omar Shalaby, and Lorne Somerville do not qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC and the Listing Rules. John Chu is not considered independent by virtue of his position as our Chief Executive Officer and Daniel Brand, Omar Shalaby and Lorne Somerville are not considered independent by virtue of their positions at CVC. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has had with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence. We intend to avail ourselves of the “controlled company” exception under the Listing Rules, which exempts us from the requirement that we have a majority of independent directors.
Leadership Structure of the Board
Our amended and restated bylaws and corporate governance guidelines to be in place immediately prior to the closing of this offering will provide our board of directors with flexibility to combine or separate the positions of Chairperson of the board of directors and Chief Executive Officer and to implement a lead director in accordance with its determination regarding which structure would be in the best interests of our company.
Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also approves or disapproves any related party transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Board Committees
In connection with this offering, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee intends to adopt a written charter that satisfies the applicable rules and regulations of the SEC and the Listing Rules, which we will post on our website at https://bambooinsurance.com upon the closing of this offering. The information on our website is not part of this prospectus.
Audit Committee
Our audit committee oversees our accounting and financial reporting process. Among other matters, the audit committee:
•appoints our independent registered public accounting firm;
•evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;
•reviews and approves all related party transactions on an ongoing basis;
•establishes procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls or auditing matters;
•discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•discusses on a periodic basis, or as appropriate, with management our policies and procedures with respect to risk assessment and risk management;
•is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
•investigates any reports received through the ethics helpline and reports to the board of directors periodically with respect to any information received through the ethics helpline and any related investigations; and
•reviews the audit committee charter periodically and the audit committee’s performance on an annual basis.
Our audit committee consists of Ty Shay, Mark Anquillare and Omar Shalaby. Our board of directors has determined that Ty Shay and Mark Anquillare are independent under the Listing Rules and Rule 10A-3(b)(1) under the Exchange Act. The chair of our audit committee is Mark Anquillare. Our board of directors has determined that

Mark Anquillare is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each member of our audit committee can read and understand fundamental consolidated financial statements, in accordance with applicable requirements.
Compensation Committee
Our compensation committee oversees policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The compensation committee also reviews and approves or makes recommendations to our board of directors regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). The compensation committee reviews the performance of our Chief Executive Officer and makes recommendations to our board of directors with respect to his compensation, and our board of directors retains the authority to make compensation decisions relative to our Chief Executive Officer. The compensation committee will periodically review and evaluate the compensation committee charter and will annually review the compensation committee’s performance. Our compensation committee consists of Ty Shay, Christopher Delehanty and Daniel Brand. Our board of directors has determined that Ty Shay and Christopher Delehanty are independent under the Listing Rules. The chair of our compensation committee is Ty Shay. We intend to avail ourselves of the “controlled company” exception under the Listing Rules, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and making recommendations to our board of directors concerning governance matters. Our nominating and corporate governance committee consists of Mark Anquillare and Lorne Somerville. Our board of directors has determined that Mark Anquillare is independent under the Listing Rules. The chair of our nominating and corporate governance committee is Mark Anquillare. We intend to avail ourselves of the “controlled company” exception under the Listing Rules, which exempts us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our compensation committee.
Code of Business Conduct and Ethics
In connection with this offering, our board of directors intends to adopt a written code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions and agents and representatives. The full text of our code of business conduct and ethics will be posted on our website at https://bambooinsurance.com upon the closing of this offering. The information on our website is not part of this prospectus. The audit committee of our board of directors will be responsible for overseeing our code of business conduct and ethics and any waivers applicable to any director, executive officer or employee. We intend to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and agents and representatives, on our website identified above or in public filings.

Indemnification of Directors and Officers
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify our executive officers and directors to the fullest extent permitted by the DGCL. We intend to enter into indemnification agreements with each of our executive officers and directors prior to the closing of this offering. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2025 Summary Compensation Table” below. We are an “emerging growth company,” within the meaning of the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act. In 2025, our named executive officers and their positions were as follows:
•John Chu, Chief Executive Officer;
•Tim Tuller, Chief Financial Officer; and
•Taylor Mobley, Chief Revenue Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the closing of this offering may differ materially from the currently planned programs summarized in this discussion. We will continue to update, in accordance with the rules and regulations of the SEC, information in this section regarding the compensation of our named executive officers.
2025 Summary Compensation Table
The following table sets forth information regarding compensation earned with respect to the fiscal year ended December 31, 2025 by our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
John Chu	2025	600,000	2,000,000	1,538,095	1,500,000	42,500	5,680,595
Chief Executive Officer
Tim Tuller	2025	400,000	700,000	—	800,000	17,500	1,917,500
Chief Financial Officer
Taylor Mobley (5)	2025	400,000	535,000	—	800,000	16,500	1,751,500
Chief Operating Officer
__________________
(1)Amounts in this column include (i) the value of cash transaction bonuses received by each named executive officer in connection with the CVC Acquisition, equal to $2,000,000 for Mr. Chu and $500,000 for each of Messrs. Tuller and Mobley, (ii) for Mr. Tuller, $200,000 in respect of the payment of the second and third installments of his sign-on bonus and (iii) for Mr. Mobley, a discretionary bonus of $35,000. For additional information, see the subsection titled “—Narrative to Summary Compensation Table—One-Time Bonuses”.
(2)Amounts in this column reflect the aggregate grant date fair value of profits interests of PM Holdings LLC (the “PM Incentive Units”) granted during 2025, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The PM Incentive Units represent a partnership interest in PM Holdings LLC that are intended to qualify as “profits interests” for federal income tax purposes. Although the PM Incentive Units do not require the payment of an exercise price, as the PM Incentive Units only provide value to the extent the underlying security appreciates in value from the date of grant, we view the PM Incentive Units as economically similar to stock options. We provide information regarding the assumptions used to calculate the value of all PM Incentive Units awarded to named executive officers in Note 2 of the accompanying consolidated financial statements. The amounts reported in this column reflect the accounting cost for the PM Incentive Units and does not reflect the actual economic value that was realized by our named executive officers upon the vesting or sale of the awards in connection with the CVC Acquisition. For additional information, see the subsection titled “—Narrative to Summary Compensation Table—Equity-Based Incentive Awards” below.
(3)Amounts reflect performance bonuses earned by each named executive officer in 2025, which were paid in November 2025. For additional information, see the subsection titled “—Narrative to Summary Compensation Table—Annual Bonus” below.
(4)Amounts reflect our paid 401(k) plan matching contributions for each named executive officer and, for Mr. Chu, $25,000 in payments made to Mr. Chu in respect of lodging when traveling to Los Angeles and New York City in 2025.
(5)Mr. Mobley served as our Chief Revenue Officer through March 2026. In April 2026, Mr. Mobley was promoted to be our Chief Operating Officer.

Narrative to Summary Compensation Table
Elements of Our Executive Compensation Program
For 2025, the primary elements of our named executive officers’ compensation were base salary, annual cash incentive bonuses and long-term equity compensation.
Base Salaries
The base salaries of our named executive officers are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. For 2025, the named executive officers’ annual base salaries were:

Named Executive Officer	Annual Base Salary
John Chu	$600,000
Tim Tuller	$400,000
Taylor Mobley	$400,000
Effective January 1, 2025, base salaries for all named executive officers were increased following a comprehensive salary review conducted in connection with our growth and financial results. Mr. Chu’s annual base salary increased from $375,000 to $600,000 and Messrs. Tuller and Mobley’s annual base salaries each increased from $300,000 to $400,000.
Annual Bonus
In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is based on the extent to which we achieve the corporate goals that our board of directors establishes each year. At the end of the year, our board of directors reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals. For 2025, each named executive officer had the following target annual bonus amount, expressed as a percentage of the named executive officer’s annual base salary:

Named Executive Officer	2025 Bonus Target
John Chu	125%
Tim Tuller	100%
Taylor Mobley	100%
Performance goals for the 2025 bonus program generally related to achievement of specified Adjusted EBITDA goals set by our board of directors. Bonuses are usually determined and paid in the first quarter of the following year.
For 2025, the target bonuses for Messrs. Chu, Tuller and Mobley were $750,000, $400,000 and $400,000, respectively. With respect to the 2025 annual bonus program, the Adjusted EBITDA performance goals were deemed to have been achieved at 200% of the target performance level, resulting in overall payouts for Messrs. Chu, Tuller and Mobley equal to $1,500,000, $800,000 and $800,000 respectively.
The annual cash bonuses paid to our named executive officers for 2025 performance are included in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table above.
One-Time Bonuses
In connection with the closing of the CVC Acquisition, our board of directors approved the payment of one-time transaction bonuses to certain employees, including our named executive officers, in recognition of their extraordinary efforts and contributions in connection with the CVC Acquisition. For Messrs. Chu, Tuller and Mobley, this transaction bonus was $2,000,000, $500,000 and $500,000, respectively.
Pursuant to his offer letter, described further below under the section titled “—Employment, Severance or Change in Control Agreements—Summary of Employment Agreements and Offer Letters”, Mr. Tuller was eligible to receive a sign-on bonus of $300,000, with the second and third installments of $100,000 payable on each of March 31, 2025 and March 31, 2026, subject to his continued employment through each payment date. In connection with the CVC Acquisition, we accelerated the payment of the third installment to December 2025.
Additionally, our board of directors retains the discretion to provide additional discretionary bonuses to reward individual performance and elected to provide Mr. Mobley with a supplemental payment of $35,000 in recognition of his individual performance contributions for 2025.
The foregoing one-time bonuses paid to our named executive officers in 2025 are included in the “Bonus” column of the 2025 Summary Compensation Table above.
Equity-Based Incentive Awards
Our equity-based incentive awards are designed to align our interests and those of our equityholders with those of our employees, including our executive officers. The board of directors or an authorized committee thereof is responsible for approving equity grants.
Prior to this offering and until the closing of the CVC Acquisition, we issued PM Incentive Units pursuant to the Amended and Restated Limited Liability Company Agreement of PM Holdings LLC (the “PM LLC Agreement”). On May 7, 2025, we granted to Mr. Chu 2,330,447 PM Incentive Units. The PM Incentive Units vested in installments, with 12.5% vesting on the first anniversary of grant, 25% vesting on each of the second, third and fourth anniversaries of grant and 12.5% vesting on a Change of Control (as defined in the PM LLC Agreement), subject to the named executive officer’s continuous service with us as of each such vesting date. The PM Incentive Units were subject to full acceleration upon a Change of Control, which occurred upon the closing of the CVC Acquisition. In addition, pursuant to the PM LLC Agreement, each holder of PM Incentive Units, including our named executive officers, was eligible to receive a cash amount equal to their proportionate share of any amounts that would have been distributable to any unallocated PM Incentive Units upon a Change of Control. Holders of the PM Incentive Units are subject to certain restrictive covenants, including perpetual confidentiality, assignment of intellectual property and non-disparagement covenants and two-year post-employment non-competition and non-solicitation of employees and customers covenants. As of December 5, 2025, none of our named executive officers held any PM Incentive Units.
In 2026, following the closing of the CVC Acquisition and prior to this offering, each of our named executive officers received awards of Class B Units of Miramar Management Aggregator, LLC (the “Miramar Incentive Units”). The Miramar Incentive Units vest subject to service- and performance-based vesting conditions. The Miramar Incentive Units which are subject to performance-based vesting conditions (i.e., approximately two-thirds of the Miramar Incentive Units) generally vest based on the achievement of certain cash on cash and implied return thresholds relative to CVC’s investment; the Miramar Incentive Units which are subject to solely service-based vesting conditions (i.e., approximately one-third of the Miramar Incentive Units) vest over five years and will accelerate upon a Change of Control (as defined in the applicable award agreement evidencing the Miramar Incentive Units). In addition, pursuant to the Amended and Restated Limited Liability Company Agreement of Miramar Management Aggregator, LLC (the “Miramar LLC Agreement”), each holder of the Miramar Incentive Units, including our named executive officers, is eligible to receive a cash amount equal to their proportionate share of any amounts that would be distributable to any unallocated Miramar Incentive Units upon a Change of Control (as defined in the Miramar LLC Agreement). In connection with this offering, the Miramar LLC Agreement is expected to be amended to remove this eligibility. Holders of the Miramar Incentive Units are subject to certain restrictive covenants, including perpetual confidentiality, assignment of intellectual property and non-disparagement covenants and two-year post-employment non-competition and non-solicitation of employees and customers covenants. As part of the Transactions, all of the Miramar Incentive Units were converted to Unvested LLC Interests. In connection with this offering, the Miramar Incentive Unit awards agreements with each of our named executive officers were amended to provide revised performance-vesting conditions and incremental service-based vesting conditions. Following this offering, we do not intend to make any more issuances of PM Incentive Units or Miramar Incentive Units.
In connection with this offering, we expect to adopt and grant equity awards under the terms of our 2026 Incentive Award Plan (the “2026 Incentive Plan”).
The terms of our equity plans are described in the subsection titled “—Equity Incentive Plans” below.
Other Elements of Compensation
Health and Welfare Benefits; Perquisites
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. When traveling to Los Angeles or New York City on business in fiscal year 2025, Mr. Chu was eligible to receive a daily stipend of $500 in respect of lodging. We generally do not provide other perquisites or personal benefits to our named executive officers, except in limited circumstances. Our board of directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.
The aggregate value of the housing stipend paid to Mr. Chu in respect of the fiscal year ending December 31, 2025, is set forth above in the Summary Compensation Table in the column entitled “All Other Compensation.”
401(k) Plan
Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Under the 401(k) plan, we provide matching contributions equal to 100% of up to the first 5% of eligible contributions. Our board of directors may elect to adopt qualified or nonqualified retirement plans in the future, if it determines that doing so is in our best interests.
The value of our matching contributions made in respect of our named executive officers is set forth above in the Summary Compensation Table in the column entitled “All Other Compensation.”
Employment, Severance or Change in Control Agreements
Summary of Employment Agreements and Offer Letters
As of December 31, 2025, we were party to an employment agreement with Mr. Chu and offer letters with Messrs. Tuller and Mobley, each as further described below.
John Chu
In 2023, Bamboo Ide8 Insurance Services entered into an employment agreement with Mr. Chu which provided that he would serve as Chief Executive Officer of Bamboo Ide8 Insurance Services through the fifth anniversary of the effective date. On December 5, 2025, Bamboo Ide8 Insurance Services entered into a new employment agreement with Mr. Chu (the “Chu Agreement”), which superseded his 2023 employment agreement. The Chu Agreement provides that Mr. Chu will serve as our Chief Executive Officer through December 31, 2028 and as Non-Executive Chairman from January 1, 2029 through December 31, 2030.
The Chu Agreement provides that Mr. Chu will be entitled to an annual base salary of $600,000 while serving as Chief Executive Officer and that this annual base salary is to be reduced as mutually agreed with Mr. Chu upon his transition to Non-Executive Chairman following the end of his service as Chief Executive Officer (however, this transition is expected to be modified as described below). The Chu Agreement also provides that Mr. Chu is eligible to receive an annual performance-based cash bonus with a target opportunity equal to 120% of his base salary, which is conditioned upon the attainment of one or more pre-established performance goals established by the board of directors of Bamboo Ide8 Insurance Services (or the compensation committee thereof) in good faith after consultation with Mr. Chu. Mr. Chu is also eligible to participate in the management incentive plans of (i) prior to this offering, PM Holdings LLC and (ii) following this offering, Bamboo Insurance Services. In connection with this offering, we intend to amend the Chu Agreement to provide for an increased annual base salary of $700,000 and additional expense reimbursements of up to $15,000 monthly to cover documented costs incurred by Mr. Chu in connection with business travel and reimbursement of up to $15,000 annually for costs associated with executive health screenings. In addition, on January 1, 2029, Mr. Chu will transition to an Executive Chairman role instead of a Non-Executive Chairman role (and, consistent with the existing Chu Agreement, compensation at that time will be mutually agreed with Mr. Chu) and Mr. Chu’s target bonus opportunity while serving as Chief Executive Officer, which was increased in 2025 to 125% after the date of the Chu Agreement and, in connection with this amendment, will be reduced back to 120%. All other material terms and conditions of Mr. Chu’s agreement as described herein will remain unchanged.
Under the Chu Agreement, upon the termination of Mr. Chu’s employment without Cause or for Good Reason, Mr. Chu will be entitled to receive (i) an amount equal to the sum of Mr. Chu’s annual base salary and target bonus at the rate in effect at the time of termination, payable in equal installments over 12 months, (ii) a lump-sum payment equal to a prorated portion of the actual annual bonus payable for the year of termination and (iii) payment of our portion of continuation coverage for up to 18 months following termination under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (or, if earlier, until the date Mr. Chu obtains employment that provides for group health benefits). The foregoing severance benefits are contingent upon Mr. Chu’s execution and non-revocation of a general release of claims and compliance with applicable restrictive covenants.
For purposes of the Chu Agreement:
“Cause” generally means Mr. Chu’s (A) (x) plea of guilty or nolo contendere to, or indictment for, any felony or (y) conviction of a crime involving moral turpitude (excluding, for the avoidance of doubt, traffic violations) that has had or could reasonably be expected to have a material adverse effect on the Company Group (as defined in the Chu Agreement), (B) commitment of an act of fraud, embezzlement, material misappropriation or material breach of fiduciary duty against any member of the Company Group, (C) failure for any reason (after 10 days written notice) to correct or cease any refusal or intentional or willful failure to comply with the lawful, reasonably appropriate requirement of any member of the Company Group, as communicated by our board of directors, (D) chronic absence from work, other than for medical reasons, or a breach of his duty to devote all of his business time, attention and efforts to the Company, unless approved by the board of directors in writing, (E) use of illegal drugs that has materially affected the performance of Mr. Chu’s duties, (F) gross negligence or willful misconduct that causes substantial injury to any member of the Company Group or (G) material breach of any applicable restrictive covenants (after taking into account any cure periods in connection therewith); provided, any action or inaction taken by Mr. Chu based upon Mr. Chu’s reasonable reliance on advice of counsel to us or the direction of our board of directors shall not form the basis for Cause; and
“Good Reason” generally means, in each case without Mr. Chu’s consent and if not cured within 60 days following written notice to us, (A) a material reduction in Mr. Chu’s base salary (other than an across-the-board reduction of up to 10% of the salary level of our senior executives and approved by our board of directors), (B) a reduction Mr. Chu’s titles, reporting requirements or his responsibilities, in each case, in a manner materially inconsistent with the positions he holds (other than any such reduction in connection with Mr. Chu’s transition to Non-Executive Chairman), (C) a relocation of Mr. Chu’s place of work to a location more than 40 miles from his present place of work or (D) our material breach of our obligations under the Chu Agreement or any other material agreement with Mr. Chu. Mr. Chu must provide written notice of his resignation for Good Reason to us within 30 days after Mr. Chu has actual knowledge of the occurrence of any such event and Mr. Chu must actually terminate employment within 30 days following the expiration of such cure period.

The Chu Agreement includes certain restrictive covenants, including perpetual confidentiality, assignment of intellectual property and non-disparagement covenants and two-year post-employment non-competition and non-solicitation of employees and customers covenants.
Tim Tuller
On May 21, 2024, Bamboo Ide8 Insurance Services entered into an offer letter with Mr. Tuller, pursuant to which Mr. Tuller serves as Chief Financial Officer of Bamboo Ide8 Insurance Services. The offer letter provides for his base salary and eligibility for an annual performance-based cash bonus, subject to approval by the board of directors, with a target opportunity equal to 100% of his annual base salary, which may be earned at up to 200% of target. In addition, as further described above under the subsection titled “—Narrative to Summary Compensation Table—One-Time Bonuses” Mr. Tuller was also eligible to receive a sign-on bonus of $300,000, payable in three equal installments. Each installment is subject to a clawback in the event Mr. Tuller separates from service within 12 months following the applicable installment payment.
Pursuant to the offer letter with Mr. Tuller, upon a termination of Mr. Tuller’s employment without “cause,” Mr. Tuller will be entitled to receive six months of base salary continuation. As a condition of his employment, Mr. Tuller is required to execute and comply with a Proprietary Information and Invention Assignment Agreement, which, among other things, prohibits the unauthorized use or disclosure of Bamboo Ide8 Insurance Services’ proprietary information.
Taylor Mobley
On September 18, 2020, Bamboo Ide8 Insurance Services entered into an offer letter with Mr. Mobley, pursuant to which Mr. Mobley served as Chief Financial Officer and, during 2025, serves as Chief Revenue Officer of Bamboo Ide8 Insurance Services. The offer letter provides for his base salary and eligibility for an annual performance-based cash bonus, subject to approval by the board of directors, with a target opportunity equal to 50% of his annual base salary, which has subsequently been increased to a target opportunity equal to 100% of his annual base salary. As a condition of his employment, Mr. Mobley is required to execute and comply with a Proprietary Information and Invention Assignment Agreement, which, among other things, prohibits the unauthorized use or disclosure of Bamboo Ide8 Insurance Services’ proprietary information.
Clawback Policy
In connection with this offering, we intend to adopt a compensation recovery policy that is compliant with the Listing Rules, as required by the Dodd-Frank Act, to be effective upon the closing of this offering.
IPO Awards
In connection with this offering, we intend to offer grants of restricted stock units pursuant to the 2026 Incentive Plan to our employees, other than any employees who hold a Miramar Incentive Unit. These restricted stock units are expected to vest in equal annual installments over three years following the effectiveness of this offering and will be subject to the terms and conditions of the 2026 Incentive Plan and the applicable award agreement.
Outstanding Equity Awards at 2025 Fiscal Year-End
As the CVC Acquisition closed on December 5, 2025 and no Miramar Incentive Units were issued prior to December 31, 2025, none of our named executive officers held any outstanding equity awards as of December 31, 2025. However, as further discussed above under subsection titled “—Narrative to Summary Compensation Table—Equity-Based Incentive Awards” and discussed below under subsection “—Equity Incentive Plans”, our named executive officers were granted Miramar Incentive Units in 2026 and we expect to issue each of our named executive officers awards under the 2026 Incentive Plan in connection with this offering.
Equity Incentive Plans
The following summarizes the material terms of the 2026 Incentive Plan, which will be the long-term equity incentive plan in which our directors and named executive officers will be eligible to participate following the closing of this offering, subject to the terms and conditions of such plans. These summaries are qualified in their entirety by reference to the actual text of the applicable plan, each of which is or will be filed as an exhibit to the registration statement of which this prospectus is a part.
2026 Incentive Award Plan
Prior to this offering, we intend to adopt and ask our stockholders to approve the 2026 Incentive Plan, which would become effective in connection with this offering. Under the 2026 Incentive Plan, we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2026 Incentive Plan, as it is currently contemplated, are summarized below. Our board of directors is still in the process of developing, approving and implementing the 2026 Incentive Plan and, accordingly, this summary is subject to change. This summary is not a complete description of all provisions of the 2026 Incentive Plan and is qualified in its entirety by reference to the 2026 Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Eligibility and Administration. Our employees, consultants and directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2026 Incentive Plan. Following this offering, the 2026 Incentive Plan will generally be administered by our board of directors with respect to awards to directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the 2026 Incentive Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2026 Incentive Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2026 Incentive Plan, including any vesting and vesting acceleration conditions.
Limitation on Awards and Shares Available. The number of shares initially available for issuance under awards granted pursuant to the 2026 Incentive Plan will be a number of shares equal to 10% of the fully diluted shares of common stock outstanding upon this offering. The number of shares initially available for issuance will be increased on January 1 of each calendar year beginning in 2027 and ending on and including January 1, 2036, by an amount equal to the lesser of (a) 5% of the shares of common stock outstanding (on an as-converted basis) on the final day of the immediately preceding fiscal year and (b) such smaller number of shares as determined by our board of directors. No more than 18,973,369 shares of common stock may be issued upon the exercise of incentive stock options under the 2026 Incentive Plan. Shares issued under the 2026 Incentive Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.
If an award under the 2026 Incentive Plan expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring shares covered by the award at a price not greater than the price paid by the participant for such shares or not issuing any shares covered by the award, any shares subject to such award will, as applicable, become or again be available for new grants under the 2026 Incentive Plan. Awards granted under the 2026 Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2026 Incentive Plan.
Awards. The 2026 Incentive Plan provides for the grant of stock options, including incentive stock options, or ISOs within the meaning of Section 422 of the Code, and nonqualified stock options ("NSOs"); restricted stock; dividend equivalents; restricted stock units (“RSUs”); performance stock units (“PSUs”); stock appreciation rights ("SARs"); and other stock or cash-based awards. Certain awards under the 2026 Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2026 Incentive Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.
•Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions. ISOs generally may be granted only to our employees and employees of our parent or subsidiary corporations, if any.
•SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.
•Restricted Stock, RSUs and PSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. PSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met, including the attainment of one or more performance goals. Delivery of the shares underlying RSUs and PSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock, RSUs and PSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.
•Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of our common stock, and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.
•Dividend Equivalents. RSUs, PSUs or other stock and cash-based awards may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Such dividend equivalents will be paid out only to the extent that any vesting conditions are subsequently satisfied, unless otherwise determined by the plan administrator. No dividend equivalents will be payable on stock options or SARs.
Performance Awards. Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization and noncash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to our performance or the performance of a subsidiary, division, business segment or business unit, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
Director Compensation. The 2026 Incentive Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the 2026 Incentive Plan’s limitations. In connection with this offering, we intend to adopt and ask our stockholders to approve the initial terms of our non-employee director compensation program, which is described in the subsection titled “Director Compensation” below. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it deems relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value (as determined in accordance with FASB ASC 718, or any successor thereto) of any equity awards granted as compensation for services as a non-employee director during any fiscal year may not exceed $750,000 (which limit will not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation) or, for any non-employee director in their first year of service with us, $1,000,000. The plan administrator may make exceptions to this limit for individual non-employee directors in such circumstances as the plan administrator may determine in its discretion.
Certain Transactions. In connection with certain transactions and events affecting our common stock, including a change in control (as defined below), or change in any applicable laws or accounting principles, the plan administrator has broad discretion to act under the 2026 Incentive Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards in exchange for either an amount in cash or other property with a value equal to the amount that would have been obtained upon exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available, replacing awards with other rights or property or terminating awards under the 2026 Incentive Plan. In addition, in the event of certain non-reciprocal transactions with our stockholders (an equity restructuring) the plan administrator will make equitable adjustments to the 2026 Incentive Plan and outstanding awards as it deems appropriate to reflect the equity restructuring.
For purposes of the 2026 Incentive Plan, a “change in control” means and includes each of the following:
•a transaction or series of transactions (other than an offering of our shares to the general public through a registration statement filed with the SEC or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of the third bullet below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than our company or our subsidiaries or any employee benefit plan maintained by us or any of our subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; or
•during any period of two consecutive years, individuals who, at the beginning of such period, constitute our board of directors together with any new directors (other than a director designated by a person who has entered into an agreement with us to effect a change in control transaction) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
•the consummation by us (whether directly or indirectly) of (i) a merger, consolidation, reorganization or business combination or (ii) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions or (iii) the acquisition of assets or stock of another entity, in each case other than a transaction:
•which results in our voting securities outstanding immediately before the transaction continuing to represent either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of our assets or otherwise succeeds to our business, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and
•after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group will be treated as beneficially owning 50% or more of the combined voting power of the successor entity solely as a result of the voting power held in our company prior to the consummation of the transaction.
Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments. With respect to foreign participants, the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any clawback policy implemented by us and to the extent set forth in such clawback policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2026 Incentive Plan are generally nontransferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2026 Incentive Plan and exercise price obligations arising in connection with the exercise of stock options under the 2026 Incentive Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of our common stock that meet specified conditions (a market sell order) or such other consideration as it deems suitable or any combination of the foregoing.
Plan Amendment and Termination. Our board of directors may amend, suspend or terminate the 2026 Incentive Plan at any time. Stockholder approval of any amendment will be obtained to the extent required by applicable law. The plan administrator will have the authority, without the approval of our stockholders, to amend any outstanding stock option or SAR to reduce its exercise price per share or cancel outstanding stock options or SARs in exchange for cash, other award or stock option or SARs with an exercise price per share that is less than the exercise price per share of the original stock option or SARs. No incentive stock option may be granted pursuant to the 2026 Incentive Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors adopts the 2026 Incentive Plan or (ii) the date on which our stockholders approve the 2026 Incentive Plan.
Existing Incentive Programs
As further discussed above under subsection titled “—Narrative to Summary Compensation Table—Equity-Based Incentive Awards” and “Outstanding Equity Awards at 2025 Fiscal Year End”, as of December 31, 2025, none of our named executive officers held any outstanding equity awards. However, in March 2026, prior to this offering, we issued Miramar Incentive Units to our named executive officers, as further described above under

“Narrative to Summary Compensation Table—Elements of our Executive Compensation Program—Equity-Based Incentive Awards”.
Director Compensation
The following table provides the compensation provided to our non-employee directors for the fiscal year ended December 31, 2025.

Name and Principal Position	Year	Fees Earned or Paid in Cash ($)	Total
William Bloom	2025	50,000	50,000
Historically, we have provided William Bloom with $12,500 per quarter in arrears in respect of his service as a non-employee director.
In connection with this offering, we intend to adopt and ask our stockholders to approve the terms of our non-employee director compensation program. The material terms of the non-employee director compensation program, as it is currently contemplated, are summarized below.
The non-employee director compensation program will provide for annual retainer fees and equity awards for our non-employee directors. For the avoidance of doubt, Mr. Chu will not be eligible to receive compensation pursuant to the non-employee director compensation program while providing services as both an employee and a director. We expect each non-employee director will receive an annual retainer of $90,000 and the chairman of the Board will receive an additional annual retainer of $50,000. The non-employee directors serving as the chairs of the audit, compensation and nominating and corporate governance committees will receive additional annual retainers of $20,000, $16,000 and $10,000, respectively. Non-employee directors commencing service following this offering will also receive initial grants of $300,000 in RSUs, vesting over three years in equal annual installments following the grant date (and prorated for service commencing mid-year after the annual meeting for such calendar year). Each year on the date of each annual meeting beginning with the first annual meeting after the first anniversary of the effectiveness of this offering, each non-employee director will receive an annual grant of $150,000 in RSUs, vesting on the first anniversary of the grant date. Awards to our non-employee directors will also vest in the event of a change in control.
Compensation under our non-employee director compensation program will be subject to the annual limit on non-employee director compensation set forth in the 2026 Incentive Plan (which limit will not apply to any non-employee director that serves in any additional capacity with us for which he or she receives compensation). As provided in the 2026 Incentive Plan, our board of directors or its authorized committee may make exceptions to this limit for individual non-employee directors as the board of directors or its authorized committee may determine in its discretion.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2023 and each currently proposed transaction, in which:
•we have been or are to be a participant;
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.
Relationship with White Mountains
White Mountains acquired a majority equity interest in Bamboo Ide8 Insurance Services in January 2024. On December 5, 2025, White Mountains completed the indirect sale of a controlling financial interest in Bamboo Ide8 Insurance Services to the CVC Funds. Following the CVC Acquisition, White Mountains retained an indirect minority position through its equity ownership in Miramar Holdco, which is indirectly majority owned by the CVC Funds. Immediately following this offering, White Mountains, through Miramar Blocker Holdco, will hold approximately 15% of the outstanding Class A common stock (or 14% if the underwriters exercise in full their option to purchase additional shares). In addition, Christopher Delehanty, one of our directors, is the Head of Corporate Development and M&A at White Mountains.
Information Rights Agreement
On September 29, 2025, we entered into an information rights agreement with White Mountains requiring us to provide certain information needed to comply with reporting requirements in connection with White Mountains’ participation in one or more collateralized vehicles supporting our insurance programs. Pursuant to this agreement, we are required to use our reasonable best efforts to timely provide (and cause our affiliates and business partners to timely provide) to White Mountains and its service providers information and documentation reasonably requested by White Mountains or the applicable service providers and to promptly answer any questions that White Mountains or any of their service providers may have in connection with such information.
Participation in Our Insurance Programs
White Mountains participates through a reinsurance vehicle and other affiliates (together, the “WM Reinsurers”) in quota share reinsurance programs underwritten by two of our Program Partners for personal lines, homeowners and dwelling business produced by Bamboo Ide8 Insurance Services. The reinsurance obligations of each cell of the WM Reinsurers are fully collateralized through trust accounts, and all liabilities are legally segregated under applicable Bermuda and District of Columbia law, ensuring no cross-liability to other segregated accounts or general accounts of the respective entities. During the years ended December 31, 2025 and 2024, the WM Reinsurers earned approximately $22.2 million and $32.7 million in premiums under these agreements, respectively.
Selldown Rights
In connection with the Existing LLC Agreement (as defined below), we entered into a side letter agreement with John Chu, our founder and chief executive officer. Pursuant to the side letter, during the period commencing on the fifth anniversary of the agreement’s effective date and ending on the seventh anniversary thereof, Mr. Chu has the right to require Miramar Holdco to repurchase up to seventy percent of his Common Units (held directly or indirectly), subject to certain performance requirements, at a purchase price equal to 90% of the fair market value of such units as determined by the board of managers of Miramar Holdco. This selldown right is subject to certain conditions and will terminate automatically upon closing of the initial public offering.
Stockholders Agreement
In connection with this offering, we intend to enter into the Stockholders Agreement with the Blocker Shareholders, pursuant to which the CVC Funds, through their control of the Blocker Shareholders, will have the right to designate for nomination the following number of our directors: (i) five (5) directors for as long as the Blocker Shareholders and their permitted transferees (the “CVC Related Parties”) directly or indirectly, beneficially own, in the aggregate, 50% or more of the shares of Class A common stock held by the CVC Related Parties as of the closing of this offering, (ii) three (3) directors for as long as the CVC Related Parties directly or indirectly, beneficially own, in the aggregate 25% or more of shares of our Class A common stock held by the CVC Related Parties as of the closing of this offering, and (iii) two (2) directors for as long as the CVC Related Parties directly or indirectly, beneficially own, in the aggregate 10% or more of shares of our Class A common stock held by the CVC Related Parties as of the closing of this offering. Upon any increase of the size of the board of directors, the CVC Related Parties will have the right to designate a proportional number of persons for nomination and election to the board of directors.
For so long as the CVC Related Parties have the right to designate at least one director for nomination, the CVC Related Parties will also have the right to cause the board to include at least one of the directors designated by the CVC Related Parties on each committee to the board of directors and to designate up to five (5) board observers, subject to applicable laws and the Listing Rules.
Additionally, pursuant to the Stockholders Agreement, we will take all commercially reasonable actions to cause (1) the board of directors to be comprised of at least four (4) directors or such other number of directors as our board of directors may determine, (2) the individuals designated in accordance with the terms of the Stockholders Agreement to be included in the slate of nominees to be elected to the board of directors at the next annual or special meeting of our stockholders at which directors are to be elected and at each annual meeting of our stockholders thereafter at which a director’s term expires, and (3) the individuals designated in accordance with the terms of the Stockholders Agreement to fill the applicable vacancies on the board of directors. The Stockholders Agreement allows for the board of directors to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the board of directors’ fiduciary duties to our stockholders or does not otherwise comply with any requirements of our amended and restated certificate of incorporation or our amended and restated bylaws or the charter for, or related guidelines of, the board of directors’ nominating and corporate governance committee. See “Management—Board Composition.”
In addition, the Stockholders Agreement provides that for as long as the CVC Related Parties beneficially own, directly or indirectly, in the aggregate, forty percent (40%) or more of all issued and outstanding shares of our Class A common stock, we will not take, and will cause our subsidiaries not to take, certain actions without the prior written approval of CVC, including:
•incurring indebtedness (including any debt recapitalizations, refinancings, or revolver drawings and including any debt obligations outstanding as of the date of this prospectus) in excess of $25 million;
•declaring or paying any dividends or other distributions by us or any of our subsidiaries;
•effecting any acquisition or disposition of our assets where the aggregate consideration for such assets is greater than $50 million in any single transaction or series of related transactions, other than transactions solely between or among the Corporation and/or one or more of the Corporation’s direct or indirect wholly owned subsidiaries;
•the commencement, settlement or compromise of any of our or our subsidiaries’ litigation, claim, arbitration or other adversarial proceeding, governmental investigation, or proceeding, in each case, involving an amount in dispute in excess of $10 million;

•creating any new class or series of capital stock or equity securities of us, Miramar Holdco or any of our subsidiaries;
•issuing additional shares of Class A common stock, Class B common stock, other than actions taken under any of our equity compensation plans, pursuant to the exercise or conversion of options, warrants or other securities outstanding as of the date of this prospectus, or in connection with any redemption of Common Units under the LLC Agreement;
•any change in the size of our board of directors or any of its committees, or the adoption, approval or issuance of any “poison pill” or stockholder rights plan, or any amendment, modification or waiver of such a plan;
•hiring, terminating, modifying or entering into any agreement with our Chief Executive Officer, hiring or terminating our Chief Financial Officer, General Counsel or other executive officer;
•entering into, modifying, amending or terminating any material contract of ours or of Miramar Holdco, other than modifications and terminations in the ordinary course of business;
•entering into any new joint venture with a non-affiliated third party;
•voluntarily deregistering of the our securities under the Exchange Act or delisting of our securities from any national securities exchange;
•the adoption or material amendment of our and our subsidiaries’ annual budget or business plan; and
•any material amendment, modification or termination of, or material deviation from, any of our equity incentive plan, stock option plan or other equity-based compensation plan.
In addition, the Stockholders Agreement provides that for as long as the CVC Related Parties beneficially own, directly or indirectly, in the aggregate, 25% or more of all issued and outstanding shares of our Class A common stock, we will not take, and will cause our subsidiaries not to take, certain actions without the prior written approval of CVC, including:
•effecting any change of control transaction (including a merger, consolidation, tender offer or sale of equity interests) that would result in a third party acquiring more than 50% of our voting power, gaining the ability to elect a majority of our board or to replace us as the sole manager of Miramar Holdco; or any other change in our role as sole manager of Miramar Holdco;
•any sale, lease or exchange of all or substantially all of our property and assets, taken as a whole;
•undertaking any reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up of us, Miramar Holdco or any of their respective subsidiaries or the voluntary deregistration of our securities or delisting of our securities from any national securities exchange;
•hiring, terminating, modifying or entering into any agreement with our Chief Executive Officer;
•incurring indebtedness (including any debt recapitalizations, refinancings, or revolver drawings and including any debt obligations outstanding as of the date of this prospectus) in excess of $75 million;
•declaring or paying any non pro rata dividends or other distributions by us or our subsidiaries;
•our resignation, replacement or removal of us as the sole manager of Miramar Holdco or our appointment of any additional person as a manager of Miramar Holdco
•any buyback, repurchase, redemption or other acquisition of securities of us, the Blocker Companies, Miramar Holdco or any of our respective subsidiaries, other than actions taken under any of our equity compensation plans, or in connection with any redemption of Common Units under the LLC Agreement;

•effecting any acquisition or disposition of our assets where the aggregate consideration for such assets is greater than $100 million in any single transaction or series of related transactions, other than transactions solely between or among the Corporation and/or one or more of the Corporation’s direct or indirect wholly owned subsidiaries;
•creating of a new class or series of capital stock or equity securities of us, which will rank pari passu with, or senior in priority, to the Class A common stock and Class B common stock, and the creation of a new class or series of capital stock or equity securities of our subsidiaries, including Miramar Holdco;
•entering into any new joint venture with a non-affiliated third party where the aggregate committed capital contributions, investments, or other financial commitments by us would exceed $100 million;
•increasing or decreasing the size of the Board to be less than four (4) members or greater than seven (7) members;
•issuing additional shares of Class B common stock or any other equity securities of us, other than actions taken under any of our equity compensation plans, pursuant to the exercise or conversion of options, warrants or other securities outstanding as of the date of this prospectus, or in connection with any redemption of Common Units under the LLC Agreement
•any amendment or modification of the organizational documents of us, Miramar Holdco or any of our subsidiaries (other than the LLC Agreement, which may be amended solely in accordance with its terms);
•entering into, modifying, amending or terminating any contract, arrangement or transaction between us or any of our subsidiaries on the one hand, and any director, officer or beneficial owner of more than 5% of any class of our equity securities of the Corporation on the other hand (other than employment and compensation arrangements approved by the compensation committee in the ordinary course);
•materially amending our annual budget or business plan of the or any material expenditures in excess of the annual budget, if the amended budget deviates (up or down) by more than 10% from the prior fiscal year’s total budget, or such expenditures in any fiscal year would exceed the amounts set forth in the applicable approved annual budget for such fiscal year by more than 10% in the aggregate, or by more than 10% with respect to any individual line item category set forth therein;
•entering into any agreement that would impose any non-compete, non-solicitation or similar restrictive covenant on, or otherwise restrict the business activities of, the Blocker Shareholders and their permitted transferees (excluding any portfolio company of the CVC Funds, and excluding restrictions applying solely to us, Miramar Holdco or our subsidiaries);
•materially amending or modifying, or materially deviating from, any equity incentive plan, solely in the event that such amendment or modification of, or deviation would increase the total number of shares of equity interests authorized, reserved or available for issuance under such equity incentive plan; or
•entering into new material lines of business.
For as long as the CVC Related Parties beneficially own, directly or indirectly, in the aggregate 25% or more of all issued and outstanding shares of Class A Common Stock (including for these purposes the Underlying Class A Shares), the CVC Related Parties shall have the right to call a special meeting of stockholders of the Corporation for any purpose.
Furthermore, the Stockholders Agreement provides that for as long as Miramar Blocker Holdco or any permitted transferee of Miramar Blocker Holdco, beneficially owns, directly or indirectly, in the aggregate either (i) 7.5% or more of all issued and outstanding shares of Class A common stock, or (ii) at least 50% of the shares of Class A common stock held by Miramar Blocker Holdco at the time of closing of this offering, we will not take, and will cause our subsidiaries not to take, certain actions without the prior written approval of the Blocker Shareholders (or their respective permitted transferees), including:
•entering into, materially modify, waive or fail to enforce the terms of any transaction, contract or agreement between us, the Blocker Shareholders, Miramar Holdco or any of their respective subsidiaries, on the one hand, and any CVC Related Party, on the other hand (other than any transaction expressly contemplated by any agreement entered into on or prior to the date hereof);
•entering into or effect any non-pro rata (A) repurchase, redemption or other acquisition of shares of Class A common stock, LLC Interests or other securities of us or Miramar Holdco from any other securityholders of us or Miramar Holdco, (B) dividend or other distribution of payments on the shares of our Class A common stock or other securities, or (C) stock split, stock dividend or distribution of rights, warrants or other securities; other than in the ordinary course of business or as expressly contemplated by any agreement entered into on or prior to the date of this prospectus;
•making material change in the nature of our business or operations;
•with respect to us or any direct or indirect subsidiary of Miramar Holdco, making any tax election, change any tax accounting method or settle any litigation, audit claim or other proceeding related to taxes, that would materially and adversely affect the Blocker Shareholders in a disproportionate manner as compared with other stockholders; or
•subject to certain exceptions of the Stockholders Agreement, amending, modifying or waiving any provision of the Stockholders Agreement, our amended and restated certificate of incorporation or amended and restated bylaws, or the organizational documents of our subsidiaries in any manner that would materially and adversely affect the Blocker Shareholders in a disproportionate manner as compared with other stockholders or adversely affects the rights, obligations or entitlements of any Blocker Shareholder or any CVC Related Party under the Stockholders Agreement.
For as long as the CVC Related Parties beneficially own, directly or indirectly, in the aggregate 5% or more of all issued and outstanding Class A common stock, we have agreed not to enter into or conduct business or operations or hold or acquire assets in our own name or otherwise other than through Miramar Holdco and its subsidiaries, without the prior written approval of the Blocker Shareholders.
The Stockholders Agreement will terminate upon the earlier to occur of (a) the CVC Related Parties ceasing to own any shares of Class A common stock, (b) the CVC Related Parties ceasing to have any director designation rights under the Stockholders Agreement, and (c) the unanimous written consent of the parties hereto.
The Transactions
In connection with the Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Transactions. These transactions are described in “Our Organizational Structure.”
Tax Receivable Agreement
As described in “Our Organizational Structure,” we intend to acquire the Blocker Companies pursuant to the Blocker Mergers. We further expect to acquire certain favorable tax attributes indirectly through our acquisition of the Blocker Companies, in connection with the Transactions. In addition, we may obtain an increase in our share of the tax basis of the assets of Miramar Holdco in the future, when (as described below under “—Miramar Holdco LLC Agreement—Agreement in Effect Upon Consummation of the Transactions—LLC Interest Redemption Right”) a Continuing Equity Owner receives Class A common stock or cash, as applicable, from us in connection with an exercise of such Continuing Equity Owner’s right to have its LLC Interests redeemed by Miramar Holdco or, at our election, directly exchanged with us or with a Blocker Company. Any such tax attributes or increase in tax basis may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities or may decrease gains (or increase losses) on future dispositions of certain assets, to the extent tax basis is allocated to those assets.
In connection with the Transactions, we will enter into a Tax Receivable Agreement with Miramar Holdco, the Continuing Equity Owners and the Blocker Shareholders that will provide for the payment by us to the Continuing Equity Owners and the Blocker Shareholders of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the Blocker Companies’ tax attributes and increases in our share of tax basis described above, as well as certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Miramar Holdco intends to have in effect an election under Section 754 of the Code effective for each taxable year in which a relevant redemption or exchange of LLC Interests for Class A common stock or cash occurs. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners or the Blocker Shareholders maintaining a continued ownership interest in Miramar Holdco or in us. If a Continuing Equity Owner transfers LLC Interests but does not assign to the transferee of such units its rights under the Tax Receivable Agreement or if a Continuing Equity Owner or Blocker Shareholder transfers shares of Class A common stock but does not assign to the transferee of such shares its rights under the Tax Receivable Agreement, such Continuing Equity Owner or Blocker Shareholder generally will continue to be entitled to receive payments under the Tax Receivable Agreement, including in the case of such a Continuing Equity Owner any such payments arising in respect of an applicable subsequent redemption or exchange of such LLC Interests. In general, the Continuing Equity Owners’ and Blocker Shareholders’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, without our prior written consent and such person’s becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable Continuing Equity Owner’s or Blocker Shareholder’s interest therein.
The actual tax benefits subject to the Tax Receivable Agreement, as well as any amounts paid to the Continuing Equity Owners and the Blocker Shareholders under the Tax Receivable Agreement, will vary depending on a number of factors, including:
•the timing of any future redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Miramar Holdco at the time of each redemption or exchange;
•the price of shares of our Class A common stock at the time of any applicable redemptions or exchanges—the corresponding increases in tax basis, as well as any related increase in any tax deductions, are directly related to the price of shares of our Class A common stock at the time of such redemptions or exchanges;
•the extent to which such redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available;
•the amount of the relevant tax attributes of the Blocker Companies, and whether and to what extent the use of any such tax attributes is limited under applicable law; and
•the amount and timing of our taxable income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits as and when those benefits are realized or treated as realized under the terms of the Tax Receivable Agreement. If we do not have sufficient taxable income to realize any of the applicable tax benefits, we generally will not be required (absent a change of control and an acceleration election or other circumstances requiring an early termination payment and treating any outstanding LLC Interests held by Continuing Equity Owners as having been exchanged for Class A common stock for purposes of determining such early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized for that taxable year. However, any tax benefits that do not result in realized tax benefits in a given taxable year may be available to be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement. For purposes of the Tax Receivable Agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Blocker Company tax attributes or increases in tax basis that are subject to the Tax Receivable Agreement, had the Tax

Receivable Agreement not been entered into and had there been no tax benefits to us as a result of any payments made under the Tax Receivable Agreement; provided that, for purposes of determining cash savings, we may make reasonable simplifying estimates and assumptions, including an assumed apportionment or assumed tax rate with respect to state and local income taxes. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be terminated by us pursuant to an early termination procedure that requires us to pay the Continuing Equity Owners and the Blocker Shareholders an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions) or may otherwise be subject to acceleration.
The payment obligations under the Tax Receivable Agreement are obligations of Bamboo Insurance Services and not of Miramar Holdco. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make to the Continuing Equity Owners and the Blocker Shareholders under the Tax Receivable Agreement could be substantial. Any payments made by us to the Continuing Equity Owners and the Blocker Shareholders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to Miramar Holdco and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us; provided, however, that certain nonpayment circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement, at the election of the parties to the Tax Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash or available borrowings under our Credit Facilities or any future debt agreements. See “Unaudited Pro Forma Condensed Financial Information.” Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a redeeming Continuing Equity Owner or by a Blocker Shareholder under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.
The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur and the parties to the Tax Receivable Agreement elect acceleration, if we materially breach any of our material obligations under the Tax Receivable Agreement or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. In those circumstances, Continuing Equity Owners would be deemed to exchange any remaining outstanding LLC Interests for Class A common stock and would generally be entitled to payments under the Tax Receivable Agreement resulting from such deemed exchanges.
We may elect to completely terminate the Tax Receivable Agreement early only with the written approval of each of a majority of our “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the Listing Rules).
As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We also could be required to make cash payments to the Continuing Equity Owners and the Blocker Shareholders that are greater than the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. Our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will generally be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners or the Blocker Shareholders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to a Continuing Equity Owner or a Blocker Shareholder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement to such Continuing Equity Owner or such Blocker Shareholder, as applicable. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, we will not be entitled to reduce or delay payments under the Tax Receivable Agreement during the pendency of an audit or other challenge until there is a final determination thereof, and such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings. We will have full responsibility for, and sole discretion over, all our tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation rights held by certain representatives of the Continuing Equity Owners and the Blocker Shareholders.
Under the Tax Receivable Agreement, we are required to provide representatives of certain Continuing Equity Owners and the Blocker Shareholders with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year with respect to which a payment obligation arises within 120 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made to the applicable Continuing Equity Owners and the applicable Blocker Shareholders within five business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of SOFR plus 100 basis points (or if SOFR ceases to be published, a replacement rate with similar characteristics), or the agreed rate, from the date on which the calculation of the relevant payments becomes final. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate equal to the agreed rate plus 500 basis points, until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.
Miramar Holdco LLC Agreement
Agreement in Effect Before Consummation of the Transactions
Miramar Holdco, the Continuing Equity Owners and the Blocker Shareholders are parties to the Second Amended and Restated Limited Liability Company Agreement of Miramar Holdco, dated as of June 8, 2026 (the “Existing LLC Agreement”), which governs the business operations of Miramar Holdco and defines the relative rights and privileges associated with the existing units of Miramar Holdco. Under the Existing LLC Agreement, subject to certain exceptions contained therein, the board of managers of Miramar Holdco has the full, exclusive and complete discretion to manage and control the business and affairs of Miramar Holdco, to make all decisions affecting the business and affairs of Miramar Holdco, to take all such actions as it deems necessary or appropriate to accomplish the purpose of Miramar Holdco, and the day-to-day business operations of Miramar Holdco are overseen and implemented by officers of Miramar Holdco. Under the Existing LLC Agreement, CVC has the right to appoint four members and, subject to certain ownership requirements, White Mountains has the right to designate one member to the board of managers until immediately prior to an initial public offering or earlier if it were to sell down its ownership below an agreed threshold. In addition, John Chu has the right to serve as a member of the board of managers as long as he serves as the chief executive officer of Miramar Holdco or the chairperson of the board of managers of Miramar Holdco. Each Continuing Equity Owner’s rights under the Existing LLC Agreement continue until the effective time of the new Miramar Holdco operating agreement to be adopted in connection with the Transactions, as described below, at which time the Continuing Equity Owners will continue as members of Miramar Holdco that hold LLC Interests with the respective rights thereunder.

Agreement in Effect Upon Consummation of the Transactions
In connection with the consummation of the Transactions, we, Miramar Holdco, the Blocker Companies and the Continuing Equity Owners will enter into a Third Amended and Restated Limited Liability Company Agreement of Miramar Holdco, which we refer to as the “Miramar Holdco LLC Agreement,” including a related policy regarding certain equity issuances.
•Appointment as Managing Member. Under the Miramar Holdco LLC Agreement, we will become the sole manager of Miramar Holdco. As the sole manager, we will be able to control all of the day-to-day business affairs and decision-making of Miramar Holdco without the approval of any other member and Miramar Holdco will no longer have a board of managers comprised of individuals. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Miramar Holdco and daily management of Miramar Holdco’s business. Pursuant to the terms of the Miramar Holdco LLC Agreement, we cannot be removed or replaced as the sole manager of Miramar Holdco except by our resignation, which may be given at any time by written notice to the members of Miramar Holdco.
•Compensation, Fees and Expenses. We will not be entitled to compensation for our services as the manager of Miramar Holdco. We will be entitled to reimbursement by Miramar Holdco for reasonable fees and expenses incurred on behalf of Miramar Holdco, including all expenses associated with the Transactions, any subsequent offering of our Class A common stock, being a public company and maintaining our corporate existence.
•Distributions. The Miramar Holdco LLC Agreement will require “tax distributions” (as that term is used in the Miramar Holdco LLC Agreement) to be made by Miramar Holdco to holders of LLC Interests out of “distributable cash” (as that term is defined in the Miramar Holdco LLC Agreement), subject to various limitations and restrictions. Such tax distributions will be estimated by Miramar Holdco on a quarterly basis and, to the extent feasible, will be distributed to each holder of LLC Interests on a quarterly basis. Such tax distributions will be based on each holder’s allocable share of the taxable income of Miramar Holdco and an assumed tax rate that will be determined by us, as described below. For this purpose, each holder’s allocable share of Miramar Holdco’s taxable income will be net of such holder’s allocable share of taxable losses of Miramar Holdco. However, our and the Blocker Companies’ share of tax distributions shall in no event be less than an amount that will enable us to meet both our tax obligations and our obligations pursuant to the Tax Receivable Agreement (as described above under “—Tax Receivable Agreement”), and tax distributions generally will be adjusted to be made pro rata in accordance with the Member’s relative LLC Interests. We may, in our sole discretion, also elect to increase the amount of tax distributions if a holder’s allocation of taxable income exceeds our or our subsidiaries’ allocation of taxable income, on a per-LLC Interest basis. The assumed tax rate for purposes of determining tax distributions from Miramar Holdco to holders of LLC Interests will be the highest effective marginal combined U.S. federal, state and local tax rate that we estimate will apply to any direct or indirect holder of Miramar Holdco’s LLC Interests, regardless of the actual final tax liability of any holder. Any tax distributions made by Miramar Holdco to a holder of LLC Interests will be treated as advances of other future distributions that Miramar Holdco would otherwise make in respect of such LLC Interests. The Miramar Holdco LLC Agreement will also allow for cash distributions to be made by Miramar Holdco (subject to our sole discretion as the sole manager of Miramar Holdco) to holders of LLC Interests on a pro rata basis out of “distributable cash,” as that term is defined in the Miramar Holdco LLC Agreement. We expect Miramar Holdco may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render Miramar Holdco insolvent or are otherwise prohibited by law, our Credit Facilities or any of our future debt agreements.
•Transfer Restrictions. The Miramar Holdco LLC Agreement generally does not permit transfers of LLC Interests by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and other limited exceptions. The Miramar Holdco LLC Agreement may impose additional restrictions on transfers (including redemptions described below with respect to LLC Interests) that are necessary or advisable so that Miramar Holdco is not treated as a “publicly traded partnership” for

U.S. federal or other applicable income tax purposes. In the event of a permitted transfer under the Miramar Holdco LLC Agreement by a Continuing Equity Owner or a permitted transferee thereof, such member will be required to simultaneously transfer shares of Class B common stock to the applicable transferee equal to the number of LLC Interests that were transferred to such transferee in such permitted transfer.
The Miramar Holdco LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock, each of which we refer to as a “Bamboo Insurance Services Offer,” is approved by our board of directors or otherwise effected or to be effected with the consent or approval of our board of directors, each holder of LLC Interests will be permitted to participate in such Bamboo Insurance Services Offer by delivering a redemption notice, which will be effective immediately prior to, and contingent upon, the consummation of such Bamboo Insurance Services Offer. If a Bamboo Insurance Services Offer is proposed by us, then we are required to use our reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of such LLC Interests to participate in such Bamboo Insurance Services Offer to the same extent as or on an economically equivalent basis with the holders of shares of Class A common stock, provided that in no event will any holder of LLC Interests be entitled to receive aggregate consideration for each common unit that is less than or greater than the consideration payable in respect of each share of Class A common stock pursuant to the Bamboo Insurance Services Offer.
Except for certain exceptions, any transferee of LLC Interests must assume, by operation of law or executing a joinder to the Miramar Holdco LLC Agreement, all of the obligations of a transferring member with respect to the transferred units, and such transferee will be bound by any limitations and obligations under the Miramar Holdco LLC Agreement even if the transferee is not admitted as a member of Miramar Holdco. A member will remain as a member with all rights and obligations until the transferee is accepted as substitute member in accordance with Miramar Holdco LLC Agreement.
•Recapitalization. The Miramar Holdco LLC Agreement will recapitalize the units currently held by the existing members of Miramar Holdco into a new single class of LLC Interests. The Miramar Holdco LLC Agreement will also reflect a split of LLC Interests such that, immediately after closing of the initial offering, one LLC Interest would hypothetically be redeemable for consideration with a value equal to the net proceeds received in the initial offering from the sale of one share of our Class A common stock, after the deduction of the underwriting discounts and estimated offering expenses payable by us. Each common unit generally will entitle the holder to a pro-rata share of the net profits and net losses and distributions of Miramar Holdco, except that the Miramar Holdco LLC Agreement will provide for customary special allocations for tax purposes as contemplated by applicable U.S. Treasury regulations.
•Maintenance of One-to-One Ratio Between Shares of Class A Common Stock and LLC Interests owned by us directly or indirectly and One-to-One Ratio Between Shares of Class B Common Stock and LLC Interests Owned by the Continuing Equity Owners. Except as otherwise determined by us, the Miramar Holdco LLC Agreement requires Miramar Holdco to take all actions with respect to its LLC Interests, including issuances, reclassifications, distributions, divisions or recapitalizations, such that (1) we at all times maintain a ratio of one common unit owned by us, directly or indirectly, for each share of Class A common stock issued and outstanding, and (2) Miramar Holdco at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock issued and outstanding and the number of LLC Interests owned by us directly or indirectly and (b) a one-to-one ratio between the number of shares of Class B common stock issued and outstanding and the number of LLC Interests owned by the Continuing Equity Owners and their permitted transferees, collectively. This ratio requirement disregards (1) shares of our Class A common stock under unvested options issued by us, (2) Unvested LLC Interests, (3) treasury stock and (4) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of Miramar Holdco. In addition, the Class A common stock ratio requirement disregards all LLC Interests at any time held by any other person, including the Continuing Equity Owners and the holders of options over LLC

Interests. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the Miramar Holdco LLC Agreement, we as manager of Miramar Holdco have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding LLC Interests we directly or indirectly own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the Miramar Holdco LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, we directly or indirectly hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in Miramar Holdco which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. Miramar Holdco is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the LLC Interests that is not accompanied by an identical subdivision or combination of (1) our Class A common stock to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us directly or indirectly and the number of outstanding shares of our Class A common stock and (2) our Class B common stock to maintain at all times a one-to-one ratio between the number of LLC Interests owned by the Continuing Equity Owners and their permitted transferees, collectively, and the number of outstanding shares of our Class B common stock, as applicable, in each case, subject to exceptions.
•Issuance of LLC Interests upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options issued by us (as opposed to options issued by Miramar Holdco), or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from Miramar Holdco a number of LLC Interests equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of Miramar Holdco or its subsidiaries, we will make, or be deemed to make, a capital contribution in Miramar Holdco equal to the aggregate value of such shares of Class A common stock and Miramar Holdco will issue to us a number of LLC Interests equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of Miramar Holdco or its subsidiaries, unless we determine otherwise, we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to Miramar Holdco (or the applicable subsidiary of Miramar Holdco) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of Miramar Holdco or its subsidiaries, unless we determine otherwise, on each applicable vesting date we will be deemed to have sold to Miramar Holdco (or such subsidiary) the number of vested shares at a price equal to the market price per share, Miramar Holdco (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in Miramar Holdco equal to the purchase price for such shares in exchange for an equal number of LLC Interests.
•Dissolution. The Miramar Holdco LLC Agreement will provide that our consent as the sole manager of Miramar Holdco and members holding a majority of the LLC Interests then outstanding (excluding LLC Interests held directly or indirectly by us) will be required to voluntarily dissolve Miramar Holdco. In addition to a voluntary dissolution, Miramar Holdco will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up Miramar Holdco; (2) second, to pay debts and liabilities owed to creditors of Miramar Holdco, other than members; (3) third, to pay debts and liabilities owed to the members (other than payments or distributions owed to the members in their capacity as such pursuant to the Miramar Holdco LLC Agreement); and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in Miramar Holdco (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests, but excluding any Unvested LLC Interests, and taking into account any tax distributions previously made that were treated as advances).
•Confidentiality. Each member agrees to maintain the confidentiality of Miramar Holdco’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation of the Miramar Holdco LLC Agreement or approved for release by written authorization of the Chief Executive Officer or the General Counsel of either Bamboo Insurance Services or Miramar Holdco.
•Indemnification. The Miramar Holdco LLC Agreement will provide for indemnification of the manager, members and officers of Miramar Holdco and their respective subsidiaries or affiliates.
•LLC Interest Redemption Right. The Miramar Holdco LLC Agreement will provide a redemption right to the Continuing Equity Owners which will entitle them to have their LLC Interests redeemed (subject in certain circumstances to service- and performance-based vesting requirements) for, at our election (as determined solely by a majority of our independent directors (within the meaning of the Listing Rules) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis, or to the extent there is cash available from a private or public offering of shares of Class A common stock by us following this offering, a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest so redeemed, in each case in accordance with the terms of the Miramar Holdco LLC Agreement; provided that, at our election (as determined solely by a majority of our independent directors (within the meaning of the Listing Rules) who are disinterested), we may effect a direct exchange by us or a Blocker Company of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may exercise such redemption right, subject to certain exceptions, for as long as their LLC Interests remain outstanding. In connection with the exercise of the redemption or exchange of LLC Interests, (1) the Continuing Equity Owners will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, and such surrendered shares of our Class B common stock will be transferred to us and will be canceled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged and (2) all redeeming members will surrender LLC Interests to Miramar Holdco for cancellation or, in the case of a direct exchange, to the relevant acquiror for the applicable consideration. An Unvested LLC Interest will not be exchangeable or redeemable for shares of Class A common stock or cash pursuant to the Miramar Holdco LLC Agreement unless and until such Unvested LLC Interest vests.
Each Continuing Equity Owner’s redemption rights will be subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such LLC Interests redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock that may be issued in connection with such proposed redemption.
The Miramar Holdco LLC Agreement will require that in the case of a redemption by a Continuing Equity Owner, we will contribute cash or shares of our Class A common stock, as applicable, directly or indirectly to Miramar Holdco in exchange for an amount of newly issued LLC Interests that will be issued to us or to a Blocker Company equal to the number of LLC Interests being redeemed from the Continuing Equity Owner, as applicable. Miramar Holdco will then distribute the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner, as applicable, to complete the redemption. Alternatively, we may, at our option, effect a direct exchange by us or by a Blocker Company of cash or our Class A common stock, as applicable, for such LLC Interests, in lieu of such a contribution, distribution and redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of

LLC Interests that we directly or indirectly own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
•Amendments. In addition to certain other requirements, our consent, as manager, and the consent of members holding a majority of the LLC Interests then outstanding (excluding LLC Interests held directly or indirectly by us) will generally be required to amend or modify the Miramar Holdco LLC Agreement.
Registration Rights Agreement
In connection with this offering, we intend to enter into the Registration Rights Agreement with the Blocker Shareholders, White Mountains and the Continuing Equity Owners. Under the Registration Rights Agreement, the CVC Blocker Holdco and White Mountains have the right to demand that we file a registration statement and all investors under the agreement have the right to request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. See the section titled “Description of Capital Stock—Registration Rights” for additional information regarding the Registration Rights Agreement.
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 2% of the Class A common stock offered by this prospectus for sale to certain of our employees, business associates, investors and friends and family of our directors, officers, employees, business associates and investors, through a directed share program. The directed share program will not limit the ability of our directors, officers and their family members, or holders of more than 5% of our capital stock, to purchase more than $120,000 in value of our Class A common stock. We do not currently know the extent to which these related persons will participate in our directed share program, if at all, or the extent to which they will purchase more than $120,000 in value of our Class A common stock. See “Underwriting (Conflicts of Interest)—Directed Share Program” for more information.
Indemnification Agreements
Prior to the closing of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Policies and Procedures for Related Party Transactions
Our board of directors recognizes the fact that transactions with related parties present a heightened risk of conflicts of interests or the perception thereof. Prior to the closing of this offering, our board of directors intends to adopt a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related party transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year, and a related party had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party. In reviewing and approving any such transactions, our audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related party’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock as of September 11, 2026, and as adjusted to reflect the sale of the shares of Class A common stock offered in this offering for:
•each of our named executive officers for the year ended December 31, 2025;
•each of our directors and director nominees;
•all of our directors and executive officers as a group; and
•each person, or group of persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock or Class B common stock, including the Selling Stockholders.
As described in “Our Organizational Structure” and “Certain Relationships and Related Party Transactions,” each LLC Interest (other than LLC Interests held by us or the Blocker Companies) is redeemable from time to time at each holder’s option (subject in certain circumstances to service- and performance-based vesting requirements) for, at our election (as determined solely by a majority of our independent directors (within the meaning of the Listing Rules) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis, or to the extent there is cash available from a private or public offering of shares of Class A common stock by us following this offering, a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest so redeemed, in each case, in accordance with the terms of the Miramar Holdco LLC Agreement; provided that, at our election (as determined solely by a majority of our independent directors (within the meaning of the Listing Rules) who are disinterested), we may effect a direct exchange by us or a Blocker Company of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Interests remain outstanding. An Unvested LLC Interest will not be exchangeable or redeemable for shares of Class A common stock or cash pursuant to the Miramar Holdco LLC Agreement unless and until such Unvested LLC Interest vests. See “Certain Relationships and Related Party Transactions— The Transactions—Miramar Holdco LLC Agreement.” In connection with this offering, we will issue to each Continuing Equity Owner, for nominal consideration, one share of Class B common stock for each LLC Interest (excluding Unvested LLC Interests) such Continuing Equity Owner will own. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of LLC Interests (excluding Unvested LLC Interests) the Continuing Equity Owners will own immediately after the Transactions. See “Our Organizational Structure.”
The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each LLC Interest, held by such person that are currently exercisable or will become exercisable within 60 days of September 11, 2026, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentage ownership of each individual or entity after giving effect to the Transactions and before and after this offering is computed on the basis of 130,764,913 shares of our Class A common stock outstanding and 25,540,144 shares of our Class B common stock outstanding, which is based on an assumed initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus. The table does not reflect any shares of our Class A common stock that may be purchased in this offering by directors, executive officers or beneficial holders of more than 5% of our outstanding common stock, including through the directed share program described under “Underwriting (Conflicts of Interest)—Directed

Share Program.” Except as otherwise noted below, the address of each beneficial owner listed in the table is c/o Bamboo Insurance Services, Inc., 7050 S. Union Park Center, Suite 650, Midvale, UT 84047.

	Class A Common Stock Beneficially Owned(1)						Class B Common Stock Beneficially Owned				Combined Voting Power(2)
	After Giving Effect to the Transactions and Before this Offering		After Giving Effect to the Transactions and After this Offering (No Exercise Option)		After Giving Effect to the Transactions and After this Offering (With Full Exercise Option)		After Giving Effect to the Transactions and Before this Offering		After Giving Effect to the Transactions and After this Offering (With and Without Exercise Option)		After Giving Effect to the Transactions and After this Offering (No Exercise Option)	After Giving Effect to the Transactions and After this Offering (With Full Exercise Option)
Name of beneficial owner	Number	%	Number	%	Number	%	Number	%	Number	%	%	%
5% Stockholders
CVC Blocker Holdco(3)	34,215,530	26%	25,057,542	19%	23,683,844	18%	—	—%	—	—%	16%	15%
Miramar Blocker Holdco(3)(4)	96,549,383	74%	70,707,371	54%	66,831,069	51%	—	—%	—	—%	45%	43%
Named Executive Officers, Directors and Director Nominees
John Chu (5)	—	—%	—	—%	—	—%	9,414,771	37%	9,414,771	37%	6%	6%
Tim Tuller (6)	—	—%	—	—%	—	—%	1,083,097	4%	1,083,097	4%	1%	1%
Taylor Mobley (7)	—	—%	—	—%	—	—%	1,529,216	6%	1,529,216	6%	1%	1%
Lorne Somerville	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%
Daniel Brand	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%
Omar Shalaby	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%
Ty Shay(8)	—	—%	—	—%	—	—%	26,914	*	26,914	*	*	*
Mark Anquillare(9)	—	—%	—	—%	—	—%	24,468	*	24,468	*	*	*
Christopher Delehanty	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%
All executive officers, directors and director nominees as a group (10 persons)	—	—%	—	—%	—	—%	13,656,945	53%	13,656,945	53%	9%	9%
__________________
*Represents beneficial ownership of less than 1%.
(1)Each LLC Interest (other than LLC Interests held by us) is redeemable from time to time at each holder’s option for, at our election (as determined solely by a majority of our independent directors (within the meaning of the Listing Rules) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis, or to the extent there is cash available from a secondary offering, a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest so redeemed, in each case, in accordance with the terms of the Miramar Holdco LLC Agreement; provided that, at our election (as determined solely by a majority of our independent directors (within the meaning of the Listing Rules) who are disinterested), we may effect a direct exchange by us or a Blocker Company of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement.” In this table, beneficial ownership of LLC Interests has been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Interests may be exchanged. When an LLC Interest is exchanged by a Continuing Equity Owner, a corresponding share of Class B common stock will be cancelled.
(2)Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock entitles the registered holder to one vote per share and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or our amended and restated certificate of incorporation.
(3)All of the shares are held of record by The Northern Trust Company in its capacity as custodian for CVC Blocker Holdco and Miramar Blocker Holdco. The shares consist of (i) 34,215,530 shares of Class A common stock that will be issued in connection with the Transactions to CVC Blocker Holdco, (ii) 69,636,268 shares of Class A common stock that will be issued in connection with the Transactions to Miramar Blocker Holdco and (iii) 26,913,115 shares of Class A common stock that will be issued in connection with the Transactions to Miramar Blocker Holdco over which the CVC Funds will share beneficial ownership with WM Hinson (Bermuda) Ltd. (“WM Investments”) (see Footnote (4) to this table). Miramar Aggregator GP, LLC (“Miramar Aggregator GP”) is the general partner of CVC Blocker Holdco and Miramar Blocker Holdco. CVC Capital Partners IX (A) L.P. (“CVC (A)”) is the sole member of Miramar Aggregator GP. CVC Capital Partners IX Limited (“CVC IX Limited”) is the general partner of CVC(A). Voting and dispositive decisions with respect to the shares held by CVC(A) rest with the board of directors of CVC IX Limited, which board consists of Ben Peter Burton, Jonathan George Wrigley and Victoria Emma Cabot. As such, each of these entities and individuals may be deemed to share beneficial ownership of the shares held of record by CVC Blocker Holdco and Miramar Blocker Holdco. Each of Mr. Burton, Mr. Wrigley and Ms. Cabot disclaim beneficial ownership of the shares held of record by CVC Blocker Holdco and Miramar Blocker Holdco.
(4)Includes 26,913,115 shares of Class A common stock that will be issued in connection with the Transactions, but prior to this offering, to Miramar Blocker Holdco over which WM Investments will share beneficial ownership with the CVC Funds (see Footnote (3) to this table). WM Investments is a limited partner of Miramar Blocker Holdco and will have certain registration rights in respect of the shares of Class A common stock held by them pursuant to the Registration Rights Agreement. As such, as of the closing of this offering, WM Investments will be an indirect beneficial owner of 19,709,661 shares of Class A common stock (or 18,629,143 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) held by Miramar Blocker Holdco. WM Investments is a direct subsidiary of White Mountains, a publicly listed company on the New York Stock Exchange. The address for WM Investments is 26 Reid Street, Suite 601, Hamilton, Bermuda. The address for White Mountains is 23 South Main Street, Suite 3B, Hanover, New Hampshire 03755.
(5)Consists of (i) 6,644,278 LLC Interests (and associated shares of Class B common stock) that will be issued in connection with the Transactions to Mr. Chu, (ii) 387,851 LLC Interests (and associated shares of Class B common stock) that will be issued in connection with the Transactions to Mr. Chu’s spouse, (iii) 2,382,642 LLC Interests (and associated shares of Class B common stock) that will be issued in connection with the Transactions to various family trusts.
(6)Consists of 1,083,097 LLC Interests (and associated shares of Class B common stock) that will be issued in connection with the Transactions over which Mr. Tuller has voting and investment power.
(7)Consists of 1,529,216 LLC Interests (and associated shares of Class B common stock) that will be issued in connection with the Transactions over which Mr. Mobley has voting and investment power.
(8)Consists of 26,914 LLC Interests (and associated shares of Class B common stock) that will be issued in connection with the Transactions over which Mr. Shay has voting and investment power.
(9)Consists of 24,468 LLC Interests (and associated shares of Class B common stock) that will be issued in connection with the Transactions to Mr. Anquillare.

DESCRIPTION OF CAPITAL STOCK
General
At or prior to the closing of this offering, we will file an amended and restated certificate of incorporation and we will adopt our amended and restated bylaws. Our amended and restated certificate of incorporation will authorize capital stock consisting of:
•2,500,000,000 shares of Class A common stock, par value $0.01 per share;
•1,000,000,000 shares of Class B common stock, par value $0.01 per share; and
•500,000,000 shares of preferred stock, par value $0.01 per share.
As of June 30, 2026, after giving effect to the Transactions, we will have two holders of record of our Class A common stock, one holder of record of our Class B common stock, and no holders of record of our preferred stock. Of the authorized shares of our capital stock, based on an assumed initial public offering price of $19.00 per share of Class A common stock, the midpoint of the price range set forth on the cover page of this prospectus, 130,764,913 shares of our Class A common stock will be issued and outstanding, 25,540,144 shares of our Class B common stock will be issued and outstanding, and no shares of our preferred stock will be issued and outstanding.
After the closing of this offering, we expect to have 130,764,913 shares of our Class A common stock outstanding, 25,540,144 shares of our Class B common stock outstanding and no shares of our preferred stock outstanding. The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.
Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.
Common Stock
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the remainder of our funds available for distribution will be divided among the holders of all outstanding shares of our Class A common stock and Class B common stock such that (i) the holders of shares of our Class B common stock will be entitled to receive only $0.01 per share, and upon receiving such amount, such holders of shares of our Class B common stock will not be entitled to receive any of our other assets or funds and (ii) the holders of shares of our Class A common stock will share ratably in any such remaining assets and funds in proportion to the number of shares held by each such stockholder.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights with respect to such shares of Class A common stock. There will be no redemption or sinking fund provisions applicable to the Class A common stock.

Class B Common Stock.
Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally.
Shares of Class B common stock will be held by the Continuing Equity Owners and will be issued in the future only upon the vesting of the Unvested LLC Interests and to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests (excluding Unvested LLC Interests) held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by the Continuing Equity Owners will be permitted transferees of Class B common stock. See “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement.”
Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.
Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation other than the right to receive $0.01 per share of Class B common stock upon our dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights with respect to such shares of Class B common stock. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our amended and restated certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends (other than as described in the third paragraph of “Common Stock—Class A Common Stock” above) or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval required by applicable law or the amended and restated certificate of incorporation, the affirmative vote of holders of a majority of our Class A common stock voting separately as a class.
Upon the consummation of the Transactions, the Continuing Equity Owners will own, in the aggregate, all outstanding shares of our Class B common stock.
Preferred Stock
Upon the closing of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 500,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after closing of this offering, no shares of preferred stock will be outstanding and we have no present plan to issue any shares of preferred stock.
Registration Rights
In connection with this offering, we intend to enter into the Registration Rights Agreement with the Blocker Shareholders, White Mountains and the Continuing Equity Owners (together, the “Investors”). The Registration Rights Agreement will grant the parties thereto certain registration rights in respect of the shares of Class A common stock or securities convertible or exchangeable into shares of Class A common stock held by them. The registration of shares of our Class A common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

The registration rights set forth in the Registration Rights Agreement will expire as to any shares (i) when such share is sold under an effective registration statement, (ii) when such share is sold under Rule 144 and the restrictive legend and stop transfer restrictions have been removed, (iii) when such share has been otherwise transferred, an unlegended certificate has been issued and the share can thereafter be sold without registration or (iv) when the holder of such securities is able to immediately distribute such securities publicly without any restrictions on transfer; provided, that clause (iv) will not apply with respect to CVC or White Mountains unless and until the CVC Funds or White Mountains, as applicable, directly or indirectly, hold less than 1% of our outstanding equity securities.
Demand Registration Rights
At any time beginning on the effective date of the registration statement of which this prospectus forms a part, CVC will be entitled to unlimited demand registration rights and may make such demands on their own behalf or on the behalf Miramar Blocker Holdco. White Mountains will be entitled to two demand registration rights and may make such demands on their own behalf or on the behalf Miramar Blocker Holdco; provided that any such offering pursuant to such demand registration represents an aggregate market price of at least $25.0 million of shares of Class A common stock or securities convertible into shares of Class A common stock held by White Mountains, and provided further, that a demand registration shall not be counted against this limit unless the demand registration has become effective and White Mountains registers and sells at least 90% of the registrable securities requested to be included in such registration.
We will be required to file and use reasonable best efforts to maintain the effectiveness of a shelf registration statement if requested by CVC or White Mountains.
Piggyback Registration Rights
In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Investors will be entitled to certain “piggyback” registration rights allowing them to include all or a portion of their registrable securities in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to certain excluded registrations, the Investors are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in this offering.
Under the Registration Rights Agreement, we will generally be required to pay all reasonable fees and expenses relating to such registrations, and the holders will be required to pay all underwriting discounts and commissions relating to the sale of their shares. The Registration Rights Agreement will also include customary registration procedures and customary indemnification and contribution rights in favor of the participating Investors.
Dividends
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. See “Dividend Policy” and “Risk Factors—Risks Relating to Ownership of our Class A common stock—Since we have no current plans to pay regular cash dividends on our Class A common stock following this offering, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.”
Anti-Takeover Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect immediately prior to the closing of this offering, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors—Risks Relating to Ownership of our Class A common stock—Our anti-takeover provisions may delay or prevent a change of control, which could adversely affect the price of our Class A common stock.”
Authorized but Unissued Shares
The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Listing Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions or employee benefit plans.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Classified Board of Directors
Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. See “Management—Board Composition.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated certificate of incorporation will provide that from and after the date that the Blocker Shareholders, cease to own, in the aggregate, at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote in the election of directors, our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by or at the direction of the board of directors, the chairperson of the board of directors, the Chief Executive Officer or President. However, for so long as the CVC Related Parties beneficially own, directly or indirectly, in the aggregate, 25% or more of all issued and outstanding shares of Class A common stock (including shares of Class A common stock issuable upon redemption or exchange of LLC Interests), the CVC Related Parties will have the right to call a special meeting of stockholders for any purpose. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that (x) any amendment (including by merger, consolidation or otherwise) to our amended and restated certificate of incorporation that gives holders of the Class B Common Stock (i) any rights to receive dividends (other than as set forth in the amended and restated certificate of incorporation) or any other kind of distribution other than in connection with a dissolution or liquidation pursuant to the amended and restated certificate of incorporation, (ii) any right to convert into or be exchanged for shares of Class A common stock or (iii) any other economic rights shall, in addition to the vote of the holders of shares of any class or series of our capital stock required by law or by the amended and restated certificate of incorporation, also require the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock voting separately as a class and (y) at any time when the Blocker Shareholders beneficially own, in the aggregate, less than a majority of the voting power of our outstanding stock entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of our capital stock required by any provision of the amended and restated certificate of incorporation or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our outstanding voting stock entitled to vote, voting together as a single class, shall be required in order for our stockholders to alter, amend, repeal or rescind, in whole or in part, the amended and restated certificate of incorporation (other than specified provisions of the amended and restated certificate of incorporation) or to adopt any provision inconsistent therewith. Upon closing of this offering, our amended and restated bylaws may be amended or repealed by (i) a majority vote of our whole board of directors or (ii) the stockholders, provided that at any time when Blocker Shareholders beneficially own, in the aggregate, less than a majority of the voting power of our outstanding stock entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of our capital stock required by any provision of the amended and restated certificate of incorporation (including any certificate of designation with respect to preferred stock), the amended and restated bylaws or applicable law, the affirmative vote of at least 66 2∕3% of the voting power of all of our outstanding voting stock entitled to vote, voting together as a single class, will be required in order for the stockholders to amend or repeal any provision of our amended and restated certificate of incorporation or amended and restated bylaws.
Removal of Directors; Vacancies
At any time when the Blocker Shareholders beneficially own, in the aggregate, at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, any director may be removed at any time, with or without cause, by the holders of at least a majority of the voting power of the outstanding shares of our common stock entitled to vote on the election and removal of directors in the manner permitted by our amended and restated certificate of incorporation. In all other cases and at any other time, our amended and restated certificate of incorporation will provide that directors may only be removed from our board of directors for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of common stock entitled to vote in the election of directors. Except in the case of a vacancy arising with respect to a director designated by the CVC Related Parties, our board of directors will have the sole power to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulative votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.
Section 203 of the DGCL
In general, Section 203 of the DGCL, an anti-takeover provision, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder”, or person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in the manner prescribed by the DGCL and Delaware Court of Chancery.
We intend to elect in our amended and restated certificate of incorporation not to be subject to Section 203; however, our amended and restated certificate of incorporation will contain provisions that have generally the same effect as Section 203. Nonetheless, our amended and restated certificate of incorporation will provide that the CVC Related Parties, their affiliates and successors, and their direct and indirect transferees are not deemed “interested stockholders” for purposes of such provisions and therefore will not be subject to such provisions regardless of the percentage of our voting stock owned by them.
Conflicts of Interest; Corporate Opportunities
In order to address potential conflicts of interest between us and CVC, our amended and restated certificate of incorporation contains certain provisions regulating and defining the conduct of our affairs to the extent that they may involve the CVC Related Parties and its directors, officers or employees and our rights, powers, duties and liabilities and those of our directors, officers, employees and stockholders in connection with our relationship with CVC. In general, these provisions recognize that we and the CVC Related Parties may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and the CVC Related Parties will continue to have contractual and business relations with each other, including directors, officers or employees of the CVC Related Parties serving as our directors, officers or employees.
Our amended and restated certificate of incorporation will contain a provision pursuant to which, to the fullest extent permitted from time to time by Delaware law, we renounce any interest or expectancy that we otherwise would have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the CVC Related Parties or their affiliates (other than us and our subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also our employee or an employee of our subsidiaries), or any director or stockholder who is not employed by us or our subsidiaries (each such person, an “exempt person”). Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, no exempt person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our subsidiaries now engage or propose to engage or (2) otherwise competing, directly or indirectly, with us or our subsidiaries.
In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our subsidiaries, such exempt person will have no duty to communicate or offer such transaction or business opportunity to us or any of our subsidiaries and such exempt person may take any such opportunity for themselves or offer it to another person or entity. The foregoing provisions will not apply to an opportunity that was expressly offered to an exempt person solely in their capacity as a director, officer or employee of us or our subsidiaries.
To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated certificate of incorporation, (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we or our subsidiaries have an interest or expectancy in such transaction or opportunity, and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. Prior to the closing of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our amended and restated bylaws and provided under Delaware law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation relating to us. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.
Exclusive Forum
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our director, officer or stockholder to us or to our stockholders; (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); and (iv) any action, suit or proceeding asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by us, our officers and directors, employees and agents, including the underwriters and any other professional or entity who has prepared or certified any part of this prospectus. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or the rules or regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.
If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws will contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC.
Trading Symbol and Market
We applied to list our Class A common stock on the NYSE under the symbol “BMB.”

DESCRIPTION OF INDEBTEDNESS
Credit Agreement
On December 5, 2025, in connection with the consummation of the CVC Acquisition, Bamboo Ide8 Insurance Services (the “Borrower”), entered into a Credit Agreement (the “Original Credit Agreement”) with Miramar Intermediate, LLC (“Holdings”), a subsidiary of Bamboo Insurance Services, Acquiom Agency Services LLC, as administrative agent (the “Administrative Agent”) and the lenders from time to time party thereto.
The Original Credit Agreement provides for: (i) term loans in an aggregate principal amount of $400 million (the “Initial Term Loans”) and (ii) revolving credit commitments in an aggregate available amount of up to $40 million (the “Revolving Credit Facility”). The proceeds of the Initial Term Loans were used to finance a portion of the acquisition consideration, and refinance existing indebtedness of the Borrower, and pay fees, costs and expenses related to the transactions and any borrowings under the Revolving Credit Facility may be used for working capital and general corporate purposes.
On June 4, 2026, the Borrower, Holdings, the other loan parties thereto, the lenders party thereto and the Administrative Agent entered into Amendment No. 1 to the Credit Agreement (“Amendment No. 1,” the Original Credit Agreement, as amended by Amendment No. 1, the “Credit Agreement”) to, among other things, provide for additional term loans in an aggregate principal amount of $150 million (the “First Amendment Term Loans,” together with the Initial Term Loans, the “Term Loans;” the Term Loans together with the Revolving Credit Facility, the “Credit Facilities”). The proceeds from the First Amendment Term Loans were distributed as a return of capital to the equity owners of Bamboo Ide8 Insurance Services, LLC following the CVC Acquisition.
As of June 30, 2026, we had (i) $548 million in the aggregate principal amount outstanding of Term Loans and (ii) $0 in the aggregate principal amount of borrowings outstanding under the Revolving Credit Facility.
Interest Rates and Fees
Borrowings under the Credit Facilities bear interest, at the option of the Borrower at either (i) an alternate base rate plus a margin between 3.50% and 4.00% (based on the total leverage ratio) or (ii) Term SOFR for the applicable interest period plus a margin between 4.50% and 5.00% (based on the total leverage ratio). Borrowings of Term SOFR loans are subject to a floor of 1.00% per annum, and borrowings of alternate base rate loans are subject to a floor of 2.00% per annum.
In addition to paying interest on the principal amounts outstanding under the Credit Agreement, the Borrower is required to pay a commitment fee on undrawn revolving credit commitments at a rate of 0.50% per annum. The Borrower is also required to pay letter of credit participation fees and fronting fees as separately agreed with the applicable issuing banks.
Amortization and Maturity
The Term Loans amortize in quarterly installments equal to 0.25% of the original principal amount of the Initial Term Loans, or $1 million for the Initial Term Loans and $0.4 million for the First Amendment Term Loans. Both the Term Loans and the Revolving Credit Facility mature on December 5, 2031.
Prepayments
The Borrower may voluntarily prepay outstanding borrowings under the Credit Facilities at any time in whole or in part, subject to certain notice requirements, break funding payments and in certain circumstances with respect to the Term Loans as described in the immediately following sentence, a prepayment premium. Voluntary prepayments of the Term Loans made prior to the first anniversary of the closing date of the Credit Agreement are subject to a prepayment premium of 2.00% and if made on or after the first anniversary but on or prior to the second anniversary, a prepayment premium of 1.00%; provided that any such prepayment made in connection with a qualifying public offering or change of control is not subject to such prepayment premium.

The Credit Agreement requires mandatory prepayments of the Term Loans with: (i) commencing with the fiscal year ending December 31, 2026, a percentage of Excess Cash Flow (as defined in the Credit Agreement), ranging from 0% to 50% based on the total leverage ratio (to the extent exceeding certain thresholds); (ii) 100% of net proceeds from certain asset sales and casualty or condemnation events exceeding certain thresholds, subject to customary reinvestment rights; and (iii) 100% of net proceeds from the incurrence of indebtedness not permitted under the Credit Agreement or, in certain cases, incurred to refinance the Term Loans.
Guarantees and Security
All obligations under the Credit Facilities are guaranteed by Holdings and each direct and indirect domestic subsidiary of the Borrower (other than certain excluded subsidiaries), subject to customary exceptions. Obligations under the Credit Facilities are secured by a first-priority security interest in substantially all of the assets of Holdings, the Borrower and the subsidiary guarantors, including: (i) a pledge of all outstanding capital stock of the Borrower and each domestic subsidiary guarantor, (ii) a pledge of all outstanding capital stock of each captive insurance subsidiary owned by a loan party and (iii) substantially all other tangible and intangible assets, in each case subject to customary exceptions and limitations.
Covenants and Other Matters
The Credit Agreement contains a financial covenant requiring the Borrower to maintain a maximum total leverage ratio of 6.50 to 1.00, tested on the last day of each test period, commencing with the first fiscal quarter ending after the closing date of the Credit Agreement. The Credit Agreement includes an equity cure right that permits the Borrower to receive cash contributions from Holdings to cure financial covenant defaults, subject to certain limitations.
The Credit Agreement also contains customary affirmative and negative covenants, including covenants that, subject to certain exceptions, restrict the Borrower’s and certain of its subsidiaries’ ability to: incur additional indebtedness, including in connection with sale and leaseback transactions; incur liens; make restricted payments, including dividends and distributions; make certain investments; engage in certain transactions with affiliates; make dispositions of assets; merge, consolidate or sell substantially all of its assets; and amend or modify certain subordinated or junior lien indebtedness.
The Credit Agreement contains customary events of default, including: failure to make payments when due; breach of representations and warranties; failure to comply with covenants; cross-default to material indebtedness; change of control; certain bankruptcy and insolvency events; certain ERISA events; material judgments; and invalidity of loan documents or security interests. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate all outstanding obligations under the Credit Facilities and exercise other remedies.
The foregoing summary describes the material provisions of the Credit Facilities, but may not contain all information that is important to you. We urge you to read the provisions of the Credit Agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
Amended and Restated Surplus Note
The Amended and Restated Surplus Note, dated December 29, 2025 (the “Surplus Note”), was issued by Ide8 Re Cell 1, Inc. (“Ide8 Re”) in favor of the Borrower in the aggregate principal amount of $8.5 million. The Surplus Note bears interest at a rate of 9% per annum, calculated on the basis of a 360-day year, payable monthly in arrears. The Surplus Note is scheduled to mature on March 9, 2029.
The Surplus Note is an unsecured obligation of Ide8 Re, subordinate to all claims of policyholders, claimants, beneficiaries and all other classes of creditors other than surplus note holders. All payments of principal and interest on the Surplus Note are subject to the prior approval of the Arizona Department of Insurance and Financial Institutions (the “AZDIFI”). The Surplus Note may be redeemed, in whole or in part, at the option of the Issuer at any time, subject to AZDIFI approval, at a redemption price equal to 100% of the aggregate principal amount to be redeemed plus any accrued but unpaid interest. The Surplus Note is governed by Arizona law.

In connection with the redomestication of Bamboo Captive, we are in the process of amending the Surplus Note to be governed by Bermuda law. The amendment is subject to approval and other requirements that may be imposed by the BMA and insurance regulators in Bermuda and Arizona, which may not be obtained prior to the closing of this offering.

SHARES ELIGIBLE FOR FUTURE SALE
Immediately prior to this offering, there was no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market (including shares of Class A common stock issuable upon redemption or exchange of LLC Interests of our Continuing Equity Owners), or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although we have applied to have our Class A common stock listed on the NYSE, we cannot assure you that there will be an active public market for our Class A common stock.
Upon the closing of this offering, we will have outstanding an aggregate of 130,764,913 shares of Class A common stock, assuming the issuance of shares of Class A common stock to the Blocker Shareholders in the Transactions. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
In addition, each LLC Interest held directly or indirectly by our Continuing Equity Owners will be redeemable, at the election of each Continuing Equity Owner (subject in certain circumstances to service- and performance-based vesting requirements), for, at our election, as determined solely by a majority of our independent directors (within the meaning of the Listing Rules) who are disinterested, newly issued shares of our Class A common stock on a one-for-one basis, or to the extent there is cash available from a secondary offering, a cash payment equal to a volume weighted average market price of one share of Class A common stock for LLC Interest so redeemed, in each case, in accordance with the terms of the Miramar Holdco LLC Agreement; provided that, at our election, as determined solely by a majority of our independent directors (within the meaning of the Listing Rules) who are disinterested, we may effect a direct exchange by us or a Blocker Company of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Interests remain outstanding. An Unvested LLC Interest will not be exchangeable or redeemable for shares of Class A common stock or cash pursuant to the Miramar Holdco LLC Agreement unless and until such Unvested LLC Interest vests. See “Certain Relationships and Related Party Transactions—The Transactions—Miramar Holdco LLC Agreement.” Upon consummation of the Transactions, based on an assumed initial public offering price of $19.00 per share, the Continuing Equity Owners will hold 25,540,144 LLC Interests (excluding 14,455,260 Unvested LLC Interests), all of which will be redeemable for, at our option, either shares of our Class A common stock or cash. Any shares of Class A common stock we issue upon such exchanges would be “restricted securities” as defined in Rule 144 unless we register such issuances. However, we will enter into a Registration Rights Agreement with the Blocker Shareholders, White Mountains and the Continuing Equity Owners that will require us, subject to customary conditions, to register under the Securities Act these shares of Class A common stock. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
Rule 144
In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the closing of this offering, a person who is an affiliate, and who has beneficially owned our common stock for at least six months, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:
•1% of the number of shares of our common stock then outstanding; or
•the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.
Under Rule 144, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.
S-8 Registration Statement
We intend to file a registration statement or statements on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under the 2026 Incentive Award Plan. These registration statements are expected to be filed as soon as practicable after the closing date of this offering. Shares issued upon the exercise of stock options after the effective date of the applicable Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.
Lock-Up Agreements
In connection with this offering, we, our executive officers and directors and holders of substantially all of our outstanding common stock, including the Selling Stockholders, have agreed with the underwriters not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, subject to certain limited exceptions. This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Rule 701
In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above. However, substantially all Rule 701 shares are subject to lock-up agreements as described above and will become eligible for sale in compliance with Rule 144 only upon the expiration of the restrictions set forth in those agreements.
Registration Rights
Pursuant to our Registration Rights Agreement, after the closing of this offering, the holders of up to 121,305,057 shares of our common stock, or certain transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Certain Relationships and Related Party Transactions—Registration Rights Agreement” for a description of these registration rights. If the offer and sale of these shares of our common stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock sold pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies and other financial institutions;
•brokers, dealers or traders in securities;
•“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section entitled “Dividend Policy,” following the closing of this offering, our board of directors may elect to pay cash dividends on our Class A common stock. If we make distributions of cash or property on our Class A common stock (other than certain distributions of our stock), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as gain and will be treated as described below under “—Sale or other taxable disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular U.S. income tax rates. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or other taxable disposition
Subject to the discussions below under “—Information reporting and backup withholding” and “—Additional withholding tax on payments made to foreign accounts,” a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. income tax rates. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period; however, no assurance can be provided that our Class A common stock will be “regularly traded” on an established securities market at all times relevant for purposes of this rule.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information reporting and backup withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies under penalties of perjury its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional withholding tax on payments made to foreign accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING (CONFLICTS OF INTEREST)
The Selling Stockholders are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the Selling Stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the Selling Stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Evercore Group L.L.C.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC
Piper Sandler & Co.
CVC Funding, LLC
Dowling & Partners Securities, LLC
Wedbush Securities Inc.
Total	35,000,000
The underwriters are committed to purchase all the Class A common shares offered by the Selling Stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the Class A common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $           per share. After the initial offering of shares to the public, if all the Class A common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 5,250,000 additional shares of Class A common stock from the Selling Stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to the Selling Stockholders per share of Class A common stock. The underwriting fee is $                      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Selling Stockholders assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Name	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
By the Selling Stockholders, Per Share	$	$
By the Selling Stockholders, Total	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $12,355,000. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $80,000. The underwriters have agreed to reimburse us up to $2,500,000 towards certain of our expenses in connection with the offering.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or the LLC Interests, or any options, rights or warrants to purchase any shares of Class A common stock or the LLC Interests or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, Class A common stock or the LLC Interests, or any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Class A common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives for a period of 180 days after the date of this prospectus.
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of Class A common stock or securities convertible into or exercisable for shares of our Class A common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our Class A common stock or securities convertible into or exercisable or exchangeable for shares of our Class A common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; or (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.
Our directors and executive officers, and all of the holders of the LLC Interests immediately prior to this offering (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of the representatives (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock (including, without limitation, Class A common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the Class A common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers, distributions, dispositions or surrenders of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, including to charitable organizations or educational institutions, (ii) by will, testamentary document or intestacy, (iii) to any immediate family member or other dependent of the lock-up party, (iv) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (v) to a corporation, partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v), (vii) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund, vehicle, account, portion of a fund, vehicle or account or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates, (B) as part of a distribution, disposition or transfer to the lock-up party’s members, shareholders, partners, other equityholders or to the estate of such members, shareholders, partners or other equityholders, or (C) in connection with any merger, amalgamation, consolidation, conversion or other bona fide internal reorganization involving the lock-up party or any direct or indirect parent or partner of the lock-up party; (viii) by operation of law, (ix) to us from an employee upon death, disability or termination of employment of such employee, (x) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering or acquired from the underwriters in connection with this offering, (xi) to us in connection with the vesting, conversion, settlement or exercise of RSUs, options, warrants or other rights to purchase shares of our Class A common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, (xii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our Board and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph, (xiii) in any redemption, conversion or exchange of (A) LLC Interests and a corresponding number of shares of Class B common stock, into or for shares of Class A common stock (or securities convertible into or exercisable or exchangeable for Class A Common stock) or (B) shares of Class B common stock, into shares of Class A common stock, in each case in a manner consistent with the provisions therefor set forth in this prospectus (an “Exchange”); provided that, any shares of Class A common stock or other securities received upon such Exchange shall remain subject to the restrictions similar to those in the immediately preceding paragraph for the remainder of the restricted period, and provided, further that an Exchange pursuant to this clause (xiii) shall only be permitted in connection with another transfer, disposition or sale of lock-up securities that is otherwise permitted by this paragraph, (xiv) transfers, conversion, reclassification, redemption or exchange of lock-up securities to us or any of our affiliates in connection with the Reorganization Transactions as described in this prospectus, or (xv) in connection with the sale of any lock-up securities to be sold by the lock-up party in the manner described in this prospectus used to sell the shares of

Class A common stock; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans or other equity compensation arrangements described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our Class A common stock or warrants to acquire shares of our Class A common stock, provided that any Class A common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment or modification of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.
We and the Selling Stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
We applied to have our Class A common stock approved for listing/quotation on the NYSE under the symbol “BMB.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:
•the information set forth in this prospectus and otherwise available to the representatives;
•our prospects and the history and prospects for the industry in which we compete;
•an assessment of our management;

•our prospects for future earnings;
•the general condition of the securities markets at the time of this offering;
•the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•other factors deemed relevant by the underwriters and us.
Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common shares, or that the shares will trade in the public market at or above the initial public offering price.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For example, Deutsche Bank AG New York Branch acted as a lead arranger and bookrunner for our Credit Agreement. Deutsche Bank AG New York Branch is an affiliate of Deutsche Bank Securities Inc., an underwriter in this offering. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Directed Share Program
At our request, the underwriters have reserved 2% of the shares of Class A common stock offered by this prospectus for sale, at the initial public offering price, to certain of our employees, business associates, investors and friends and family of our directors, officers, employees, business associates and investors. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Except for any shares acquired by our directors and officers, shares purchased pursuant to the directed share program will not be subject to lock-up restrictions described elsewhere in this prospectus. We have agreed to indemnify J.P. Morgan Securities LLC against certain liabilities and expenses, including liabilities under the Securities Act in connection with the sales of the directed shares.
Conflicts of Interest
Affiliates of CVC Funding, LLC, an underwriter of this offering, and of Teneo Securities LLC, a financial advisor to us in connection with this offering, are selling stockholders in this offering and will receive 5% or more of the net proceeds of this offering. In addition, affiliates of CVC Capital Partners plc own more than 10% of our outstanding common equity and of CVC Funding, LLC and Teneo Securities LLC. Therefore, CVC Funding, LLC and Teneo Securities LLC have a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with FINRA Rule 5121. Pursuant to FINRA Rule 5121, the conflicted FINRA members will not confirm sales of the shares to any account over which they exercise discretionary authority without the prior written approval of the customer. A qualified independent underwriter is not required to participate in this offering because the underwriters primarily responsible for managing this offering do not have a “conflict of interest,” within the meaning of FINRA Rule 5121, are not affiliates of the conflicted FINRA members, and meet the requirements of FINRA Rule 5121(f)(12)(E).
We have retained Teneo Securities LLC and Teneo Strategy LLC (together, the “Teneo Entities”), affiliates of ours and the CVC Funds, to act as our financial advisor and consultant, respectively, in connection with this offering. The Teneo Entities will receive fees for such services.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area (“EEA”)
In relation to each EEA Member State (each a “Member State”), no shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation (as defined below), except that shares of Class A common stock may be offered to the public in that Member State at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
Notice to Prospective Investors in the United Kingdom
No shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the Financial Conduct Authority, except that the shares of Class A common stock may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined below);
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, as amended (the “FSMA”), provided that no such offer of shares of Class A common stock shall require us and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression “offer to the public” in relation to shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this prospectus is for distribution only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order or (iii) who are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any shares of Class A common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Canada
The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Australia
This prospectus:
•does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
•has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and
•may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).
The shares of Class A common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or to buy the shares of Class A common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of Class A common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of Class A common stock, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares of Class A common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of Class A common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of Class A common stock, offer, transfer, assign or otherwise alienate those shares of Class A common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in the United Arab Emirates
The shares of Class A common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Hong Kong
The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The shares of Class A common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Class A common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Class A common stock may not be circulated or distributed, nor may the Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,
•securities or securities-based derivatives contract (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common stock pursuant to an offer made under Section 275 of the SFA except:
◦to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
◦where no consideration is or will be given for the transfer;
◦where the transfer is by operation of law;
◦as specified in Section 276(7) of the SFA; or
◦as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification - Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of Class A common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Switzerland
This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any shares of Class A common stock. No shares of Class A common stock have been offered or will be offered to the public in Switzerland, except that offers of shares of Class A common stock may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)to any person which is a professional client as defined under the FinSA;
(b)to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the joint book-running managers for any such offer; or
(c)in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of shares of Class A common stock shall require us or any bank to publish a prospectus pursuant to Article 35 FinSA.

The shares of Class A common stock have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the shares of Class A common stock constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the shares of Class A common stock may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS
The validity of the shares of Class A common stock being offered by this prospectus will be passed upon for us by Latham & Watkins LLP. Certain matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
The financial statements of Miramar Holdco, LLC as of December 31, 2025 and for the period from December 5, 2025 to December 31, 2025 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Bamboo Ide8 Insurance Services, LLC as of December 31, 2024 and for the period from January 1, 2025 to December 4, 2025 and for the year ended December 31, 2024 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. You can find further information about us in the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at the SEC’s website (http://www.sec.gov).
Upon the closing of this offering, we will become subject to the informational requirements of the Exchange Act, as amended, and will be required to file periodic current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the SEC’s public reference facilities at the address noted above. You also will be able to inspect this material without charge at the SEC’s website. We intend to furnish our stockholders with annual reports containing financial statements audited by an independent accounting firm.
In addition, following the closing of this offering, we will make the information filed with or furnished to the SEC available free of charge through our website (https:// bambooinsurance.com) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on our website is not a part of this prospectus.

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Miramar Holdco
Unaudited Condensed Consolidated Financial Statements as of June 30, 2026 and December 31, 2025 and for the six months ended June 30, 2026 and June 30, 2025
Condensed Consolidated Balance Sheets (Unaudited)	F-41
Condensed Consolidated Statements of Comprehensive Income (Unaudited)	F-42
Condensed Consolidated Statements of Changes in Members’ Equity (Unaudited)	F-43
Condensed Consolidated Statements of Cash Flows (Unaudited)	F-44
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Members of Miramar Holdco, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Bamboo Ide8 Insurance Services, LLC and its subsidiaries (Predecessor) (the “Company”) as of December 31, 2024 and the related consolidated statements of comprehensive income, of changes in members’ equity and of cash flows for the period from January 1, 2025 to December 4, 2025 and for the period from January 2, 2024 to December 31, 2024, including the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from January 1, 2025 to December 4, 2025 and for the period from January 2, 2024 to December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 7, 2026
We have served as the Company's auditor since 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Members of Miramar Holdco, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Miramar Holdco, LLC and its subsidiaries (Successor) (the “Company”) as of December 31, 2025, and the related consolidated statements of comprehensive income, of changes in members’ equity and of cash flows for the period from December 5, 2025 to December 31, 2025, including the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and the results of its operations and its cash flows for the period from December 5, 2025 to December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 7, 2026
We have served as the Company's auditor since 2023.

Miramar Holdco, LLC
Consolidated Balance Sheets
(in thousands, except unit amounts)

	Successor	Predecessor
	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash	$37,454	$18,119
Fiduciary cash	94,291	54,977
Short-term, trading, at fair value	35,276	17,296
Fixed maturities, trading, at fair value	39,394	40,664
Fiduciary receivable	39,493	23,261
Accounts receivable, net of allowance of $81 and $120, respectively	33,444	39,851
Deferred acquisition costs	936	10,214
Prepaid expenses and other assets	2,438	3,414
Reinsurance recoverable	3,267	—
Total current assets	$285,993	$207,796
Capitalized software and equipment, net	245	11,967
Goodwill	801,401	270,336
Other intangible assets	920,001	84,620
Other assets	2,457	—
Total assets	$2,010,097	$574,719

Liabilities and members’ equity
Current liabilities:
Premium payable to carriers	$70,955	$41,860
Premium payable to insureds	15,973	24,171
Unpaid losses and loss adjustment expenses	21,376	15,033
Unearned premiums	20,617	31,527
Agent commissions payable	15,531	10,816
Funds held in claims escrow	8,821	5,664
Advanced premium and fees	14,515	7,453
Accounts payable and other accrued liabilities	26,961	21,230
Total current liabilities	$194,749	$157,754
Other liabilities	629	32
Long-term debt	386,105	—
Total liabilities	$581,483	$157,786

Commitments and contingencies (Note 16)

Members’ equity

Members' Equity as of December 31, 2025 and 2024	$—	$410,541
Preferred A-1 units (964,695,058 units authorized, issued and outstanding as of December 31, 2025)	964,695	—
Common A-2 units (250,000,000 units authorized, issued and outstanding as of December 31, 2025)	245,079	—
Common A-3 units (236,757,210 units authorized, issued and outstanding as of December 31, 2025)	232,097	—
Common B units (256,138,636 units authorized and 0 issued and outstanding as of December 31, 2025)	—	—
Additional paid-in capital	—	—
Members’ accumulated (loss) earnings	(13,257)	6,392
Total members' equity	$1,428,614	$416,933
Total liabilities and members' equity	$2,010,097	$574,719
See notes to consolidated financial statements

Miramar Holdco, LLC
Consolidated Statements of Comprehensive Income
(in thousands, except unit and per unit amounts)

	Successor	Predecessor
	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Revenue:
Commission revenue	$18,973	$178,180	$110,378
Fee revenue	3,000	32,396	24,012
Net earned premium	2,329	26,699	39,391
Other income	653	8,959	6,035
Total revenue	24,955	246,234	179,816

Expense:
Agency commission	$6,652	$69,493	$48,519
Salaries and benefit expense	2,175	38,843	27,458
Selling, general and administrative expense	19,709	32,735	13,981
Insurance related expense	1,257	16,445	15,736
Amortization of acquired intangible assets	5,169	14,666	21,947
Incurred losses and loss adjustment expense	130	18,035	20,582
Total operating expense	35,092	190,217	148,223
Interest expense	$2,680	$9,712	$—
Net (loss) income before income tax expense	(12,817)	46,305	31,593
Income tax expense	—	—	—
Net (loss) income	$(12,817)	$46,305	$31,593

Other comprehensive (loss) income
Total other comprehensive (loss) income	—	—	—

Total comprehensive (loss) income	$(12,817)	$46,305	$31,593

Net (loss) income per unit attributable
Basic (loss) income per A-2 units	$(0.03)	N/A	N/A
Basic (loss) income per A-3 units	$(0.03)	N/A	N/A
Diluted (loss) income per A-2 units	$(0.03)	N/A	N/A
Diluted (loss) income per A-3 units	$(0.03)	N/A	N/A
See notes to consolidated financial statements

Miramar Holdco, LLC
Consolidated Statement of Changes in Members’ Equity
(Predecessor)
(in thousands)

	Members' Equity	Members’ accumulated (loss) earnings	Accumulated Other Comprehensive Loss, After-tax	Total
Balance as of January 2, 2024	$—	$—	$—	$—
Capital contributions for acquisition of Bamboo Insurance	387,774	—	—	387,774
Net income		31,593	—	31,593
Distributions to members		(25,201)		(25,201)
Issuances of members' equity	20,000			20,000
Recognition of unit-based compensation expense	2,767			2,767
Balances at December 31, 2024	410,541	6,392	—	416,933
Net income		46,305	—	46,305
Return of capital	(96,430)			(96,430)
Distributions to members		(24,131)		(24,131)
Recognition of unit-based compensation expense	3,959			3,959
Balances at December 4, 2025	$318,070	$28,566	$—	$346,636

	A-1 Preferred Units	A-2 Common Units	A-3 Common Units	Members’ accumulated (loss) earnings	Accumulated Other Comprehensive Loss, After-tax	Total
Balance as of December 5, 2025	$—	$—	$—	$—	$—	$—
Issuance of units for acquisition of Bamboo Insurance	964,695	245,079	232,097			1,441,871
Distributions to common unitholders				(440)		(440)
Net loss				(12,817)	—	(12,817)
Balances at December 31, 2025	$964,695	$245,079	$232,097	$(13,257)	$—	$1,428,614
See notes to consolidated financial statements

Miramar Holdco, LLC
Consolidated Statements of Cash Flows

	Successor	Predecessor
(in thousands)	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Operating activities:
Net (loss) income	$(12,817)	$46,305	$31,593
Noncash revenues, expenses, gains and losses included in net income:
Depreciation and other amortization (including intangibles)	6,170	17,767	22,222
Investment income (loss)	(116)	(1,544)	(909)
Provision for bad debt	(1)	82	(37)
Recognition of unit-based compensation expense	—	3,959	2,767

Changes in operating assets and liabilities:
Accounts receivable	305	6,102	(15,395)
Deferred acquisition costs	(936)	3,564	(10,214)
Prepaid expenses and other assets	595	381	(1,941)
Reinsurance recoverable	563	(3,830)	—
Other assets	(1,674)	(727)	—
Premium payable to insureds	844	(9,042)	13,675
Unpaid losses and loss adjustment expenses	(3,885)	10,228	8,066
Unearned premiums	413	(11,323)	10,789
Agent commissions payable	1,398	3,317	4,808
Accounts payable and other accrued liabilities	(4,179)	6,784	11,926
Other liabilities	(153)	747	(184)
Net cash (used in) provided by operating activities	$(13,473)	$72,770	$77,166
Investing activities:
Purchase of investments: fixed maturities	(2,824)	(15,253)	(37,216)
Proceeds from sales, calls and maturities of investments: fixed maturities	694	15,101	5,056
Change in short-term investments, net	22,170	(34,987)	(7,399)
Other investing activities	(20,767)	18,392	2,374
Purchase of capitalized software and equipment assets	(245)	(16,764)	(12,223)
Acquisition of Bamboo Insurance	$(1,325,806)	$—	$—
Net cash used in investing activities	$(1,326,778)	$(33,511)	$(49,408)
Financing activities:
Change in fiduciary receivables	$(6,859)	$(9,373)	$(9,334)
Change in fiduciary liabilities	(4,847)	44,161	14,904
Issuance of debt, net	393,400	104,430	—
Payments on debt	—	(550)	—
Deferred financing fees	(4,415)	—	—
Distributions to members	—	(24,131)	(25,201)
Distributions to common unitholders	(440)	—	—
Proceeds from capital contribution	—	—	20,000
Return of capital	—	(96,430)	—
Issuance of preferred units	964,695	—	—
Net cash provided by financing activities	1,341,534	18,107	369
Net change in cash and fiduciary cash	$1,283	$57,366	$28,127
Cash and fiduciary cash at beginning of year	130,462	73,096	44,969
Cash and fiduciary cash at end of year	$131,745	$130,462	$73,096
Cash	$37,454	$31,325	$18,119
Fiduciary cash	94,291	99,137	54,977

Miramar Holdco, LLC
Consolidated Statements of Cash Flows

	Successor	Predecessor
(in thousands)	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Supplemental cash flow disclosures:
Cash paid for interest	$1,715	$7,729	$—
See notes to consolidated financial statements

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
Miramar Holdco, LLC was formed on September 26, 2025, as a Delaware limited liability company. The Company was formed to finance the acquisition of Bamboo Ide8 Insurance Services, LLC and its wholly owned subsidiaries on December 5, 2025 (“CVC Acquisition”), as further described in Note 3, Significant Transactions.
References to “the Company” following the CVC Acquisition refer to Miramar Holdco, LLC and its consolidated subsidiaries. Reference to “the Company” prior to the CVC Acquisition refer to Bamboo Ide8 Insurance Services, LLC and its consolidated subsidiaries.
The Company primarily operates as a managing general agency, managing general underwriter and program administrator (the “MGU”). Through its consolidated subsidiary Bamboo Ide8 Insurance Services, LLC (“Bamboo Insurance”), the Company focuses on providing homeowners with insurance products, including earthquake and other supplemental coverages, along with personal and commercial insurance products as a retail agency. Bamboo Insurance primarily serves the residential property market in California.
The Company also operates a captive reinsurer through its consolidated subsidiary Ide8 Re Inc. (the “Captive”). The Captive assumes risk on a quota share basis in a program managed by Bamboo Insurance. The Captive redomiciled to the state of Arizona as a protected cell captive in the fourth quarter of 2024, and it is subject to regulation and supervision by the Arizona Department of Insurance and Financial Institutions and must maintain a capital and surplus of $250. The Captive has met this requirement as of December 31, 2025, December 4, 2025 and December 31, 2024.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Miramar Holdco, LLC, and its consolidated subsidiaries Bamboo Insurance and the Captive.
As Miramar Holdco, LLC did not have any operations prior to the CVC Acquisition, Bamboo Insurance is viewed as the predecessor to the Company and its consolidated subsidiaries. Accordingly, the consolidated financial statements include certain historical consolidated financial and other data for the Company for periods prior to the completion of the CVC Acquisition.
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation. All amounts are presented in thousands, except per unit data and where otherwise noted.
Periods prior to the CVC Acquisition reflect the consolidated financial statements of Bamboo Insurance (referred to herein as the “Predecessor”). Periods subsequent to the CVC Acquisition reflect the consolidated financial statements of Miramar Holdco, LLC (referred to herein as the “Successor”).
The Company’s assets and liabilities were adjusted to fair value on the closing date of the CVC Acquisition. Due to the change in the basis of accounting resulting from the CVC Acquisition, the consolidated financial statements for the Predecessor and the Successor are not necessarily comparable. Where applicable, a black line separates the Successor and Predecessor periods to highlight the lack of comparability.
The Company elected to apply “pushdown” accounting, for the White Mountains Acquisition, by applying the guidance allowed by ASC Topic 805, Business Combinations, including the initial recognition of the Company’s goodwill and intangible assets calculated based on the terms of the transaction and the fair value of the new basis of net assets of the Company.
Bamboo Insurance was acquired on January 2, 2024, by White Mountains (see Note 3, Significant Transactions). The activity that occurred on January 1, 2024 was immaterial and is excluded from the consolidated financial statements.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash
The Company maintains cash on deposit with domestic insured financial institutions. The Federal Deposit Insurance Corporation (FDIC) insures all domestic deposit accounts up to $250 in value per bank. It is the Company’s policy to monitor banks’ financial strength on an ongoing basis. Cash consists of demand deposits with financial institutions. At both December 31, 2025 and 2024, the Company held all cash in demand deposits with financial institutions.
Fiduciary Cash and Fiduciary Receivable
In its capacity as a MGU, the Company typically collects premiums from insureds and, after deducting the authorized commissions, remits the net premiums to the appropriate insurance company or companies. Accordingly, premiums receivable from insureds are reported as fiduciary receivable and premiums payable to insurance companies are reported as premiums payable to carriers in the accompanying Consolidated Balance Sheets. Unremitted net insurance premiums are held in a fiduciary capacity until the Company disburses them. Premiums payable to carriers together with advance premium and fees are held as fiduciary cash on the accompanying Consolidated Balance Sheets. Premiums payable to carriers together with funds held in claims escrow and advanced premium and fees are considered fiduciary liabilities. Cash held in excess of the amount required to meet the Company’s fiduciary obligations are recognized as cash on the Consolidated Balance Sheets.
Investment Securities
The Company’s portfolio of investment securities held for general investment purposes consists of fixed maturity investments and short‐term investments. Short‐term investments consist of interest‐ bearing money market funds and other fixed maturity securities, which at the time of purchase, mature or become available for use within one year. The Company’s portfolio of fixed maturity investments, including those within short‐term investments, are classified as trading securities. Trading securities are reported at fair value as of the balance sheet date, with changes in fair value recognized within Other Income in the Consolidated Statements of Comprehensive Income.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. ASC 820, Topic Fair Value Measurement and Disclosures (“ASC 820”), establishes a hierarchy whereby inputs to valuation techniques used in measuring fair value are prioritized, or the fair value hierarchy. There are three levels to the fair value hierarchy based on reliability of inputs, as follows:
Level 1— Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2— Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3— Unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions.
The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The fair value of all our different classes of Level 2 fixed maturities and short-term investments are estimated by using quoted prices from a third-party valuation service provider to gather, analyze and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Accounts Receivable
Accounts receivable consists of premium receivables of the Captive and commission receivables of the MGU and are reported net of an allowance for premium amounts or estimated uncollectible commission. Generally premiums and commissions are collected prior to providing coverage, minimizing the Company’s exposure to credit risk. Premiums and commissions receivable are short-term in nature and due within a year. The Company’s allowance for uncollectible premiums and commissions related to credit risk is immaterial. Historically, the allowance for uncollectible premiums and commissions has been minimal as the receivables are turned on a monthly basis and there has been lack of historical collection issues. Amounts deemed to be uncollectible are written off against the allowance.
Write-offs of receivables have not been material to the Company during the periods January 1 to December 4, 2025 and December 5 to December 31, 2025 and the year ended December 31, 2024.
Deferred Acquisition Costs
Deferred policy acquisition costs (“DAC”) represent policy acquisition costs that have been capitalized and are subject to amortization. Capitalized costs are incremental, direct costs of contract acquisition and certain other costs related directly to successful acquisition activities. Such costs consist principally of commissions, underwriting, sales and contract issuance and processing expenses directly related to the successful acquisition of new and renewal business. Indirect or unsuccessful acquisition costs, maintenance, product development and overhead expenses are charged to expense as incurred. DAC amortization is recorded in insurance related expenses on the Consolidated Statements of Comprehensive Income.

	Successor	Predecessor
	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Beginning balance (1)	$—	10,214	$—
Acquisition cost capitalized	1,291	6,555	18,756
Amortization expense	(355)	(10,119)	(8,542)
Ending balance	936	6,650	10,214
___________________________
(1)Related to the purchase accounting related to the CVC Acquisition on December 5, 2025 and White Mountains Acquisition on January 2, 2024. For more information, see Note 3, Significant Transactions.
Reinsurance Recoverable
Reinsurance recoverable, including amounts related to incurred but not reported claims (“IBNR”), represent paid losses and LAE and reserves for unpaid losses and LAE ceded to reinsurers that are subject to reimbursement under reinsurance treaties. To minimize exposure to losses related to a reinsurer’s inability to pay, the financial condition of such reinsurer is evaluated initially upon placement of the reinsurance and periodically thereafter. In addition to considering the financial condition of a reinsurer, the collectability of the reinsurance recoverable is evaluated based upon a number of other factors. Such factors include the amounts outstanding, length of collection periods, disputes, any collateral or letters of credit held and other relevant factors. Historically, the Company has not experienced any material credit losses from reinsurance recoverable as of December 31, 2025 and 2024, respectively. The Company evaluates its reinsurance recoverable on a quarterly basis for risk of loss due to credit deterioration, including evaluating historical collection trends, reinsurer credit ratings, and other economic factors that may affect collectability of its reinsurance receivables due to credit deterioration to the extent that an allowance for uncollectible reinsurance recoverable is established, amounts deemed to be uncollectible would be written off against the allowance for estimated uncollectible reinsurance recoverable. The Company’s allowance for uncollectible reinsurance recoverable is immaterial as of December 31, 2025 and December 31, 2024, respectively.
Amounts recoverable from reinsurers are estimated in a manner consistent with the liability associated with the reinsured business and consistent with the terms of the underlying contract.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitalized Software
Capitalized software consists of internally developed software costs. The Company capitalizes internally developed software costs in accordance with ASC Topic 350‐40, Intangibles—Goodwill and Other: Internal-Use Software (“ASC 350”).
Costs capitalized include payroll, payroll-related costs, and any external direct costs incurred during the application development stage. Costs incurred for hosting arrangements are considered subscription costs that are expensed as incurred. Costs related to preliminary project activities and post‐ implementation activities are expensed as incurred.
The Company’s policy is to capitalize expenditures for major betterments and improvement that extend the lives of the assets and expense repairs and maintenance amounts that do not improve or extend the lives of the assets. Depreciation is computed using the straight‐line method over the estimated useful lives.
Internal‐use software is amortized on a straight‐line basis over 7 years.
Goodwill
Goodwill represents the excess of the purchase price of an acquired business over the fair value of net assets acquired. The Company tests for goodwill impairment annually or more frequently when events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.
During each annual impairment test, the Company first performs a qualitative assessment to determine whether a quantitative test is necessary. If it is determined, based on qualitative factors, the fair value of the reporting unit may be more likely than not less than its carrying amount or if significant changes to macro‐economic factors related to the reporting unit have occurred that could materially impact fair value, a quantitative impairment test would be required. The quantitative test compares the fair value of a reporting unit with its carrying amount. Additionally, an election can be made to forgo the qualitative assessment and perform the quantitative test instead. Upon performing the quantitative test, if the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of goodwill. The Company could be required to evaluate the recoverability of goodwill outside of the required annual assessment if, among other things, the Company experiences disruptions to the business or unexpected significant declines in operating results.
There were no impairments recognized for the period ended December 4, 2025, the period ended December 31, 2025, or the year ended December 31, 2024.
Other intangible assets
Other intangible assets consist of definite-lived intangible assets acquired. These amounts are comprised primarily of agency relationships, developed technology, trade names and value of business acquired (“VOBA”), which the Company recognized in connection with the CVC Acquisition and the White Mountains Acquisition.
Other intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of such assets or asset groups may not be recoverable. An asset group is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The carrying value of such assets or asset groups is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the assets or asset group exceeds its fair value. The remaining estimated useful lives of long-lived assets and definite-lived intangible assets are routinely reviewed and, if the estimate is revised, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life.
As of December 31, 2025 and 2024, management does not believe any long‐lived assets or definite-lived intangible assets are impaired and has not identified any assets as being held for disposal.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Premium Deficiency
A premium deficiency is recognized if the sum of expected losses and loss adjustment expense (“LAE”), unamortized acquisition costs, and policy maintenance costs exceeds the remaining unearned premiums and estimated investment income. A premium deficiency is first recognized by charging any unamortized acquisition costs to expense to the extent required to eliminate the deficiency. If the premium deficiency is greater than unamortized acquisition costs, a liability is accrued for the excess deficiency.
As of December 31, 2025 and 2024, the Company does not have a premium deficiency.
Loss and Loss Adjustment Expense Reserve
The reserve for unpaid losses and loss adjustment expenses include estimates for unpaid claims, claims adjustment expenses on reported losses and estimates of losses incurred but not reported (IBNR), net of salvage and subrogation recoveries. The liability is based on the Company’s best estimate of the amounts yet to be paid for all loss and loss adjustment expenses that will be paid on claims that occurred during the period and prior, whether those claims are currently known or unknown.
Loss and loss adjustment reserves are the amount of ultimate loss and loss adjustment expense less the paid amounts as of the balance sheet date.
Ultimate loss and loss adjustment expense is the sum of the following items:
1.Loss and loss adjustment expense paid through a given evaluation date
2.Case reserves for loss and loss adjustment expense for losses that have been reported but not yet paid as of a given evaluation date
3.IBNR for loss and loss adjustment expense include an estimate for future loss payments on incurred claims not yet reported and for expected development on reported claims
Case reserves are established within the claims adjustment process based on all known circumstances of a claim at the time. In addition, IBNR reserves are established by the Company based on reported loss and loss adjustment expenses and estimates of ultimate loss and loss adjustment expenses based on generally accepted actuarial reserving techniques that consider quantitative loss experience data and qualitative factors as appropriate. The judgments involved in projecting the ultimate losses include the use and interpretation of various standard actuarial reserving methods that place reliance on the extrapolation of actual historical data, loss development patterns, industry data, and other benchmarks as appropriate. Standard actuarial reserving methods include, but are not limited to, chain ladder method and Bornhuetter-Ferguson methods. In addition to these standard methods, depending upon the product line characteristics and available data, we may use other recognized actuarial methods and approaches.
The most significant assumptions used in the determination of the recorded reserve for loss and loss adjustment expenses are historical aggregate claim reporting and payment patterns, which is assumed to be indicative of future loss development and trends. Additionally, claim counts are used for analyses relating to natural disasters, such as hurricanes, earthquakes, and wildfires as losses from these events are inherently more difficult to estimate due to the potential exposure of the catastrophic events. Other assumptions considered include information developed from internal and independent external sources such as premium, rate and cost trends, litigation and regulatory trends, legislative activity, climate change, social and economic patterns.
Inherent in the estimates of ultimate loss and loss adjustment expenses are expected trends in claims severity and frequency among other factors that could vary significantly as claims are settled. The Company’s loss and loss adjustment expense reserves are continually reviewed, and adjustments, if any, are reflected in current operations in the Consolidated Statements of Comprehensive Income in the period in which they become known. The establishment of new loss and loss adjustment expense reserves or the adjustment of previously recorded loss and loss adjustment expense reserves could result in significant positive or negative changes to the Company’s financial condition for any particular period. While the Company believes that it has made a reasonable estimate of loss and

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
loss adjustment expense reserves and it is possible that actual loss and loss adjustment expenses will be higher or lower than the loss and loss adjustment reserve amount recorded by the Company.
Advance Premiums and Fees
When premium payments from policyholders are received prior to the effective date of the related policy, an advance premium liability is recorded in Advanced premiums and fees on the accompanying Consolidated Balance Sheets. On the policy effective date, the Advance premium and fees are reduced.
Unit-based Compensation
The Company measures and records its compensation cost for all unit-based payment awards at grant-date fair value. Compensation costs are recognized for vesting of unit-based payment awards with only service conditions on a straight-line basis over the requisite service period. For unit awards that contain performance and market vesting conditions, unit-based compensation cost is recognized when it is probable the performance condition will be achieved even if the market condition is not satisfied. For performance conditions such as an initial public offering (“IPO”) or a change in control event, the performance condition is not probable of being achieved for accounting purposes until the event occurs. Forfeitures are recorded when they occur. The grant date fair value of stock options is estimated using the Black-Scholes option-pricing model. During the Predecessor period, the Company recorded its share of unit-based compensation expense related to the awards issued by its former parent, PM Holdings, LLC.
Revenue Recognition
The Company generates commission and fee revenues through its MGU, Bamboo Insurance, while net earned premiums are generated through the captive, Ide8 Re Inc.
Commission and fee revenues
The Company recognizes commission and fee revenues pursuant to ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, companies should recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.
When recognizing revenue, the Company applies the following five steps:
Step 1: Identify the contract with the customer
Step 2: Identify the performance obligations in the contract
Step 3: Determine the transaction price
Step 4: Allocate the transaction price to the performance obligations in the contract
Step 5: Recognize revenue when the Company satisfies a performance obligation
The Company identifies performance obligations by assessing the promised services in each contract with the customers, the insurance carriers, and determining whether those services are distinct. Consistent with the nature of its arrangements, the Company has determined that commission revenues contain a single performance obligation, which is the binding and placement of an in‑force insurance policy. Similarly, for fee revenues, the Company has identified a single performance obligation for each fee type. Policy fees relate to the service of underwriting and placing an in‑force insurance contract, and therefore constitute one performance obligation satisfied at a point in time. Policy fees are non-refundable. Processing fees relate to policy‑servicing activities performed during the policy term such as collecting and remitting premiums, processing cancellations, reinstatements, and endorsements, and providing customer service to policyholders. Broker fees payable to Bamboo Insurance on non-admitted policies and related to the service of underwriting and placing an in-force insurance contract, and therefore constitute one performance obligation satisfied at a point in time. These activities collectively represent one distinct performance obligation, as each of these performance obligations is satisfied by completing the underlying service.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The transaction price for the Company’s revenue contracts consists of both fixed and variable amounts of consideration. For commission revenue, the base transaction price is the provisional commission specified in the Company’s contracts with insurance carriers, representing the amount of consideration the Company expects to be entitled to at inception. Commission revenues are recorded net of fees paid to program partners and estimated cancellations. Policy fees and processing fees included in tri‑party arrangements among the Company, the insurer, and the policyholder are treated as fixed consideration in accordance with the contractual terms. The Company also includes variable consideration in the transaction price when it is probable that a significant reversal will not occur, including adjustments related to sliding‑scale commission rates, which are estimated using the average provisional rate and updated quarterly based on expected treaty‑year loss ratios, which are estimated and trued up quarterly, and program partner fee premium‑volume discounts, which are estimated and trued up monthly based on premium volume thresholds. The Company updates its estimates of variable consideration each reporting period based on the most current information, with changes recognized in the period of update.
The Company’s commission and fee revenues each involve a single performance obligation: binding an insurance policy (commissions) or completing a policy processing activity (fees). As such, no allocation of transaction price is required. The cost that are incurred to successfully complete new business is not deferred for commission and fee revenues. Revenue is recognized at the point in time when the service is provided—on the policy effective date for commissions or the processing date or effective date for fee revenue, whichever is later.
Accrued cancellations for commission income are recorded in the Consolidated Balance Sheets within accounts receivable, to reflect premium net of commission due back from carrier, and also within premium payable to insureds to reflect premium to be refunded to policyholders. It is also recorded as a reduction to agent commissions payable on the Consolidated Balance Sheets for amounts that will not be paid to third party agents based on the cancellation activity.
Net earned premiums
Net premiums are accounted for in accordance with ASC Topic 944, Financial Services—Insurance (“ASC 944"), as premiums are not within the scope of ASC 606. Assumed premiums recorded by the Captive are earned ratably over the underlying policy period of the policies assumed, dependent on the terms of the reinsurance agreement in place. Ceded premiums recorded by the Captive, to purchase catastrophe excess of loss coverage, are written and expensed ratably over the underlying treaty period. The portion of assumed premium and ceded premiums that will be earned and expensed in the future are deferred and reported as unearned premium and ceded unearned premiums on the Consolidated Balance Sheets.
Other income
Other income primarily consists of interest earned on investments held. The Company also recognizes changes in the fair value of securities classified as trading securities within other income, partially offset by investment management fees paid and custodial, trustee and record keeping services. Other income also includes other revenue streams, such as amounts earned from broker‑related services and inuring allowances associated with certain reinsurance arrangements.
Insurance Related Expenses
Insurance related expenses consist of amortization of deferred acquisition costs and product and underwriting expense. Product and underwriting expenses consist primarily of underwriting data and actuarial pricing tools, post bind inspection costs, and actuarial consulting costs.
Income Taxes
The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement.
Concentration of Credit Risk and Major Customers
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and short-term investments and fixed maturity securities. The Company places its cash and short-term investments with money market funds and its fixed maturity securities in securities of the U.S. government, U.S. government agencies, and high credit quality issuers of debt securities. All trading markets have an AM Best rating of A- or above.
The Company places substantially all its business with one program partner. For the periods January 1 to December 4, 2025 and December 5 to December 31, 2025 and the year ended December 31, 2024, 78%, 75% and 99% of commission revenue, respectively, and 84%, 50% and 99% of gross earned premiums, respectively, were recorded from the Company’s primary program partner.
Additionally, for the periods January 1 to December 4, 2025 and December 5 to December 31, 2025 and the year ended December 31, 2024, 73%, 64% and 96% of fee revenue, respectively, was recorded from insured customers holding policies underwritten by the Company’s primary program partner.
Over time, the Company intends to reduce this concentration. However, should the Company’s primary program partner reduce the volume of business accepted from the Company or adversely change the terms and conditions of the placement and the Company not be able to replace lost revenues with other insurers, the Company may experience material adverse impact to both its financial performance and financial condition. The primary program partner has an AM Best rating of A.
Bamboo Insurance primarily serves the residential property market in California, which makes up over 98% of Bamboo Insurance’s revenue.
Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that aﬀect the amounts reported in the consolidated financial statements. Significant items subject to such estimates and assumptions include, but are not limited to, loss and LAE reserves, reinsurance recoverable on paid and unpaid losses and LAE, the fair values of investments, acquired intangible assets and goodwill, deferred tax assets, and pushdown accounting. The Company evaluates these estimates on an ongoing basis, and the estimates are based on historical experience as well as other assumptions that the Company believes are reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may diﬀer materially and be aﬀected by changes in those estimates.
Business Combinations
The Company accounts for acquisitions using the acquisition method of accounting. The fair value of purchase consideration is allocated to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values. The excess of the fair value of purchase consideration over the values of the identifiable assets acquired and liabilities assumed is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes certain estimates and assumptions, including with respect to intangible assets.
Significant estimates in valuing certain identifiable assets include, but are not limited to, the selection of valuation methodologies, future expected cash flows, discount rates, and useful lives. Management’s estimates of

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may diﬀer materially from estimates. Acquisition costs, such as legal and consulting fees, are expensed as incurred and are included in Selling, general and administrative expense in the Consolidated Statements of Comprehensive Income.
During the measurement period, which is up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding oﬀset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded in the Consolidated Statements of Comprehensive Income.
Segments
The Company’s operating and reportable segments reflect the manner in which the Company’s chief operating decision maker (“CODM”) regularly reviews financial information to evaluate operating results, assess financial performance, and allocate resources. The Company’s CODM is the Chief Executive Officer (“CEO”). The Company has identified two operating and reportable segments representing its activities as a managing general underwriter (“MGU”) and as a captive.
The primary measure of profitability the CODM utilizes to manage operations, monitor budget versus actual results, and evaluate financial performance is adjusted EBITDA by segment. This information is regularly provided to the CODM. The Company does not allocate assets to its reportable segments as such information is not regularly reviewed by the CODM.
Earnings per Unit
The Company applies the two-class method when computing net income (loss) per unit attributable to common unitholders in accordance with ASC Topic 260, Earnings per Share (“ASC 260”). Under ASC 260, entities that have multiple classes of common stock (discussed below) or have issued securities other than common stock that participate in dividends with common stock (i.e., participating securities) are required to apply the two-class method to compute EPS.
The two-class method determines net income (loss) per unit for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common unitholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all income (loss) for the period had been distributed. The Company considers its Class A-1 preferred units to be participating securities as in the event a dividend is paid on common units, the holders of Class A-1 preferred units would be entitled to receive dividends on a basis consistent with the common unitholders. There is no allocation required under the two-class method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company. The Company reported a net loss and net loss attributable to common unitholders for the successor reporting period; therefore, basic and diluted EPS are the same, as no allocation is made to participating securities in the numerator and the Company had no dilutive securities outstanding for the reporting period.
Basic net income (loss) per unit is calculated by dividing net income (loss) attributable to the applicable class of common unitholders by the weighted‑average number of respective common units outstanding during the reporting period.
Diluted net income (loss) per unit is computed by dividing net income (loss) attributable to common unitholders by the weighted-average number of fully dilutive common units outstanding for the period.
The Company’s capital structure includes Class A‑1 preferred units, Class A‑2 common units, Class A‑3 common units, and Class B profit units. Class A‑2 and Class A‑3 common units share equally in the Company’s residual earnings and losses on a pro rata basis. Accordingly, net income (loss) is allocated to Class A‑2 and Class A‑3 common units based on their respective weighted‑average units outstanding during the period. For presentation purposes, earnings per unit for Class A‑2 and Class A‑3 common units are presented separately on the consolidated

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
statements of operations, as Class A‑2 units have priority over Class A‑3 units in the Company’s standard distribution waterfall, notwithstanding that earnings per unit are expected to be the same due to their pro rata participation in net income (loss).
The Company’s Class B units are structured as profits interests and do not participate in current‑period earnings or distributions until the Class A unitholders have received cumulative distributions equal to each Class B unit’s specified participation threshold. There were no Class B profit units issued or outstanding during any of the reporting periods.
Recently Adopted Accounting Pronouncements
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures. This guidance requires disclosure of incremental segment information on an annual and interim basis. This guidance was effective for fiscal year ended December 31, 2024. The Company has adopted this standard. As the guidance requires only additional disclosure, there were no effects of this standard on our Consolidated Financial Statements. The disclosures have been included within Note 17, Segments, of the Notes to Consolidated Financial Statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Taxes Disclosures. The ASU requires entities to provide disaggregated income tax disclosures on the rate reconciliation and income taxes paid on an annual basis. ASU 2023-09 was effective for the Company beginning in fiscal year 2025. Early adoption is permitted. The Company has adopted this standard. As the guidance requires only additional disclosure, there were no material effects of this standard on our consolidated financial statements. The ASU was adopted retrospectively to 2024. The disclosures have been included within Note 14, Income Taxes, of the Notes to Consolidated Financial Statements.
Recently Issued Pronouncements Not Yet Adopted
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which is intended to improve the disclosures of expenses by providing more detailed information about the types of expenses in commonly presented expense captions. Additionally, in January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, to clarify the effective date of ASU 2024-03. The standard requires breaking down expenses into specific categories, such as employee compensation and costs related to depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. This ASU also requires disclosure of the total amount of selling expense and, in annual reporting periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for the Company beginning in fiscal year 2027 and interim periods beginning in fiscal year 2028, either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statement disclosures.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326) - Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient to measure credit losses on current accounts receivable and current contract assets. ASU 2025-05 is effective for the Company beginning in the first quarter of 2026 and will be applied prospectively. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and related disclosures.
In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Improvements to Accounting for Internal-Use Software. The ASU replaces the current stage-based capitalization model with a principles-based approach that requires capitalization of costs once management has authorized and commits to funding a software project and it is probable that the project will be completed and the software will be used as intended. The guidance is effective for the Company beginning in the first quarter of

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2028. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and related disclosures.
3.    SIGNIFICANT TRANSACTIONS
CVC Acquisition
On December 5, 2025, the Company executed an Agreement and Plan of Merger (the “Merger Agreement”) with PM Holdings, LLC and agreed to purchase all of the outstanding equity interest of Bamboo Insurance, for a purchase price of $1,805,858. The CVC Acquisition is accounted for using the acquisition method of accounting which requires, among other things, that the assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date (based on Level 3 measurements).
Additional information existing as of the acquisition date but unknown to management may become known during the remainder of the measurement period, not to exceed 12 months from the acquisition date, which may result in changes to the purchase price allocation.
The following tables summarize the purchase consideration and the provisional purchase price allocation to estimated fair values of the identifiable assets acquired and liabilities assumed (in thousands):

Cash consideration (1)	$1,325,813
Equity interests	477,177
Liabilities incurred	2,868
Total purchase consideration	$1,805,858
___________________________
(1)Includes cash consideration paid to the sellers of $1,183,349; seller transaction expenses paid on their behalf of $25,800; repayment of assumed indebtedness of $111,165, consisting of principal of $109,450 and interest and fees of $1,715; an indemnity escrow deposit of $5,000; and representative reimbursement fund amounts of $500.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The net assets acquired in the CVC Acquisition consisted of the following (in thousands):

Provisional purchase price allocation	$1,805,858
Less fair value of net assets acquired:
Cash	31,325
Fiduciary cash	99,137
Short-term, trading, at fair value	57,349
Fixed maturities, trading, at fair value	37,243
Fiduciary receivable	32,634
Accounts receivable, net of allowance	33,748
Prepaid expenses and other assets	6,499
Fixed assets, net	308
Intangible assets	925,170
Other assets	727
Premium payable to carriers	(70,977)
Premium payable to insureds	(15,129)
Unpaid losses and loss adjustment expenses	(25,261)
Unearned premiums	(20,204)
Agent commissions payable	(14,133)
Funds held in claims escrow	(7,944)
Advanced premium and fees	(20,217)
Accounts payable and other accrued liabilities	(45,037)
Other liabilities	(782)
Net Assets Acquired	1,004,456
Goodwill	$801,402
Goodwill recorded from this transaction was $801,402, representing the excess of consideration transferred over the fair value of the identifiable net assets acquired. The goodwill is primarily attributable to expected synergies from combining the operations of the Company and Bamboo Insurance, including future revenue growth opportunities, cost efficiencies, and the assembled workforce, as well as other intangible benefits that do not qualify for separate recognition. The fair values of the identifiable intangible assets acquired at the date of CVC Acquisition are as follows (in thousands):

	Acquisition Date Fair Value	Weighted Average Useful Life (Years)
Partner/Agency relationships	$801,430	15
Trade name	52,800	15
Developed technology	64,289	7
Value of Business Acquired	6,651	<1
Total identified intangible assets acquired	$925,170
The fair values of our partner and agency relationships were determined using the multi period excess earnings method, whereby the fair value was determined using a specific application of the discounted cash flow approach. This approach estimated future excess cash flows attributable to the MGU (excluding the Captive) after accounting for an appropriate return on other assets used in the operation of the business (“contributory asset charges”). The valuation of the partner and agency relationships included contributory asset charges for the Bamboo trade name, developed technology, and assembled workforce. The weighted average useful life applied to the partner and agency relationships is based on an estimated annual attrition rate.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The fair values of our trade name was determined using relief from royalty methodology. The fair values of our developed technology was determined using relief from royalty methodology. The valuations of intangible assets incorporate significant unobservable inputs and require significant judgment and estimates, including the amount and timing of future cash flows.
The Company recognized approximately $25,819 of transaction costs in the period from October 2, 2025 to December 5, 2025 and were included as part of the consideration transferred to the sellers.
The Company recorded $20,078 of seller transaction expense related to investment banking fees and $6,087 of employee bonuses. These expenses were contingent on the Transaction closing and were recognized “on the line” for purposes of these consolidated financial statements and were only payable upon the closing of the Transaction. Therefore, these expenses were not reflected in the Predecessor or Successor Consolidated Statements of Comprehensive Income. The remaining seller transaction costs of $5,741 were recognized in Selling, general and administrative expense in the Consolidated Statement of Comprehensive Income for the Predecessor period of January 1, 2025 to December 4, 2025. Miramar Holdco, LLC incurred $21,341 of buyer expenses to purchase Bamboo Insurance, of which $4,415 was capitalized as debt issuance cost, with the remaining $16,925 as expenses being incurred in Miramar Holdco, LLC’s Successor period within Selling, general and administrative expense in the Consolidated Statement of Comprehensive Income.
In addition, an amount of $14,847 of compensation expense was presented “on the line” related to unit-based award accelerated vesting upon the consummation of the acquisition.
White Mountains Acquisition
On October 19, 2023, White Mountains entered into an agreement and plan of merger (the “Bamboo Merger Agreement”) with Bamboo Insurance and John Chu, as the Bamboo Insurance members’ representative. Under the terms of the Bamboo Merger Agreement, White Mountains’ wholly‐ owned subsidiary, WM Pierce Holdings Inc, would contribute $296,745 to purchase a controlling interest in Bamboo Insurance, the predecessor, for $276,745, of which $36,028 would be used to retire Bamboo Insurance’s legacy credit facility; the remaining $20,000 would remain as a contribution of primary capital. On January 2, 2024, White Mountains closed the transaction in accordance with the terms of the Bamboo Merger Agreement, as described. At closing, White Mountains owned 72.8% of Bamboo Insurance on a basic units outstanding basis (63.7% on a fully‐diluted/fully‐converted basis, taking account of management’s equity incentives), while Bamboo Insurance management owned 16.1% of basic units outstanding (26.6% on a fully‐diluted/fully‐converted basis).
The following table summarizes the purchase consideration in the White Mountains Acquisition (in thousands):

Cash consideration (1)	$276,746
Equity interests	111,088
Liabilities incurred	17
Total purchase consideration	$387,851
___________________________
(1) Includes cash consideration paid to the sellers of $202,620; seller transaction expenses paid on their behalf of $6,298; repayment of assumed indebtedness of $36,028; and an indemnity escrow deposit of $31,800.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following presents additional details of the fair value of the assets acquired and liabilities assumed in the White Mountains Acquisition (in thousands):

Purchase price allocation	387,851
Less fair value of net assets acquired:
Cash	4,896
Fiduciary cash	40,073
Fixed maturities, trading, at fair value	17,491
Accounts receivable, net of allowance	38,291
Prepaid expenses and other assets	1,425
Capitalized software and equipment, net	17
Intangible assets	107,741
Other assets	218
Premium payable to carriers	(30,567)
Premium payable to insureds	(10,496)
Unpaid losses and loss adjustment expenses	(6,967)
Unearned premiums	(20,738)
Agent commissions payable	(7,167)
Funds held in claims escrow	(5,958)
Advanced premium and fees	(3,547)
Accounts payable and other accrued liabilities	(6,913)
Other liabilities	(284)
Net Assets Acquired	117,515
Goodwill	270,336

	Acquisition Date Fair Value	Weighted Average Useful Life (Years)
Partner/Agency relationships	$72,370	6
Trade name	23,480	10
Developed technology	4,770	3
Underwriting data	402	3
Value of Business Acquired	6,719	<1
Total identified intangible assets acquired	$107,741

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4.    INTANGIBLES AND GOODWILL
Other Intangible Assets
A summary of the Company’s other intangible assets are as follows (in thousands):

	Successor			Predecessor
	As of December 31, 2025			As of December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	$52,800	$246	$52,554	$23,480	$2,348	$21,132
Developed Technology	64,289	643	63,646	4,770	1,590	3,180
Agency Relationships	801,430	3,722	797,708	72,370	12,062	60,308
Underwriting Data	—	—	—	402	402	—
Value of Business Acquired	6,651	558	6,093	6,719	6,719	—
Other intangible assets	$925,170	$5,169	$920,001	$107,741	$23,121	$84,620
Amortization expense related to other intangible assets for the period December 5 to December 31, 2025, the period January 1 to December 4, 2025 and for the year ended December 31, 2024 was $5,169 , $14,666 and $21,947, respectively.
As of December 31, 2025, future amortization of intangible assets with definite lives is estimated to be as follows (in thousands):

Years ending December 31:
2026	72,225
2027	66,133
2028	66,133
2029	66,133
2030	66,133
Thereafter	583,244
$920,001
Goodwill
The goodwill balance as of December 31, 2025 of $801,401 was wholly related to the CVC Acquisition. The goodwill balance as of December 31, 2024 of $270,336 was wholly related to the White Mountains Acquisition. All of the Company’s goodwill is allocated to the MGU segment.
The Company tests for goodwill impairment annually or more frequently when events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. To date, the Company has not recognized any impairment related to the goodwill in the periods presented.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5.    CAPITALIZED SOFTWARE
The following table summarizes net capitalized software and equipment (in thousands):

	Successor	Predecessor
Software Capitalization	As of December 31, 2025	As of December 31, 2024
Capitalized software	$245	$12,228
Less accumulated amortization	—	(261)
Total Capitalized Software & Equipment, net	$245	$11,967
The reduction in capitalized software development costs as of December 31, 2025 resulted from the CVC Acquisition, whereby previously capitalized software balances were recognized at fair value within Other intangible assets.
For the periods January 1 to December 4, 2025, December 5 to December 31, 2025 and the year ended December 31, 2024, the Company recorded amortization on internally developed software of $2,249, $0 and $261, respectively. Amortization of internally developed software is classified within Selling, general and administrative expense on the Consolidated Statements of Comprehensive Income.
6.    INVESTMENTS
The Company’s trading securities are summarized as follows (in thousands):

Successor
December 31, 2025	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value
Short-term and fixed maturities:
Corporate	$19,940	$22	$(10)	$19,952
Short-term	35,265	12	(1)	35,276
US Government	1,834	1	(3)	1,832
MBS Agency	10,729	18	(2)	10,745
ABS Other	3,714	13	(1)	3,726
Municipals	2,383	5	(3)	2,385
CLO	347	—	—	347
CMBS Agency	417	—	(10)	407
Total	$74,629	$71	$(30)	$74,670

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor
December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value
Short-term and fixed maturities:
Corporate	$19,173	$82	$(46)	$19,209
Short-term	17,292	6	(2)	17,296
US Government	7,254	14	(23)	7,245
MBS Agency	5,788	2	(58)	5,732
ABS Other	3,915	9	(19)	3,905
Municipals	3,204	11	(35)	3,180
CLO	999	4	—	1,003
CMBS Agency	404	—	(14)	390
Total	$58,029	$128	$(197)	$57,960
Collateral held by the Captive
Collateral held by the Captive to support its reinsurance agreements totaled $52,753 and $32,220 as of December 31, 2025 and December 31, 2024, respectively. These amounts are included within Short-term investments, trading, at fair value and Fixed maturities, trading, at fair value.
Contractual maturities of fixed maturity and short-term securities
The amortized cost and carrying value of fixed maturity and short-term securities at December 31, 2025, by contractual maturity, are shown below (in thousands):

	Amortized Cost	Carrying Value
Due within one year	$35,764	$35,774
Due after one year through five years	19,848	19,868
Due after five years through ten years	3,032	3,029
Due after ten years	1,542	1,527
Mortgage and asset-backed securities	14,443	14,472
	$74,629	$74,670
Expected maturities may diﬀer from contractual maturities because borrowers may have the right to call or prepay obligations.
Net investment gain (loss) summary
Net investment gain (loss) is summarized as follows (in thousands):

	Successor	Predecessor
	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Interest income	897	5,821	4,544
Realized gains	—	14	25
Change in unrealized gain (loss)	(445)	555	(69)
Investment management fees and expenses	(13)	(133)	(113)
Net investment gain (loss)	439	6,257	4,387

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Net investment gain includes interest and dividend income together with amortization of market premiums and discounts and is net of investment management and custody fees. The amortization of premium and accretion of discount for fixed maturity securities is computed using the effective yield method. Net investment gains are included within Other Income on the Consolidated Statements of Comprehensive Income.
7.    FAIR VALUE MEASUREMENTS
The following table presents the Company’s fair value hierarchy for financial assets and liabilities measured at fair value on a recurring basis (in thousands):

Successor
December 31, 2025	Level 1	Level 2	Level 3	Total
Financial Assets:
Fixed maturity securities
Corporate	$—	$19,952	$—	$19,952
Short-term	2,399	32,877	—	35,276
US Government	—	1,832	—	1,832
MBS Agency	—	10,745	—	10,745
ABS Other	—	3,726	—	3,726
Municipals	—	2,385	—	2,385
CLO	—	347	—	347
CMBS Agency	—	407	—	407
Total financial assets	$2,399	$72,271	$—	$74,670

Predecessor
December 31, 2024	Level 1	Level 2	Level 3	Total
Financial Assets:
Fixed maturity securities
Corporate	$—	$19,209	$—	$19,209
Short-term	15,055	2,241	—	17,296
US Government	6,474	771	—	7,245
MBS Agency	—	5,732	—	5,732
ABS Other	—	3,905	—	3,905
Municipals	—	3,180	—	3,180
CLO	—	1,003	—	1,003
CMBS Agency		390	—	390
Total financial assets	$21,529	$36,431	$—	$57,960
The Company had no Level 3 financial assets or liabilities at December 31, 2025 and 2024. The Company measures certain assets and liabilities, such as Goodwill and Other intangibles, at fair value on a non-recurring basis using Level 3 inputs. Refer to Note 4, Intangibles and Goodwill, for additional information.
The Company’s remaining financial assets and liabilities consist of cash, accounts receivable, accounts payable, commissions payable, insurance company payables, accrued expenses, and debt. The carrying value of cash, accounts receivable, accounts payable, commissions payable, insurance company payables, and accrued expenses approximates fair value because of the short-term nature of those instruments. The carrying value of debt approximates fair value due to the variable rate nature of the debt. There were no significant unobservable inputs used in the fair valuing of the Company’s assets and liabilities.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.    ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES
The following table presents a summary of the balances included as a component within the accounts payable and other accrued liabilities (in thousands):

	Successor	Predecessor
	As of December 31, 2025	As of December 31, 2024
Accounts payable and other accrued expenses	$12,339	$6,816
Paid loss and LAE due to carrier	5,164	2,781
Short-term debt (1)	4,000	—
Reinsurance Payable	2,190	1,966
Accrued payroll-related expenses	3,070	9,543
Other current liabilities	198	124
Total Accounts payable and other accrued liabilities	$26,961	$21,230
__________________
(1)This is the short-term portion of the debt discussed in Note 10, Debt.
9.    DEFINED CONTRIBUTION RETIREMENT PLANS
The Company has a defined contribution retirement plan that complies with Section 401(k) of the Internal Revenue Code. Participation in the plan is at the election of the employees. The Company matches 100% of each participant’s voluntary contribution, subject to a maximum contribution of 5% of the participant’s eligible compensation. Participants vest immediately in all contributions to the plan.
The following table presents a summary of the Company contributions to the plan (in thousands):

	Successor	Predecessor
	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Defined contribution plan expense	$28	$1,033	$461
10.    DEBT
Debt is recorded at amortized cost and net of discounts and issuance costs, which are amortized to interest expense over the respective terms of such instruments. The effective interest rates are calculated based on contractual interest, discount, and issuance costs.
For the period from December 5 to December 31, 2025, interest expense on total debt was $2,680, which includes amortization of discounts and issuance costs in the amount of $128. For the period from January 1 to December 4, 2025, interest expense on total debt was $9,712, which includes amortization of discounts and issuance costs in the amount of $851. For the year ended December 31, 2024, the Company had no interest expense on debt.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2024, the Company had no long-term debt. As of December 31, 2025, the Company had a total face value of $400,000, which consisted of the following:

	Maturity Date	Stated Interest Rate	Effective Interest Rate	Unpaid Principal Balance
	As of December 31, 2025	As of December 31, 2025	As of December 31, 2025	As of December 31, 2025
2025 Credit Agreement	Dec 2031	SOFR + applicable rate	9.40%	$400,000
Total face value				400,000
Current portion of long term debt				(4,000)
Unamortized debt issuance costs				(9,895)
Long-term debt				$386,105
December 2025 Credit Agreement
On December 5, 2025, the Company entered into a syndicated credit agreement (the “2025 Credit Agreement”) with a group of lenders, with Acquiom Agency Services LLC serving as the administrative agent. The 2025 Credit Agreement provides for (i) a $400,000 term loan issued at closing and (ii) a $40,000 revolving facility, none of which was drawn at closing. The obligations under the 2025 Credit Agreement are secured by substantially all of the Company’s assets. The Company incurred debt issuance costs of $10,014 related to the term loan and $1,102 related to the revolving facility. The debt issuance costs on the term loan are presented as a direct reduction in the face value of the debt on the Consolidated Balance Sheets. These costs are subsequently amortized to interest expense over the contractual term of the debt using the effective interest method. The debt issuance costs on the revolving facility are presented as an asset within other assets on the Consolidated Balance Sheets and amortized on a straight‑line basis over the term of the facility.
Term loan
The term loan matures on December 5, 2031 and is repayable in quarterly principal installments of $1,000 beginning on March 31, 2026, with the remaining unpaid principal balance due at maturity. The current portion of our long-term debt is $4,000 and classified within Accounts payable and other accrued liabilities on the Consolidated Balance Sheets. The Company may prepay the term loan at any time, subject to a prepayment premium of up to 2.00% of the aggregate principal amount if repaid on or prior to the first anniversary of the issuance, 1.00% after the first anniversary but on or prior to the second anniversary of the issuance, and no prepayment penalty if repaid subsequent to the second anniversary of the issuance. Further, the 2025 Credit Agreement requires mandatory prepayments of the outstanding term loan borrowings prior to maturity under certain circumstances. Specifically, the Company is required to prepay the term loan in amounts equal to (i) a percentage (ranging from 0% to 50%, based on the Company's total leverage ratio) of annual excess cash flow (as defined in the 2025 Credit Agreement), (ii) 100% of net cash proceeds received from certain asset sales or casualty or condemnation events in excess of a specified threshold, to the extent such proceeds are not reinvested within a specified time period, and (iii) 100% of the net cash proceeds received from the incurrence of indebtedness not otherwise permitted under the 2025 Credit Agreement. In addition, upon the occurrence and continuation of an event of default, the lenders may, among other remedies, declare all outstanding obligations immediately due and payable.
Interest on the term loan and revolver facilities is comprised of either (i) the Term SOFR rate plus the Applicable Rate if a Term SOFR Borrowing is elected, or (ii) the Alternate Base Rate plus the Applicable Rate if a ABR Borrowing is elected. The Applicable Rate applied contains a tiered interest feature, in which the Term SOFR Spread or ABR Spread under the Applicable rate (for a Term SOFR Borrowing and ABR Borrowing, respectively), is adjusted on the adjustment date, which is the first day of the month immediately following the date of delivery of the financial statements, based on the Company’s Total Leverage Ratio.
At issuance, the Company elected for the term loan to be a Term SOFR Borrowing. As of December 31, 2025, interest on the term loan is variable and is payable at a rate equal to the term SOFR rate for the interest period plus the Applicable Rate. The Applicable Rate ranges from 4.50% to 5.00%, depending on the Company’s total leverage

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ratio as determined on the last day of the most recently quarter-ended debt reporting period. As of December 31, 2025, the Term SOFR rate was 3.82% and the Applicable Rate was 5.00%. The term loan has an effective interest rate of 9.40%.
Revolving facility
The revolving facility has a total capacity of $40,000. The Company is permitted to borrow, repay, and reborrow at any time prior to the earlier of either (i) December 5, 2031 and (ii) the date of termination of the revolving lenders’ commitments. The issuance of letters of credit would reduce the aggregate amount otherwise available under the revolving facility. The Company had no borrowings outstanding under the revolving facility as of December 31, 2025. Borrowings under the revolving facility, if any, would bear interest determined in the same manner as described above for the term loan. Revolving borrowings are due and payable in full upon maturity on December 5, 2031.
The unused portion of the revolving facility is subject to a commitment fee of 0.50% per annum, calculated based on the average daily unused amount of the revolving credit commitment and payable quarterly in arrears.
January 2025 Credit Facility
On January 24, 2025, Bamboo Insurance, entered into a secured credit facility via private placement with Apogem Capital LLC and Deutsche Bank AG New York Branch. The Bamboo Credit Facility is comprised of a six-year term loan of $110,000 and a revolving credit loan of $10,000. The outstanding debt was paid off as a part of the CVC Acquisition described in Note 3, Significant Transactions.
Future principal payments of debt
The future scheduled principal payments on long-term debt as of December 31, 2025 were as follows (in thousands):

Year Ended December 31,	Amount
2026	$4,000
2027	4,000
2028	4,000
2029	4,000
2030	4,000
Thereafter	380,000
$400,000
Financial Covenants
The Credit Agreement contains affirmative covenants that, among other things, require the Company to maintain its legal existence and properties, provide financial statements and other information to the lenders, maintain insurance, comply with applicable laws, pay taxes, and use proceeds in accordance with the 2025 Credit Agreement. The 2025 Credit Agreement also includes negative covenants that, subject to certain exceptions, limit the Company’s ability to incur additional indebtedness, grant liens, make restricted payments (including dividends and debt payments), make certain investments or acquisitions, dispose of assets, enter into transactions with affiliates, amend organizational documents, and enter into burdensome agreements. In addition, the 2025 Credit Agreement requires the Company to comply with a financial covenant of maintaining a total leverage ratio under certain thresholds.
As of December 31, 2025, the Company was in compliance with all applicable covenants under the 2025 Credit Agreement.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11.    MEMBERS’ EQUITY
Following the CVC Acquisition the Company has two classes of units, Class A and Class B, with Class A also further bifurcated into Class A-1, Class A-2 and Class A-3. Class B includes time based and performance based units. The Class A-1 Units are preferred units and Class A-2 Units, Class A-3 Units and Class B Units are common units.
As of December 31, 2025, the following units are authorized, outstanding and issued:

	Authorized	Issued and Outstanding
A-1 Preferred Units	964,695,058	964,695,058
A-2 Common Units	250,000,000	250,000,000
A-3 Common Units	236,757,210	236,757,210
B Common Units	256,138,636	—
Total Units	1,707,590,904	1,451,452,268
Class A Preferred Units
Holders of the Company’s Class A-1 preferred units are entitled to one vote per unit on all matters submitted to a vote of unitholders. Upon a change of control of the Company, holders of Class A-1 preferred units are entitled to receive distributions first until their unreturned capital amounts are satisfied. The change in control provision is triggered if any individual, entity or group acquired more than 50% of the outstanding voting interests of the Company or if the Company directly or indirectly disposes of all or substantially all of its assets on a consolidated basis. Upon the consummation of an Initial Public Offering, all Class A-1 units, Class A-2 units and Class A-3 units shall automatically convert into Class A-4 units and cease to have an liquidation or distribution preference.
Class A Common Units
Holders of the Company’s Class A common units are entitled to one vote per unit on all matters submitted to a vote of unitholders. Class A-1 and Class A‑2 unitholders have priority over Class A‑3 units in the Company’s standard distribution waterfall. Additionally, the Class A-2 common units shall be eligible to participate in a tag along transaction effected by the Class A-1 preferred unitholders.
Class B Common Units
Class B Units represent management incentive equity. Class B units are profit interest units, which only participate after Class A capital thresholds are met. Holders of the Company's Class B common units are not entitled to vote on any matter. Class B units receive distributions only after Class A units have been paid in full. As of December 31, 2025, 256,138,636 Class B units have been authorized and no units are outstanding.
In the Predecessor period, Bamboo Insurance had members’ equity without units or class distinction. The expenses related to the unit-based compensation was $0, $3,959 and $2,767 for the period December 5 to December 31, 2025, the period January 1 to December 4, 2025 and the year ended December 31, 2024, respectively.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12.    REVENUE
The table below provides revenues earned by revenue source (in thousands).

	Successor	Predecessor
	Period from December 5 to December 31,	Period from January 1 to December 4,	Year Ended December 31,
	2025	2025	2024
Commission revenue	$18,973	$178,180	$110,378
Policy fee revenue	2,695	29,307	21,949
Processing fee revenue	305	3,089	2,063
Earned premium	2,329	26,699	39,391
Net investment gain	439	6,257	4,387
Other income	214	2,702	1,648
Total revenue	$24,955	$246,234	$179,816
The following table presents a roll forward of advanced premium and fees for the following periods:

	Successor	Predecessor
	Period from December 5 to December 31,	Period from January 1 to December 4,	Year Ended December 31,
	2025	2025	2024
Advanced premium and fees balance at beginning of period	$20,217	$7,453	$3,547
Revenue earned during current period	(14,191)	(6,973)	(3,310)
Cancellations	(96)	(479)	(237)
Additional deferrals in current period	8,585	20,216	7,453
Advanced premium and fees balance at end of period	$14,515	$20,217	$7,453
The Company recognized an accrual for cancellations of $3,332 and $5,831 as of December 31, 2025 and 2024, respectively, recorded within commission revenue on the Consolidated Statements of Comprehensive Income. Additionally, the reserve for cancellations for agents’ commissions is $1,478 and $2,478 as of December 31, 2025 and 2024, respectively.
As of December 31, 2025 and 2024, the Company does not have any material remaining performance obligations that are unsatisfied (or partially unsatisfied) under non‐cancelable contracts that would be earned as revenue in future periods.
13.    INSURANCE ACTIVITIES
The Captive participates in a portion of the insurance underwriting risk underwritten and managed by Bamboo Insurance on behalf of its insurance carrier partners through reinsurance contracts between the insurance carriers and the Reinsurer. The Company’s exposure is limited to a quota share reinsurance contract on the portion of the program that the Company chooses to participate in; the Company also manages its exposure by purchasing aggregate excess of loss reinsurance. The Company recognizes revenue over the terms of the related contracts and expected losses are recognized using actuarial methods based on current and historical claim data in order to determine expected ultimate losses and the portion of ultimate losses that have been incurred as of the balance sheet date. For the Company’s Loss and Loss Adjustment Expense Reserve policy see Note 2, Summary of Significant Accounting Policies.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table reflects amounts affecting the Consolidated Statements of Comprehensive Income for ceded reinsurance (in thousands):

	Successor			Predecessor
	Period from December 5 to December 31, 2025			Period from January 1 to December 4, 2025			Year Ended December 31, 2024
	Written Premiums	Earned Premiums	Incurred Loss and LAE	Written Premiums	Earned Premiums	Incurred Loss and LAE	Written Premiums	Earned Premiums	Incurred Loss and LAE
Assumed	$2,941	$2,329	$130	$18,790	$28,706	$34,742	$54,175	$43,386	$20,582
Ceded	60	—	—	1,270	2,007	16,707	4,199	3,995	—
Net	$2,881	$2,329	$130	$17,520	$26,699	$18,035	$49,976	$39,391	$20,582
The reconciliation of the beginning and ending reserve balances for losses and loss adjustment expenses, net of reinsurance is summarized as follows (in thousands):

	Successor	Predecessor
	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Losses and LAE reserve, gross of reinsurance recoverable as of beginning of period	$25,261	$15,033	$6,967
Less: reinsurance recoverable on unpaid losses	3,830	—	—
Losses and LAE reserve, net of reinsurance recoverable as of beginning of period	$21,431	$15,033	$6,967
Incurred losses and loss adjustment expenses:
Current period	95	16,006	19,446
Prior period	35	2,029	1,136
Total incurred	130	18,035	20,582
Deduct: Loss and LAE payments, net of reinsurance, related to:
Current period	2,991	5,157	8,015
Prior period	461	6,480	4,501
Total paid	3,452	11,637	12,516
Reserve for losses and LAE, net of reinsurance recoverable as of end of period	18,109	21,431	15,033
Add: Reinsurance recoverable on unpaid losses and LAE as of end of period	3,267	3,830	—
Losses and LAE reserve, gross of reinsurance recoverable on unpaid losses and LAE as of end of period	$21,376	$25,261	$15,033
Loss development occurs when actual losses incurred vary from the Company’s previously developed estimates, which are established through the Company’s loss and LAE reserve estimate processes. Net incurred losses and LAE experienced unfavorable development of $35 for the period December 5 to December 31, 2025, primarily resulted from the increased tenant/landlord litigation activity and higher levels of late reported claims. Net incurred losses and LAE experienced unfavorable development of $2,029 and $1,136 for the period January 1 to December 4, 2025 and the year ended December 31, 2024, respectively, primarily resulted from increased tenant/landlord litigation activity and higher levels of late‑reported claims.
Incurred Loss and LAE, Net of Reinsurance
The following tables present information about incurred and paid loss development as of December 31, 2025, net of reinsurance, as well as cumulative claim frequency and the total of IBNR reserves. For the purpose of defining claims frequency, the number of reported claims is by loss occurrence and does include claims that do not

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
result in indemnification of loss. The information about incurred and paid claims development for the years ended prior to December 31, 2025 is presented as unaudited supplementary information (in thousands, except number of claims).
The tables below presents years ended December 31, beginning with 2020 to 2024, as the Captive began assuming risk on a quota share basis in a program managed by Bamboo Insurance on December 1, 2020. The tables include the Captive’s predecessor operations for periods prior to the acquisition on January 2, 2024.
Incurred Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance
(in thousands, except for number of claims)

							As of December 31, 2025
Accident Year	Unaudited							Cumulative Number of Reported Claims
	2020	2021	2022	2023	2024	2025	IBNR
2020		—	1	1	—	0	(2)	12
2021		338	334	288	270	264	7	258
2022			3,061	2,152	3,087	3,105	83	1,407
2023				12,628	12,847	13,787	646	4,441
2024					19,445	20,557	1,869	6,402
2025						16,101	6,340	6,117
Total						$53,814	$8,943	18,637
Cumulative Paid Losses and Allocated Loss Adjustment Expenses, Net of Reinsurance
(in thousands)

Accident	Unaudited
Year	2020	2021	2022	2023	2024	2025
2020		—	1	1	1	2
2021		121	260	273	255	255
2022			907	2,358	2,836	2,900
2023				5,469	9,510	10,878
2024					8,014	13,522
2025						8,148
Total						$35,705

Reserve for losses and LAE, net of reinsurance recoverable as of end of period						$18,109
Add: Reinsurance recoverable on unpaid losses and LAE as of end of period						3,267
Losses and LAE reserve, gross of reinsurance recoverable on unpaid losses and LAE as of end of period						$21,376

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents the average annual percentage payout of incurred losses by age, net of reinsurance as of December 31, 2025:
Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance (unaudited)

Years	1	2	3	4	5	6
Property and Casualty	52%	34%	6%	4%	2%	2%
14.    INCOME TAXES
The Company is not eligible to file a consolidated income tax return. Miramar Holdco, LLC and Bamboo Insurance , the predecessor, are taxed as partnerships, which are not subject to entity level tax under the Internal Revenue Code.
As a partnership, the Company passes through items of income and deductions to its members each year for inclusion in their tax returns. Accordingly, the Company does not pay income taxes, however $440, $24,131 and $25,201 was distributed to members in the periods December 5 through 31, 2025, January 1 to December 4, 2025 and during the year ended December 31, 2024 as a dividend to enable the Company’s members to pay their respective tax obligations associated with taxable income allocated by the Company.
The Captive, as an Arizona entity, is considered a property casualty insurance company for federal income tax purposes. Accordingly, it files and pays taxes, if required, via Form 1120‐PC as a standalone entity. Due to historical losses, the Captive maintains a full valuation allowance against its net deferred tax asset. As a result, there is no tax expense recorded in the financial statements.
The components of the provision for income tax expense (benefit), are as follows (in thousands):

	Successor	Predecessor
	Period from December 5 to December 31, 2025	Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Current tax expense:
Federal	$—	$—	$—
State and local	—	—	—
Total current tax expense	—	—	—
Deferred tax (benefit) expense
Federal	(131)	452	(48)
State and local	—	—	—
Total deferred tax (benefit) expense	(131)	452	(48)
Valuation Allowance	131	(452)	48
Total after valuation allowance	—	—	—

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income before provision for income taxes is as follows for the following periods (in thousands):

	Successor		Predecessor
	Period from December 5 to December 31, 2025		Period from January 1 to December 4, 2025		Year Ended December 31, 2024
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Federal income tax at statutory rate	$(2,692)	21.00%	$9,724	21.00%	$6,635	21.00%
Changes in valuation allowance	376	-2.93%	(696)	-1.50%	(48)	-0.15%
Nontaxable or nondeductible items
Nontaxable partnership income	2,316	-18.07%	(9,028)	-19.50%	(6,587)	-20.85%
Effective Tax Rate	$—	0%	$—	0%	$—	0%
The components of the deferred tax assets and liabilities are as follows (in thousands):

	Successor	Predecessor
	December 31, 2025	December 31, 2024
Deferred tax assets:
Loss reserve discounting	67	119
Unearned premiums	872	1,291
Net operating loss	2,109	1,845
Investment basis	108	232
Total deferred tax asset before valuation allowance	3,156	3,487
Deferred tax liabilities:
Deferred policy acquisition costs	(230)	(1,899)
Value of business acquired	(1,263)	(246)
Total deferred tax liability before valuation allowance	(1,493)	(2,145)
Total deferred federal income tax asset	1,663	1,342
Valuation allowance	(1,663)	(1,342)
Total net deferred tax asset after valuation allowance	—	—
As of December 31, 2025 and 2024, the Captive has net operating losses, which will be carried forward, of $10,044 and $8,784 respectively, which will expire between 2040 and 2045. Management believes it is more likely than not that the tax losses will not be utilized prior to expiration. As of December 31, 2025 and 2024, the Company established a full valuation allowance of $1,663 and $1,342, respectively, against net deferred income tax assets.
The Company has concluded there are no material uncertain tax positions as of December 31, 2025 or 2024. The Company’s tax years 2022-2025 remain subject to examination. No income taxes were paid to any jurisdiction by the Company during the period ended December 4, 2025, December 31, 2025, or the year ended December 31, 2024.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15.    EARNINGS PER UNIT ATTRIBUTED TO COMMON MEMBERS
Basic and diluted net income per unit was calculated as follows (in thousands, except unit and per unit data):

	Successor		Predecessor
	Class A-2 Units	Class A-3 Units
	Period from December 5 to December 31, 2025		Period from January 1 to December 4, 2025	Year Ended December 31, 2024
Numerator:
Net income attributable to common stockholders	$(6,583)	$(6,234)	$46,305	$31,593
Dividends and undistributed earnings allocated to participating securities	—	—	—	—
Net income attributable to common stockholders (Successor) / members (Predecessor)	$(6,583)	$(6,234)	$46,305	$31,593

Denominator:
Weighted average common units outstanding—basic	250,000,000	236,757,210	N/A	N/A

Effect of potentially dilutive securities:
Class B Units (Successor)	—	—	—	—

Weighted average common units outstanding—diluted	250,000,000	236,757,210	—	—

Earnings per unit:
Basic	$(0.03)	$(0.03)	N/A	N/A
Diluted	$(0.03)	$(0.03)	N/A	N/A
There were no units included in diluted EPS for the period December 5, 2025 through December 31, 2025 (Successor) as there were no potentially dilutive issued and outstanding.
For the period from January 1, 2025 through December 4, 2025 and for the year ended December 31, 2024 (Predecessor), Bamboo Insurance was a single member entity and there were no units issued and outstanding and EPS is not applicable for those periods. On February 27, 2026, the Company granted 205,210,910 Class B units from units authorized during the CVC Acquisition.
16.    COMMITMENTS AND CONTINGENCIES
The Company is subject to legal proceedings arising from the normal conduct of its business. The Company does not believe that it is a party to any pending legal proceeding that is likely to have a material adverse eﬀect on its business, financial condition or results of operations.
Lease commitments were immaterial as of December 31, 2025 and 2024.
17.    SEGMENTS
The Company has two operating and reportable segments comprising its Managing General Underwriter and Captive businesses. These segments reflect the manner in which the Company’s chief operating decision maker (“CODM”), the Chief Executive Officer, evaluates the financial performance of the Company’s segments and

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
allocates resources based upon Segment Adjusted EBITDA as the profitability measure. The Company defines Segment Adjusted EBITDA as net income (the most directly comparable GAAP measure) adjusted to exclude interest expense, income taxes, depreciation and amortization, and further adjusted for other items management believes are not indicative of ongoing operating results. By removing these expenses, Segment Adjusted EBITDA provides a clearer year-to-year comparison of operating performance. The Company’s CODM does not use segment assets or capitalized expenses to allocate resources or to assess performance of the segments and, therefore, segment assets and capitalized expenses have not been reported separately.
The MGU segment operates as a managing general agency, managing general underwriter and program administrator, whereby the Company manages product distribution, performs data-driven underwriting, supports product development, and provides administration and claims services on behalf of its insurance partners. The Captive segment strategically participates across multiple Bamboo Insurance programs as a quota‑share reinsurer, aligning its interests with program partners, supports platform expansion, and opportunistically captures underwriting economics. This segment enables the Company to deploy capital in a targeted manner while sharing in the performance of the underlying insurance programs. Segment results are shown prior to eliminations. Eliminations related to the profit sharing between the MGU and the Captive are included in the elimination column below as necessary to reconcile Segment Adjusted EBITDA to the Consolidated Statements of Comprehensive Income.
The following is a summary of the Company's reportable segment results for the following periods:

	Successor
	Period from December 5 to December 31, 2025
	MGU	Captive	Eliminations	Total
Revenue:
Commission revenue	$18,973	$—	$—	$18,973
Fee revenue	3,000	—	—	3,000
Net earned premium	—	2,329	—	2,329
Other income	1,270	138	(755)	653
Total revenue	$23,243	$2,467	$(755)	$24,955

Expense
Operating expense
Agency commission	$6,652	$—	$—	$6,652
Salaries and benefit expense	2,175	—	—	2,175
Selling, general and administrative expense	591	930	(755)	766
Insurance related expense	341	358	—	699
Incurred losses and loss adjustment expense	—	130	—	130
Total segment operating expense	$9,759	$1,418	$(755)	$10,422

Segment Adjusted EBITDA	$13,484	$1,049	$—	$14,533

Interest expense				$(2,680)
Amortization of acquired intangible assets				(5,169)
Amortization of developed intangible assets				(19)
IT implementation costs				(869)
Transaction cost				(16,925)
Other				(1,688)
Net (loss) income before income tax expense				$(12,817)

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Predecessor
	Period from January 1 to December 4, 2025
	MGU	Captive	Eliminations	Total
Revenue:
Commission revenue	$178,180	$—	$—	$178,180
Fee revenue	32,396	—	—	32,396
Net earned premium	—	26,699	—	26,699
Other income	9,442	2,493	(2,976)	8,959
Total revenue	$220,018	$29,192	$(2,976)	$246,234

Expense
Operating expense
Agency commission	$69,493	$—		$69,493
Salaries and benefit expense	34,884	—	—	34,884
Selling, general and administrative expense	18,210	2,483	(2,976)	17,717
Insurance related expense	6,263	10,182	—	16,445
Incurred losses and loss adjustment expense	—	18,035	—	18,035
Total segment operating expense	$128,850	$30,700	$(2,976)	$156,574

Segment Adjusted EBITDA	$91,168	$(1,508)	$—	$89,660

Interest expense				$(9,712)
Amortization of acquired intangible assets				(14,666)
Amortization of developed intangible assets				(2,249)
Unit-based compensation expense				(3,959)
IT implementation costs				(4,339)
Transaction costs				(5,741)
Other				(2,689)
Net (loss) income before income tax expense				$46,305

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Predecessor
	Period from January 2 to December 31, 2024
	MGU	Captive	Eliminations	Total
Revenue:
Commission revenue	$110,378	$—	$—	$110,378
Fee revenue	24,012	—	—	24,012
Net earned premium	—	39,391	—	39,391
Other income	10,347	1,428	(5,740)	6,035
Total revenue	$144,737	$40,819	$(5,740)	$179,816

Expense
Operating expense
Agency commission	$48,519	$—	$—	$48,519
Salaries and benefit expense	24,691	—	—	24,691
Selling, general and administrative expense	11,349	5,906	(5,740)	11,515
Insurance related expense	7,176	8,560		15,736
Incurred losses and loss adjustment expense	—	20,582		20,582
Total segment operating expense	$91,735	$35,048	$(5,740)	$121,043

Segment Adjusted EBITDA	$53,002	$5,771	$—	$58,773

Amortization of acquired intangible assets				$(21,947)
Amortization of developed intangible assets				(294)
Unit-based compensation expense				(2,767)
IT implementation costs				(1,460)
Transaction costs				(712)
Net (loss) income before income tax expense				$31,593
Other income for each of the segments is primarily comprised of investment income. Other expenses primarily include non-recurring project expenses for the one-time establishment of certain business processes to enable the potential of a future transaction.
Transaction costs are one-time expenses, most often related to corporate finance activities such as debt and restructuring transaction costs.
18.    RELATED PARTIES
Cybersecurity Supplier
The Company engaged a contractor for cybersecurity services that was an affiliate of a member of the Company’s key management team. The related party relationship ceased upon the departure of the key management team member on April 1, 2025. Payments made to the contractor were $108 and $903 for the periods from December 5 to December 31, 2025 and January 1 to December 4, 2025, respectively, and $633 for the year ended December 31, 2024. There were no amounts due to or from the contractor as of December 31, 2025, December 4, 2025, or December 31, 2024, as all payments for services rendered were settled within the same respective reporting periods.

MIRAMAR HOLDCO, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
19.    SUBSEQUENT EVENTS
The Company has evaluated subsequent events through April 7, 2026, the date the consolidated financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the following:
In January 2026, Bamboo Insurance entered into an interest rate swap contract with Deutsche Bank, London Branch with a notional amount of $270,000 relative its $400,000 term loan. The contract has an effective date of March 31, 2026, and it terminates on March 31, 2028. The interest rate swap is settled monthly at a fixed rate of 3.2905% compared to a SOFR Chicago Mercantile Exchange floating rate.
In January and March of 2026, the Company issued tax distributions to the common unitholders of $1,462 and $1,263, respectively, based on the final tax estimates for 2025.
* * * * * *

Miramar Holdco, LLC
Condensed Consolidated Balance Sheets
(in thousands, except unit amounts)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash	$50,482	$37,454
Fiduciary cash	111,748	94,291
Short-term, trading, at fair value	30,001	35,276
Fixed maturities, trading, at fair value	48,443	39,394
Fiduciary receivable	45,646	39,493
Accounts receivable, net of allowance of $124 and $81, respectively	19,903	33,444
Deferred acquisition costs	1,941	936
Prepaid expenses and other assets	4,036	2,438
Reinsurance recoverable	1,115	3,267
Total current assets	$313,315	$285,993
Capitalized software and equipment, net	10,121	245
Goodwill	801,401	801,401
Other intangible assets	881,165	920,001
Other assets	5,200	2,457
Total assets	$2,011,202	$2,010,097

Liabilities and members’ equity
Current liabilities:
Premium payable to carriers	$74,826	$70,955
Premium payable to insureds	19,140	15,973
Unpaid losses and loss adjustment expenses	16,356	21,376
Unearned premiums	7,099	20,617
Agent commissions payable	8,446	15,531
Funds held in claims escrow	7,524	8,821
Advanced premium and fees	29,398	14,515
Accounts payable and other accrued liabilities	40,646	26,961
Total current liabilities	$203,435	$194,749
Other liabilities	556	629
Long-term debt	531,064	386,105
Total liabilities	$735,055	$581,483

Commitments and contingencies (Note 15)

Members’ equity

Preferred A-1 units (964,695,058 units authorized, issued and outstanding as of June 30, 2026 and December 31, 2025)	865,031	964,695
Common A-2 units (250,000,000 units authorized, issued and outstanding as of June 30, 2026 and December 31, 2025)	219,252	245,079
Common A-3 units (237,234,483 units authorized, issued and outstanding as of June 30, 2026 and December 31, 2025)	208,088	232,097
Common B units (256,138,636 units authorized; 255,673,636 issued and outstanding as of June 30, 2026 and 0 issued and outstanding as of December 31, 2025)	—	—
Additional paid-in capital	789
Members’ accumulated (loss) earnings	(17,013)	(13,257)
Total members' equity	$1,276,147	$1,428,614
Total liabilities and members' equity	$2,011,202	$2,010,097
See notes to the condensed consolidated financial statements

Miramar Holdco, LLC
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except unit and per unit amounts)
(Unaudited)

	Successor	Predecessor
	For the Six Months Ended June 30, 2026	For the Six Months Ended June 30, 2025
Revenue:
Commission revenue	$134,647	$87,120
Fee revenue	23,266	15,656
Net earned premium	11,587	16,461
Other income	3,898	4,616
Total revenue	173,398	123,853

Expense:
Agency commission	$47,447	$33,253
Salaries and benefit expense	22,806	18,713
Selling, general and administrative expense	24,387	12,411
Insurance related expense	9,005	10,178
Amortization of acquired intangible assets	36,364	8,000
Incurred losses and loss adjustment expense	3,352	12,556
Total operating expense	143,361	95,111
Interest expense	$16,281	$4,997
Net (loss) income before income tax expense	13,756	23,745
Income tax expense	—	—
Net income	$13,756	$23,745

Other comprehensive (loss) income	—	—
Total other comprehensive (loss) income	—	—

Total comprehensive (loss) income	$13,756	$23,745

Net (loss) income per unit attributable
Basic income per A-2 units	$0.01	N/A
Basic income per A-3 units	$—	N/A
Diluted income per A-2 units	$0.01	N/A
Diluted income per A-3 units	$—	N/A
See notes to the condensed consolidated financial statements

Miramar Holdco, LLC
Condensed Consolidated Statement of Changes in Members’ Equity
(in thousands)
(Unaudited)

Successor
	A-1 Preferred Units	A-2 Common Units	A-3 Common Units	B Common Units	Additional paid-in capital	Members’ accumulated (loss) earnings	Accumulated Other Comprehensive Loss, After-tax	Total
Balance as of December 31, 2025	$964,695	$245,079	$232,097	$—	$—	$(13,257)	$—	$1,428,614
Issuance of units	—	—	500	—	—	—	—	500
Return of capital	(99,664)	(25,827)	(24,509)	—	—	—	—	(150,000)
Distributions to common unitholders	—	—	—	—	—	(5,876)	—	(5,876)
Distribution to preferred unitholders	—	—	—	—	—	(11,636)	—	(11,636)
Recognition of unit-based compensation expense	—	—	—	—	789	—	—	789
Net income	—	—	—	—	—	13,756	—	13,756
Balances at June 30, 2026	$865,031	$219,252	$208,088	$—	$789	$(17,013)	$—	$1,276,147

Predecessor
	Members’ Equity	Members’ accumulated (loss) earnings	Accumulated Other Comprehensive Loss, After-tax	Total
Balance as of December 31, 2024	$410,541	$6,392	$—	$416,933
Return of capital	(84,430)	—	—	(84,430)
Distributions to members	—	(19,632)	—	(19,632)
Recognition of unit-based compensation expense	1,738	—	—	1,738
Net income	—	23,745	—	23,745
Balances at June 30, 2025	$327,849	$10,505	$—	$338,354
See notes to the condensed consolidated financial statements

Miramar Holdco, LLC
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Successor	Predecessor
(in thousands)	For the Six Months Ended June 30, 2026	For the Six Months Ended June 30, 2025
Operating activities:
Net income	$13,756	$23,745
Noncash revenues, expenses, gains and losses included in net income:
Depreciation and other amortization (including intangibles)	37,568	8,929
Gain on interest rate swap	(2,794)	—
Investment income (loss)	427	(514)
Provision for bad debt	29	42
Recognition of unit-based compensation expense	789	1,738

Changes in operating assets and liabilities:
Accounts receivable	13,512	23,666
Deferred acquisition costs	(1,005)	5,731
Prepaid expenses and other assets	(1,628)	370
Reinsurance recoverable	2,152	(3,984)
Other assets	(30)	(772)
Premium payable to insureds	3,167	(12,931)
Unpaid losses and loss adjustment expenses	(5,020)	7,338
Unearned premiums	(13,518)	(18,611)
Agent commissions payable	(4,614)	(1,210)
Accounts payable and other accrued liabilities	9,646	3,657
Other liabilities	(73)	661
Net cash provided by operating activities	$52,364	$37,855
Investing activities:
Purchase of investments: fixed maturities	(13,106)	(7,378)
Proceeds from sales, calls and maturities of investments: fixed maturities	3,630	9,220
Change in short-term, trading, net	5,275	(9,259)
Purchase of capitalized software and equipment assets	(7,554)	(7,984)
Net cash used in investing activities	$(11,755)	$(15,401)
Financing activities:
Change in fiduciary receivables	(6,153)	(13,675)
Change in fiduciary liabilities	17,457	35,584
Issuance of debt, net	148,076	104,430
Deferred issuance cost	(492)	—
Payments on debt	(2,000)	(275)
Contributions from common unitholders	500	—
Distributions to members	—	(19,632)
Distributions to unitholders	(17,512)	—
Return of capital	(150,000)	(84,430)
Net cash (used in) provided by financing activities	(10,124)	22,002
Net change in cash and fiduciary cash	$30,485	$44,456
Cash and fiduciary cash at beginning of period	131,745	73,096
Cash and fiduciary cash at end of period	$162,230	$117,552
Cash	$50,482	$26,991
Fiduciary cash	111,748	90,561
Supplemental cash flow disclosures:
Cash paid for interest	$18,324	$4,805
See notes to the condensed consolidated financial statements

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
Miramar Holdco, LLC was formed on September 26, 2025, as a Delaware limited liability company. The Company was formed to finance the acquisition of Bamboo Ide8 Insurance Services, LLC and its wholly owned subsidiaries on December 5, 2025 (“CVC Acquisition”).
References to “the Company” following the CVC Acquisition refer to Miramar Holdco, LLC and its consolidated subsidiaries. Reference to “the Company” prior to the CVC Acquisition refer to Bamboo Ide8 Insurance Services, LLC and its consolidated subsidiaries.
The Company primarily operates as a managing general agency, managing general underwriter and program administrator (the “MGU”). Through its consolidated subsidiary Bamboo Ide8 Insurance Services, LLC (“Bamboo Insurance”), the Company focuses on providing homeowners with insurance products, including earthquake and other supplemental coverages, along with personal and commercial insurance products as a retail agency. Bamboo Insurance primarily serves the residential property market in California.
The Company also operates a captive reinsurer through its consolidated subsidiary Ide8 Re Inc. (the “Captive”). The Captive assumes risk on a quota share basis in a program managed by Bamboo Insurance. The Captive redomiciled to the state of Arizona as a protected cell captive in the fourth quarter of 2024, and it is subject to regulation and supervision by the Arizona Department of Insurance and Financial Institutions and must maintain a capital and surplus of $250. The Captive has met this requirement as of June 30, 2026 and December 31, 2025. The Company is currently in the process of redomesticating Bamboo Captive to Bermuda. The redomestication is not yet completed, but may be complete prior to the Company's S-1 filing and will not have material impact to the Bamboo Captive or the Company's operations.
Basis of Presentation
The accompanying interim unaudited condensed consolidated financial statements include the accounts of Miramar Holdco, LLC, and its consolidated subsidiaries Bamboo Insurance and the Captive.
In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of financial position as of June 30, 2026 and its results of operations for the six months ended June 30, 2026 and 2025, and cash flows for the six months ended June 30, 2026 and 2025. The Condensed Consolidated Balance Sheet as of December 31, 2025 was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.
As Miramar Holdco, LLC did not have any operations prior to the CVC Acquisition, Bamboo Insurance is viewed as the predecessor to the Company and its consolidated subsidiaries. Accordingly, the consolidated financial statements include certain historical consolidated financial and other data for the Company for periods prior to the completion of the CVC Acquisition.
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation. All amounts are presented in thousands, except per unit data and where otherwise noted.
Periods prior to the CVC Acquisition reflect the condensed consolidated financial statements of Bamboo Insurance (referred to herein as the “Predecessor”). Periods subsequent to the CVC Acquisition reflect the condensed consolidated financial statements of Miramar Holdco, LLC (referred to herein as the “Successor”).
The Company’s assets and liabilities were adjusted to fair value on the closing date of the CVC Acquisition. Due to the change in the basis of accounting resulting from the CVC Acquisition, the condensed consolidated

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
financial statements for the Predecessor and the Successor are not necessarily comparable. Where applicable, a black line separates the Successor and Predecessor periods to highlight the lack of comparability.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Included below are selected significant accounting policies including those that were added or modified during the six months ended June 30, 2026 as a result of new transactions entered into or the adoption of new accounting policies. For a comprehensive disclosure of our accounting policies, refer to Note 2, Summary of Significant Accounting Policies, in the notes to our audited consolidated financial statements for the year ended December 31, 2025.
Unit-Based Compensation
Pursuant to Amended and Restated Limited Liability Company Agreement of Miramar Holdco dated as of December 5, 2025 (the “Existing LLC Agreement”), the Company grants service-based and performance-based Class B units to employees and directors of the Company. The Company accounts for all unit-based awards in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”).
Equity classified unit-based awards are measured and recognized based on the grant date fair value of the awards and the Company has elected to recognize forfeitures as they occur. The Company applied Monte Carlo Simulation to estimate the fair value of the Class B units. The calculation of the fair value required an estimate of the Company’s equity value.
Unit-based compensation expense is recognized within Salaries and benefit expense in the Condensed Consolidated Statements of Comprehensive Income.
The Company recognizes unit-based compensation expense for unit-based awards with graded vesting that require only service on a straight-line basis over the requisite service period. The Company applies this policy consistently to all awards with similar vesting features.
Unit-based compensation expense for awards with performance and market-based conditions tied to multiples of invested capital upon an implied liquidity event is recognized when performance-based conditions are deemed probable of achievement. The awards with performance-based conditions vest upon a liquidity event, so recognition of unit-based compensation will be deferred until the consummation of such transaction. Upon the occurrence of a liquidity event, compensation cost is recognized regardless of whether the market condition is ultimately satisfied.
Estimating the fair value of these grants requires an estimate of the Company’s equity value. Since the Company is privately-held and there is no public market for its units, the fair value of the Company’s equity was estimated using inputs and assumptions that market participants would consider in pricing its equity, including but not limited to, recent pricing at which the equity transacted between third parties, recent indications of value from offers to acquire the Company, recent historical and anticipated projected financial metrics, anticipated potential risks associated with the forecasted financial metrics, and anticipated economic, industry and market conditions. The Company believes the combination of these factors resulted in an appropriate estimate of the fair value of the equity as of each grant date.
Derivative Instruments
In January 2026, Bamboo Insurance entered into an interest rate swap contract to manage cash flow fluctuations associated with its variable interest rate debt borrowings. The Company does not designate these derivative instruments as hedges under ASC 815, Derivatives and Hedging for hedge accounting treatment and as a result they are accounted for as economic hedges. Gains and losses related to the derivative instruments are recognized within interest expense in the Condensed Consolidated Statements of Comprehensive Income. The interest rate swap is reported at fair value in Other assets on the Condensed Consolidated Balance Sheet as of June 30, 2026.
Concentration of Credit Risk and Major Customers
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and short-term investments, fixed maturity securities and derivatives instruments. The Company places its cash and short-term investments with money market funds and its fixed maturity securities in securities of the U.S. government, U.S. government agencies, and high credit quality issuers of debt securities. The Company is exposed

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
to credit risk if the counterparty to its interest rate swap (see Note 7, Fair Value Measurements) fails to perform, limited to the swap's fair value of $2,794 as of June 30, 2026, and mitigates this risk by transacting with creditworthy financial institutions.
The Company places substantially all of its business with two program partners. For the six months ended June 30, 2026 and 2025, the primary partner accounted for 72% and 88% of Commission revenues, respectively. During the six months ended June 30, 2026 and 2025, the secondary partner accounted for 13% and 7% of Commission revenues, respectively. During the six months ended June 30, 2026 and 2025, the primary partner accounted for 32% and 93% of net earned premiums, respectively, and the secondary partner accounted for 48% and 2% of net earned premiums, respectively.
Additionally, for the six months ended June 30, 2026 and 2025, 55% and 87% of fee revenue, respectively, was recorded from insured customers holding policies underwritten by the Company's primary program partner. During the six months ended June 30, 2026 and 2025, 16% and 7% of fee revenue, respectively, was recorded from insured customers holding policies underwritten by the Company's secondary program partner.
Over time, the Company intends to reduce this concentration. However, should the Company’s primary program partner reduce the volume of business accepted from the Company or adversely change the terms and conditions of the placement and the Company not be able to replace lost revenues with other insurers, the Company may experience material adverse impact to both its financial performance and financial condition. The primary program partner has an AM Best rating of A- and the secondary program partner has an AM Best rating of A-.
Bamboo Insurance primarily serves the residential property market in California, which comprises over 98% of Bamboo Insurance’s revenue.
Earnings per Unit
The Company applies the two-class method when computing earnings per unit (“EPU”) in accordance with ASC Topic 260, Earnings per Share (“ASC 260”). Under the two-class method, earnings are allocated between common units and participating securities based on their respective rights to receive dividends and participate in undistributed earnings.
The Company's capital structure includes Class A-1 preferred units, Class A-2 common units, Class A-3 common units and Class B units. The Company has concluded that its Class A-1 preferred units are participating securities because they are entitled to participate in distributions alongside common unitholders. Accordingly, the Class A-1 preferred units are included in the allocation of earnings under the two-class method.
The Company concluded that vested Class B units are participating securities because, upon satisfaction of the applicable participation threshold, they have nonforfeitable rights to participate in distributions. Unvested Class B units are not participating securities because any distribution rights remain subject to forfeiture until the applicable vesting conditions are satisfied. Accordingly, no earnings were allocated to Class B units under the two-class method for the six months ended June 30, 2026 because no Class B units were vested during the period.
Basic EPU is calculated by dividing net income attributable to the applicable class of common unitholders by the weighted-average number of respective common unit outstanding during the reporting period.
Diluted EPU is calculated by dividing net income attributable to the applicable class of common unitholders, adjusted for the impact of dilutive securities, if any, by the weighted-average number of common units outstanding during the period, including the dilutive effect of potentially dilutive units Potentially dilutive units are excluded from the diluted EPU calculation when the impact would be anti-dilutive.
Recently Adopted Accounting Pronouncements
In March 2024, the FASB issued ASU 2024-01, Compensation – Stock Compensation (Topic 718), amended the guidance in ASC 718 to add an example showing how to apply the scope guidance to determine whether profits interest and similar awards should be accounted for as share-based payment arrangements. The guidance is effective

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years. This update did not have a material impact on the Company’s condensed consolidated financial statements.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient in developing reasonable and supportable forecasts when estimating expected credit losses on current accounts receivable and contract assets. The ASU is effective for the Company beginning January 1, 2026 and is applied prospectively. Adoption of ASU 2025-05 did not have a material impact on the Company's condensed consolidated financial statements.
Recently Issued Pronouncements Not Yet Adopted
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which is intended to improve the disclosures of expenses by providing more detailed information about the types of expenses in commonly presented expense captions. Additionally, in January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, to clarify the effective date of ASU 2024-03. The standard requires breaking down expenses into specific categories, such as employee compensation and costs related to depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. This ASU also requires disclosure of the total amount of selling expense and, in annual reporting periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for the Company beginning in fiscal year 2027 and interim periods beginning in fiscal year 2028, either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statement disclosures.
In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Improvements to Accounting for Internal-Use Software. The ASU replaces the current stage-based capitalization model with a principles-based approach that requires capitalization of costs once management has authorized and commits to funding a software project and it is probable that the project will be completed and the software will be used as intended. The guidance is effective for the Company beginning in the first quarter of 2028. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on the consolidated financial statements and related disclosures.
3.SIGNIFICANT TRANSACTIONS
2026 Return of Capital
During the six months ended June 30, 2026, the company returned capital of $150,000 to the unitholders of Bamboo Ide8 Insurance Services, LLC (“2026 Return of Capital”). This was recorded as a return of capital to preferred and common unitholders and reflected as a reduction to members’ equity in the accompanying Condensed Consolidated Balance Sheet. The return of capital is presented as a financing activity in the accompanying Condensed Consolidated Statements of Cash Flows. The Company primarily financed the return of capital through an incremental term loan issuance following the same terms as its borrowing on the 2025 Credit Agreement term loan. Refer to Note 9, Debt for additional details on the incremental borrowing.
CVC Acquisition
The Company's purchase price allocation for the CVC Acquisition reflects various fair value estimates and analyses, including the valuation of tangible assets acquired, liabilities assumed, identifiable intangible assets, and goodwill, which are subject to change within the measurement period as preliminary valuations are finalized. Measurement period adjustments are recorded in the reporting period in which the estimates are finalized and adjustment amounts are determined. The Company's preliminary purchase price allocation for the CVC Acquisition remained unchanged as of June 30, 2026, and no measurement period adjustments were recorded during the six months ended June 30, 2026.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The measurement period for the CVC Acquisition will close no later than December 5, 2026, one year from the acquisition date.
4.INTANGIBLES AND GOODWILL
Other Intangible Assets
A summary of the Company’s other intangible assets are as follows (in thousands):

	As of June 30, 2026			As of December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	$52,800	$2,006	$50,794	$52,800	$246	$52,554
Developed Technology	64,289	5,234	59,055	64,289	643	63,646
Agency Relationships	801,430	30,449	770,981	801,430	3,722	797,708
Value of Business Acquired (1)	4,177	3,842	335	6,651	558	6,093
Other intangible assets	$922,696	$41,531	$881,165	$925,170	$5,169	$920,001
________________
(1)On April 1, 2026, the reinsurance contracts of the Captive were renewed, in which the Captive updated the quota share percentage that was assumed from the program partners. Following the renewal, the gross value of VOBA decreased by $2,474 included within Selling, General and Administrative expense on the Condensed Consolidated Statements of Comprehensive Income.
Amortization expense related to other intangible assets for the six months ended June 30, 2026 was $36,364. Amortization expense for the six months ended June 30, 2025, which does not reflect the effects of the CVC Acquisition purchase price allocation, was $8,000. As a result of the CVC Acquisition, acquired intangible assets were recorded at fair value and accumulated amortization was reset upon closing; accordingly, accumulated amortization as of December 31, 2025 reflects only the post CVC acquisition period.
Goodwill
The goodwill balance as of June 30, 2026 of $801,401 and December 31, 2025 of $801,401 was wholly related to the CVC Acquisition. All of the Company’s goodwill is allocated to the MGU segment.
The Company tests for goodwill impairment annually or more frequently when events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. To date, the Company has not recognized any impairment related to the goodwill in the periods presented.
5.CAPITALIZED SOFTWARE
The following table summarizes net capitalized software (in thousands):

Software Capitalization	As of June 30, 2026	As of December 31, 2025
Gross capitalized software	$10,338	$245
Less accumulated amortization	(217)	—
Total Capitalized Software, net	$10,121	$245
The increase in gross capitalized software during the six months ended June 30, 2026 was primarily driven by costs associated with capitalized internal-use software to complement the implementation of a new policy administration system. In connection with the CVC Acquisition, capitalized software balances were recognized at fair value within Other intangible assets. Capitalized software costs subsequent to the CVC Acquisition are recognized within Capitalized software and equipment. Refer to Note 2, Summary of Significant Accounting Policies, in the notes to our audited consolidated financial statements for additional information regarding our capitalized software policy.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2026, the Company recorded amortization on internally developed software of $217. Amortization expense for the six months ended June 30, 2025, which does not reflect the effects of the CVC Acquisition purchase price allocation, was $451. Amortization of internally developed software is classified within Selling, general and administrative expense on the Condensed Consolidated Statements of Comprehensive Income.
6.INVESTMENTS
The Company’s trading securities are summarized as follows (in thousands):

June 30, 2026	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value

Corporate	$25,130	$11	$(212)	$24,929
Short-term	30,004	—	(3)	30,001
US Government	3,078	—	(20)	3,058
MBS Agency	12,873	14	(92)	12,795
ABS Other	3,823	—	(13)	3,810
Municipals	2,393	—	(30)	2,363
CMBS Agency	1,524	—	(36)	1,488
Total	$78,825	$25	$(406)	$78,444

December 31, 2025	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value

Corporate	$19,940	$22	$(10)	$19,952
Short-term	35,265	12	(1)	35,276
US Government	1,834	1	(3)	1,832
MBS Agency	10,729	18	(2)	10,745
ABS Other	3,714	13	(1)	3,726
Municipals	2,383	5	(3)	2,385
CLO	347	—	—	347
CMBS Agency	417	—	(10)	407
Total	$74,629	$71	$(30)	$74,670
Collateral held by the Captive
Collateral held by the Captive to support its reinsurance agreements totaled $56,294 and $52,753 as of June 30, 2026 and December 31, 2025, respectively. These amounts are included within Short-term, trading, at fair value and Fixed maturities, trading, at fair value.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Contractual maturities of fixed maturity and short-term securities
The amortized cost and carrying value of fixed maturity and short-term securities at June 30, 2026, by contractual maturity, are shown below (in thousands):

	Amortized Cost	Carrying Value
Due within one year	$34,360	$34,347
Due after one year through five years	20,847	20,678
Due after five years through ten years	4,989	4,930
Due after ten years	1,933	1,884
Mortgage and asset-backed securities	16,696	16,605
	$78,825	$78,444
Expected maturities may diﬀer from contractual maturities because borrowers may have the right to call or prepay obligations.
Net investment gain (loss) summary
Net investment gain (loss) is summarized as follows (in thousands):

	Successor	Predecessor
	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Interest income	3,311	2,966
Realized gains	4	5
Change in unrealized (loss) gain	(420)	315
Investment management fees and expenses	(59)	(96)
Net investment gain	2,836	3,190
Net investment gain includes interest and dividend income together with amortization of market premiums and discounts and is net of investment management and custody fees. The amortization of premium and accretion of discount for fixed maturity securities is computed using the effective interest method. Net investment gains are included within Other Income on the Condensed Consolidated Statements of Comprehensive Income.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
7.FAIR VALUE MEASUREMENTS
The following table presents the Company’s fair value hierarchy for financial assets and liabilities measured at fair value on a recurring basis (in thousands):

June 30, 2026	Level 1	Level 2	Level 3	Total
Financial Assets:
Fixed maturity securities
Corporate	$—	$24,929	$—	$24,929
Short-term	5,990	24,011	—	30,001
US Government	—	3,058	—	3,058
MBS Agency	—	12,795	—	12,795
ABS Other	—	3,810	—	3,810
Municipals	—	2,363	—	2,363
CMBS Agency	—	1,488	—	1,488
Total financial assets	$5,990	$72,454	$—	$78,444
Derivative asset	—	2,794	—	2,794
Total assets at fair value	$5,990	$75,248	$—	$81,238

December 31, 2025	Level 1	Level 2	Level 3	Total
Financial Assets:
Fixed maturity securities
Corporate	$—	$19,952	$—	$19,952
Short-term	2,399	32,877	—	35,276
US Government	—	1,832	—	1,832
MBS Agency	—	10,745	—	10,745
ABS Other	—	3,726	—	3,726
Municipals	—	2,385	—	2,385
CLO	—	347	—	347
CMBS Agency	—	407	—	407
Total financial assets	$2,399	$72,271	$—	$74,670
Derivative asset	—	—	—	—
Total assets at fair value	$2,399	$72,271	$—	$74,670
The Company had no Level 3 financial assets or liabilities at June 30, 2026 and December 31, 2025. The Company measures certain assets and liabilities, such as Goodwill and Other intangibles, at fair value on a non-recurring basis using Level 3 inputs. Refer to Note 4, Intangibles and Goodwill, for additional information.
The Company’s remaining financial assets and liabilities consist of cash, accounts receivable, accounts payable, commissions payable, insurance company payables, accrued expenses, and debt. The carrying value of cash, accounts receivable, accounts payable, commissions payable, insurance company payables, and accrued expenses approximates fair value because of the short-term nature of those instruments. The carrying value of debt approximates fair value due to the variable rate nature of the debt. The fair value of the Company's debt is classified as Level 2 within the fair value hierarchy, as its variable interest rate resets periodically based on observable market rates.There were no significant unobservable inputs used in the fair valuing of the Company’s assets and liabilities.
Derivative Instruments
The Company utilizes an interest rate swap agreement to minimize its exposure to interest rate fluctuations on variable rate debt borrowings. Under the interest rate swap agreement, the Company pays a fixed interest rate and

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
receives a floating interest rate based on SOFR, with net settlements exchanged monthly on a stated notional amount.
In January 2026, Bamboo Insurance entered into an interest rate swap contract with Deutsche Bank, London Branch with a notional amount of $270,000 relative to its $400,000 term loan. The contract has an effective date of March 31, 2026, and it terminates on March 31, 2028. The interest rate swap is settled monthly at a fixed rate of 3.3% compared to a SOFR Chicago Mercantile Exchange floating rate.
The Company does not apply hedge accounting to the interest rate swap and records all changes in the fair value of the interest rate swap directly to interest expense in the accompanying Condensed Consolidated Statements of Comprehensive Income. The fair value of the interest rate swap is categorized within Level 2 of the fair value hierarchy, as the valuation is based on well‑recognized financial principles and observable market data.
For the six months ended June 30, 2026, the Company recognized a mark-to-market adjustment of $3,037 of income within interest expense, net in the accompanying Condensed Consolidated Statements of Comprehensive Income. As of June 30, 2026, the fair value of the interest rate swap is recorded in the accompanying Condensed Consolidated Balance Sheets within Other assets and was $2,794, reflecting net cash payments of approximately $243 made under the swap during the period.
8.DEFERRED ACQUISITION COSTS
Deferred Acquisition Costs
Deferred policy acquisition costs (“DAC”) represent policy acquisition costs that have been capitalized and are subject to amortization. Capitalized costs are incremental, direct costs of contract acquisition and certain other costs related directly to successful acquisition activities. Such costs consist principally of commissions, underwriting, sales and contract issuance and processing expenses directly related to the successful acquisition of new and renewal business. Indirect or unsuccessful acquisition costs, maintenance, product development and overhead expenses are charged to expense as incurred. DAC amortization is recorded in insurance related expenses on the Condensed Consolidated Statements of Comprehensive Income.

	Successor	Predecessor
	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Beginning balance	$936	10,214
Acquisition cost capitalized	1,816	288
Amortization expense	(811)	(6,019)
Ending balance	1,941	4,483
9.DEBT
For the six months ended June 30, 2026 and June 30, 2025 interest expense on total debt was $19,318 and $4,827, respectively, which includes amortization of discounts and issuance costs in the amount of $994 and $464, respectively.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of June 30, 2026, the Company had a total face value of $548,000, which consisted of the following:

	Maturity Date	Stated Interest Rate	Effective Interest Rate	Unpaid Principal Balance
	As of June 30, 2026	As of June 30, 2026	As of June 30, 2026	As of June 30, 2026	As of December 31, 2025
2025 Credit Agreement	Dec 2031	SOFR + applicable rate	8.45%	$548,000	$400,000
Total face value				548,000	400,000
Current portion of long term debt				(5,500)	(4,000)
Unamortized debt issuance costs				(11,436)	(9,895)
Long-term debt				$531,064	$386,105
December 2025 Credit Agreement
On December 5, 2025, Bamboo Ide8 Insurance Services, LLC entered into a syndicated credit agreement (the “2025 Credit Agreement”) with a group of lenders, with Acquiom Agency Services LLC serving as the administrative agent. The 2025 Credit Agreement provides for (i) a $400,000 term loan issued at closing and (ii) a $40,000 revolving facility, none of which was drawn at closing. The obligations under the 2025 Credit Agreement are secured by substantially all of the Company’s assets. The Company incurred debt issuance costs of $10,014 related to the term loan and $1,102 related to the revolving facility. The debt issuance costs on the term loan are presented as a direct reduction in the face value of the debt on the Condensed Consolidated Balance Sheets. These costs are subsequently amortized to interest expense over the contractual term of the debt using the effective interest method. The debt issuance costs on the revolving facility are presented as an asset within other assets on the Condensed Consolidated Balance Sheets and amortized on a straight‑line basis over the term of the facility.
Term loan
On June 4, 2026, the Company amended its term loan agreement originally entered into on December 5, 2025, and borrowed an additional $150,000 with substantially the same terms as the 2025 Credit Agreement. The Company incurred debt issuance costs of $2,416 related to the term loan amendment. The debt issuance costs on the term loan are presented as a direct reduction in the face value of the debt on the Condensed Consolidated Balance Sheets.
The initial term loan was repayable in quarterly principal installments of $1,000 beginning on March 31, 2026. The amended term loan matures on December 5, 2031 and is repayable in quarterly principal installments of $1,375 beginning on September 30, 2026, with the remaining unpaid principal balance due at maturity. The current portion of our long-term debt is $5,500 and classified within Accounts payable and other accrued liabilities on the Condensed Consolidated Balance Sheets. The Company may prepay the term loan at any time, subject to a prepayment premium of up to 2.00% of the aggregate principal amount if repaid on or prior to the first anniversary of the original issuance, 1.00% after the first anniversary of the original issuance but on or prior to the second anniversary of the original issuance, and no prepayment penalty if repaid subsequent to the second anniversary of the original issuance. Further, the 2025 Credit Agreement requires mandatory prepayments of the outstanding term loan borrowings prior to maturity under certain circumstances. Specifically, the Company is required to prepay the term loan in amounts equal to (i) a percentage (ranging from 0% to 50%, based on the Company's total leverage ratio) of annual excess cash flow (as defined in the 2025 Credit Agreement), (ii) 100% of net cash proceeds received from certain asset sales or casualty or condemnation events in excess of a specified threshold, to the extent such proceeds are not reinvested within a specified time period, and (iii) 100% of the net cash proceeds received from the incurrence of indebtedness not otherwise permitted under the 2025 Credit Agreement. In addition, upon the occurrence and continuation of an event of default, the lenders may, among other remedies, declare all outstanding obligations immediately due and payable.
Interest on the term loan and revolver facilities is comprised of either (i) the Term SOFR rate plus the Applicable Rate if a Term SOFR Borrowing is elected, or (ii) the Alternate Base Rate plus the Applicable Rate if a ABR Borrowing is elected. The Applicable Rate applied contains a tiered interest feature, in which the Term SOFR

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Spread or ABR Spread under the Applicable rate (for a Term SOFR Borrowing and ABR Borrowing, respectively), is adjusted on the adjustment date, which is the first day of the month immediately following the date of delivery of the financial statements, based on the Company’s Total Leverage Ratio.
At issuance, the Company elected for the term loan to be a Term SOFR Borrowing. As of June 30, 2026, interest on the term loan is variable and is payable at a rate equal to the term SOFR rate for the interest period plus the Applicable Rate. The Applicable Rate ranges from 4.50% to 5.00%, depending on the Company’s total leverage ratio as determined on the last day of the most recently quarter-ended debt reporting period. As of June 30, 2026, the Term SOFR rate was 3.66% and the Applicable Rate was 4.75%. The term loan has an effective interest rate of 8.45% excluding the impacts on interest expense from the gain on the interest rate swap contract.
Revolving facility
The revolving facility has a total capacity of $40,000. The Company is permitted to borrow, repay, and reborrow at any time prior to the earlier of either (i) December 5, 2031 and (ii) the date of termination of the revolving lenders’ commitments. The issuance of letters of credit would reduce the aggregate amount otherwise available under the revolving facility. The Company had no borrowings outstanding under the revolving facility as of June 30, 2026 or December 31, 2025. Borrowings under the revolving facility, if any, would bear interest determined in the same manner as described above for the term loan. Revolving borrowings are due and payable in full upon maturity on December 5, 2031.
The unused portion of the revolving facility is subject to a commitment fee of 0.50% per annum, calculated based on the average daily unused amount of the revolving credit commitment and payable quarterly in arrears.
January 2025 Credit Facility
On January 24, 2025, Bamboo Insurance, entered into a secured credit facility via private placement with Apogem Capital LLC and Deutsche Bank AG New York Branch (the “Bamboo Credit Facility”). The Bamboo Credit Facility is comprised of a six-year term loan of $110,000 and a revolving credit loan of $10,000 maturing on January 24, 2031. The Company incurred debt issuance costs of $5,570 related to the January 2025 Credit Facility. The January term loan was repayable in quarterly principal installments of $800 in 2025. Interest on the Bamboo Credit Facility accrues at a floating rate equal to the three-month SOFR plus a stated margin ranging from 4.5% to 5.0% per annum driven by Bamboo’s total leverage ratio. As of June 30, 2025, the stated margin was 4.75%. The outstanding debt was paid off as a part of the CVC Acquisition described in Note 3, Significant Transactions, in the notes to the Company's audited consolidated financial statements for the year ended December 31, 2025.
Future principal payments of debt
The future scheduled principal payments on long-term debt as of June 30, 2026 were as follows (in thousands):

Amount
Remainder of 2026	$2,750
2027	$5,500
2028	5,500
2029	5,500
2030	5,500
2031	523,250
$548,000
Financial Covenants
The Credit Agreement contains affirmative covenants that, among other things, require the Company to maintain its legal existence and properties, provide financial statements and other information to the lenders, maintain insurance, comply with applicable laws, pay taxes, and use proceeds in accordance with the 2025 Credit Agreement. The 2025 Credit Agreement also includes negative covenants that, subject to certain exceptions, limit

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
the Company’s ability to incur additional indebtedness, grant liens, make restricted payments (including dividends and debt payments), make certain investments or acquisitions, dispose of assets, enter into transactions with affiliates, amend organizational documents, and enter into burdensome agreements. In addition, the 2025 Credit Agreement requires the Company to comply with a financial covenant of maintaining a total leverage ratio under certain thresholds.
As of June 30, 2026, the Company was in compliance with all applicable covenants under the 2025 Credit Agreement.
10.UNIT-BASED COMPENSATION
As stipulated in the Existing LLC Agreement, the Company may issue Class B units (the “Units”) to provide appropriate equity incentives and rewards to employees and directors of the Company. The units are administered by the Company board of directors (the “Board”). 256,138,636 Units were initially reserved for issuance. On February 27, 2026, the Company granted 205,210,910 Class B units from units authorized during the CVC Acquisition. On March 24, 2026, the Company granted 150,000 Class B units authorized during the CVC Acquisition. On June 2, 2026, the Company granted 50,312,726 Class B units from units authorized during the CVC Acquisition. As of June 30, 2026 465,000 Units were available for future grants.
The Class B units entitle holders to share in the future appreciation of the Company’s fair market value through distributions. These units become eligible for distributions only if they are vested as of the date of the distribution, and the total distribution amount exceeds a participation threshold established by the Board on the date of grant. Holders of Class B units have no voting rights with respect to such units on matters concerning the Company’s business or affairs.
The Company grants Class B units with service-based and performance-based vesting conditions to employees and directors of the Company. One-third of the award vests over a five-year service period, subject to continued employment, and two-thirds of the award is subject to service, performance and market conditions that are satisfied upon the consummation of an implied liquidity-based event. The specified multiples of invested capital and an internal rate of return are only achievable upon such an event, thus resulting in an implied performance vesting condition.
The following is a summary of the Class B units activity for the six months ended June 30, 2026 (in thousands, except per unit amounts and per unit count amounts):

		Weighted Average			Weighted Average
	Class B Units - Service	Grant Date Fair Value	Aggregate Intrinsic Value	Class B Units - Performance	Grant Date Fair Value	Aggregate Intrinsic Value
Unvested balance as of December 31, 2025	—	—	—	—	—	—
Granted	85,224,545	$0.17	$1,266	170,449,091	$0.11	—
Vested	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—
Unvested balance as of June 30, 2026	85,224,545	$0.17	$1,266	170,449,091	$0.11	—
Vested balance as of June 30, 2026	—	—	—	—	—	—
For the six months ended June 30, 2026, the Company recorded unit-based compensation expense related to the service-based tranche of the Class B unit awards of $789. As of June 30, 2026, unrecognized unit-based compensation expense related to unvested service based tranche is $14,035, which is expected to be recognized over a weighted average period of 4.52 years.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The weighted average participation threshold of the service-based tranche and performance and market-based tranche granted during the six months ended June 30, 2026 was $1.02.
As of June 30, 2026, the liquidity-based performance vesting condition had not been satisfied. Recognition of compensation cost relating to awards that vest on a liquidity-based performance condition will be recognized upon the consummation of such transaction.
As of June 30, 2026, total unrecognized unit‑based compensation expense related to the service, performance, and market-based tranche of the Class B unit awards which would be recognized only upon the consummation of an implied liquidity-based event is $18,079.
The Company applied Monte Carlo Simulation (“MCS”) to estimate the fair value of the Class B units. The calculation of the fair value required an estimate of the Company’s equity value. The MCS method simulates the Company's equity value forward until the expected exit event date, determines the allocations of equity to each class of units based on the units' contractual terms, and then discounts the allocated values back to the respective valuation date to determine the value of each type of unit in the capital structure. This process is repeated for a high number of trials to observe the probability distribution of the outcomes. In completing the MCS analysis the Company considered the optionality, vesting conditions, liquidation preferences, and seniority of each instrument in the capital structure assuming an exit event (company sale, IPO, etc.) or liquidation occurs for the Company on the respective exit date. In the absence of the ability to liquidate the shares in a public market, the Company applied a discount for lack of marketability (“DLOM”) to arrive at a final per-share fair value conclusion
The assumptions utilized within the MCS are as follows:
Expected Volatility—The Company estimates volatility based upon the observed historical volatilities of comparable companies over a lookback period commensurate with the estimated holding period, adjusted for relative leverage using the Black-Scholes-Merton formula.
Expected Term—The expected term represents the period that the unit-based awards are expected to be outstanding. The term is based on current exit expectations and the time to liquidity.
Risk-Free Interest Rate—The risk-free interest rate used is based on the continuously compounded implied yield in effect at the time of the grants currently available on U.S. Treasury zero-coupon issues, with a remaining term equal or similar to the expected term of the Membership Units.
Dividend Yield— No dividends were declared or paid to date and there are no expectations to declare dividends. As such, the dividend yield has been estimated to be zero.
DLOM—Utilizing the term, risk-free rate, and levered volatility inputs as noted above, a DLOM was estimated through a protective put analysis which assumes that an investor does not possess special market timing ability and would be equally likely to exercise the hypothetical liquid security at any given point in time.
During the period ended June 30, 2026, the key inputs and assumptions used in the valuation of the Class B units were as follows:

June 30, 2026
Weighted average expected term (years)	3.27
Weighted average expected volatility	88.0%
Weighted average risk-free interest rate	3.5%
Expected dividend yield	—%
Weighted average DLOM	19.3%

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
11.REVENUE
The table below provides revenues earned by revenue source (in thousands).

	Successor	Predecessor
	Six Months Ended June 30,	Six Months Ended June 30,
	2026	2025
Commission revenue	$134,647	$87,120
Policy fee revenue	21,306	14,205
Processing fee revenue	1,960	1,451
Earned premium	11,587	16,461
Net investment gain	2,836	3,190
Other income	1,062	1,426
Total revenues	$173,398	$123,853
The following table presents a roll forward of advanced premium and fees for the following periods:

	June 30,	December 31,
	2026	2025
Advanced premium and fees balance at beginning of period (1)	$14,515	$20,217
Revenue earned during current period	(14,364)	(14,191)
Cancellations	(151)	(96)
Additional deferrals in current period	29,398	8,585
Advanced premium and fees balance at end of period	$29,398	$14,515
________________
(1)Advanced premium and fees balance at the beginning of December 31, 2025 was the successor balance as of December 5, 2025.
The Company recognized an accrual for cancellations of $4,174 and $3,332 as of June 30, 2026 and December 31, 2025, respectively, recorded within commission revenue on the Condensed Consolidated Statements of Comprehensive Income. Additionally, the reserve for cancellations for agents’ commissions is $1,731 and $1,478 as of June 30, 2026 and December 31, 2025, respectively.
As of June 30, 2026 and 2025, the Company does not have any material remaining performance obligations that are unsatisfied (or partially unsatisfied) under non‐cancelable contracts that would be earned as revenue in future periods.
12.INSURANCE ACTIVITIES
The Captive participates in a portion of the insurance underwriting risk underwritten and managed by Bamboo Insurance on behalf of its insurance carrier partners through reinsurance contracts between the insurance carriers and the Reinsurer. The Company’s exposure is limited to a quota share reinsurance contract on the portion of the program that the Company chooses to participate in; the Company also manages its exposure by purchasing aggregate excess of loss reinsurance. The Company recognizes revenue over the terms of the related contracts and expected losses are recognized using actuarial methods based on current and historical claim data in order to determine expected ultimate losses and the portion of ultimate losses that have been incurred as of the balance sheet date.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following table reflects amounts affecting the Condensed Consolidated Statements of Comprehensive Income for ceded reinsurance (in thousands):

	Successor			Predecessor
	Period for the Six Months Ended June 30, 2026			Period for the Six Months Ended June 30, 2025
	Written Premiums	Earned Premiums	Incurred Loss and LAE	Written Premiums	Earned Premiums	Incurred Loss and LAE
Assumed	$1,985	$11,533	$3,466	$733	$17,878	$24,912
Ceded	126	(54)	114	622	1,417	12,356
Net	$1,859	$11,587	$3,352	$111	$16,461	$12,556
The reconciliation of the beginning and ending reserve balances for losses and loss adjustment expenses, net of reinsurance is summarized as follows (in thousands):

	Successor	Predecessor
	Period for the Six Months Ended June 30, 2026	Period for the Six Months Ended June 30, 2025
Losses and LAE reserve, gross of reinsurance recoverable as of beginning of period	$21,376	$15,033
Less: reinsurance recoverable on unpaid losses	3,267	—
Losses and LAE reserve, net of reinsurance recoverable as of beginning of period	$18,109	$15,033
Incurred losses and loss adjustment expenses:
Current period	4,241	10,799
Prior period	(889)	1,757
Total incurred	3,352	12,556
Deduct: Loss and LAE payments, net of reinsurance, related to:
Current period	1,797	4,742
Prior period	4,423	4,460
Total paid	6,220	9,202
Reserve for losses and LAE, net of reinsurance recoverable as of end of period	15,241	18,387
Add: Reinsurance recoverable on unpaid losses and LAE as of end of period	1,115	3,984
Losses and LAE reserve, gross of reinsurance recoverable on unpaid losses and LAE as of end of period	$16,356	$22,371
Loss development occurs when actual losses incurred vary from the Company’s previously developed estimates, which are established through the Company’s loss and LAE reserve estimate processes. Net incurred losses and LAE experienced favorable development of $889 for the six months ended June 30, 2026, primarily resulting from lower incurred development than expected on 2023 and 2025 accident years. Net incurred losses and LAE experienced unfavorable development of $1,757 for the six months ended June 30, 2025, primarily resulting from higher incurred development than expected on non-CAT losses from the 2022 and 2023 accident years.
13.INCOME TAXES
The Company is not eligible to file a consolidated income tax return. Miramar Holdco, LLC and Bamboo Insurance, the predecessor, are taxed as partnerships for U.S. federal and other applicable income tax purposes, which are not subject to entity level tax under the Internal Revenue Code.
As a partnership for U.S. federal and other applicable income tax purposes, the Company passes through items of income and deductions to its members each year for inclusion in their tax returns. Accordingly, the Company generally does not pay U.S. federal income taxes, however $17,512 and $19,632 was distributed to members in the six months ended June 30, 2026 and 2025,respectively, as a distribution to enable the Company’s members to pay their respective tax obligations associated with taxable income allocated by the Company.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Captive, as an Arizona entity as of June 30, 2026, is considered a property casualty insurance company for federal income tax purposes. Accordingly, it files and pays taxes, if required, via Form 1120‐PC as a standalone entity. Due to historical losses, the Captive maintains a full valuation allowance against its net deferred tax asset. As a result, there is no tax expense recorded in the financial statements. The Captive, upon redomestication as a Bermuda entity, will elect an IRC section 953(d) election to continue to be considered a property casualty insurance company for federal income tax purposes. Accordingly, at that time, it will continue to file and pays taxes, if required, via Form 1120-PC as a stand alone entity.
14.EARNINGS PER UNIT ATTRIBUTED TO COMMON MEMBERS
Basic and diluted net income per unit was calculated as follows (in thousands, except unit and per unit data):

	Successor			Predecessor
	Class A-1 Units Period for the Six Months Ended June 30, 2026	Class A-2 Units Period for the Six Months Ended June 30, 2026	Class A-3 Units Period for the Six Months Ended June 30, 2026	Period for the Six Months Ended June 30, 2025
Numerator:
Net Income	$13,756
Less: Undistributed earnings allocated to participating A-1 preferred units	(10,925)
Net income attributable to A-2 common unitholders	2,831	2,831		—
Less: Undistributed earnings allocated to A-2 Units	—	(2,831)		—
Net income attributable to A-3 common unitholders (Successor) / members (Predecessor)	—	—	—	23,745

Denominator:
Weighted average common units outstanding—basic	—	250,000,000	236,884,610	N/A
Effect of Class B units – service-based tranche	—	—	—	—
Effect of Class B units – service, performance and market-based tranche	—	—	—	—
Weighted average common units outstanding—diluted	—	250,000,000	236,884,610	—

Earnings Per Unit attributable to Class A-2 and Class A-3 common unitholders:
Basic	N/A	$0.01	$—	N/A
Diluted	N/A	$0.01	$—	N/A
For the six months ended June 30, 2025 (Predecessor), Bamboo Insurance was a single member entity and there were no units issued and outstanding and EPS is not applicable for the period.
Class B service-based awards were evaluated under the treasury stock method and were excluded from diluted earnings per unit because their inclusion would have been antidilutive. Class B awards subject to performance and market conditions were excluded because the applicable performance conditions had not been satisfied as of June 30, 2026.
The following potentially dilutive securities were excluded from the computation of diluted net EPU attributable to common unitholders for the periods presented because including them would have been antidilutive, or issuance

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
of such units is contingent upon the occurrence of specified vesting, liquidity, or other contractual events which were not satisfied by the end of the period. These amounts represent the number of instruments outstanding at the end of each respective period.

	June 30,	June 30,
	2026	2025
Class B units – service-based tranche	85,224,545	N/A
Class B units – service, performance, and market-based tranche	170,449,091	N/A
15.COMMITMENTS AND CONTINGENCIES
The Company is subject to legal proceedings arising from the normal conduct of its business. The Company does not believe that it is a party to any pending legal proceeding that is likely to have a material adverse eﬀect on its business, financial condition or results of operations.
Lease commitments were immaterial as of June 30, 2026 and December 31, 2025, and the related lease expense was immaterial for the six months ended June 30, 2026 and 2025.
16.SEGMENTS
The Company has two operating and reportable segments comprising its Managing General Underwriter and Captive businesses. These segments reflect the manner in which the Company’s chief operating decision maker (“CODM”), the Chief Executive Officer, evaluates the financial performance of the Company’s segments and allocates resources based upon Segment Adjusted EBITDA as the profitability measure. The Company defines Segment Adjusted EBITDA as net income (the most directly comparable GAAP measure) adjusted to exclude interest expense, income taxes, depreciation and amortization, and further adjusted for other items management believes are not indicative of ongoing operating results. By removing these expenses, Segment Adjusted EBITDA provides a clearer year-to-year comparison of operating performance. The Company’s CODM does not use segment assets or capitalized expenses to allocate resources or to assess performance of the segments and, therefore, segment assets and capitalized expenses have not been reported separately.
The MGU segment operates as a managing general agency, managing general underwriter and program administrator, whereby the Company manages product distribution, performs data-driven underwriting, supports product development, and provides administration and claims services on behalf of its insurance partners. The Captive segment strategically participates across multiple Bamboo Insurance programs as a quota‑share reinsurer, aligning its interests with program partners, supports platform expansion, and opportunistically captures underwriting economics. This segment enables the Company to deploy capital in a targeted manner while sharing in the performance of the underlying insurance programs. Segment results are shown prior to eliminations. Eliminations related to the profit sharing between the MGU and the Captive are included in the elimination column below as necessary to reconcile Segment Adjusted EBITDA to the Condensed Consolidated Statements of Comprehensive Income.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following is a summary of the Company's reportable segment results for the following periods:

	Successor
	Six Months Ended June 30, 2026
	MGU	Captive	Eliminations	Total
Revenue:
Commission revenue	$134,647	$—	$—	$134,647
Fee revenue	23,266	—	—	23,266
Net earned premium	—	11,587	—	11,587
Other income	4,417	730	(1,249)	3,898
Total revenue	$162,330	$12,317	$(1,249)	$173,398

Expense
Operating expense
Agency commission	$47,447	$—	$—	$47,447
Salaries and benefit expense	22,017	—		22,017
Selling, general and administrative expense	11,738	586	(1,249)	11,075
Insurance related expense	8,196	4,095	—	12,291
Incurred losses and loss adjustment expense	—	3,352	—	3,352
Total segment operating expense	$89,398	$8,033	$(1,249)	$96,182

Segment Adjusted EBITDA	$72,932	$4,284	$—	$77,216

Interest expense				$(16,281)
Amortization of acquired intangible assets (1)				(33,079)
Amortization of developed intangible assets				(247)
Unit-based compensation expense				(789)
IT implementation costs				(5,269)
Transaction costs				(7,409)
Other				(386)
Net (loss) income before income tax expense				$13,756
__________________
(1) Amortization of acquired intangible assets excludes amortization related to the value of business acquired from the CVC Acquisition.

MIRAMAR HOLDCO, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Predecessor
	Six Months Ended June 30, 2025
	MGU	Captive	Eliminations	Total
Revenue:
Commission revenue	$87,120	$—	$—	$87,120
Fee revenue	15,656	—	—	15,656
Net earned premium	—	16,461	—	16,461
Other income	5,451	1,383	(2,218)	4,616
Total revenue	$108,227	$17,844	$(2,218)	$123,853

Expense
Operating expense
Agency commission	$33,253	$—	$—	$33,253
Salaries and benefit expense	16,975	—		16,975
Selling, general and administrative expense	8,313	2,275	(2,218)	8,370
Insurance related expense	4,129	6,049	—	10,178
Incurred losses and loss adjustment expense	—	12,556	—	12,556
Total segment operating expense	$62,670	$20,880	$(2,218)	$81,332

Segment Adjusted EBITDA	$45,557	$(3,036)	$—	$42,521

Interest expense				$(4,997)
Amortization of acquired intangible assets				(8,000)
Amortization of developed intangible assets				(465)
Unit-based compensation expense				(1,738)
IT implementation costs				(2,021)
Transaction costs				(1,822)
Other				267
Net (loss) income before income tax expense				$23,745
Other income for each of the segments is primarily comprised of investment income. Other primarily includes unrealized and realized gains and losses on investments during the six months ended June 30, 2026 and 2025.
Transaction costs are one-time expenses, most often related to corporate finance activities such as debt issuances and restructurings, along with costs related to the initial public offering.
17.RELATED PARTIES
The Company had no material related party transactions during the six months ended June 30, 2026 and 2025.
18.SUBSEQUENT EVENTS
The Company has evaluated subsequent events through August 26, 2026, the date the condensed consolidated financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the condensed consolidated financial statements.

35,000,000 shares
Class A Common Stock
Prospectus
(* listed in alphabetical order)

J.P. Morgan*	Morgan Stanley*

Deutsche Bank Securities	Evercore ISI	Wells Fargo Securities

Barclays	Goldman Sachs & Co. LLC	Piper Sandler

CVC Capital Markets	Dowling & Partners Securities, LLC	Wedbush Securities

PART II
Information not required in prospectus
Item 13. Other expenses of issuance and distribution
The following table sets forth expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the stock exchange listing fee.

Securities and Exchange Commission registration fee	$111,170.50
Financial Industry Regulatory Authority, Inc. (FINRA) filing fee	121,250.00
NYSE initial listing fee	325,000.00
Printing and engraving expenses	450,000.00
Legal fees and expenses	5,200,000.00
Transfer Agent’s fees and expenses	5,200.00
Accounting fees and expenses	2,920,000.00
Miscellaneous expenses	3,222,379.50
Total	$12,355,000.00
Item 14. Indemnification of directors and officers
Section 145(a) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the General Corporation Law of the State of Delaware.

In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our certificate of incorporation and bylaws.
We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.
Item 15. Recent sales of unregistered securities
On March 13, 2026, Bamboo Insurance Services, Inc. issued 100 shares of common stock, par value $0.01 per share, which will be redeemed upon the closing of this offering, to a member of management in exchange for $1.
Item 16. Exhibits and financial statement schedules
Exhibits
See the Exhibits index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.
Financial statement schedules
See the financial statement schedules listed in the Index to the Consolidated Financial Statements, which are incorporated by reference as if fully set forth herein.
Item 17. Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(1)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(2)The undersigned registrant hereby undertakes that:
(A)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(B)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1**	Certificate of Incorporation of Bamboo Insurance Services, Inc. as in effect prior to the consummation of the Transactions.

3.2	Form of Amended and Restated Certificate of Incorporation of Bamboo Insurance Services, Inc., to be in effect upon the consummation of the Transactions.

3.3**	Bylaws of Bamboo Insurance Services, Inc., as in effect prior to the consummation of the Transactions.

3.4**	Form of Amended and Restated Bylaws of Bamboo Insurance Services, Inc. to be in effect upon the consummation of the Transactions.

4.1**	Specimen Class A common stock Certificate of the Registrant.

4.2**	Form of Registration Rights Agreement to be in effect upon the closing of this offering.

4.3#	Form of Stockholders Agreement to be in effect upon the closing of this offering.

5.1	Opinion of Latham & Watkins LLP.

10.1#	Form of Tax Receivable Agreement, to be effective upon the consummation of the Transactions.

10.2#	Form of Amended and Restated Limited Liability Company Agreement of Miramar Holdco, to be effective upon the consummation of the Transactions.

10.3#**	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.4†+#	Form of Miramar Management Aggregator, LLC Class B Unit Award Agreement, as amended.

10.5†**	Manager Agreement between PM Holdings, LLC and William Bloom, dated as of January 31, 2024.

10.6†	2026 Incentive Award Plan.

10.7†	Form of Restricted Stock Unit Award Agreement under the 2026 Incentive Award Plan.

10.8†+#	Form of Amended and Restated Employment Agreement between Bamboo Ide8 Insurance Services, LLC and John Chu to be entered into prior to the closing of this offering.

10.9†#**	Offer Letter from Bamboo Ide8 Insurance Services, LLC to Tim Tuller, dated as of May 21, 2024.

10.10†**	Offer Letter from Bamboo Ide8 Insurance Services, LLC to Taylor Mobley, dated as of September 18, 2020.

10.11†**	Offer Letter from Miramar Holdco, LLC to Ty Shay, dated as of March 16, 2026.

10.12†**	Offer Letter from Miramar Holdco, LLC to Mark Anquillare, dated as of May 7, 2026.

10.13†	Non-Employee Director Compensation Program.

10.14+#**
Credit Agreement, dated as of December 5, 2025, among Miramar Intermediate, LLC, as holdings, Bamboo Ide8 Insurance Services, LLC, as the borrower, the lenders party thereto, Acquiom Agency Services LLC, as administrative agent and Deutsche Bank AG New York Branch and Apogem Capital LLC, as Lead Arrangers and Bookrunners.

Exhibit Number	Description
10.15+#**
First Amendment to Credit Agreement, dated June 4, 2026, by and among Bamboo Ide8 Insurance Services, LLC, Miramar Intermediate, LLC, the other loan parties party thereto, the lenders party thereto and Acquiom Agency Services LLC.

10.16**	Amended and Restated Surplus Note, dated December 29, 2025, issued by Ide8 Re, Inc. to Bamboo Ide8 Insurance Services, LLC.

10.17+#**
Securities Purchase Agreement, dated October 2, 2025, by and among Miramar Intermediate, LLC, Miramar Blocker Holdco, LP, Miramar Holdco, LLC, Miramar Debt Merger Sub, LLC, WM Pierce Holdings, Inc., White Mountains Investments (Luxembourg) Sarl, PM Holdings, LLC and Bamboo Ide8 Insurance Services, LLC.

21.1**	List of subsidiaries of Bamboo Insurance Services, Inc.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, as to Bamboo Ide8 Insurance Services, LLC.

23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, as to Miramar Holdco, LLC.

24.1**	Power of Attorney (included on signature page to initial filing of registration statement).

107	Filing Fee Table.
__________________
**Previously filed
†Compensatory plan or arrangement
+Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the Commission upon request.
#Certain portions of this exhibit (indicated by “###”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Midvale, Utah, this 14th day of September, 2026.

BAMBOO INSURANCE SERVICES, INC.

By:		/s/ John Chu
	Name:	John Chu
	Title:	Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Chu	Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2026
John Chu

/s/ Timothy Tuller	Chief Financial Officer (Principal Financial and Accounting Officer)	September 14, 2026
Timothy Tuller

*	Director	September 14, 2026
Lorne Somerville

*	Director	September 14, 2026
Daniel Brand

*	Director	September 14, 2026
Omar Shalaby

*	Director	September 14, 2026
Ty Shay

*	Director	September 14, 2026
Mark Anquillare

*	Director	September 14, 2026
Christopher Delehanty

* By:	/s/ John Chu
John Chu
Attorney-in-Fact